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BIOHORIZONS, INC. INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 18, 2011

Registration No. 333-167722

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 5
To
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOHORIZONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3842 (Primary Standard Industrial Classification Code Number)	20-5912502 (IRS Employer Identification Number)

2300 Riverchase Center
Birmingham, Alabama 35244
(205) 967-7880
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

R. Steven Boggan
President and Chief Executive Officer
BioHorizons, Inc.
2300 Riverchase Center
Birmingham, Alabama 35244
(205) 967-7880
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:
Michael L. Fantozzi, Esq. Daniel T. Kajunski, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	James M. McKnight, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, NY 10017 (212) 935-3000	David P. Dutil, Esq. BioHorizons, Inc. 2300 Riverchase Center Birmingham, AL 35244 (205) 986-7980	Marc D. Jaffe, Esq. Jason M. Licht, Esq. Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)

Common Stock, $0.0001 par value per share	$103,500,000	$7,536.35

(1)
Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act, as amended.

(2)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)
A registration fee of $7,130 was previously paid in connection with this Registration Statement with respect to $100,000,000 of the proposed maximum aggregate offering price. Accordingly, the Registrant has paid the difference of $406.35 with respect to the additional $3,500,000 of the proposed maximum aggregate offering price with this filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 18, 2011

5,625,000 Shares

BioHorizons, Inc.

Common Stock

$             per share

•
BioHorizons, Inc. is offering 4,687,500 shares and the selling stockholders are offering 937,500 shares. We will not receive any proceeds from the sale of our shares by the selling stockholders.

•
We anticipate that the initial public offering price will be between $15.00 and $17.00 per share.

•
This is our initial public offering and no public market currently exists for our shares.

•
Proposed trading symbol: NASDAQ Global Market — BHZN.

This investment involves risk. See "Risk Factors" beginning on page 11.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to BioHorizons, Inc.	$	$
Proceeds, before expenses, to the selling stockholders	$	$

The underwriters have a 30-day option to purchase up to 843,750 additional shares of our common stock from the selling stockholders at the initial public offering price, less the underwriting discount, to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Piper Jaffray	Jefferies & Company

Canaccord Genuity	Cowen and Company

The date of this prospectus is                           , 2011

BIOHORIZONS®

SCIENCE • INNOVATION • SERVICE

TOOTH PROSTHESIS

A crown, bridge or denture is custom-made by a dental laboratory to look like natural teeth.

ABUTMENT

Attached to the top of the implant to support a crown, bridge or denture and is usually made of titanium, ceramic or gold.

BONE GRAFT

Stimulates the production of natural bone where bone width or height is compromised. Used to support dental implant procedures and treat dental diseases.

IMPLANT

Serves as a foundation or anchor for a tooth replacement while maintaining the health and shape of surrounding bone.

SOFT TISSUE GRAFT

Replaces tissue that is lost through infection, injury or surgery. Used to support dental implant procedures and treat dental diseases.

TEAR or CUT OPEN
AlloDerm
MINEROSS
grafton

BIOLOGICS

Biologics are used to regenerate bone and gum tissue.

gh technology

Our products are available in over 80 countries worldwide

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

 ABOUT THIS PROSPECTUS

Unless the context otherwise requires, throughout this prospectus the "Company" refers to BioHorizons, Inc. and "we," "our" and "us" refer to BioHorizons, Inc. and its consolidated subsidiaries, including its primary operating subsidiary, BioHorizons Implant Systems, Inc.

Unless otherwise specified or the context requires, references to "dollars," "U.S. dollars" and "$" are to United States dollars.

i

This prospectus contains market data and industry forecasts that were obtained from industry publications. These publications generally state that the information contained therein is believed to be accurate at the time of publishing but is not guaranteed.

Throughout this prospectus, when we refer to a product being cleared by the U.S. Food and Drug Administration, or FDA, or clearance from the FDA, we mean that the FDA reviewed the product as presented in a type of pre-market submission referred to as a 510(k) and agreed that the product could be marketed and sold.

Autotac, Bio-cera, BIOHORIZONS, BIOHORIZONS (with design), Laser-Lok, Lok-Screw, Mem-Lok, MinerOss and Osseo-Lok are our trademarks. AlloDerm is a registered trademark of LifeCell Corporation. Grafton is a registered trademark of Osteotech, Inc. This prospectus also contains trademarks of other companies.

ii

PROSPECTUS SUMMARY

This summary highlights the most important features of this offering and the information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

 Our Company

BioHorizons, Inc. is a medical technology company focused on developing, manufacturing and marketing a broad and comprehensive line of innovative, proprietary and evidence-based dental implants, as well as hard and soft tissue regeneration products, for the replacement of missing teeth. We have designed our dental implant product portfolio to address substantially all of the dental implant market. According to iData Research Inc., or iData, the worldwide dental implant market, including implants, final abutments and biologics, was $3.7 billion in 2009 and is expected to grow to $7.9 billion by 2015, which represents a compounded annual growth rate, or CAGR, of 13%. From 2006 through 2009, our net sales grew at a CAGR of 16% in comparison to both the worldwide and North American dental implant market CAGRs of 9% for the same period. We believe the growth in our net sales since 2006 exceeded the growth in the overall dental implant market based on our innovative product solutions and our ability to serve the dental professionals who refer and perform dental implant procedures.

According to the World Health Organization, dental diseases are the most prevalent chronic diseases worldwide. Tooth loss generally results from tooth decay, periodontal disease, genetic defects, severe malnutrition and trauma. We believe tooth loss can have a considerable impact on a person's quality of life and can negatively impact a person's eating ability, nutrition, appearance, speech, self-esteem and overall general health. The treatments for replacing missing teeth are dentures, bridgework and dental implants.

Dental implants can be used to replace individual or multiple teeth and are highly effective in restoring function for the patient as well as improving aesthetic outcomes. Dental implants consist of three main components: the implant, the abutment and the crown. The implant is typically made from titanium and secured into the jaw bone, acting as an artificial tooth root to provide a stable foundation for the replacement tooth. The abutment is customarily made from titanium, ceramic or gold and is attached to the top of the implant to support a prosthetic device, such as a crown. The crown is usually made of porcelain, ceramic and/or metal and is a replacement tooth that is secured to the top of the abutment. Generally, dental implant companies, such as BioHorizons, manufacture and sell implants and abutments, while dental laboratories custom manufacture and sell crowns.

We provide an extensive line of implants for the replacement of individual or multiple teeth. Our implant product line is designed to address substantially all of the dental implant market and includes virtually all shapes and types of implants and connections. Our implant products feature our proprietary Laser-Lok platform technology as well as our enhanced biomechanically-engineered threads. We believe that our proprietary Laser-Lok platform technology is the only technology on the market today for which there is clinical data that supports reduced bone and soft tissue loss which are frequent complications associated with conventional dental implant procedures. Moreover, we offer a broad line of implants that can be used to replace missing teeth with only a single surgical procedure, which is referred to as same-day or immediate loading. We also offer a complete line of abutments, tissue regeneration products, implant tools and specialty instruments, as well as Virtual Implant

Placement, or VIP, computer-guided surgical software and surgical guides to assist in reconstruction procedures. We refer to tissue regeneration products as biologics.

We currently market our products through a direct sales force of over 80 sales representatives in North America and through our sales offices in Australia, Chile, Germany, Spain and the United Kingdom. We also maintain a complementary network of over 50 third-party distributors outside of the United States, substantially all of which market our products on an exclusive basis. Through our direct sales force and our distribution network, we market our products in more than 80 countries worldwide.

In 2009, our net sales were $69.0 million and, according to iData, we were the sixth largest dental implant company based on net sales in North America. As of September 30, 2010, we had an accumulated deficit of $60.5 million and we have incurred net losses from continuing operations of $11.7 million, $11.2 million, $6.0 million and $1.5 million for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively. In addition, we have incurred net losses of $18.0 million, $18.6 million, $14.5 million and $3.9 million for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively. These net losses include the results of operations of our previously wholly-owned subsidiary, DTI Holdings, Inc., which was spun-off on March 31, 2010.

Overview of the Dental Implant Market

Tooth loss is highly correlated with increase in age and is primarily due to tooth decay and periodontal disease. Full dentition is defined as having 28 natural teeth. According to the U.S. National Institute of Dental and Craniofacial Research, a person between the ages of 20 and 34 has an average of 27 teeth, a person between the ages of 35 and 49 has an average of 25 teeth and a person over 65 years of age has an average of 19 teeth. According to the American Dental Association, approximately 45 million teeth are removed annually in the United States while only approximately 2 million dental implants are placed annually. Based on the number of implants placed, as compared to the number of inhabitants, we believe the North American dental implant market is underpenetrated.

The treatments for replacing missing teeth are dentures, bridgework and dental implants. We believe dental implants provide a superior solution for patients who want the following:

    •
    a permanent solution;

    •
    no dietary restrictions;

    •
    no hassle of cleaners and adhesives;

    •
    no speech impediments;

    •
    preservation of healthy teeth; and

    •
    protection against jaw bone deterioration.

We believe that the demand for dental implants and the number of dental implant procedures performed relative to the total number of tooth replacement procedures performed will increase as a result of:

    •
    an aging population;

    •
    increased patient awareness of the benefits of dental implants;

    •
    the expansion of the number of dental professionals placing dental implants resulting from continuing education and training programs for dental professionals and dental students;

    •
    the economic incentives for dental professionals to perform dental implant procedures;

    •
    the long-term cost effectiveness of dental implants for the patient;

    •
    the increasing demand for improved aesthetics;

    •
    the technological innovation, clinical evidence and improved functionality offered by dental implants; and

    •
    the long-term improvement in economic conditions and corresponding increase in disposable income.

Our Solution

Our comprehensive line of dental implant and biologics products enables dental professionals to provide permanent tooth replacement solutions using clinically-proven technologies to achieve superior functional and aesthetic outcomes compared to dentures, bridges and conventional implants, and in shorter treatment cycles compared to conventional implants. We believe we can increase our sales in the worldwide tooth replacement market as a result of our:

    •
    Broad and Comprehensive Product Portfolio.  We provide an extensive line of implants for the replacement of individual or multiple teeth. Our implant product line is designed to address substantially all of the dental implant market and includes one- and two-piece implants, bone and tissue level implants and tapered and straight-walled implants with internal or external connections. We offer a broad line of implants that can be used in immediate loading procedures. We also offer a complete line of abutments, biologics, implant tools and specialty instruments, as well as VIP computer-guided surgical software and surgical guides to assist in reconstruction procedures.

    •
    Proprietary Laser-Lok Platform Technology.  Laser-Lok microchannels are a series of precision-engineered, laser-machined grooves on the top portion, or collar, of the implant body and the bottom portion of the abutment. We believe that our proprietary Laser-Lok platform technology is the only technology on the market today for which there is clinical data that supports reduced bone and soft tissue loss, which are frequent complications associated with conventional dental implant procedures. The technological characteristics of our Laser-Lok platform technology cleared by the U.S. Food and Drug Administration, or FDA, were described as having a tissue connection that: (1) is functionally oriented, (2) inhibits epithelial cell downgrowth and (3) enables crestal bone adjacent to the implant to attach and be retained. Consequently, we believe that our proprietary Laser-Lok platform technology is unique in the dental implant industry, addresses the complications associated with conventional implants and makes our implant and abutment offerings more attractive to dental professionals and their patients as they become increasingly concerned with the aesthetic outcomes of implant dentistry.

    •
    Innovative Thread Design and Immediate Load Capabilities.  Our implants have innovative thread designs that have been clinically shown to effectively support the immediate loading of the crown onto our implants on the same day the implant is surgically placed into the jaw bone. As a result, our dental implants can satisfy the increasing patient demand for implants that can be placed and restored in one surgical visit.

    •
    Education and Training Programs and Customer Support.  We offer extensive education and training programs and have affiliations with leading private and public dental educational centers to educate and train dental professionals and dental students and to increase awareness of the benefits of our comprehensive product solutions. In 2010, we participated in over 550 domestic education and training events and expect to participate in approximately 600 events in 2011. We also provide extensive customer care through our global network of professional representatives and highly trained customer support teams. In addition, we offer a lifetime warranty in direct markets for all of our implant and abutment products.

Our Strategy

We believe we can increase the demand for our products, increase our net sales and generate stockholder value by pursuing the following strategies:

    •
    Expand our Direct Sales Organization;

    •
    Enhance our Global Distribution Capabilities;

    •
    Expand Awareness of our Proprietary Laser-Lok Platform Technology;

    •
    Continue to Advance and Launch Dental Implant Technology Backed by Clinical Data;

    •
    Increase and Expand our Education and Training of Dental Professionals and Dental Students; and

    •
    Continue to Focus on Vertical Integration to Improve Operational Efficiencies.

 Risks Associated with our Business

Our business is subject to numerous risks, as more fully described in the section entitled "Risk Factors" immediately following this prospectus summary. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. Those reasons could include our inability to maintain and expand our direct sales capabilities and global network of distributors, our inability to effectively market our products to dental professionals, our ability to maintain regulatory clearance or approvals to market our products and to obtain regulatory clearance or approval to market any new product or enhancement and our failure to maintain and to protect our intellectual property assets. In addition, the lack of reimbursement for dental implant procedures increases our exposure to a cyclical business environment, which may have a negative impact on our business. As of September 30, 2010, we had an accumulated deficit of $60.5 million and we have incurred net losses from continuing operations of $11.7 million, $11.2 million, $6.0 million and $1.5 million for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively, and we may need additional capital to fund our operations. In addition, we have incurred net losses of $18.0 million, $18.6 million, $14.5 million and $3.9 million for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively. These net losses include the results of operations of our previously wholly-owned subsidiary, DTI Holdings, Inc., which was spun-off on March 31, 2010.

 Corporate Information

BioHorizons

Our primary operating subsidiary, BioHorizons Implant Systems, Inc., or BIS, was incorporated in Delaware on November 3, 1995 and since its inception has developed, sold and distributed dental implants and related products. BioHorizons, Inc. was incorporated in Delaware on May 5, 2006 in connection with the August 26, 2006 acquisition of BIS by affiliates of HealthpointCapital, LLC.

Our principal executive offices are located at 2300 Riverchase Center, Birmingham, Alabama 35244, and our telephone number is (205) 967-7880. Our web site address is www.biohorizons.com. The information contained on our web site is not incorporated by reference into this prospectus. We have included our web site address as a factual reference and do not intend it to be an active link to our web site.

HealthpointCapital, LLC

Founded in 2002 and headquartered in New York City, HealthpointCapital, LLC, is a values-driven, research-based private equity firm exclusively focused on the musculoskeletal sector — specifically orthopedics and dental. HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P., together referred to herein as HealthpointCapital, are private equity funds affiliated with HealthpointCapital, LLC. HealthpointCapital has over $700 million in institutional capital under management. HealthpointCapital is our largest stockholder.

The Offering

Common stock offered	4,687,500 shares
Common stock offered by the selling stockholders	937,500 shares
Common stock to be outstanding after this offering	19,682,687 shares
Use of proceeds

We intend to use the net proceeds of this offering to pay down debt including $39.6 million of debt held by HealthpointCapital, our principal and largest stockholder, as of September 30, 2010; to expand our domestic and international distribution channels; and for general corporate purposes, including for ongoing capital expenditures. We will pay to HealthpointCapital, LLC, an affiliate of HealthpointCapital, an aggregate of $2.0 million of the gross proceeds for advisory fees and related expenses. See "Use of Proceeds" for a more complete description of our intended use of the net proceeds from this offering. We will not receive any proceeds from the sale of our shares by the selling stockholders.

Proposed NASDAQ Global Market symbol	BHZN

Unless otherwise indicated, all information contained in this prospectus reflects:

    •
    the BIS Merger Transaction described below under the section titled "Description of Capital Stock — BIS Merger Transaction";

    •
    the Conversion Transaction described below under the section titled "Description of Capital Stock — Conversion Transaction" in which we will redeem all of our preferred stock for, and convert all of our common stock into, an aggregate of 14,407,433 shares of common stock upon the completion of this offering;

    •
    the effectiveness of our restated certificate of incorporation and restated bylaws upon the completion of this offering; and

    •
    the issuance of an aggregate of 587,754 shares of common stock upon completion of this offering to our employees as described below under the section titled "Executive Compensation—Employee Equity Grants."

Unless otherwise indicated, all information contained in this prospectus excludes:

    •
    91,233 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $3.23 per share;

    •
    107,083 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $16.00 per share;

    •
    1,424,082 shares of common stock reserved for future awards under our stock plans; and

    •
    the possible sale of up to 843,750 additional shares of our common stock by the selling stockholders to the underwriters to cover over-allotments.

For purposes of this prospectus, the assumed initial public offering price is $16.00, which is the midpoint of the range on the cover page of this prospectus.

 Summary Financial Data

The summary financial data set forth below should be read in conjunction with our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

We have derived the following summary of our consolidated statement of operations data for the years ended December 31, 2007, 2008 and 2009 from our audited consolidated financial statements. The following summary of our consolidated statement of operations data for the nine months ended September 30, 2009 and 2010 has been derived from our unaudited condensed consolidated financial statements.

	Fiscal Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net sales	$56,432	$68,644	$69,038	$49,326	$58,772

Cost of goods sold	21,282	22,740	22,669	15,456	17,620

Gross profit	35,150	45,904	46,369	33,870	41,152

Total operating costs and expenses	51,959	59,751	52,066	38,236	40,376

Income (loss) from operations	(16,809)	(13,847)	(5,697)	(4,366)	776

Total other expense, net	(1,480)	(2,860)	(3,030)	(2,521)	(1,747)

Loss from continuing operations before income taxes	(18,289)	(16,707)	(8,727)	(6,887)	(971)

Income tax benefit (expense)	6,619	5,465	2,685	2,056	(502)

Loss from continuing operations	(11,670)	(11,242)	(6,042)	(4,831)	(1,473)

Net loss from continuing operations per common share (basic and diluted)(1)	$(0.74)	$(0.55)	$(0.28)	$(0.23)	$(0.07)

Weighted-average shares used in computing net loss from continuing operations per common share (basic and diluted)(1)	15,762	20,529	21,302	21,235	21,641

Pro forma as adjusted net loss from continuing operations per common share (basic and diluted)(2)	$(1.14)	$(0.84)	$(0.44)	$(0.35)	$(0.10)

Weighted-average shares used in computing pro forma as adjusted net loss per share(2)	10,267	13,372	13,875	13,831	14,096

Cash dividends declared per common share	$—	$—	$—	$—	$—

Other Financial Data:
Adjusted EBITDA(3) (unaudited)	$(9,624)	$(6,139)	$2,594	$1,981	$6,719
Cash (used for) from operations	(10,449)	(10,036)	8,443	5,758	2,776

(1)
Does not reflect (1) the BIS Merger Transaction, (2) the Conversion Transaction in which we will redeem all of our preferred stock for, and convert all of our common stock into, an aggregate of 14,407,433 shares of common stock upon the completion of this offering (see "Conversion Transaction" below), (3) the effectiveness of our amended and restated certificate of incorporation, (4) the issuance of an aggregate of 198,316 shares of common stock that are issuable upon the exercise of outstanding stock options and an outstanding warrant, (5) the issuance of an aggregate of 587,754 shares of common stock upon completion of this offering to our employees (see "Employee Equity Grants" below) and (6) the sale of 4,687,500 shares of common stock by us in this offering at the assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus.

(2)
Reflects equivalent weighted average common shares outstanding for the periods indicated on a retrospective basis, based on the exchange ratios used in the BIS Merger Transaction and the Conversion Transaction.

(3)
EBITDA is defined as earnings before interest, incomes taxes, depreciation and amortization. We calculate Adjusted EBITDA as follows: loss from continuing operations less interest income and income taxes plus interest expense, depreciation expense, amortization expense, stock-based compensation expense, loss on debt modification and extinguishment and insurance settlements not considered by us to be operational in nature. Please see "Adjusted EBITDA" below for more information and for a reconciliation of Adjusted EBITDA to our loss from continuing operations calculated in accordance with U.S. generally accepted accounting principles, or GAAP.

The following table presents a summary of our consolidated balance sheet data as of September 30, 2010:

    •
    on an actual basis;

    •
    on a pro forma basis to reflect (1) the BIS Merger Transaction, (2) the Conversion Transaction in which we will redeem all of our preferred stock for, and convert all of our common stock into, an aggregate of 14,407,433 shares of common stock upon the completion of this offering (see "Conversion Transaction" below), (3) the effectiveness of our amended and restated certificate of incorporation and (4) the issuance of an aggregate of 587,754 shares of common stock upon completion of this offering to our employees (see "Employee Equity Grants" below), as if such transactions occurred on September 30, 2010; and

    •
    on a pro forma as adjusted basis to further reflect (1) the sale of 4,687,500 shares of common stock by us in this offering at the assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and (2) the application of the net proceeds therefrom as described in "Use of Proceeds," as if such transactions occurred on September 30, 2010.

	As of September 30, 2010
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share data)
Consolidated Balance Sheet Data:
Cash(1)	$4,809	$4,809	$23,974
Working capital(1)	8,560	7,438	28,980
Total assets(1)	161,234	161,234	177,266
Capital leases	99	99	99
Subordinated convertible note payable	39,541	39,541	—
Shareholders' equity(1)	88,982	91,263	154,213
Non-controlling interests	347	—	—
Total equity	89,329	91,263	154,213

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of the pro forma as adjusted cash, working capital, total assets and shareholders' equity by approximately $4.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Adjusted EBITDA

In addition to providing financial measurements based on GAAP, we present additional historical financial metrics that are not prepared in accordance with GAAP, or non-GAAP. Our non-GAAP financial measures consist of Adjusted EBITDA. We define Adjusted EBITDA as loss from continuing operations less interest income and income taxes plus interest expense, depreciation expense, amortization expense, stock-based compensation expense, loss on debt modification and extinguishment, and insurance settlements not considered by us to be operational in nature. We include Adjusted EBITDA in this prospectus because (i) it provides relevant information for our investors because it is useful for trending, analyzing and benchmarking the performance and value of our business and (ii) our management uses Adjusted EBITDA to monitor the performance of our business.

We also believe Adjusted EBITDA facilitates operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures affecting interest income (expense), tax positions such as the impact of changes in effective tax rates, and the impact of depreciation and amortization expense.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    •
    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

    •
    Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    •
    Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

    •
    Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

    •
    Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

    •
    other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results. The following table presents a reconciliation of Adjusted EBITDA to loss from continuing operations, the most comparable GAAP measure for each of the periods indicated:

	Fiscal Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(in thousands)
Loss from continuing operations	$(11,670)	$(11,242)	$(6,042)	$(4,831)	$(1,473)
Adjustments:
Stock-based compensation expense	117	229	325	253	30
Loss on debt modification and extinguishment	—	—	709	709	95
Income tax (benefit) expense	(6,619)	(5,465)	(2,685)	(2,056)	502
Interest expense, net	637	2,089	2,190	1,773	3,622
Depreciation and amortization	7,911	8,250	8,097	6,133	5,913
BioLok insurance settlement	—	—	—	—	(1,970)

Adjusted EBITDA	$(9,624)	$(6,139)	$2,594	$1,981	$6,719

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks described below before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition, results of operations or cash flows could be materially harmed. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. When determining to buy our common stock in this offering, you should also read carefully the other information in this prospectus, including our financial statements and related notes.

Risks Related to Our Business and Our Industry

If we cannot successfully implement our business strategy, our business, results of operations and potential for growth will be adversely affected.

Our business strategy includes expanding our sales efforts through a combination of expanding our direct sales force, engaging new distributors to sell our products and obtaining regulatory approval to sell our products in certain key markets. Our ability to achieve our business strategy is subject to a variety of factors, many of which are beyond our control. For example, in recent years, we and many of our distributors faced challenging local economic conditions, which had a negative impact on our sales of our products. Our business strategy is also dependent on the acceptance of our products and the timing of regulatory approvals for our new products and enhancements, in particular the launch of additional products incorporating our proprietary Laser-Lok platform technology. If our assumptions regarding these matters prove to be incorrect, we may not be successful in implementing our business strategy. As of September 30, 2010, we had an accumulated deficit of $60.5 million and we have incurred net losses from continuing operations of $11.7 million, $11.2 million, $6.0 million and $1.5 million for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively. In addition, we have incurred net losses of $18.0 million, $18.6 million, $14.5 million and $3.9 million for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively. These net losses include the results of operations of our previously wholly-owned subsidiary, DTI Holdings, Inc., which was spun-off on March 31, 2010. In order to implement our business strategy, we will require additional capital. We may obtain this additional capital through the sale of additional equity or debt securities or may borrow additional money. There can be no assurance, however, that we will be able to obtain such capital on acceptable terms, or at all. The sale of additional equity or convertible debt securities could result in further dilution to our stockholders. If additional capital is raised through the issuance of equity or debt securities or through borrowing money, these securities could have rights senior to those associated with our common stock and the securities and the borrowing arrangements could contain covenants that would restrict our operations. In addition, the implementation of our business strategy may not improve our operating results. We may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies due to business or competitive factors not currently foreseen, such as the introduction of new products or technologies by our competitors. Any failure to successfully implement our business strategy would have a material adverse effect on our business, financial condition and results of operations.

We operate in a very competitive business environment.

The dental implant and biologics markets are highly competitive and characterized by frequent product improvements and evolving technology. Other companies in these markets have larger sales forces, more resources and greater brand recognition than we do, making it difficult for us to compete against them. Our ability to compete successfully in these markets depends, in part, on our ability to develop innovative new products. The development of innovative new products by competitors or the discovery of alternative treatments to dental implants and biologics products could result in our products becoming non-competitive or obsolete.

Additionally, some of our competitors have, or belong to groups which have, greater financial, research and development, manufacturing and marketing resources than we do, including Nobel Biocare

Holding AG, Straumann Holding AG, Biomet 3i (a subsidiary of Biomet, Inc.), Astra Tech AB (a subsidiary of AstraZeneca Group), Zimmer Holdings, Inc. and DENTSPLY International Inc. Industry consolidation could make our competitors stronger. This competition could increase pressure on us to reduce the selling prices of our products, or cause us to increase our spending on research and development and sales and marketing. If we are unable to develop innovative new products, maintain competitive pricing and offer products that consumers perceive to be as reliable as those of our competitors, our sales and margins would decrease, thereby harming our business.

In addition, the dental implant and biologics markets offer relatively low cost and regulatory barriers to entry for potential competitors, in part because most products sold in these markets do not have to undergo clinical trials before they receive marketing clearance from the FDA, but rather obtain such clearances through a premarket notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act. The relatively low cost and regulatory barriers to entry may attract new competitors that can produce dental implants and biologics products at lower cost than us or our existing competitors. Such price competition could force us to lower our prices in order to remain competitive, which would have a material adverse effect on our business, financial condition and results of operations.

Product sales, introductions, enhancements or modifications may be delayed or cancelled as a result of requirements of the FDA or foreign or other regulatory bodies, which could cause our sales to decline.

Before we can market or sell a new regulated product, or a new use of or a claim for, an approved or cleared product in the United States, we must obtain either 510(k) clearance or premarket approval from the FDA unless an exemption applies. In the 510(k) clearance process, the FDA must determine that a proposed new device is "substantially equivalent" to a device legally on the market by way of a 510(k) or for which a premarket approval application, or PMA, was not required with respect to intended use, technology and safety and effectiveness. The device to which the proposed device is compared is known as a "predicate" device. Clinical data is sometimes required to support substantial equivalence. The PMA pathway requires an applicant to demonstrate the safety and effectiveness of the device based, in part, on data obtained in post-market clinical studies. Both of these processes can be expensive and lengthy. In the United States, our marketed products have either been the subject of a cleared 510(k) or been exempt from the 510(k) clearance process. Even after we receive the required clearances or approvals, our clearances or approvals can be revoked if safety or effectiveness problems develop or if we modify any of our products in a manner that would significantly affect their safety or effectiveness or that would constitute a major change in their intended use. We have modified some of our 510(k) cleared products without submitting new 510(k) notices after our determination that a new 510(k) was not necessary. Although we may make this determination in the first instance, our analysis and determination could later be subject to FDA review and scrutiny. If the FDA disagrees with us and requires us to submit new 510(k) notifications for modifications to our existing products, we may be required to recall any products we have distributed and/or stop marketing the products while the FDA reviews the 510(k). Any new product introduction or existing product modification could be subjected to a lengthier, more rigorous FDA review process. For example, in certain cases we may need to conduct clinical trials of a new product prior to submitting a 510(k). Additionally, we may be required to obtain pre-market approvals for our products. The requirements of these more rigorous processes could delay product introductions and increase the costs associated with FDA compliance. We may not be able to obtain additional clearances or approvals for new products or for modifications to, or additional indications for, our existing products in a timely fashion, or at all. Delays in obtaining future clearances or approvals may result in recalls of the modified products, may require us to stop marketing the modified products, and could adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn could have a material adverse effect on our business, financial condition and results of operations.

A large percentage of our net sales are derived from the sale of our dental implant products that incorporate our proprietary Laser-Lok platform technology.

Our most popular implants are available with our proprietary Laser-Lok platform technology, and net sales of those implants represented approximately 28% and 33% of our net sales for 2009 and the nine months ended September 30, 2010, respectively. The success of these implants could be negatively impacted by numerous factors, including:

    •
    failure to protect the intellectual property rights we own or license to our proprietary Laser-Lok platform technology;

    •
    post-market clinical studies and published clinical data that are contradictory to clinical studies and data supporting the benefits of our proprietary Laser-Lok platform technology;

    •
    failure by one or more of our suppliers to meet our demand for components that are necessary for the manufacture of implants incorporating our proprietary Laser-Lok platform technology;

    •
    failure by Resonetics LLC, or Resonetics, our sole supplier responsible for incorporating our Laser-Lok platform technology into our products, to continue to incorporate such technology into our products;

    •
    delays in obtaining, or failure to obtain, regulatory clearance for new and existing products incorporating our Laser-Lok platform technology;

    •
    the introduction of new products and technologies by our competitors; and

    •
    failure of our Laser-Lok implants to effectively support immediate loading.

A decline in sales of these products, due to market demand, the introduction by a third party of a competitive product or otherwise, would have a material adverse effect on our business, financial condition and results of operations.

We rely on third-party technologies for the development of our products and our inability to use such technologies in the future would harm our ability to make our products competitive.

We rely on contractual rights with third parties that license technologies to us that are related to or integrated into our products. If we are unable to continue to use or license these technologies on reasonable terms, we may not be able to secure alternatives in a timely manner and our ability to make our products would be harmed. For example, we exclusively license certain patents and patent applications which form the basis of our Laser-Lok platform technology from the Hospital for Joint Diseases Orthopedic Institute, or HJD, at the New York University Langone Medical Center. The HJD license shall remain in force on a country-by-country basis, unless terminated earlier pursuant to its terms, for a period of 15 years from the date of the first commercial sale of products incorporating the licensed technology in such country, or until the expiration date of the last to expire of the patents that are subject to the license. HJD can terminate the license for cause, which includes our material breach or default in the performance or observance of any provisions of the agreement that has not been cured within 60 days after receipt of notification, our failure to make the minimum royalty payments required under the license agreement that has not been cured within 30 days after receipt of notification, or our becoming insolvent. In addition, we exclusively license from UAB Research Foundation, or UABRF, certain patents and patent applications related to, among other things, methods of designing dental implants and resulting dental implant designs. UABRF can terminate the license if we fail to perform any material term or covenant of the license that has not been cured within 90 days after receipt of notification.

The loss of the UABRF and or HJD licenses will hinder or prevent us from manufacturing, marketing and selling any dental implant products that incorporate inventions claimed in the relevant licensed patents, or cause us to lose exclusive rights to do so. This could have a material adverse effect on our business, financial condition and results of operations. In addition, if we are unable to successfully license technology from third parties to develop future products, we may not be able to develop such products in a timely manner or at all.

We depend on third-party, in some cases sole-source, suppliers and manufacturers for most of our products and their components and are in the process of transitioning certain manufacturing operations in-house, which will expose us to additional business risks.

In some instances we purchase components, materials or final assemblies from single sources due to quality considerations, costs or constraints resulting from regulatory requirements. These sources must provide the materials and perform the activities to our standards for us to meet our quality and regulatory requirements. In some instances, we have only one approved source of supply for a component, material or assembly. Because of the long-term nature of the manufacturing agreements, regulatory requirements and the custom and proprietary nature of the components, materials and assemblies, or the know-how used to manufacture them, we cannot quickly establish additional or replacement manufacturers or suppliers for many of our critical components, materials and assemblies. Failure of any of our third-party manufacturers or suppliers to deliver required components, materials or assemblies would limit our ability to meet our sales commitments to our customers and could have a material adverse effect on our business. For example, Resonetics is currently the only supplier with the right and, so far as we are aware, the know-how necessary to incorporate our proprietary Laser-Lok platform technology into our products, and our agreement with Resonetics is set to expire on December 31, 2015. Although we have not experienced any material supply or quality problems with Resonetics or any of our other sole-source suppliers in the past, the failure of Resonetics or any of our other sole-source suppliers to deliver our products on time, at a reasonable price, in sufficient quantities and up to our specifications could have a material adverse effect on our business, financial condition and results of operations.

Beginning in 2009, we commenced in-house manufacturing of some components in an effort to reduce the cost of obtaining such components and increase our profitability. The conversion to in-house manufacturing requires significant investment in plant, equipment, training and regulatory compliance, and there can be no assurance that we will develop the ability to produce products of the required quality and quantity at a cost less than that charged to us by third-party vendors. As part of this conversion, we purchase raw materials and other components of the final assemblies we manufacture at our facility from external suppliers. To date, we have not experienced any material problems or delays in our internal manufacturing capabilities as a result of our external suppliers, but we cannot assure you that we will not experience problems or delays in the future and that any such problems or delays will not have a material adverse effect on our business. If the conversion effort is unsuccessful, we would lose the entire amount of our investment, and we might not be able to reinstate our existing outsourcing arrangements, which would have a material adverse effect on our business, financial condition and results of operations.

We sell our biologics products as a distributor for third parties.

We sell our biologics products, including AlloDerm® Regenerative Tissue Matrix, Grafton, MinerOss and Mem-Lok, as a distributor for third parties. The sales of these biologics products in the aggregate represented approximately 20% of our total net sales for each of 2009 and the nine months ended

September 30, 2010. The distribution arrangements we have with each of these third parties may be terminated by the particular third party in certain circumstances. The termination of any one of these distribution arrangements would prevent us from selling the biologics products covered by the particular arrangement, which could have an adverse effect on our business, financial condition and results of operations.

If we are unable to maintain and expand our direct sale capabilities and our international network of distributors, our ability to implement our business strategy and generate anticipated net sales may be adversely affected.

If our sales representatives fail to adequately promote, market and sell our products, our net sales could significantly decrease. Our future success will depend largely on our ability to continue to hire, train, retain and motivate skilled sales representatives and new sales managers as we increase the number of sales representatives. We intend to double our global direct sales force over the next four years through new hires. Failure to hire or retain qualified sales personnel could negatively impact our ability to expand our business and generate anticipated net sales. We face significant challenges and risks in expanding, training, managing and retaining our sales teams, including managing geographically dispersed operations. It generally takes one to two years for a new dental implant sales representative to become a fully-functioning member of a sales team. Therefore, competition for experienced sales representatives is intense, and there can be no assurance that we will be able to retain our existing sales personnel or attract, assimilate or retain enough highly qualified sales representatives. If any of our sales representatives were to leave us and join one of our competitors, we may be unable to prevent such sales representatives from helping competitors to solicit business from our existing customers, which could adversely affect our net sales. The dental implant industry in general has high turn-over rates among sales staff, in part due to the mobility of their business. If we experience high turnover in our sales force in the future, we cannot be certain that new hires will become as productive as necessary to maintain or increase our net sales. If we are unable to expand our direct sales capabilities domestically and internationally, we may not be able to effectively commercialize our products, which could adversely affect our ability to implement our business strategy and generate anticipated net sales.

In those countries where we do not have a direct presence, our products are sold through a network of distributors. We do not currently sell products in several key areas of the world, including Brazil, China and most countries in Scandinavia. While we have recently received regulatory approval in Japan to sell some of our products, we are waiting for additional regulatory approvals to sell other products in this market. We expect to add distributors in many areas of the world including Scandinavia and Asia Pacific over the next few years. We also intend to increase marketing, education and training in international markets to assist our distributors. We compete with other dental implant companies to secure international distribution channels and we believe that our pricing, product portfolio, scope of education and training programs, among other things, impact our ability to enter into agreements with new distributors. We cannot guarantee that we will be able to enter into new distribution agreements on acceptable terms or at all. If we are unable to maintain our current network of distributors, expand this network, effectively educate and train our distributors or obtain the necessary regulatory approvals to sell our products in key markets, we will not be able to effectively commercialize our products, which could adversely affect our ability to implement our business strategy and generate anticipated net sales.

Our results of operations will suffer if we are unable to manage our international operations effectively.

The sale and shipment of our products across international borders subject us to extensive U.S. and foreign governmental trade, import and export, and custom regulations and laws. Compliance with these regulations is costly and exposes us to penalties for non-compliance. Other laws and regulations that can significantly impact us include various anti-bribery laws, including the U.S. Foreign Corrupt Practices Act and anti-boycott laws. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities and exclusion or debarment from government contracting. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our distribution and sales activities.

In addition, many of the countries in which we sell our products are, to some degree, subject to political, economic or social instability. Our international operations expose us and our distributors to risks inherent in operating in foreign jurisdictions. These risks include:

    •
    adverse changes in tariffs and trade restrictions;

    •
    political, social and economic instability and increased security concerns;

    •
    longer collection periods and difficulties in collecting receivables from foreign entities;

    •
    exposure to different legal standards;

    •
    transportation delays and difficulties of managing international distribution channels;

    •
    lack of stringent protection of intellectual property;

    •
    potentially adverse tax consequences and the complexities of foreign value-added tax systems;

    •
    difficulties in staffing and managing foreign operations;

    •
    obstacles to obtaining domestic and foreign export, import and other governmental approvals, permits and licenses and compliance with foreign laws;

    •
    limitations on the repatriation of earnings; and

    •
    increased financing costs.

These risks may limit or disrupt our operations, restrict the movement of funds or result in the deprivation of contractual rights or the taking of property by nationalization or expropriation without fair compensation.

Our continued success as a global company depends, in part, on our ability to develop and implement policies and strategies that are effective in anticipating and managing these and other risks in the countries in which we do business. Failure to manage these and other risks may have a material adverse effect on our operations in any particular country and on our business as a whole.

Our business depends on our ability to market our products effectively to dental professionals.

We market our products primarily to dental professionals. We believe that general dentists, oral surgeons, periodontists and prosthodontists, whom we refer to as dental professionals, play a significant role in determining which brand of dental implant a patient will be given. For example, in the United States and in parts of Europe, when a general dentist prescribes a dental implant for a patient, that patient is frequently referred to an oral surgeon, periodontist or prosthodontist, whom we refer to as dental specialists, who performs the dental implant procedure. The general dentist may or may not recommend a specific brand of dental implant to the dental specialist. If a specific brand is not recommended by the general dentist, the dental specialist may use the specific brand of his or her choice. We cannot guarantee that general dentists or dental specialists will recommend or use our products, or that dental specialists will not substitute a competing product when our products are recommended by a general dentist. Moreover, until recently, dental schools generally did not teach dental students about dental implants and biologics products, so many dental professionals were not educated about products like the ones that we sell during their formal dental training. The success of our business depends, therefore, on our ability to effectively market our brand of products to dental professionals and educate and train current dental students. Therefore, we intend to increase our direct sales force, expand our network of international distributors and increase our marketing efforts in key markets. If we are unable to effectively implement these strategies, our business, financial condition and results of operations would be materially adversely affected.

The failure to educate and train a sufficient number of dental professionals and dental students in the use of dental implant procedures could reduce the market acceptance of our products and reduce our net sales.

In addition to specifically marketing our products to dental professionals, it is critical to the success of our sales efforts that there is an increasing number of dental professionals and dental students familiar with, trained in and proficient in the use of our dental implant products. Currently, dental professionals learn to use our dental implant products through our formal educational and training programs and through individual training by our sales representatives in conjunction with our VIP computer-guided surgical software and surgical guides. Our educational and training programs leverage our affiliations with leading private and public dental educational centers such as the Misch Implant Institute Inc., or the Misch Institute, the Pikos Implant Institute, the Center For Advanced Dental Education, Implant Educators and several major universities. Through these and other affiliations, we participate in continuing educational and training programs to dental professionals worldwide. These programs promote the benefits of dental implants and our other products generally, educate people on the further benefits of our products over those of our competitors and train dental professionals on the use of our products. In addition, a significant number of our new customers each year are referred to us by these educational centers. The termination of our relationship with any one of these leading public or private dental educational centers could have a material adverse effect on our ability to increase the awareness of our products among dental professionals and to effectively market our products, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Even with the availability of these educational and training opportunities, we cannot predict the extent to which dental professionals and dental students will dedicate the time and energy necessary for adequate education and training in the use of our products, have the knowledge or experience in the clinical outcomes of procedures implementing our implants or feel comfortable enough performing the dental implant procedures to recommend them for their patients. Even if a dental professional is well versed in dental implant procedures, he or she may be unwilling to recommend a procedure that patients will have to pay for out-of-pocket. If dental professionals do not continue to accept and recommend our procedures, our net sales could be materially and adversely affected.

Many of our post-market clinical studies are limited in size and/or scope, and may not be predictive of similar results in future studies.

We sponsor numerous post-market clinical studies that evaluate our technologies, many of which are limited in size and/or scope. The results of these studies may not be predictive of similar results in future studies, some of which may be larger in size and/or scope and which may produce results that are negative or inconclusive. There can be no assurance that the results of our post-market clinical studies will be viewed as sufficient by dental professionals to accept and purchase our products.

Competition in the dental implants market is characterized by frequent product introductions and products not yet available could result in significant additional competition.

Our current and future competitors will introduce new products or new versions of existing products that will result in near-term and long-term increased competition. Our products currently compete against numerous dental implant products in the United States and internationally. Some of the dental implants available internationally claim to have benefits equivalent or superior to leading dental implants currently available in the United States. A number of these internationally-available dental implants are the subject of current U.S. clinical studies, pending notifications for FDA clearance or applications for approval, or may be submitted for FDA review in the near future. If dental implants are introduced in the U.S. market that offer, or are perceived to offer, benefits that are equivalent or superior to our products, demand for, and net sales of our products in the United States, could be harmed.

The frequent introduction of new dental implants may also create market confusion that may make it difficult to differentiate the benefits of our products over competing products in the United States and internationally. In addition, the entry of multiple products and new competitors into the dental implant market may lead some of our competitors to elect pricing strategies that could adversely impact the pricing of our products and the pricing in the dental implant market generally. As a result, without the timely introduction of new products and enhancements, our products may become obsolete over time. If that happens, our business, financial condition and results of operations could suffer.

If we do not enhance our product offerings, either through the acquisition of or investment in new and complementary technologies, products or businesses or our research and development efforts, we may be unable to compete effectively.

Our success depends in part on our ability to continually enhance and broaden our product offerings in response to changing customer demands, competitive pressures and technologies and our ability to increase our market share. Accordingly, we expect to consider opportunities to acquire or make investments in other technologies, products and businesses that could enhance our capabilities, complement our current products or expand the breadth of our markets or customer base. Acquisitions and strategic investments involve numerous risks, including:

    •
    problems assimilating the purchased technologies, products or business operations;

    •
    issues maintaining uniform standards, procedures, controls and policies;

    •
    unanticipated costs associated with the acquisition or strategic investment;

    •
    diversion of management's attention from our core business;

    •
    adverse effects on existing business relationships with third-party distributers, suppliers and customers;

    •
    risks associated with entering new markets in which we have limited or no experience;

    •
    our ability to obtain regulatory approvals to market new products;

    •
    potential loss of key employees of acquired businesses; and

    •
    increased legal and accounting costs as a result of the rules and regulations related to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act.

We have no current commitments with respect to any acquisition or strategic investment. We do not know if we will be able to successfully complete any acquisitions, or whether we will be able to successfully integrate any acquired business, product or technology into our business or retain any key personnel, suppliers or distributors. Our ability to successfully grow through acquisitions depends upon our ability to identify, negotiate, complete and integrate suitable acquisitions and to obtain any necessary financing. If we are unable to integrate any acquired technology, products or business effectively, our business, financial condition and results of operations could be materially adversely affected. For example, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to amortize significant amounts of expenses, including non-cash acquisition costs, and acquired assets.

Furthermore, research and development efforts may require a substantial investment of time and resources before we are adequately able to determine the commercial viability of a new product, technology, material or other innovation. As a result of the recent economic downturn, we elected to decrease our research and development expenses in 2009 as compared to 2008, as we conserved cash and focused fewer resources on areas of our business other than sales. Through the first nine months, of 2010, however, our research and development expenses returned to 2008 levels and we expect our research and development expenses to remain above 2009 levels for the foreseeable future. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce net sales in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying newer technologies or features.

The cost, length and possible side effects of the dental implant process and improving general dental health may affect the demand of our products.

Patients who choose to undergo a dental implant procedure generally face a high initial cost compared to conventional alternative treatments, such as bridges and dentures. In addition, a typical dental implant procedure may entail several visits to a dental professional over the course of several months. Alternative treatments, however, may entail only a couple of visits to a dental professional over only several weeks. The higher cost and greater number of visits to a dental professional required for recipients of dental implants relative to alternative treatments may cause patients to prefer, and dental professionals to recommend, these alternative treatments. In addition, our dental implants may not achieve broad market acceptance if they cannot effectively support immediate loading or because of a general resistance to surgery, possible nerve damage to the implant site and related bacterial or microbial infections and potential sinus problems. The profitability and expansion of our products may be materially adversely affected if our dental implant procedures are not accepted by dental professionals and their patients.

In many of our markets, including the United States, dental health is improving, such that generally fewer patients experience loss of their teeth. Because tooth replacement is a driver of demand for our products, the continued improvement in patients' dental health could result in lower demand for our products.

Lack of reimbursement for dental implant procedures exposes us to a cyclical business environment, which may have a negative impact on our business.

In general, dental implant treatments and the use of our biologics products are considered elective procedures in the markets in which we compete, the cost of which must be borne by the patient and are not reimbursable through government or private health insurance. Reimbursement and healthcare payment systems in international markets vary significantly by country and include both government sponsored healthcare and private insurance. For example, in Sweden and the Netherlands, a portion, if not all, the costs associated with our dental implants are reimbursed. However, to obtain reimbursement or pricing approval in these countries, we may be required to produce clinical data, which may involve one or more clinical studies, that compares the cost-effectiveness of our approved products to other available therapies. We may not obtain international reimbursement or pricing approvals in a timely manner, if at all. It is unlikely that the reimbursement environment for dental implant procedures and biologics products will change. We believe that dental implant treatments and the use of our biologics products will continue to be considered elective processes and, therefore, procedures for which patients will pay out-of-pocket. The willingness of individuals to pay directly for aesthetic medical procedures, in light of the lack of reimbursement by third-party payers, may contribute to fluctuations in our financial results.

Demand for dental implants and biologics products can be highly sensitive to changes in the economic environment. During times of an economic downturn, the demand for dental implants and biologics products has generally declined significantly. For example, the global market for dental implants and biologics products declined in 2009 as compared to 2008. The cyclicality of demand for dental implants and biologics products is based in part on the relatively high cost of the procedure and the general lack of reimbursement throughout most of the world. This cyclicality in conjunction with a deterioration of the economic environment globally over the last two years, has had, and may continue to have, a material adverse effect on our business, financial condition and results of operations.

Prolonged negative economic conditions in domestic and global markets may adversely affect our suppliers, customers and consumers, which could harm our financial position.

Global credit and financial markets have experienced extreme disruptions over the last few years, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. Although these markets have recently shown signs of rebounding, there can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by the recent economic downturn, volatile business environment and continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate further, or do not improve, it may make debt or equity financings, if needed, more difficult, more costly and more dilutive. Failure to secure financing, if needed, in a timely manner, on favorable terms or at all could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon certain aspects of our business strategy. In addition, there is a risk that one or more of our current service providers, third-party distributors, manufacturers and other partners may not survive these or future difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget. These negative changes in domestic and global economic conditions or additional disruptions of either or both of the financial and credit markets may affect our supply chain and the customers and consumers of our products and may have a material adverse effect on our business, financial condition and results of operations.

We may not generate sufficient cash flow to service our debt, pay our contractual obligations and operate our business.

Our ability to make payments on our indebtedness and contractual obligations, and to fund our operations depends on our future performance and financial results, which, to a certain extent, are subject to general economic, financial, competitive, regulatory and other factors, including the interest rate environment, that are beyond our control. Although our management believes that we have and will continue to have sufficient liquidity, there can be no assurance that our business will generate sufficient cash flow from operations in the future to service our debt, pay our contractual obligations and operate our business as currently planned.

Volatility in the capital markets or investment vehicles could limit our ability to access capital or could raise the cost of capital.

Until recently, we have had negative operating cash flow. A further disruption in the credit markets may reduce the sources of financing available to us. Any financial institution that is obligated to provide us funding under any existing or future credit agreement may not be able to provide funding in a timely manner, or at all, when we require it. The cost of or lack of available credit could impact our ability to develop sufficient liquidity to maintain or grow our company, which in turn may have a material adverse effect on our business, financial condition and results of operations.

We also manage cash and cash equivalents through various institutions. There may be a risk of loss on investments based on the volatility of the underlying instruments that will not allow us to recover the full principal of our investments.

Our business could suffer if we lose the services of key members of our management.

We are dependent upon the continued services of key members of our senior management, including R. Steven Boggan, our President and Chief Executive Officer, and J. Todd Strong, our Executive Vice President and Chief Operating Officer, as well as a limited number of other key employees. The loss of any one of these individuals could disrupt our operations. Additionally, our future success will depend on, among other things, our ability to continue to hire and retain the necessary qualified scientific, technical and managerial personnel. We compete for such personnel with numerous other companies, academic institutions and organizations and recruitment of qualified individuals to work at our Birmingham, Alabama headquarters has been and we expect will continue to be more difficult than if our headquarters were located elsewhere. Failure to attract and retain qualified employees will have a negative impact on our business.

We may not be able to retain the interest and services of the members of our Scientific Advisory Board.

We depend on our Scientific Advisory Board, currently consisting of six leading dental professionals, to provide input and guidance on product and market trends. The dental professionals currently serving on our Scientific Advisory Board use and endorse, and in some cases, developed, our products and their failure to continue using or endorsing our products could affect the net sales we derive from them as both purchasers and marketers of our products. In addition, increased state regulation of payments made to physicians, including dental professionals, for marketing purposes may have a material adverse effect on our ability to retain these personnel. Our inability to provide our Scientific Advisory Board with honoraria for their participation in our education and training programs may negatively impact our marketing strategy and the quality of our education and training courses. Competition for personnel and, in particular, our current Scientific Advisory Board members, is intense. We may be unable to retain our current Scientific Advisory Board members and the loss of any one of these individuals to competitors might significantly delay or prevent the achievement of our marketing and financial objectives. The educational courses and training programs we offer through arrangements with members of our Scientific Advisory Board are a central component of our marketing strategy and expose dental professionals and dental students to the features and benefits of our dental implants. For example, we have arrangements with the Misch Institute and the Pikos Implant Institute, through which these institutions offer continuing educational programs that highlight our product offerings to dental professionals. In particular, our relationship with Dr. Carl E. Misch and the Misch Institute has generated significant net sales for us in the past and we believe the continued growth of our net sales is dependent in part on the ability of the Misch Institute to introduce additional dental professionals to our products. Therefore, the termination of our relationship with Dr. Misch and the Misch Institute could have a material adverse effect on our business, financial condition and results of operations.

Exchange rate fluctuations may decrease our earnings if we are not able to hedge our currency exchange risks successfully or elect not to enter into hedging transactions.

Our products are sold in more than 80 countries. We have six foreign sales offices and approximately 49% of our net sales in 2009 came from customers outside of the United States and approximately 29% of our net sales in 2009 were reported in the relative local currency. The results of operations and the financial position of our local operations are reported in the relevant local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, exposing us to translation risk. In 2009 and the first nine months of 2010, our most significant currency exposures were to the Canadian dollar, the Euro and the British pound. The exchange rates between these and other local currencies and the U.S. dollar may fluctuate substantially. In addition, we are exposed to transaction risk because some of our expenses are incurred in a different currency from the currency in which our net sales are received. Fluctuations in the value of the U.S. dollar against other currencies may have a material effect on our operating margins and profitability in the future.

To date, we have not hedged the risks associated with fluctuations in currency exchange rates. In the future, if we do not successfully engage in hedging transactions or continue to elect not to engage in such transactions, our results of operations may be subject to losses from fluctuations in foreign currency exchange rates.

We may incur product liability losses, and insurance coverage may be inadequate or unavailable to cover these losses.

We could become the subject of product liability lawsuits alleging that component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information resulted in an unsafe condition or injury to patients. Product liability lawsuits and claims, safety alerts or product recalls, regardless of their ultimate outcome, could have a material adverse effect on our business and reputation and on our ability to attract and retain customers.

Although we maintain third-party product liability insurance coverage, it is possible that claims against us may exceed the coverage limits of our insurance policies or cause us to record a self-insured loss. Even if any product liability loss is covered by an insurance policy, these policies typically have substantial retentions or deductibles that we are responsible for. Product liability claims in excess of applicable insurance could have a material adverse effect on our business, financial condition and results of operations. In addition, any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage in the future on terms acceptable to us or at all.

We rely on our information technology systems for accounting and finance, inventory management, engineering, distribution and other functions and to maintain our research and development data. If our information technology systems fail to adequately perform these functions, or if we experience an interruption in their operation, our business, financial condition and results of operations could be adversely affected.

The efficient operation of our business is dependent on our information technology systems. We rely on our information technology systems to effectively manage:

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    sales and marketing, accounting and financial functions;

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    order entry, order fulfillment and inventory replenishment processes;

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    engineering tasks; and

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    our research and development data.

The failure of our information technology systems to perform as we anticipate, or our failure to effectively implement new systems, could disrupt our business and product development and could result in decreased sales, increased overhead costs, excess inventory and product shortages, all of which could have a material adverse effect on our business, financial condition and results of operations. In addition, our information technology systems are vulnerable to damage or interruption from:

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    tornado, earthquake, fire, flood and other natural disasters;

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    terrorist attacks and attacks by computer viruses or hackers;

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    power loss; and

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    computer systems, or Internet, telecommunications or data network failure.

Any such interruption could have material adverse effect on our business, financial condition and results of operations.

Our international operations may expose us to liabilities under the Foreign Corrupt Practices Act and Money Laundering Laws.

We may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act, or FCPA, which generally prohibits companies and their intermediaries from making corrupt payments to foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment, and requires companies to maintain adequate record-keeping and internal accounting practices to accurately reflect the transactions of the company. We are also subject to a number of other laws and regulations relating to money laundering, international money transfers and electronic fund transfers, which we collectively refer to as Money Laundering Laws. These laws apply to companies, individual directors, officers, employees and agents.

We operate in a number of jurisdictions with developing economies that pose a high risk of potential violations of the FCPA and Money Laundering Laws, and we utilize third-party distributorships that have government customers. Until recently, we did not have formal policies in place regarding the requirements of the FCPA and Money Laundering Laws and cannot assure you that our employees, third-party distributors or other agents have not engaged or will not engage in conduct for which we might be held responsible under the FCPA or Money Laundering Laws. Additionally, our formal polices are new and have not been tested. If our employees, third-party distributors or other agents are found to have engaged in such practices, we could suffer severe penalties, including criminal and civil penalties, disgorgement and other remedial measures, any of which could have a material adverse effect on our business, financial condition and results of operations.

Changes in, or interpretations of, accounting principles could result in unfavorable accounting charges.

We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States. These principles are subject to interpretation by the Securities and Exchange Commission, or SEC, and various bodies formed to interpret and create appropriate accounting principles. Market conditions have prompted accounting standard setters to issue new guidance which further interprets or seeks to revise accounting pronouncements related to financial instruments, structures or transactions as well as to issue new standards expanding disclosures. It is possible that future accounting standards we are required to adopt could change the current accounting treatment applied to the consolidated financial statements and that such changes could have a material adverse effect on our business, financial condition and results of operations.

If we experience a significant increase in warranty claims, our costs could substantially increase and our reputation and brand could suffer.

We offer lifetime warranties in direct markets for all of our implant and abutment products, in which we replace any of these products previously placed if the product is replaced due to failure of the original product. We also offer limited warranties on our implant tools and specialty instruments, and VIP computer-guided surgical software.

Changes in, or interpretations of, tax rules, structures, country profitability mix and regulations may adversely affect our effective tax rates.

We are a U.S. based multinational company subject to tax in multiple U.S. and foreign tax jurisdictions. Unanticipated changes in our tax rates could affect our future results of operations. Our future effective tax rates could be unfavorably affected by changes in, or interpretation of, tax rules and regulations in the jurisdictions in which we do business, by structural changes in our businesses, by unanticipated decreases in the amount of net sales or earnings in countries with low statutory tax rates, by lapses of the availability of the U.S. research and development tax credit, or by changes in the valuation of our deferred tax assets and liabilities.

Risks Related to Healthcare Regulation of Our Business

We may fail to comply with regulations issued by the FDA and similar foreign regulatory agencies.

Our products are subject to extensive regulation by the FDA and foreign regulatory entities. In the United States we will be subject to numerous post-marketing regulatory requirements, which include quality system regulations related to the manufacturing and record keeping for our devices, labeling regulations and medical device reporting regulations, which require us to report to the FDA if our devices cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to a death or serious injury.

Further, even if we successfully obtain approval or clearance of our products from the FDA, we are only permitted to market our products for the uses indicated on the labeling approved or cleared by the FDA. Moreover, the FDA may impose limitations on the intended use of a product as a condition of clearance or approval. We may request additional label indications for our current products. The FDA may deny those requests outright or require clinical data to support any additional indications. If the FDA determines that we have marketed our products for uses for which we do not have approval or clearance, or off-label use, we could be subject to fines, injunctions or other penalties.

We and our suppliers are required to comply with the FDA's quality system regulations, or QSRs, which regulate, among other things, the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. In addition, suppliers and processors of allograft bone tissue, which is used in some of our biologics products must comply with the FDA's current good tissue practice regulations, or GTPs, which govern the methods used in and the facilities and controls used for the recovery and processing of human cell tissue and cellular and tissue-based products, record-keeping and the establishment of a quality program.

The FDA audits compliance with the QSRs and GTPs through inspections of manufacturing and other facilities. If we or our suppliers have significant non-compliance issues or if any corrective action plan is not sufficient, we or our suppliers could be forced to delay the manufacture of our products until such problems are corrected to the FDA's satisfaction, which could have a material adverse effect on our business, financial condition and results of operations. For example, the FDA inspected our facilities in 2004, identified deficiencies on FDA Form 483 and issued us a warning letter. The FDA inspected our facilities again in 2006 and noted deficiencies on FDA Form 483. In 2007, we substantially modified our quality control systems and improved our infrastructure to address concerns raised by the FDA in 2004 and 2006. As a result, in November 2007, the FDA determined that all of the previously identified deficiencies were adequately addressed.

The FDA and state authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements or to take satisfactory corrective action in response to an adverse inspection by the FDA, could result in enforcement action by the FDA or state agencies, which may include any of the following sanctions:

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    warning letters, fines, injunctions, consent decrees, civil penalties and criminal prosecutions;

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    repair, replacement, refunds, recall or seizure of our products;

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    issuing an import alert to block entry of products the FDA has reason to believe violate applicable regulatory requirements;

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    operating restrictions or partial suspension or total shutdown of production;

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    refusing our requests for 510(k) clearance or premarket approval of new products, new intended uses, or modifications to existing products;

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    refusing our requests for Certificates to Foreign Governments that are necessary for registration of our products in some markets; and

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    withdrawing clearances or approvals that have already been granted.

Further, our products could be subject to recall if the FDA determines, for any reason, that our products are not safe or effective. Any recall could result in loss of net sales and potential operating restrictions imposed by the FDA, all of which could have a material adverse effect in our business, financial condition and results of operations. Since we implemented the new quality control systems and infrastructure changes discussed above, we have had three successive audits conducted by the Notified Body in the European Union which resulted in no observable deficiencies. We cannot assure you, however, that future inspections by the FDA, the Notified Body or other regulatory agencies will not result in the identification of new deficiencies or that the results of these inspections will not have a material adverse effect on our business.

From time to time, legislation is drafted and introduced in the U.S. Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of life science products in the United States. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. For example, the FDA is currently evaluating the 510(k) process and may make substantial changes to industry requirements, including the requirements that will apply to certain 510(k)-eligible devices, the continued availability of some cleared devices to serve as predicates and the grounds and procedures for rescission of a 510(k) clearance. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our products. Delays in receipt of or failure to receive regulatory clearances or approvals for our new products would have a material adverse effect on our business, financial condition and results of operations.

We could be negatively impacted by the application or enforcement of U.S. federal and state fraud and abuse laws, including anti-kickback laws and other U.S. federal and state self-referral prohibitions.

There are numerous U.S. federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs. Although we and our customers are not currently subject to many of these laws, the far-reaching nature of these laws may require our customers to alter or discontinue their relationship with us to be in compliance with these laws, including, in the case of members of our Scientific Advisory Board and certain universities, ending their membership on our Scientific Advisory Board or their relationship with us, as applicable. Healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. Further, the recently enacted Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, collectively referred to herein as the PPACA, among other things, amends the intent requirement of the federal anti-kickback and criminal health care fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the false claims statutes. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could result in a material adverse effect on our business, financial condition and results of operations.

In addition, there has also been a recent trend of increased state regulation of payments made to physicians, which could include dental professionals, for marketing. For example, Massachusetts recently enacted legislation that requires companies that sell medical devices to report economic benefits and gifts given to industry professionals that purchase their products. Many of these requirements are new and uncertain, and the penalties for failure to comply are unclear. We have not always been in full compliance with certain applicable state regulatory requirements and we are working to ensure that we comply with all applicable state regulatory requirements which we believe may require the adoption and implementation of new policies and procedures. Although we are not aware of any fines or penalties assessed for non-compliance with these laws, we nevertheless could be subject to fines or other penalties, and could receive adverse publicity if found to be out of compliance with one or more of these laws. As a result of these and any future changes, we may have to alter or discontinue our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations.

We also market our products in international markets that require separate regulatory approvals and compliance with numerous and varying regulatory requirements and may require additional approvals in countries where we will seek to sell our products in the future. For example, we are waiting for regulatory clearance in several new markets, including Brazil and China, and will have to satisfy the regulatory requirements in each of those countries before we will be able to market our products there. In addition, while we have recently received regulatory approval in Japan to sell some of our products, we are waiting for additional regulatory approvals to sell other products in this market. The requirements vary among countries and may involve additional testing. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval or clearance. Clearance or approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA clearance or approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals, may not receive necessary approvals to commercialize our products in any market or the approvals may be withdrawn.

Our products and operations are also often subject to the rules of industrial standards bodies, such as the International Organization for Standardization. If we fail to adequately comply with any of these standards requirements, our business will be harmed.

If we fail to obtain or maintain these regulatory approvals, our sales could suffer. We cannot guarantee that our existing products will maintain or that any new product we develop will receive required regulatory approvals from U.S. or foreign regulatory agencies.

Governmental regulation and limited sources of human tissue could restrict our procurement of biologics products from third-party suppliers.

In the United States, certain tissue-based products are regulated by the FDA as medical devices under the Food, Drug and Cosmetic Act while others are regulated by the FDA as human tissue-based products under the Public Health Service Act. This means that our suppliers will have to comply with applicable FDA regulations such as FDA's QSR and current good tissue practices regulations. Their failure to comply with FDA requirements could adversely affect our ability to obtain their products. In addition, the procurement and transplantation of human tissue in the United States is subject to federal law pursuant to the National Organ Transplant Act, or NOTA, which prohibits the purchase and sale of human organs used in human transplantation, including bone and related tissue, for "valuable consideration." NOTA permits reasonable payments associated with the removal, transportation, processing, preservation, quality control, implantation and storage of human tissue. While we do not harvest or process human tissue, nor do we contract with tissue banks to do so, some of the biologics products that we sell as a distributor for third parties include harvested human tissue, and therefore certain of our suppliers of biologics products must abide by the terms of NOTA. If NOTA is interpreted or enforced in a manner that prevents us from obtaining our biologics products containing human tissue, our business could be materially and adversely affected.

Our ability to obtain a sufficient quantity of our biologics products incorporating human tissue is subject to our third-party suppliers' ability to effectively manage their supply of human tissue, which is subject to risks associated with limited and single sources of human tissue, pricing and the seasonal changes in mortality rates and to effectively manage the labor intensive process of incorporating the human tissue into biologics products. Any interruption in our third-party suppliers' supply of human tissue or manufacturing process could have a material adverse effect on our business, financial condition and results of operations.

Legislative or regulatory healthcare reforms may make it more difficult and costly for us to obtain regulatory clearance or approval of our products and to produce, market and distribute our products after clearance or approval is obtained.

In March 2010, President Obama signed one of the most significant health care reform measures in decades. The PPACA includes provisions that will impose a 2.3% excise tax on the sale of most medical devices in the United States, including our dental implant products, starting in 2013. The medical devices excise tax will increase our cost of doing business, and could have a significant impact on our results of operations. If the cost of this tax is not offset by increased demand for our products, other cost reductions or price increases, we could experience lower margins and profitability and our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to Our Intellectual Property and Potential Litigation

If we fail to protect our intellectual property rights adequately, our ability to compete effectively or to defend ourselves from litigation could be impaired, which could reduce our revenues and increase our costs.

We rely primarily on patent, trademark, copyright, trade secret and other intellectual property laws, as well as confidentiality, non-disclosure, license and other contractual agreements to protect our proprietary technologies and know-how. The failure of our intellectual property rights to adequately protect our products might make it easier for our competitors to offer the same or similar products.

As of December 31, 2010, we owned or licensed a total of 29 issued U.S. patents, one pending U.S. patent application, seven foreign patents and six pending foreign patent applications. We also owned or exclusively licensed nine issued U.S. trademarks and three foreign trademarks as of December 31, 2010. The rights granted to us under our patents or trademarks as well as the prospective rights sought in our pending patent applications, may not be meaningful or provide us with any commercial advantage. Our issued and licensed intellectual property rights, and those that may be issued or licensed in the future, may be challenged, opposed, contested, circumvented or designed around by our competitors or be declared invalid or unenforceable in judicial or administrative proceedings. Upon expiration or termination of our issued or licensed intellectual property, we may lose some or all of our rights to exclude others from making, using, selling or importing products that use the expired or terminated intellectual property. The U.S. and foreign patents that we own or license with respect to our proprietary Laser-Lok platform technology begin to expire in 2013. Although we have patent applications with respect to our proprietary Laser-Lok platform technology currently pending in certain foreign jurisdictions that, if issued, would expire in 2021, there can be no assurance that any such patents will ultimately issue, or if issued, that they will adequately protect this technology. In addition, many of the inventions claimed in our patents were developed at universities. Universities often claim ownership rights or other rights in inventions developed by university personnel or with the use of university materials or facilities even if the universities have no such rights in these inventions.

We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology, or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology. We seek to protect our know-how and unpatented proprietary technology and information through contractual agreements with our employees, distributors and consultants. Such agreements may not be enforceable or may not adequately protect our proprietary technology or information in the event of unauthorized use or disclosure or other breach of such agreements, or in the event that our competitors discover or independently develop similar or identical proprietary technology or information. In addition, we rely on the use of registered trademarks to protect the brand names of some of our products. Loss of rights in any of our trademarks could have a material adverse effect on our business, financial condition and results of operations.

Patent protection outside the United States is generally not as comprehensive as in the United States and may not protect our inventions in some countries where our products are sold or may be sold in the future. Even if patents are granted outside the United States, effective enforcement in those countries may not be available. Since most of our issued patents and pending patent applications are for the United States only, we lack a corresponding scope of patent protection in other countries. In countries where we do not have significant patent protection, we may not be able to stop a competitor from marketing products in such countries that are the same as or similar to our products.

In the event a competitor infringes upon one of our patents or other intellectual property rights, enforcing those patents and rights may be difficult, expensive and time consuming and could divert management's attention from managing our business. Moreover, we may not have sufficient resources or desire to defend our patents against challenges or to enforce our intellectual property rights.

The medical device industry is characterized by patent litigation and we could become subject to litigation that could be costly, result in the diversion of management's time and efforts, require us to pay damages and/or prevent us from marketing our existing or future products.

Our commercial success will depend in part on not infringing the patents or violating the other proprietary rights of third parties. The medical device industry is characterized by extensive efforts to protect and pursue intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. We expect to receive in the future, particularly as a public company, communications from various industry participants alleging our infringement of their patents, trade secrets or other intellectual property rights and/or offering licenses to such intellectual property. Any lawsuits resulting from such allegations could subject us to significant liability and invalidate our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

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    increase the cost of our products;

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    stop selling products or using technology that contains the allegedly infringing intellectual property;

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    lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property rights against others;

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    incur significant legal expenses;

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    pay substantial damages to the party whose intellectual property rights we may be found to be infringing;

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    redesign those products that contain the allegedly infringing intellectual property, which could be costly and disruptive; or

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    attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all.

We expect that companies in the medical device industry will increasingly be subject to infringement claims as the number of products and competitors in our industry grows.

Any litigation or claim against us, even those without merit, may cause us to incur substantial costs and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. If the relevant patents were upheld as valid and enforceable and we were found to infringe, we could be required to pay substantial damages, including treble, or triple, damages if an infringement is found to be willful, and/or royalties. Additionally, we could be prevented from selling our products unless we could obtain a license or were able to redesign our products to avoid infringement. Any such license may not be available on reasonable terms, if at all, and there can be no assurance that we would be able to redesign our products. If we fail to obtain any required licenses or make any necessary changes to our products or technologies, we may have to withdraw existing products from the market or may be unable to commercialize one or more of our products, all of which could have a material adverse effect on our business, financial condition and results of operations.

A complaint has been filed against us by Jack T. Krauser, in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida, alleging breaches under a settlement agreement entered into by the corporate predecessors of one of our subsidiaries, BioLok International, Inc. The settlement agreement, pursuant to which we licensed certain intellectual property from Dr. Krauser, expired on or about February 11, 2007. In the suit, Dr. Krauser seeks a declaratory judgment that (1) we defaulted under the terms of the settlement agreement by, in part, failing to pay royalty amounts allegedly due to Dr. Krauser under the settlement agreement; (2) the license granted to us by Dr. Krauser under the settlement agreement is terminated; (3) Dr. Krauser is an owner of certain of our issued patents and our Tapered Internal Implants and corresponding 510(k) applications. Dr. Krauser also seeks an award of attorney's fees and costs.

The complaint was served on March 8, 2010 and removed to the U.S. District Court for the Southern District of Florida on April 1, 2010, where it remains pending. On May 6, 2010, we filed a motion to dismiss the complaint on multiple grounds, and on May 24, 2010 Dr. Krauser submitted a Memorandum of Law in opposition to our motion to dismiss. On June 14, 2010, we filed a Reply Memorandum. On September 1, 2010, our motion to dismiss was granted in part to previously withdrawn claims and denied in part. While we believe that all royalty payments have been paid in full and we have otherwise complied with the settlement agreement, even if we are successful in defending this litigation, this litigation has been and could continue to be expensive and time consuming and could divert management's attention from managing our business. Additionally, under U.S. patent law, the failure properly to identify the inventors of a patented invention (which was alleged by Dr. Krauser in the case before he withdrew such allegation) can lead to a finding that the patent is invalid. There can be no assurance that we will successfully defend such litigation, and, in light of the breadth and severity of Dr. Krauser's claims, if we are unsuccessful there could be a material adverse effect on our business, financial condition and results of operations. See "Business — Legal Proceedings" below for a further description of this litigation.

We may be subject to damages resulting from claims that we, our employees or our independent distributors have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition agreements with our competitors.

Several of our employees were previously employed at other dental device companies, including our competitors or potential competitors. Many of our independent distributors sell, or in the past have sold, products of our competitors. We may be subject to claims that either these employees or independent distributors or we have inadvertently or otherwise used or disclosed the trade secrets or other proprietary information of these former employers or competitors. In addition, we may be subject to claims that we caused an employee to break the terms of his or her non-competition agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize product candidates, which could have a material adverse effect on our business, financial condition and results of operations.

Any claims relating to our improper handling, storage or disposal of biological and hazardous materials could be time consuming and costly.

The manufacture of certain of our products involves the controlled use of biological and hazardous materials and waste. Our business and facilities and those of our suppliers are subject to foreign, federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials and waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, we could be held liable for damages or penalized with fines. This liability could exceed our resources and any applicable insurance. In addition, under some environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third-party waste disposal sites even if such contamination was not caused by us. We may incur significant expenses in the future relating to any failure to comply with environmental laws. Any such future expenses or liability could have a material adverse effect on our business, financial condition and results of operations.

Issues related to the quality and safety of our products, packaging or sterilization could cause a product recall resulting in harm to our reputation and negatively impact our operating results.

Issues related to quality and safety of products, packaging or sterilization could jeopardize our image and reputation. For example, a major competitor in the dental implant business has recently been the subject of concerns about implant sterility which may result in implant failure. Negative publicity related to these types of concerns, whether valid or not, might negatively impact demand for our products, or cause production and delivery disruptions. We may need to recall products if they become unfit for use. In addition, we could potentially be subject to litigation or government action, which could result in payment of fines or damages. Cost associated with these potential actions could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to This Offering and Ownership of Our Common Stock

There has been no prior public market for our common stock and an active trading market may not develop.

Prior to this offering, there has been no public market for our common stock. We cannot predict when or whether investor interest in our common stock on The NASDAQ Global Market might lead to an increase in market price or the development of a more active trading market or how liquid that market might become. If an active market for our securities does not develop, it may be difficult to sell common stock you purchase in this offering without depressing the market price for our securities, or at all. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to acquire other companies, products or technologies by using our common stock as consideration.

We expect that the price of our common stock will fluctuate substantially and you may not be able to sell your shares at or above the initial public offering price.

The initial public offering price for the shares of our common stock sold in this offering was determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

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    volume and timing of orders for our products;

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    quarterly and yearly variations in our or our competitors' results of operations;

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    our announcement or our competitors' announcements regarding new products, product enhancements, significant contracts, number of distributors, number of dental professionals using products, acquisitions or strategic investments;

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    announcements of technological innovations relating to dental implants or biologics;

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    changes in earnings estimates or recommendations by securities analysts;

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    our ability to develop, obtain regulatory clearance or approval for, and market new and enhanced products on a timely basis;

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    changes in healthcare policy in the United States and internationally;

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    changes in governmental regulations or in the status of our regulatory approvals, clearances or applications;

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    product liability claims or other litigation involving us;

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    sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

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    disputes or other developments with respect to intellectual property rights;

    •
    changes in the lack of, or availability of, third-party reimbursement in the United States or other countries;

    •
    changes in accounting principles; and

    •
    general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In addition, The NASDAQ Global Market, the broader stock market, and in particular, the market for medical device companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Factors contributing to this volatility include FDA and international actions with respect to the government regulation of medical devices and third-party reimbursement matters, changes in U.S. or international healthcare policies and changes in the condition of the medical device industry generally. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

Securities analysts may not initiate coverage of our common stock or may issue negative reports, which may have a negative impact on the market price of our common stock.

Securities analysts may elect not to provide research coverage of our common stock after the completion of this offering. If securities analysts do not cover our common stock after the completion of this offering, the lack of research coverage may cause the market price of our common stock to decline. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline substantially. If one or more of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our stock price to decline. In addition, rules mandated by the Sarbanes-Oxley Act and a global settlement reached in 2003 between the SEC, other regulatory agencies and a number of investment banks have led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are required to contract with independent financial analysts for their stock research. It may be difficult for companies such as ours, with smaller market capitalizations, to attract independent financial analysts that will cover our common stock. This could have a negative effect on the market price of our stock.

Our business is seasonal in nature, and we therefore expect our quarterly revenues and operating results to fluctuate. If we fail to meet the expectations of market analysts or investors, the market price of our common stock could decline substantially.

Historically, demand for our products has been the highest in the second and fourth quarters. We traditionally experience lower sales volumes in the third quarter when compared to the rest of the year. This is a result of dental professionals in North America and Europe taking time away from their practices during summer months and distributors and dental professionals generally purchasing larger numbers of our products near the end of the calendar year. In addition, our quarterly net sales and operating results have fluctuated in the past and may vary from quarter to quarter in the future. Accordingly, we believe that period-to-period comparisons of our results of operations may be misleading. You should not rely upon the results of one quarter as an indication of future performance. Our net sales and operating results may fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations could cause the market price of our common stock to decline substantially.

Our directors, officers and principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

After this offering, our officers, directors and principal stockholders each holding more than 5% of our common stock collectively will control approximately 66.4% of our outstanding common stock, and our majority stockholder, HealthpointCapital, will own approximately 63.7% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control the management and affairs of our company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other stockholders.

After this offering, we will be considered a "controlled company" within the meaning of the corporate governance standards of The NASDAQ Stock Market as a result of HealthpointCapital's beneficially owning common stock representing more than a majority of the voting power in the election of our directors. Under these rules, a "controlled company" may elect not to comply with certain corporate governance requirements, including the requirement that a majority of its board of directors consist of independent directors, the requirement that it have a nominating/corporate governance committee that is composed entirely of independent directors for the purposes of director nominations and the requirement that it have a compensation committee that is composed entirely of independent directors for the purposes of approving executive compensation. As a result, a majority of our directors may not be independent and our compensation and nominating and corporate governance committees may not consist entirely of independent directors. Accordingly, you may not have the same protection afforded to stockholders of companies that are subject to all of The NASDAQ Stock Market corporate governance requirements.

Certain members of our board of directors also serve as officers and directors of HealthpointCapital and its other portfolio companies.

Members of our board of directors also serve as officers and directors of, are advisors to or have direct or indirect financial interests in our largest stockholder, HealthpointCapital, or its related entities and of other companies in which HealthpointCapital invests, including companies with which we may compete or do business now or in the future. Upon completion of this offering, HealthpointCapital will own approximately 63.7% of our outstanding common stock, or approximately 59.4% if the underwriters' over-allotment option is exercised in full. HealthpointCapital is a private equity fund focused on the worldwide musculoskeletal industry, and may acquire interests in businesses that directly or indirectly compete with us or with which we do business.

As a result, such members of our board of directors, HealthpointCapital and its affiliates may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Our management team may invest or spend the proceeds of this offering in ways in which you may not agree or in ways that may not yield a return, and the use of the proceeds of this offering will be subject to covenants contained in our debt financing agreements.

We will not receive any of the proceeds from this offering as a result of the sale of shares of common stock by the selling stockholders and certain of the shares to be sold by the selling stockholders may be issued as a result of obligations we have pursuant to the Conversion Transaction (see "Conversion Transaction" below) under our existing amended and restated certificate of incorporation. We expect to use the net proceeds from this offering that we receive to pay down and retire debt, to expand our distribution channel and for other general corporate purposes, including ongoing capital expenditures. Although we currently have no plans to do so, a portion of our net proceeds may also be used to acquire products, technologies or businesses that are complementary to our current and future business and product lines. Our management will have considerable discretion in the application of the remaining net proceeds of this offering. Stockholders may not agree with such uses and the remaining net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce income or that lose value.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated bylaws, and Delaware law, contain provisions that could discourage a takeover.

Anti-takeover provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law may have the effect of deterring or delaying attempts by our stockholders to remove or replace management, engage in proxy contests and effect changes in control. The provisions of our charter documents include:

    •
    procedures for advance notification of stockholder nominations and proposals;

    •
    the inability of our stockholders to call a special meeting of the stockholders and the inability of our stockholders to act by written consent;

    •
    the ability of our board of directors to create new directorships and to fill any vacancies on the board of directors;

    •
    the ability of our board of directors to amend our bylaws without stockholder approval; and

    •
    the ability of our board of directors to issue up to 1,000,000 shares of preferred stock without stockholder approval upon the terms and conditions and with the rights, privileges and preferences as our board of directors may determine.

These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

Future sales of our common stock in the public market after this offering may depress our stock price and impair our ability to raise future capital through the sale of our equity securities.

Upon completion of the offering, our current stockholders will hold a substantial number of shares of our common stock that they will be able to sell in the public market in the near future. A significant portion of these shares will be held by a small number of stockholders. Sales by our current stockholders of a substantial number of shares after this offering could significantly reduce the market price of our common stock. Moreover, following the completion of this offering, the holders of approximately 13.8 million shares of common stock will have rights, subject to some conditions, to require us to include their shares in registration statements that we may file for ourselves or other stockholders. The approximate 13.8 million shares represent approximately 70.0% of the total number of shares of our common stock to be outstanding immediately after this offering, assuming no exercise of the underwriters' over-allotment option. Please see "Description of Capital Stock — Registration Rights" for a description of the registration rights of these stockholders.

In connection with this offering, we intend to register all common stock that we may issue in the future under our equity incentive plans including 587,754 shares of common stock issued to our employees as a result of the Employee Equity Grants described below. In addition, 88,164 shares of common stock issued under our Amended and Restated 2010 Employee, Director and Consultant Stock Plan may be sold in the public market, as they vest, pursuant to Rule 701 under the Securities Act of 1933, as amended, or the Securities Act, 90 days after the date of the final prospectus related to this offering, subject to the lock-up agreements described in "Shares Eligible for Future Sale — Lock-Up Agreements" and "Underwriting" and the limitations described in "Shares Eligible for Future Sale — Rule 701." If any of these holders cause a large number of securities to be sold in the public market, the sales could reduce the trading price of our common stock. These sales also could impede our ability to raise future capital. Please see "Shares Eligible for Future Sale" for a description of sales that may occur in the future.

As a new investor, you will experience substantial dilution as a result of this offering and future equity issuances and, as a result, our stock price could decline.

The assumed initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $14.25 per share. This dilution is due in large part to earlier investors in our company having paid substantially less than the initial public offering price when they purchased their shares. Because we may require additional funds to develop new products and continue to expand our business, we may conduct substantial future offerings of equity securities. Future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, will result in further dilution to investors.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies in the United States, which may adversely affect our operating results, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could cause investors to lose confidence in our operating results and in the accuracy of our financial reports and could have a material adverse effect on our business and on the price of our common stock.

After the consummation of this offering, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that require us to file, among other things, quarterly reports on Form 10-Q and annual reports on Form 10-K. Under Section 302 of the Sarbanes-Oxley Act, as a part of each of these reports, our chief executive officer and chief financial officer will be required to evaluate and report their conclusions regarding the effectiveness of our disclosure controls and procedures and to certify that they have done so. This requirement will apply to our first Form 10-Q for the quarter following effectiveness of the registration statement. In addition, under Section 404 of the Sarbanes-Oxley Act, we will be required to include a report of management on our internal control over financial reporting in our Form 10-K. In addition, the independent registered public accounting firm auditing our financial statements will be required to attest to and report on the effectiveness of our internal control over financial reporting. These two requirements will first apply to our Form 10-K for our fiscal year ending December 31, 2011.

While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 of the Sarbanes-Oxley Act, our independent registered public accounting firm has identified and communicated to us a material weakness in our internal control over financial reporting as of December 31, 2009. Management has evaluated this communication and has also concluded that a material weakness existed as of that date. A material weakness, as defined by the Public Company Accounting Oversight Board is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. Our independent registered public accounting firm advised our board of directors and our management that our year-end financial statement close and reporting processes are inadequately designed and documented, and are not functioning in a manner that provides reasonable assurance that financial statements and related disclosures are appropriately summarized and reported in a timely manner. The primary causes of the deficiencies in our financial statement close and reporting processes noted by our independent registered public accounting firm was the inadequate staffing in our financial accounting and reporting functions and the lack of a well-defined and documented formal close process. Our independent registered public accounting firm also indicated that these deficiencies raise a question of whether we will be able to prevent or detect material misstatements in our interim and annual consolidated financial statements and report financial information in conformity with accounting principles generally accepted in the United States in a timely manner.

Management further believes that the root cause of many of the observed deficiencies result from our transition from a small, private company with immature processes and controls to one that is growing rapidly and must now meet the reporting and control standards applicable to public companies. We have taken a number of actions to address the items noted by our independent registered public accounting firm, including the hiring a new chief financial officer with SEC reporting experience in June 2010 and a director of financial reporting with SEC reporting experience in August 2010. We have also documented our formal accounting close process for quarter and year end reporting, including documenting all necessary reviews and approvals. Although we have not yet finalized our plan to remediate all of the identified deficiencies, we expect that we will:

    •
    enhance the charter and operating agenda for our audit committee;

    •
    enhance our system and controls documentation; and

    •
    enhance our policies and procedures.

While we have begun to take actions to address the items identified, additional measures may be necessary to complete the remediation of our internal controls. We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other matters we identify. However, the process of designing and implementing effective internal controls and procedures is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments. We cannot assure you that the steps we have taken, or may subsequently take, have been or will be sufficient to fully remediate the material weakness identified by our independent registered public accounting firm or ensure that our internal controls are effective.

Complying with these and other requirements applicable to public companies may place a strain on our personnel, information technology systems and resources and divert management's attention from other business concerns. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge as part of our remediation of our material weakness or otherwise, and we cannot assure you that we will be able to do so without incurring material costs. These and other requirements may also make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance. We, therefore, may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. Any one of these could have a material adverse effect on our business, financial condition and results of operations.

We do not intend to pay cash dividends and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. In addition, the terms of our credit facility with Midcap Funding I, LLC, or Midcap, restricts our ability to pay dividends and any future credit facilities and loan agreements may further restrict our ability to pay dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "could," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. Any forward-looking statement in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Neither we nor any other person assumes responsibility for the accuracy or completeness of these statements and, except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

 USE OF PROCEEDS

We estimate that our net proceeds from the sale of 4,687,500 shares of common stock in this offering will be approximately $63.3 million after deducting estimated underwriting discounts and commissions and estimated offering expenses and assuming an initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus. We will not receive any of the proceeds of the sale of shares of common stock by the selling stockholders. Assuming an initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, the selling stockholders will receive approximately $14.0 million from their sale of our common stock in this offering, or approximately $26.5 million if the underwriters exercise their option to purchase up to an additional 843,750 shares of our common stock from the selling stockholders at the assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discount.

We expect to use the net proceeds we receive from this offering primarily for the following purposes:

    •
    approximately $45.1 million, or 71.2%, to pay down debt, including $39.6 million of debt held by HealthpointCapital, our principal and largest stockholder, as of September 30, 2010, which represents 62.6% of the estimated proceeds to us from this offering;

    •
    approximately $12.0 million, or 19.0%, to expand our domestic and international distribution channels and to increase our training and education programs;

    •
    the remainder of the net proceeds, or 9.8%, for general corporate purposes, including ongoing capital expenditures.

We expect to use a portion of the net proceeds we receive from this offering to repay the outstanding principal and accrued interest under our subordinated convertible note with HealthpointCapital and to repay the $5.0 million outstanding principal under our term note with MidCap as well as any accrued but unpaid interest and the associated $0.5 million exit fee payable to MidCap. The subordinated convertible note with HealthpointCapital bears interest at 10% annually and is due and payable on the earlier to occur of (1) our initial public offering, (2) a merger, consolidation or similar transaction resulting in a change of control, a sale of all or substantially all of our assets, a sale of a majority of our capital stock, or any other change of control, in each case occurring in one transaction or a series of related transactions, or (3) upon demand by HealthpointCapital at any time after April 1, 2012. As of September 30, 2010, the total outstanding principal and accrued interest under our subordinated convertible note with HealthpointCapital was $39.6 million. The term note with MidCap will mature upon the earlier of our initial public offering or June 30, 2011. Interest on borrowings under this term note is payable monthly in cash at an annual rate of reserve-adjusted, 30-day LIBOR (subject to a 2.75% floor) plus (1) 575 basis points through September 30, 2010 and (2) 875 basis points thereafter; reset monthly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources" for a further description of these financing arrangements.

Our estimated offering costs include an aggregate of $2.0 million to pay for advisory fees and related expenses to HealthpointCapital, LLC, an affiliate of HealthpointCapital.

A $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $4.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Any increase or decrease in the net use of proceeds will not change our use of proceeds.

The amounts that we actually expend for these purposes may vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash that we generate from operations and the amount of our future operating expenses. As a result, management will retain broad discretion over the allocation of the net proceeds from this offering. A portion of the net proceeds may also be used to acquire products, technologies or businesses that are complementary to our current and future business and product lines. We have no current plans, agreements or commitments for acquisitions of any businesses, products or technologies. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in U.S. government short-term, investment grade securities.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Our credit facility with MidCap contains provisions that restrict our ability to pay dividends during the term of that agreement. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments, provisions of applicable law and other factors our board of directors deems relevant.

 CAPITALIZATION

The following table presents our capitalization as of September 30, 2010:

    •
    on an actual basis;

    •
    on a pro forma basis to reflect (1) the BIS Merger Transaction, (2) the Conversion Transaction in which we will redeem all of our preferred stock for, and convert all of our common stock into, an aggregate of 14,407,433 shares of common stock upon the completion of this offering (see "Conversion Transaction" below), (3) the effectiveness of our amended and restated certificate of incorporation and (4) the issuance of an aggregate of 587,754 shares of common stock upon completion of this offering to our employees (see "Employee Equity Grants" below), as if such transactions occurred on September 30, 2010; and

    •
    on a pro forma as adjusted basis to further reflect (1) the sale of 4,687,500 shares of common stock by us in this offering at the assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and (2) the application of the net proceeds therefrom as described in "Use of Proceeds," as if such transactions occurred on September 30, 2010.

	As of September 30, 2010
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share data) (unaudited)
Long-term debt, including current maturities:
Revolving line of credit and term note payable(1)	$13,730	$13,730	$8,730
Subordinated convertible note payable(2)	39,541	39,541	—
Capital leases	99	99	99

Total debt	53,370	53,370	8,829

Equity:
Preferred stock, $.0001 par value; 300,000 shares authorized (actual); 1,000,000 shares authorized (pro forma and pro forma as adjusted); 247,141 shares issued and outstanding (actual); none issued and outstanding (pro forma and pro forma as adjusted)	—	—	—
Common stock, $0.0001 par value, 73,000,000 shares authorized (actual); 100,000,000 shares authorized (pro forma and pro forma as adjusted); 21,872,002 shares issued and outstanding (actual); 14,995,187 shares issued and outstanding (pro forma); 19,682,687 shares issued and outstanding (pro forma as adjusted)	—	1	2
Additional paid-in capital(3)	148,318	155,548	218,797
Accumulated deficit(4)	(60,451)	(65,401)	(65,701)
Accumulated other comprehensive income	1,115	1,115	1,115

Total shareholders' equity(3)	88,982	91,263	154,213
Non-controlling interests(5)	347	—	—

Total equity	89,329	91,263	154,213

Total capitalization(3)	$142,699	$144,633	$163,042

(1)
We expect to use a portion of the net proceeds of this offering to repay the $5.0 million outstanding principal under our term note with MidCap as well as any accrued but unpaid interest thereon and associated exit fee payable to MidCap.

(2)
We expect to use a portion of the net proceeds of this offering to repay the outstanding principal and accrued interest under our subordinated convertible note with HealthpointCapital.

footnotes continued on following page

(3)
Each $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of the pro forma as adjusted additional paid-in capital, total shareholders' equity and total capitalization by approximately $4.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(4)
In connection with the issuance of an aggregate of 587,754 shares to our employees, we will recognize $8.0 million of stock-based compensation expense, net of an associated tax benefit of $3.1 million, related to retroactive vesting and an additional $1.4 million of stock-based compensation expense will be recognized in future periods based on the lapsing repurchase rights of each grant.

(5)
On January 13, 2011, in connection with the BIS Merger Transaction, all shares held by minority common stockholders of BIS were converted into 247,299 shares of our Rolling common stock. The consideration received from the minority common stockholders of $347,000, previously recorded as non-controlling interest, was credited to additional paid-in-capital.

The outstanding share information excludes:

    •
    91,233 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $3.23 per share;

    •
    107,083 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $16.00 per share;

    •
    1,424,082 shares of common stock reserved for future awards under our stock plans; and

    •
    the possible sale of up to 843,750 additional shares of our common stock by the selling stockholders to the underwriters to cover over-allotments.

You should read the preceding information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of common stock.

Our pro forma net tangible book value at September 30, 2010 was a deficiency of $31.7 million, or $(2.11) per share, based on 14,995,187 shares of our common stock outstanding after giving effect to the BIS Merger Transaction, the Conversion Transaction in which we will redeem all of our preferred stock for, and convert all of our common stock into, an aggregate of 14,407,433 shares of common stock upon the completion of this offering (see "Conversion Transaction" below) and the issuance of an aggregate of 587,754 shares of common stock upon completion of this offering to our employees (see "Employee Equity Grants" below). After giving effect to the sale of 4,687,500 shares of common stock by us at an assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, less the estimated underwriting discounts and commissions and our estimated offering expenses, and the application of the net proceeds therefrom to pay down debt as described in the section titled "Use of Proceeds," our pro forma as adjusted net tangible book value at September 30, 2010, would be $34.4 million, or $1.75 per share. This represents an immediate increase in the pro forma as adjusted net tangible book value of $3.86 per share to existing stockholders and an immediate dilution of $14.25 per share to new investors purchasing shares at an assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$16.00
Pro forma net tangible book value per share as of September 30, 2010	$(2.11)
Increase per share attributable to new investors	3.86

Pro forma as adjusted net tangible book value per share after this offering		1.75

Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$14.25

A $1.00 increase (decrease) in the assumed initial public offering price per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share of common stock after this offering by $0.22 per share and increase (decrease) the dilution in pro forma as adjusted net tangible book value per share of common stock to new investors in this offering by $0.22 per share, in each case calculated as described above and assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

The following table shows on a pro forma as adjusted basis at September 30, 2010, after giving effect to the BIS Merger Transaction, the Conversion Transaction, the issuance of shares of our common stock as a result of the Employee Equity Grants and the sale of 4,687,500 shares of common stock by us in this offering, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

	Shares Purchased(1)		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	14,995,187	76.2%	$155,677,512	67.5%	$10.38
New investors	4,687,500	23.8	75,000,000	32.5	$16.00

Total	19,682,687	100%	$230,677,512	100%

(1)
The number of shares disclosed for the existing stockholders includes 937,500 shares being sold by the selling stockholders in this offering. The number of shares disclosed for the new investors does not include these shares. Including the 937,500 shares being sold by the selling stockholders in this offering, and the 843,750 shares to be sold by the selling stockholders in this offering if the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by new investors will equal 6,468,750 shares, or approximately 32.9% of the total number of shares of common stock to be outstanding after this offering, and our existing stockholders would own approximately 67.1% of the total number of shares of common stock to be outstanding after this offering.

This information is based on shares outstanding as of September 30, 2010. It excludes:

    •
    91,233 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $3.23 per share.

    •
    107,083 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $16.00 per share; and

    •
    1,424,082 shares of common stock reserved for future awards under our stock plans.

If all such options and the warrant described in the first two bullets above had been exercised as of September 30, 2010, pro forma as adjusted net tangible book value per share, would be $1.83 per share and dilution to new investors would be $14.17 per share.

SELECTED CONSOLIDATED SUMMARY FINANCIAL DATA

The selected statement of operations data for each of the years ended December 31, 2007, 2008 and 2009, and the selected balance sheet data as of December 31, 2007, 2008 and 2009, have been derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The selected statement of operations data for the nine months ended September 30, 2009 and 2010, and the selected balance sheet data as of September 30, 2010, have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The selected statement of operations data for the fiscal years ended June 30, 2005 and 2006 and for the period from July 1, 2006 to August 20, 2006, and the selected balance sheet data as of June 30, 2005 and 2006 also have been derived from our consolidated financial statements (not included elsewhere herein), which have been audited by Ernst & Young LLP. The transition period from July 1, 2006 to August 20, 2006 was the result of a change in basis of accounting upon the acquisition of BioHorizons Implant Systems, Inc. (Predecessor) by HealthpointCapital. The transition period from August 21, 2006 to December 31, 2006 was the result of the change of fiscal year end from June 30 to December 31 in 2006. The selected statement of operations data for the transition period from August 21, 2006 to December 31, 2006 were derived from our unaudited consolidated financial statements (not included elsewhere herein). Our historical results are not necessarily indicative of performance to be expected for any future period. The data presented below have been derived from financial statements that have been prepared in accordance with generally accepted accounting principles in the United States and should be read with our financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Predecessor			Successor
	Fiscal Year Ended June 30				Fiscal Year Ended December 31,			Nine Months Ended September 30,
			July 1, 2006 to August 20, 2006	August 21, 2006 to December 31, 2006
	2005	2006			2007	2008	2009	2009	2010
				(unaudited)				(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net sales	$23,728	$31,869	$3,985	$15,249	$56,432	$68,644	$69,038	$49,326	$58,772
Cost of goods sold	9,095	10,218	1,374	5,961	21,282	22,740	22,669	15,456	17,620

Gross profit	14,633	21,651	2,611	9,288	35,150	45,904	46,369	33,870	41,152
Total operating costs and expenses	12,013	19,825	2,769	14,242	51,959	59,751	52,066	38,236	40,376

Income (loss) from operations	2,620	1,826	(158)	(4,954)	(16,809)	(13,847)	(5,697)	(4,366)	776
Total other expense, net	(354)	(427)	(823)	(53)	(1,480)	(2,860)	(3,030)	(2,521)	(1,747)

Income (loss) from continuing operations before income taxes	2,266	1,399	(981)	(5,007)	(18,289)	(16,707)	(8,727)	(6,887)	(971)
Income tax benefit (expense)	685	(1,083)	197	(121)	6,619	5,465	2,685	2,056	(502)

Income (loss) from continuing operations	$2,951	$316	$(784)	$(5,128)	$(11,670)	$(11,242)	$(6,042)	$(4,831)	$(1,473)

Net income (loss) from continuing operations per common share (basic and diluted)(1)	$0.43	$0.04	$(0.11)	$(0.43)	$(0.74)	$(0.55)	$(0.28)	$(0.23)	$(0.07)

Weighted-average shares used in computing net income (loss) from continuing operations per common share (basic and diluted)(1)	6,835	7,212	7,212	11,970	15,762	20,529	21,302	21,235	21,641

Pro forma as adjusted net loss from continuing operations per common share (basic and diluted)(2)				$(0.66)	$(1.14)	$(0.84)	$(0.44)	$(0.35)	$(0.10)

Weighted-average shares used in computing pro forma as adjusted net loss per share(2)				7,797	10,267	13,372	13,875	13,831	14,096

Cash dividends declared per common share	$—	$—	$—	$—	$—	$—	$—	$—	$—

Other Financial Data:
Adjusted EBITDA(3) (unaudited)	$2,621	$3,200	$(927)	$(2,815)	$(9,624)	$(6,139)	$2,594	$1,981	$6,719
Cash from (used for) operations	$1,101	$237	$(343)	$(4,451)	$(10,449)	$(10,036)	$8,443	$5,758	$2,776

footnotes continued on following page

(1)
Does not reflect (1) the BIS Merger Transaction, (2) the Conversion Transaction in which we will redeem all of our preferred stock for, and convert all of our common stock into, an aggregate of 14,407,433 shares of common stock upon the completion of this offering (see "Conversion Transaction" below), (3) the effectiveness of our amended and restated certificate of incorporation, (4) the issuance of an aggregate of 198,316 shares of common stock that are issuable upon the exercise of outstanding stock options and an outstanding warrant, (5) the issuance of an aggregate of 587,754 shares of common stock upon completion of this offering to our employees (see "Employee Equity Grants" below) and (6) the sale of 4,687,500 shares of common stock by us in this offering at the assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus.

(2)
Reflects equivalent weighted average common shares outstanding for the periods indicated on a retrospective basis, based on the exchange ratios used in the BIS Merger Transaction and the Conversion Transaction.

(3)
EBITDA is defined as earnings before interest, incomes taxes, depreciation and amortization. We calculate Adjusted EBITDA as follows: loss from continuing operations less interest income and income taxes plus interest expense, depreciation expense, amortization expense, stock-based compensation expense, loss on debt modification and extinguishment and insurance settlements not considered by us to be operational in nature. Please see "Adjusted EBITDA" below for more information and for a reconciliation of Adjusted EBITDA to our income (loss) from continuing operations calculated in accordance with U.S. generally accepted accounting principles, or GAAP.

	As of June 30,		As of December 31,
						As of September 30, 2010
	2005	2006	2007	2008	2009
						(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash(1)	$764	$845	$1,330	$2,022	$4,939	$4,809
Working capital	4,698	8,126	16,196	9,391	12,623	8,560
Total assets	11,772	15,167	313,231	297,839	285,141	161,234
Long-term debt, less current portion(1)	203	101	197	13,447	88	38
Notes payable to related party, less current portion(1)	—	—	3,000	15,000	36,870	39,541

(1)
Excludes discontinued operations.

Adjusted EBITDA

In addition to providing financial measurements based on GAAP, we present additional historical financial metrics that are not prepared in accordance with GAAP, or non-GAAP. Our non-GAAP financial measures consist of Adjusted EBITDA. We define Adjusted EBITDA as loss from continuing operations less interest income and income taxes plus interest expense, depreciation expense, amortization expense, stock-based compensation expense, loss on debt modification and extinguishment, and insurance settlements not considered by us to be operational in nature. We include Adjusted EBITDA in this prospectus because (i) it provides relevant information for our investors because it is useful for trending, analyzing and benchmarking the performance and value of our business and (ii) our management uses Adjusted EBITDA to monitor the performance of our business.

We also believe Adjusted EBITDA facilitates operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures affecting interest income (expense), tax positions such as the impact of changes in effective tax rates, and the impact of depreciation and amortization expense.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    •
    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

    •
    Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    •
    Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

    •
    Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

    •
    Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

    •
    other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results. The following table presents a reconciliation of Adjusted EBITDA to income (loss) from continuing operations, the most comparable GAAP measure for each of the periods indicated:

	Predecessor			Successor
	Fiscal Year Ended June 30				Fiscal Year Ended December 31,			Nine Months Ended September 30,
			July 1, 2006 to August 20, 2006	August 21, 2006 to December 31, 2006
	2005	2006			2007	2008	2009	2009	2010
	(in thousands)
Income (loss) from continuing operations	$2,951	$316	$(784)	$(5,128)	$(11,670)	$(11,242)	$(6,042)	$(4,831)	$(1,473)
Adjustments:
Stock-based compensation	—	1,527	—	—	117	229	325	253	30
Loss on debt modification and extinguishment	—	—	—	—	—	—	709	709	95
Income tax (benefit) expense	(685)	1,083	(197)	121	(6,619)	(5,465)	(2,685)	(2,056)	502
Interest expense, net	244	10	7	9	637	2,089	2,190	1,773	3,622
Depreciation and amortization	111	264	47	2,183	7,911	8,250	8,097	6,133	5,913
BioLok insurance settlement	—	—	—	—	—	—	—	—	(1,970)

Adjusted EBITDA	$2,621	$3,200	$(927)	$(2,815)	$(9,624)	$(6,139)	$2,594	$1,981	$6,719

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion together with the financial statements, related notes and other financial information included elsewhere in this prospectus. The following discussion contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under "Risk Factors" and elsewhere in this prospectus. These risks could cause our actual results to differ materially from any future performance suggested below.

Overview

We are a medical technology company focused on developing, manufacturing and marketing a broad and comprehensive line of innovative and evidence-based dental implants, as well as biologics products for the replacement of missing teeth. Since 2005, we have sold over 1,000,000 implants and over 125,000 abutments. In order to become the leading dental implant company, we intend to build on our broad and clinically-proven product offerings, expand our global distribution network and increase and expand our education and training programs. In 2009, our net sales were $69.0 million and, according to iData Research Inc., we were the sixth largest dental implant company based on net sales in North America. From 2006 through 2009, our net sales grew at a CAGR of 16% in comparison to both the worldwide and North American dental implant market CAGRs of 9% in the same period.

We provide an extensive line of implants for the replacement of individual or multiple teeth. Our implant product line is designed to address substantially all of the dental implant market and includes virtually all shapes and types of implants and connections. Moreover, we offer a broad line of implants that can be used in immediate loading procedures. We also offer a complete line of abutments, biologics, implant tools and specialty instruments, as well as VIP computer-guided surgical software and surgical guides to assist in reconstruction procedures.

Our implant products feature our proprietary Laser-Lok platform technology, which addresses the critical issues of bone and soft tissue loss around the implant. Bone and soft tissue loss after placement of conventional dental implants remain common problems that can lead to long-term complications and inferior aesthetic outcomes. As a result, dental professionals are seeking new surface technologies and implant designs that reduce or eliminate bone and soft tissue loss following implant placement. We believe that our proprietary Laser-Lok platform technology is the only technology on the market today for which there is clinical data that supports reduced bone and soft tissue loss. As a result, we believe that our proprietary Laser-Lok platform technology makes our implant and abutment offerings more attractive to dental professionals and their patients as they become increasingly concerned with aesthetic outcomes of implant dentistry.

Our research and development efforts include, among other things, new product development and post-market clinical studies designed to demonstrate the functional and aesthetic benefits of our products. The benefits of our broad product offering have been validated in over 50 peer-reviewed post-market clinical studies. We are committed to continuing to develop and introduce enhancements to our product lines that will simplify the placement of our implants, reduce the procedure time and the duration of the treatment process and improve clinical and aesthetic outcomes. We introduced several new products in 2010, including our Mountless Packaged Tapered Implant, Laser-Lok 3.0 Implant and Laser-Lok Abutments.

We currently sell our products to dental professionals and dental laboratories, through a direct sales force of over 80 sales representatives in North America and five foreign countries. We also maintain a complementary network of over 50 third-party distributors outside of the United States. Through our direct sales force and our distribution network, we market our products in more than 80 countries worldwide. We offer extensive education and training programs and have affiliations with leading private and public dental educational centers to educate and train dental professionals and dental students. We use these education and training programs to increase awareness of the benefits of dental implants and our comprehensive dental implant solutions.

Effective March 31, 2010, we spun-off our dental laboratory business, DTI Holdings, Inc., or DTI Holdings. The results of operations of DTI Holdings are reflected in the loss from discontinued operations, net of taxes, in our consolidated statements of operations for all periods from June 29, 2006, the date of formation of DTI Holdings, through March 31, 2010, and the assets and liabilities of DTI Holdings are classified as discontinued operations in our accompanying consolidated balance sheets as of December 31, 2008 and 2009. After the spin-off, we continued to incur expenses on behalf of and received shared service fees from DTI Holdings. As of the end of September 2010, we no longer incur these expenses or receive these fees.

General Conditions and Trends Affecting Our Business

General Economic Conditions.    Demand for our products is sensitive to changes in the economic environment. For example, the global dental implant and biologics markets were negatively impacted in 2009 due to the worldwide economic slowdown in late 2008 and 2009. During this time, we took steps to reduce our overhead, including reducing our number of employees in the fourth quarter of 2008 and the second quarter of 2009, after rapid headcount increases throughout the first three quarters of 2008. The reductions returned our staffing to levels similar to those at the end of 2007. We believe that as economic conditions improve, demand for our products will increase due to, among other reasons, greater discretionary spending by potential dental implant patients.

Improvement in General Dental Health.    Dental health is improving in both the United States and other countries in which we operate, such that generally fewer patients experience loss of their teeth. Because tooth replacement is a driver of demand for our products, the continued improvement in patients' dental health could result in lower demand for our products.

Shifting Product Mix.    We expect sales of our implants to increase as a percentage of our overall sales. As gross profit on sales of our implants tends to be higher than for our biologics and other products, we believe a shift in our sales towards implants will result in an improvement in our gross profit as a percentage of net sales.

Increased Sales and Marketing Efforts.    We intend to increase our direct sales capabilities through the hiring of additional sales representatives across a number of geographic markets. In addition, we expect to add distributors in many areas of the world including Scandinavia and Asia Pacific over the next few years. We are waiting for regulatory clearance in several new markets, including Brazil and China, before we can actively sell our products in these markets. While we have recently received regulatory approval in Japan to sell some of our products, we are waiting for additional regulatory approvals to sell other products in this market. We also plan to increase our marketing, education and training efforts in order to promote clinical data supporting our proprietary Laser-Lok platform technology and to educate and train dental professionals on the clinically-proven functionality and aesthetic benefits of our implant products. Additionally, we intend to increase marketing, education and training in international markets to assist our distributors. As a result of these increased sales and marketing efforts, we expect that our sales and marketing expenditures, as well as our expenses related to obtaining regulatory clearances, will increase and that we will pay additional commissions related to higher net sales.

Increase in Support for Expanded Distribution Channels.    As we seek to expand our distribution channels, we also expect that we will hire additional staff in the areas of sales support, customer care and regulatory compliance, as well as other areas that support our sales efforts. As a result of this increase in support for our expanded distribution channels, we expect that our general and administrative expenses will increase, though we expect such expenses to decrease as a percentage of net sales.

Increased General and Administrative and Manufacturing Costs.    Upon completion of the offering, we will begin incurring additional expenses related to being a public company, including increased audit and legal professional fees, costs of compliance with securities and other regulations, investor relations expenses and higher insurance premiums. We also expect to incur increased litigation related expenses as a result of responding to ongoing litigation matters. As a result, we expect that our general and administrative costs will increase for the foreseeable future. In addition, as we internalize a portion of our manufacturing needs through the expansion of the manufacturing capabilities of our Birmingham facility, including by operating a second production shift, we expect our manufacturing costs to increase.

Sales and Expense Components

The following is a description of the primary components of our net sales and expenses:

Net Sales.    We derive our net sales from the sale of implant and biologics products to dental professionals and dental laboratories in over 80 countries worldwide via a combination of a direct sales force and a third-party distributor network. We recognize net sales when products are shipped.

Gross Profit.    In determining gross profit, we reduce net sales by our cost of goods sold, which consist primarily of third-party manufacturing costs, direct labor, raw materials, shipping and handling costs associated with sales of our products, depreciation of manufacturing equipment, royalties based on sales of certain products and other direct and indirect manufacturing overhead costs. We recognize cost of goods sold when we recognize revenue for the transaction. Our gross profit has been, and will be, affected by many factors, including the demand for our products, the selling price of our products, our cost of goods sold, the introduction of new products by us and our competitors and our ability to expand our sales force and distribution channels in North America and around the world.

Sales and Marketing.    Sales and marketing expenses primarily consist of salaries and commissions paid to our direct sales force, advertising and marketing literature costs for our global distribution system, the cost of providing inventory to our third-party distributors, the cost of products provided free through certain sales promotions and support of continuing education and training events and industry meetings, including speaker honorariums.

General and Administrative.    General and administrative expenses primarily consist of facilities, supplies and employment costs and professional fees relating to accounting, finance, legal, information technology and human resources services. Amortization of intangible assets and depreciation of equipment unrelated to manufacturing are included in general and administrative expenses.

Research and Development.    Research and development expenses consist primarily of costs associated with the design, development, testing, deployment and enhancement of our dental implant products. It also includes costs associated with the design and execution of post-market clinical studies, grants of academic support to graduate schools of dentistry, which includes the funding of post-market clinical studies and consulting expenses associated with our scientific advisors.

Other Income (Expense).    Other income (expense) primarily consists of items unrelated to operations, such as interest income and expense, merger-related expenses, debt modification and extinguishment costs, and proceeds received from insurance settlements.

Income Taxes.    Income taxes consist of federal, state, local and foreign taxes based on income.

Results of Operations

The following table sets forth, for the periods indicated, our results of operations (in thousands), and the changes between the specified periods expressed as percentage increases or decreases:

							For the Nine Months Ended
	For the Year Ended December 31,			For the Year Ended December 31,
			Percent Change			Percent Change	September 30, 2009	September 30, 2010	Percent Change
	2007	2008		2008	2009
Net sales	$56,432	$68,644	22%	$68,644	$69,038	1%	$49,326	$58,772	19%
Cost of goods sold	21,282	22,740	7%	22,740	22,669	*	15,456	17,620	14%

Gross profit	35,150	45,904	31%	45,904	46,369	1%	33,870	41,152	21%
Operating costs and expenses:
Sales and marketing	26,291	34,460	31%	34,460	28,557	(17)%	20,888	22,063	6%
General and administrative	22,595	23,700	5%	23,700	22,271	(6)%	16,491	17,172	4%
Research and development	3,073	1,591	(48)%	1,591	1,238	(22)%	857	1,141	33%

Total operating costs and expenses	51,959	59,751	15%	59,751	52,066	(13)%	38,236	40,376	6%

Income (loss) from operations	(16,809)	(13,847)	18%	(13,847)	(5,697)	59%	(4,366)	776	**
Other income (expense):
Interest income	55	12	(78)%	12	3	(75)%	5	2	**
Interest expense	(692)	(2,101)	204%	(2,101)	(2,193)	4%	(1,778)	(3,624)	104%
Loss on debt modification and extinguishment	—	—	—	—	(709)	**	(709)	(95)	(87)%
Other income (expense), net	(843)	(771)	(9)%	(771)	(131)	(83)%	(39)	1,970	**

Total other expense, net	(1,480)	(2,860)	93%	(2,860)	(3,030)	6%	(2,521)	(1,747)	31%
Loss from continuing operations before income taxes	(18,289)	(16,707)	9%	(16,707)	(8,727)	48%	(6,887)	(971)	86%
Income tax benefit (expense)	6,619	5,465	(17)%	5,465	2,685	(51)%	2,056	(502)	(124)%

Loss from continuing operations	(11,670)	(11,242)	4%	(11,242)	(6,042)	46%	(4,831)	(1,473)	70%
Discontinued operations:
Loss from operations of discontinued business	(10,969)	(11,847)	(8)%	(11,847)	(12,418)	(5)%	(7,958)	(3,826)	52%
Income tax benefit	4,662	4,448	(5)%	4,448	3,987	(10)%	2,544	1,354	(47)%

Loss on discontinued operations	(6,307)	(7,399)	(17)%	(7,399)	(8,431)	(14)%	(5,414)	(2,472)	54%

Net loss	$(17,977)	$(18,641)	(4)%	$(18,641)	$(14,473)	22%	$(10,245)	$(3,945)	61%

* Less than 1%

** Not meaningful

The following table sets forth, for the periods indicated, our net sales by geography (in thousands) and the changes in net sales between the specified periods expressed as percentage increases or decreases:

							For the Nine Months Ended
	For the Year Ended December 31,			For the Year Ended December 31,
			Percent Change			Percent Change	September 30, 2009	September 30, 2010	Percent Change
Net Sales by Geography	2007	2008		2008	2009
							(unaudited)
North America	$34,788	$41,924	21%	$41,924	$44,102	5%	$31,901	$36,104	13%
Europe	10,371	13,642	32%	13,642	11,366	(17)%	8,054	9,079	13%
Asia Pacific	4,355	4,063	(7)%	4,063	4,090	1%	2,662	3,883	46%
Rest of world	6,918	9,015	30%	9,015	9,480	5%	6,709	9,706	45%

Total	$56,432	$68,644	22%	$68,644	$69,038	1%	$49,326	$58,772	19%

Nine Months Ended September 30, 2010 Compared to the Nine Months Ended September 30, 2009

Net Sales.    Net sales increased $9.4 million, or 19%, to $58.8 million for the nine months ended September 30, 2010, from $49.3 million for the same period in 2009, primarily as a result of increased sales to new customers and third-party distributors and growth in our foreign sales offices. The increase in net sales from the same period in the prior year is primarily due to an increase in sales of Tapered Internal implants and MinerOss (hard tissue) products of 48% and 29%, respectively. Both of these product lines experienced modest gains in average selling price as compared to the nine months ended September 30, 2009.

Net Sales by Geography.    Net sales in North America increased $4.2 million, or 13%, to $36.1 million for the nine months ended September 30, 2010, from $31.9 million for the same period in 2009. Net sales in Europe increased $1.0 million, or 13%, to $9.1 million for the nine months ended September 30, 2010, from $8.1 million for the same period in 2009. Net sales in Asia Pacific increased $1.2 million, or 46%, to $3.9 million for the nine months ended September 30, 2010, from $2.7 million for the same period in 2009. Net sales in the rest of the world increased $3.0 million, or 45%, to $9.7 million for the nine months ended September 30, 2010, from $6.7 million for the same period in 2009. International net sales as a percentage of company-wide sales increased 4%, to 39% for the nine months ended September 30, 2010, from 35% for the same period in 2009. International net sales for the nine months ended September 30, 2010 included a favorable currency impact of approximately $1.0 million, primarily as a result of an increase in the value of the Canadian and Australian dollars against the U.S. dollar during the period.

Gross Profit.    Gross profit as a percent of net sales increased by 1%, to 70% for the nine months ended September 30, 2010, from 69% for the same period in 2009, primarily as a result of implant sales increasing as an overall percentage of our net sales in 2010 as compared to 2009.

Sales and Marketing.    Sales and marketing expenses increased $1.2 million to $22.1 million for the nine months ended September 30, 2010, from $20.9 million for the same period in 2009, primarily as a result of increased spending on industry meetings. As a percentage of net sales, sales and marketing expenses decreased to 38% for the nine months ended September 30, 2010, from 42% for the same period in 2009.

General and Administrative.    General and administrative expenses increased $0.7 million to $17.2 million for the nine months ended September 30, 2010, from $16.5 million for the same period in 2009, primarily as a result of increased audit and legal expenses. As a percentage of net sales, general and administrative expenses decreased to 29% for the nine months ended September 30, 2010, from 33% for the same period in 2009.

Research and Development.    Research and development expenses increased $0.2 million, to $1.1 million for the nine months ended September 30, 2010, from $0.9 million for the same period in 2009, primarily as a result of increased new product development activities in 2010 compared to 2009.

Other Income (Expense).    Other income (expense) increased approximately $2.0 million to $2.0 million for the nine months ended September 30, 2010, from less than ($0.1) million for the same period in 2009, primarily due to the receipt of a $2.0 million insurance settlement for a claim related to our 2006 acquisition of BioLok International, Inc. in September 2010. The increase in interest expense for the nine months ended September 30, 2010 of $1.8 million from $3.6 million for the same period in 2009 primarily relates to the absence of allocating interest expense to discontinued operations since the spin-off of DTI, our dental laboratory business, on March 31, 2010, as well as an increase to the paid-in-kind interest rate on the subordinated note payable from 8% to 10%, which was effective on January 1, 2010. The decrease in loss on debt modification and extinguishment from the nine months ended September 30, 2009 of $0.6 million reflects the difference in the cost of extinguishment of our entire line of credit with General Electric in 2009 and the partial loss of our credit facility with MidCap Financial related to the spin-off of our discontinued operations in March 2010.

Income Tax (Expense) Benefit.    Due to our accumulated losses, we are not currently making cash payments for federal income tax expense in the United States. Income tax expense from continuing operations for the nine months ended September 30, 2010 was $0.5 million as compared to the expected tax benefit of $0.3 million based on the statutory U.S. federal tax rate. The differences between the expected benefit and the tax provision are primarily due to non-deductible (permanent) items, incremental foreign taxes, increases in valuation allowances related to current and prior period foreign operating losses and the effects of a reserve for uncertain tax positions (including interest expense and net of related US federal tax benefit) related to transfer pricing issues in prior periods.

Income tax benefit from continuing operations for the nine months ended September 30, 2009 was $2.0 million as compared to the expected tax benefit of $2.4 million computed at the statutory U.S. federal tax rate. The tax benefit recognized for the nine months ended September 30, 2009 was less than the expected tax due to non-deductible (permanent) items and unrecognized tax benefits on 2009 foreign losses, which were not assured of realization and other miscellaneous items.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Net Sales.    Net sales increased $0.4 million, or 1.0%, to $69.0 million for the year ended December 31, 2009, from $68.6 million in 2008, primarily as a result of new product introductions and increasing sales of our products incorporating our proprietary Laser-Lok platform technology during 2009. The increase in net sales is the result of offsetting international distributor sales declines during the weaker world economy in 2009 with sales increases gained by the shifting of customer purchases from products without Laser-Lok technology to products with Laser-Lok technology, which carry a price premium. The slight decline in the number of implants sold was offset by a small increase in average selling price related to the mix of direct sales of Laser-Lok products replacing distributor sales of non-Laser-Lok products. Net sales of biologic products increased 13%, driven by a 46% increase in the number of MinerOss (hard tissue) units sold worldwide.

Net Sales by Geography.    Net sales in North America increased $2.2 million, or 5%, to $44.1 million for the year ended December 31, 2009, from $41.9 million in 2008 primarily driven by continuing adoption of our Laser-Lok technology, which carries a price premium, new customers from our educational affiliates and significant growth in our bone grafting product line. Net sales in Europe decreased $2.3 million, or 17%, to $11.4 million for the year ended December 31, 2009, from $13.6 million in 2008. Net sales in Asia Pacific remained constant at $4.1 million for the years ended December 31, 2009 and 2008 primarily related to lower sales to distributors during the global economic crisis, offset by an equal increase in direct sales at our Australian subsidiary. Net sales in the rest of the world increased $0.5 million, or 5%, to $9.5 million for the year ended December 31, 2009, from $9.0 million in 2008. International net sales as a percentage of company-wide sales decreased 3% to 36% for the year ended December 31, 2009, from 39% in 2008. International net sales for the year ended December 31, 2009 included an unfavorable currency impact of approximately

$1.4 million primarily as a result of a decrease in the value of the Canadian dollar, the Euro and the British pound against the U.S. dollar during the year.

Gross Profit.    Gross profit as a percentage of net sales, for the year ended December 31, 2009, was 67%, unchanged from 2008.

Sales and Marketing.    Sales and marketing expenses decreased $5.9 million to $28.6 million for the year ended December 31, 2009, from $34.5 million in 2008, primarily as a result of a restructuring of our sales management team and less discretionary spending on industry meetings. As a percentage of net sales, sales and marketing expenses decreased to 41% for the year ended December 31, 2009, from 50% in 2008.

General and Administrative.    General and administrative expenses decreased $1.4 million to $22.3 million for the year ended December 31, 2009, from $23.7 million in 2008, primarily as a result of cost-cutting measures that we took due to general economic conditions in late 2008 and early 2009, as well as the consolidation of all our operations into one facility, which took place in mid to late 2008. As a percentage of net sales, general and administrative expenses decreased to 32% for the year ended December 31, 2009, from 35% in 2008.

Research and Development.    Research and development expenses decreased $0.4 million to $1.2 million for the year ended December 31, 2009, from $1.6 million in 2008, primarily as a result of limiting support of post-market clinical studies.

Other Income (Expense).    Other expense increased $0.1 million to $3.0 million for the year ended December 31, 2009, from $2.9 million in 2008, primarily as a result of the higher interest expense. Other expense consisted primarily of interest expense and debt extinguishment costs in 2009 and of interest expense and merger-related expenses in 2008.

Income Tax Benefit.    Our effective tax rate decreased 1.9% to 30.8% for the year ended December 31, 2009, from 32.7% in 2008 primarily due to an increase in the valuation allowance for foreign and state net operating losses in the year ended December 31, 2009.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Net Sales.    Net sales increased $12.2 million, or 22%, to $68.6 million for the year ended December 31, 2008, from $56.4 million in 2007, primarily as a result of the introduction of our Tapered Internal Implants in the fourth quarter of 2007, which accounted for approximately 16% of our net sales in 2008. Approximately half of the increase in net sales is attributable to the rapid growth in the number of units sold of the Tapered Internal implant product line that was launched in the fourth quarter of 2007. The sales of this new product line brought new implant customers, as well as the conversion of a portion of existing implant customers interested in either our Laser-Lok technology or a non-parallel wall implant design. Additional net sales growth is primarily related to an increase in units sold to new customers of our legacy implant product lines (non-Laser-Lok), with only a small portion relating to a modest implant price increase.

Net Sales by Geography.    Net sales in North America increased $7.1 million, or 21%, to $41.9 million for the year ended December 31, 2008, from $34.8 million in 2007. Net sales in Europe increased $3.3 million, or 32%, to $13.6 million for the year ended December 31, 2008, from $10.4 million in 2007. Net sales in Asia Pacific decreased $0.3 million, or 7%, to $4.1 million for the year ended December 31, 2008, from $4.4 million in 2007. Net sales in the rest of the world increased $2.1 million, or 30%, to $9.0 million for the year ended December 31, 2008, from $6.9 million in 2007. International net sales as a percentage of company-wide sales increased 1% to 39% for the year ended December 31, 2008, from 38% in 2007. International net sales for the year ended December 31, 2008 included a favorable currency impact of approximately $0.3 million, primarily as a result of an increase in the value of the Euro against the U.S. dollar during the year.

Gross Profit.    Gross profit as a percentage of net sales increased 5% to 67% for the year ended December 31, 2008, from 62% in 2007, primarily as a result of decreased implant packaging costs.

Sales and Marketing.    Sales and marketing expenses increased $8.2 million to $34.5 million for the year ended December 31, 2008, from $26.3 million in 2007, primarily as a result of the worldwide marketing campaign promoting our Tapered Internal Implants, first introduced in the fourth quarter of 2007, and an expansion of our direct sales force during 2008. As a percentage of net sales, sales and marketing expenses increased to 50% for the year ended December 31, 2008, from 47% in 2007.

General and Administrative.    General and administrative expenses increased $1.1 million to $23.7 million for the year ended December 31, 2008, from $22.6 million for the year ended December 31, 2007, primarily as a result of headcount increases in our finance, human resources and information technology staff that were necessary to support the expanding distribution channels. These cost increases were partially offset by savings from closing a leased facility in June 2008. As a percentage of net sales, general and administrative expenses decreased to 35% for the year ended December 31, 2008, from 40% in 2007.

Research and Development.    Research and development expenses decreased $1.5 million to $1.6 million for the year ended December 31, 2008, from $3.1 million in 2007, primarily as a result of the elimination of a duplicative research and development organization that was part of a 2006 acquisition.

Other Income (Expense).    Other expense increased $1.4 million, to $2.9 million, for the year ended December 31, 2008, from $1.5 million in 2007, primarily as a result of increased interest expense on revolving debt and subordinated convertible notes as outstanding balances increased.

Income Tax Benefit.    Our effective tax rate decreased 3.5% to 32.7% for the year ended December 31, 2008, from 36.2% in 2007 primarily due to an increase in non-deductible expenses in the year ended December 31, 2008.

Liquidity and Capital Resources

Our principal sources of cash have included the issuance of bank borrowings, subordinated convertible notes and equity as well as cash generated from operations. Principal uses of cash have included acquisitions, expansion of our direct sales force and distribution channels, capital expenditures, working capital and debt service. We expect that our principal uses of cash in the future will continue to be for expansion of our distribution channels, capital expenditures to expand our manufacturing capabilities, working capital, debt service and potential acquisitions. As of September 30, 2010, we had an accumulated deficit of $60.5 million and we have incurred net losses from continuing operations of $11.7 million, $11.2 million, $6.0 million and $1.5 million for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively. In addition, we have incurred net losses of $18.0 million, $18.6 million, $14.5 million and $3.9 million for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively. These net losses include the results of operations of our previously wholly-owned subsidiary, DTI Holdings, Inc., which was spun-off on March 31, 2010. We expect that, as our net sales grow, our sales and marketing, general and administrative, research and development and capital expenses will continue to grow and, as a result, we will need to generate significant net sales to achieve profitability. Over the long-term, we intend to achieve profitability by pursuing our business strategies, including expanding our direct sales organization and enhancing our global distribution capabilities. See "Business — Our Strategy" below. We believe that our current cash, net sales from our operations and our ability to draw down on our revolving line of credit will be sufficient to fund our projected operating requirements for at least the next 12 months. In addition, if we believe it is in our interest to raise additional funds, we may seek to sell additional equity or debt securities or borrow additional money. There can be no assurance, however, that we will be able to do so on acceptable terms, or at all. The sale of additional equity or convertible debt securities could result in further dilution to our stockholders. If additional funds are raised through the issuance of equity or debt securities, these securities could have rights senior to those associated with our common stock and could contain covenants that would restrict our operations.

The following table sets forth, for the periods indicated, a summary of operating, investing and financing activities of continuing operations (in thousands):

	For the Year Ended December 31,			For the Nine Months Ended September 30, 2010
Cash flow summary	2007	2008	2009
				(unaudited)
(Used for) from operating activities	$(10,449)	$(10,036)	$8,443	$2,776
(Used for) investing activities	$(1,072)	$(30,958)	$(7,150)	$(845)
From (used for) financing activities	$9,259	$41,857	$1,463	$(2,068)

Operating Activities.    Cash from operating activities during the nine months ended September 30, 2010 was $2.8 million, a decrease of $3.0 million as compared to the nine months ended September 30, 2009. The decrease was primarily driven by a $9.5 million increase in cash used for operating assets and liabilities, offset by a $3.4 million reduction in our net loss for the period, a $1.4 million increase in paid-in-kind interest, and a $2.1 million increase in the provision for deferred taxes. Working capital was used to build accounts receivable and inventories as a direct result of and in response to the increased sales volumes during the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009. Cash from operating activities was $8.4 million in 2009, compared to cash used for operating activities of $10.0 million in 2008 and $10.4 million in 2007. Cash from operating activities in 2009 primarily consisted of decreased inventories held for sale and increased current liabilities. Cash used for operating activities in 2007 and 2008 primarily consisted of the loss from operations and increased inventories held for sale.

Investing Activities.    Cash used for investing activities during the nine months ended September 30, 2010 was $0.8 million, primarily reflecting advances to fund discontinued operations through March 31, 2010 of $0.7 million and purchases of property and equipment. In the comparable 2009 period, cash used for investing activities primarily consisted of investments and advances to discontinued operations of $3.5 million and a $1.5 million payment of the final installment on our acquisition of Implant Logic Systems, Ltd. Cash used for investing activities was $7.2 million in 2009, compared to $31.0 million in 2008 and $1.1 million in 2007. Cash used for investing activities primarily consisted of advances to discontinued operations and the acquisition of a software subsidiary in 2009 and 2008, and purchases of property and equipment in 2007.

Financing Activities.    Cash used for financing activities during the nine months ended September 30, 2010 was $2.1 million, primarily reflecting payments on our revolving line of credit and payments of debt modification and financing costs and costs related to our initial public offering. Net cash from financing activities was $1.5 million in 2009, compared to net cash from financing activities of $41.9 million in 2008 and $9.3 million in 2007. Cash from financing activities in 2009 primarily consisted of the issuance of an additional $5 million subordinated convertible note net of payments on the revolving line of credit. Cash from financing activities in 2007 and 2008 primarily consisted of the sale of stock to fund an acquisition in addition to net borrowing on a revolving line of credit and a subordinated convertible note payable.

Current Financing Arrangements.    On March 31, 2010, we entered into a secured revolving line of credit, with MidCap for borrowings on a revolving basis through March 31, 2012. Borrowings under the line of credit are limited to the sum of our eligible accounts receivable and domestic inventory, up to a maximum of $12.5 million. Through the exercise of a LIBOR option, the line of credit bears interest at an annual rate of reserve-adjusted, 30-day LIBOR (subject to a 2.75% floor) plus 575 basis points, reset monthly. Interest is charged on a minimum of 80% of the amount available under the line of credit or the outstanding balance, whichever is greater. Upon an early termination of the line of credit, a prepayment fee of $0.6 million is due if the termination takes place prior to March 31, 2011, and a prepayment fee of $0.4 million is due if the termination takes place prior to March 31, 2012. As of September 30, 2010, the outstanding balance on the line of credit was $8.7 million and $2.4 million was available to draw down. Borrowings under the line of credit are secured by a pledge of all of our assets, other than our intellectual property and equipment that is subject to purchase money security interests or capital lease financings, including any proceeds relating to or arising from our intellectual property. We anticipate that the outstanding balance of the line of credit will remain outstanding after this offering.

On March 31, 2010, we issued a $5.0 million term note, or the term note, payable to MidCap and secured by a pledge of all of our assets, other than our intellectual property and equipment that is subject to purchase money security interests or capital lease financings, including any proceeds relating to or arising from our intellectual property. Interest on borrowings under the term note is payable monthly in cash at an annual rate of reserve-adjusted, 30-day LIBOR (subject to a 2.75% floor) plus (1) 575 basis points through September 30, 2010 and (2) 875 basis points thereafter; reset monthly. During the term of the term note, we are required to maintain a certain fixed charge coverage ratio, which is defined as the ratio of our operating cash flow to our fixed charges for the applicable measurement period. The term note will mature upon the earlier of our initial public offering or June 30, 2011. A non-refundable exit fee of $0.5 million is payable upon maturity of the note. We anticipate that the note will be repaid in connection with this offering.

On September 30, 2010, we amended the terms of our outstanding loan obligations to our majority stockholder, HealthpointCapital. The subordinated convertible note issued to HealthpointCapital has a principal amount of $36.9 million and bears interest at 10% per year, which is accrued and payable at maturity of the note. The principal and accrued interest are due and payable on the earlier to occur of (1) our initial public offering, (2) a merger, consolidation or similar transaction resulting in a change of control, a sale of all or substantially all of our assets, a sale of a majority of our capital stock, or any other change of control, in each case occurring in one transaction or a series of related transactions, or (3) upon demand by HealthpointCapital at any time after April 1, 2012. At any time prior to the full repayment of the subordinated convertible note, HealthpointCapital may, at its sole discretion, convert all or part of the then outstanding principal amount of the subordinated convertible note into that number of units consisting of shares of our common stock and preferred stock (or equivalent securities), as would be issuable valuing our currently outstanding shares of common and preferred stock (on a fully diluted and fully converted basis) at $500 million. The subordinated convertible note is subordinate to and subject to the payment in full of all our obligations for borrowed money to any financial institutions, whether such obligation was entered into prior to or subsequent to our entering into the subordinated convertible note. We anticipate that the subordinated convertible note will be repaid in connection with this offering.

Contractual Obligations

We are committed to making future cash payments on debt obligations, capital leases, operating leases and other contractual commitments. We have not guaranteed the debt of any other party. The following table summarizes our contractual obligations as of September 30, 2010 (in thousands):

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Revolving line of credit	$8,730	$—	$8,730	$—	$—
Term note payable(1)	5,000	5,000	—	—	—
Subordinated convertible note payable(1)	36,870	—	36,870	—	—
Interest payments on debt(2)	10,282	1,623	8,659	—	—
Capital lease obligations	99	61	38	—	—
Operating lease obligations	3,258	823	1,566	869	—
Minimum royalties	751	26	200	200	325

Total	64,990	7,533	56,063	1,069	325

(1)
We anticipate that this obligation will be repaid in connection with this offering. See "Use of Proceeds." The term loan is shown above as a repayment in 2011 as the terms of the note require repayment at the earlier of an initial public offering or June 30, 2011. The subordinated convertible note is due upon the earlier of an initial public offering or April 1, 2012.

(2)
Interest payments are determined assuming that principal payments on the debt are made on their scheduled dates and on the applicable maturity dates. The interest rates on the revolving line of credit and the term note payable are assumed at their current interest rates on October 1, 2010 of 8.5% and 11.5% respectively. Interest on the revolving line of credit and the term note are payable monthly in cash and includes the $450,000 non-refundable exit fee. Interest on our subordinated convertible note is accruing at its stated fixed rate of 10.0% per annum and is payable at maturity.

Off-Balance Sheet Arrangements

We do not currently have, nor have we ever had, any relationships with unconsolidated entities or financial partnerships, such as entities referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As a result, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Related Party Transactions

For a description of our related party transactions, see "Certain Relationships and Related Party Transactions."

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, net sales and expenses. On an on-going basis, we evaluate our estimates, including those related to inventories, bad debts and intangibles. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements included elsewhere in this prospectus, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition.    We recognize revenue when products are shipped. At that time, the title and risk of loss transfer to the customer and the ability to collect is reasonably assured. For our software product, the value of maintenance bundled with software is deferred using the residual method and recognized over the maintenance and support period. We generally do not require collateral when making a sale. Shipping and handling costs are included in cost of goods sold. Taxes collected from customers and remitted to governmental authorities are excluded from revenue. Our implant and abutment products carry a lifetime warranty, which covers any failure of product, and our implant tools, speciality instruments and software carry limited warranties. Customer may also return any product within sixty days of purchase for full credit. A reserve for product returns has been established based on our historical product return experience. Our reserves for potential warranty claims are not significant because historically we have experienced few warranty claims and costs associated with warranty claims have been immaterial.

Allowance for Doubtful Accounts.    We make judgments as to our ability to collect outstanding receivables and provide allowance for a portion of receivables when collection becomes doubtful. We establish an allowance for doubtful accounts based upon a review of specific outstanding invoices and the overall quality and age of those invoices not reviewed. In determining the provision for invoices not specifically reviewed, we analyze historical collection experience and current economic trends. If the historical data used to calculate the allowance provided for doubtful accounts does not reflect our future ability to collect the outstanding receivables or if the financial condition of customers were to deteriorate, resulting in impairment of their ability to make payments, an increase in the provision for doubtful accounts may be required.

Inventories.    We record inventories at the lower of cost or market under the first-in first-out method of accounting. Inventories include implants, dental tools and instruments, biologics, educational videos and abutments held for sale. We review the components of inventory on a periodic basis for excess, obsolete and impaired inventory, and record a reserve for the identified items. We calculate an inventory reserve for estimated obsolescence or excess inventory based upon historical turnover and assumptions about future demand for our products and market conditions. Our biologics products have a two-year shelf life and are subject to demand fluctuations based on product performance and market conditions. Our estimates and assumptions for excess and obsolete inventory are subject to uncertainty. The estimates we use for demand are also used for near-term capacity planning and inventory purchasing. Future product introductions and related inventories may require additional reserves based upon changes in market demand or introduction of competing products. Increases in the reserve for excess and obsolete inventory would result in a corresponding increase to cost of goods sold and would adversely affect our gross margins.

Valuation of Goodwill and Other Intangible Assets.    Goodwill represents the excess of the net acquisition cost over the estimated fair value of net assets acquired from purchased companies. Under the Financial Accounting Standards Board's Accounting Standards Codification (ASC), ASC 350, Intangibles — Goodwill and Other, intangible assets considered to have indefinite lives, such as goodwill, are not amortized to expense but are periodically evaluated for impairment at the reporting unit level. Intangible assets with finite lives are amortized to expense over their estimated useful lives. Our identified intangible assets consist of international distributor agreements, developed product technology and patents, trade names, customer base and non-compete agreements.

Under ASC 350, goodwill and other intangible assets with indefinite lives are subject to an annual impairment test, as well as an interim test if an event occurs or circumstances change between annual tests indicating that the asset might be impaired. The goodwill impairment test is a two-step process.

First, the fair value of each of our reporting units is compared to the carrying value of the reporting unit's assets less liabilities. If the fair value is less than the carrying value, a second step is performed. In the second step, an implied goodwill value is determined by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit. If the implied fair value of the goodwill, as calculated, is less than the carrying amount of the goodwill, an impairment charge is recorded for the difference. For purposes of estimating the fair value of a reporting unit, we use a weighted average of the income approach (70%) and the market valuation approach (30%). In our most recent annual impairment test, key assumptions used in the income approach include a terminal growth rate of 4.5%, a weighted-average cost of capital of 10.5% and an effective tax rate of 35%. Significant estimates include an average revenue growth rate of 12.5% and a 14% average EBITDA margin over the next five years. We test the goodwill of each reporting unit annually and more frequently if impairment indicators exist. Due to the numerous variables associated with our judgments and assumptions relating to the carrying value of our goodwill and intangible assets and the effects of changes in circumstances affecting these valuations, both the precision and reliability of the resulting estimates are subject to uncertainty, and as additional information becomes known, we may change our estimate, in which case, the likelihood of a material change in our reported results would increase. Our continuing operations are comprised of a single reporting unit, which includes all of our dental implant business. Based on our latest annual impairment test, the estimated fair value of the reporting unit exceeded the carrying value by a significant margin.

Distributorship agreements represent contracts providing significant distribution resources across a broad geographic market. The distributorship agreements are being amortized over seven to ten years.

Developed and licensed product technology and patents represent proprietary technology that is technologically feasible and includes all fully functioning products. We have developed and licensed developed product technology and patents for numerous dental implant devices and methods. The developed product technology and patents are being amortized over a weighted average useful life of eight to ten years, which in some cases is less than the remaining patent or license rights, due to the potential for economic or technological obsolescence.

The BioHorizons trade names are being amortized over a useful life of fifteen years and the BioLok International, Inc. trade names are amortized over a useful life of eight years. Customer base intangible assets are amortized over useful lives of eight to ten years. We determined the useful life of intangible assets based on the expected future cash flows associated with the respective asset.

Non-compete agreements are being amortized over the periods covered by the related agreements, which range from two to four years.

Stock-based Compensation.    The grant date fair value per share is being recognized as compensation expense over the applicable vesting period. The fair value of restricted stock awards was determined using the probability-weighted expected return method described in Chapter 10 of the AICPA Audit and Accounting Practice Aid, "Valuation of Privately-Held-Company Equity Securities as Compensation." Under this method, management developed multiple potential exit values for our equity securities and assigned probabilities to each potential outcome. The low end of the range of potential exit values was generally based on the amount required for HealthpointCapital to recover its investment, or the sum of all liquidation preferences on our capital stock. The upper end of the range was generally based on potential appreciation over a three year investment horizon of 58% to 73%. Each potential outcome was discounted to its present value using discount rates that approximated our weighted average cost of capital, with varying probabilities assigned to each outcome (ranging from 5% to 50%). We generally applied the highest probability to the market equity value determined as of the end of the preceding year in connection with our annual goodwill impairment tests, with lower probabilities assigned to the upper and lower end of the potential outcomes. The liquidation preferences on our preferred stock, Rolling common stock and Class A common stock were then deducted from the weighted average market value to derive a per share value for our Class A common stock and Class B common stock granted in each period.

Based on an assumed initial public offering price of $16.00, the midpoint of the range set forth on the cover page of this prospectus, the intrinsic value of the restricted shares of Class A common stock outstanding at September 30, 2010 was $0, the intrinsic value of the restricted shares of Class B common stock outstanding at September 30, 2010 was $0 and the intrinsic value of the restricted shares of Class C common stock outstanding at September 30, 2010 was $1.4 million, of which $1.3 million related to vested shares and $0.1 million related to nonvested shares.

Determining the fair value of stock issued as compensation in a privately-held company requires making complex and subjective judgments. Our estimates are consistent with the plans and estimates we use to manage our business. There is inherent uncertainty in making these estimates. Although it is reasonable to expect that the completion of our initial public offering will add value to the shares because they will have increased liquidity and marketability, we cannot measure the amount of the additional value with either precision or certainty.

Recent Accounting Pronouncements

ASC 805, Business Combinations, requires that, upon a business combination, the acquired assets, assumed liabilities, contractual contingencies and contingent liabilities be recognized and measured at their fair value at the acquisition date. ASC 805 also requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred; previously these costs were treated as costs of the acquisition. In addition, ASC 805 requires that acquired-in-process research and development be measured at fair value and capitalized as an indefinite-lived intangible asset, and it is therefore not subject to amortization until the project is completed or abandoned; previously these costs were expensed at the time of the acquisition. ASC 805 also requires changes in deferred tax asset valuation allowances and acquired income tax uncertainties that are recognized after the measurement period be recognized in income tax expense; previously such changes were considered to be subsequent changes in consideration and were recorded as decreases in goodwill. ASC 805 requires contingent consideration be recorded at fair value as an element of the purchase price with subsequent adjustments recognized in operations, previously contingent consideration was accounted for as a subsequent adjustment of the purchase price. ASC 805 is applicable to business combinations consummated after December 31, 2008.

Seasonality

Our business is seasonal in nature. Historically, demand for our products has been the highest in the second and fourth quarters. We traditionally experience lower sales volumes in the third quarter than throughout the rest of the year as a result of clinicians in North America and Europe taking time away from their practices during summer months.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to various market risks, which are potential losses arising from adverse changes in market rates and prices, such as interest rates and foreign exchange fluctuations. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

Interest Rate Risk.    Borrowings under our secured revolving line of credit and our term note with MidCap are each subject to adjustable interest rates and therefore expose us to market risk related to changes in interest rates. Borrowings under the revolving credit facility bear interest at an annual rate of reserve-adjusted, 30-day LIBOR (subject to a 2.75% floor) plus 575 basis points, reset monthly.

Borrowings under our term note bear interest at an annual rate of reserve-adjusted, 30-day LIBOR (subject to a 2.75% floor) plus (1) 575 basis points through September 30, 2010 and (2) 875 basis points thereafter; reset monthly. If applicable interest rates were to increase above the LIBOR floor of 2.75% by 100 basis points, then for every $1.0 million outstanding on our revolving credit facility and our term note, our income before income taxes would be reduced or our loss before income taxes would increase, as applicable, by approximately $10,000 per year.

Foreign Currency Exchange Rate Risk.    While a majority of our business is denominated in U.S. dollars, we maintain operations in foreign countries, primarily Canada and countries located in Europe, that operate in their local currencies. For the years ended December 31, 2007, 2008 and 2009, the U.S. dollar equivalent of our revenues denominated in foreign currencies were $14.0 million, $18.1 million and $20.0 million, respectively. For the nine months ended September 30, 2010, our revenues denominated in foreign currencies were $17.0 million. A majority of such revenues were denominated in Canadian dollars and the Euro. Payments received from customers for goods sold in these countries are typically in the local currency. Consequently, fluctuations in the rate of exchange between the U.S. dollar and local currencies may affect our results of operations and period-to-period comparisons of our operating results. For example, if the value of the U.S dollar were to increase relative to the Canadian dollar, then our reported net sales would decrease when we convert the lower valued foreign currency into U.S. dollars. We do not currently engage in hedging or similar transactions to reduce these risks, however, we may do so in the future. The operational expenses of our foreign subsidiaries reduce the currency exposure we have because our foreign currency net sales are offset in part by operating expenses payable in foreign currencies. As such, we do not believe we have a material exposure to foreign currency rate fluctuations at this time.

Inflation Risk.    We do not believe that inflation has had a material impact on our business or operating results during the periods presented in this prospectus.

BUSINESS

Overview

We are a medical technology company focused on developing, manufacturing and marketing a broad and comprehensive line of innovative and evidence-based dental implants, as well as biologics products for the replacement of missing teeth. We have designed our dental implant product portfolio to address substantially all of the dental implant market. Since 2005, we have sold over 1,000,000 implants and over 125,000 abutments. In order to become the leading dental implant company, we intend to build on our broad and clinically-proven product offerings, expand our global distribution network and increase and expand our education and training programs.

According to iData Research Inc., or iData, the worldwide dental implant market, including implants, final abutments and biologics, was $3.7 billion in 2009 and is expected to grow to $7.9 billion by 2015, which represents a compounded annual growth rate, or CAGR, of 13%. Additionally, iData has reported that the North American dental implant market was $1.0 billion in 2009 and is expected to grow to $2.1 billion by 2015, which represents a CAGR of 13%. In 2009, our net sales were $69.0 million and, according to iData, we were the sixth largest dental implant company based on net sales in North America. From 2006 through 2009, our net sales grew at a CAGR of 16% in comparison to both the worldwide and North American dental implant market CAGRs of 9% for the same period.

Our implant products feature our proprietary Laser-Lok platform technology, which addresses the critical issues of bone and soft tissue loss around the implant. Bone and soft tissue loss after placement of conventional dental implants remain common problems that can lead to long-term complications and inferior aesthetic outcomes. As a result, general dentists, oral surgeons, periodontists and prosthodontists, whom we refer to as dental professionals, are seeking new surface technologies and implant designs that reduce or eliminate bone and soft tissue loss following implant placement. We believe that our proprietary Laser-Lok platform technology is the only technology on the market today for which there is clinical data that supports reduced bone and soft tissue loss, which are frequent complications associated with conventional dental implant procedures. The technological characteristics of our Laser-Lok platform technology cleared by the FDA were described as having a tissue connection that: (1) is functionally oriented, (2) inhibits epithelial cell downgrowth and (3) enables crestal bone adjacent to the implant to attach and be retained. As a result, we believe that our proprietary Laser-Lok platform technology is unique in the dental implant industry and makes our implant and abutment offerings more attractive to dental professionals and their patients as they become increasingly concerned with aesthetic outcomes of implant dentistry.

We provide an extensive line of implants for the replacement of individual or multiple teeth. Our implant product line is designed to address substantially all of the dental implant market and includes virtually all shapes and types of implants and connections. Moreover, we offer a broad line of implants that can be used in immediate loading procedures. We also offer a complete line of abutments, biologics, implant tools and specialty instruments, as well as VIP computer-guided surgical software and surgical guides to assist in reconstruction procedures.

Our research and development efforts include, among other things, new product development and post-market clinical studies designed to demonstrate the functional and aesthetic benefits of our products. The benefits of our broad product offering have been validated in over 50 peer-reviewed post-market clinical studies. We are committed to continuing to develop and introduce enhancements to our product lines that will simplify the placement of our implants, reduce the procedure time and the duration of the treatment process and improve clinical and aesthetic outcomes. We introduced several products in 2010, including our Mountless Packaged Tapered Implant, Laser-Lok 3.0 Implant and Laser-Lok Abutments.

We currently sell our products to dental professionals through a direct sales force of over 80 sales representatives in North America and five foreign countries. We also maintain a complementary network of over 50 third-party distributors outside of the United States. Through our direct sales force and our distribution network, we market our products in more than 80 countries worldwide. We offer extensive education and training programs and have affiliations with leading private and public dental educational centers to educate and train dental professionals and dental students. We use these education and training programs to increase awareness of the benefits of dental implants and our comprehensive dental implant solutions.

Overview of the Dental Implant Industry

We participate in the worldwide dental implant market to treat and replace missing teeth, which, according to iData, was approximately $3.7 billion in 2009. The entire dental implant market consists of implants, abutments, tools and biologics that are primarily sold to dental professionals for the treatment and replacement of missing teeth. According to the World Health Organization, dental diseases are the most prevalent chronic diseases worldwide. Tooth loss generally results from tooth decay, periodontal disease, genetic defects, severe malnutrition and trauma. We believe tooth loss can have a considerable impact on a person's quality of life and can negatively impact a person's eating ability, nutrition, appearance, speech, self-esteem and overall general health.

Tooth loss is highly correlated with increase in age and is primarily due to tooth decay and periodontal disease. Full dentition is defined as having 28 natural teeth. According to the U.S. National Institute of Dental and Craniofacial Research, a person between the ages of 20 and 34 has an average of 27 teeth, a person between the ages of 35 and 49 has an average of 25 teeth and a person over 65 years of age has an average of 19 teeth. According to the American Dental Association, or ADA, approximately 45 million teeth are removed annually in the United States while only approximately 2 million dental implants are placed annually.

The treatments for replacing missing teeth are dentures, bridgework and dental implants.

Dentures

Dentures are removable prosthetic devices constructed to replace missing teeth and are supported by the surrounding soft and hard tissues in the mouth. Dentures are a common treatment for edentulous, or toothless, patients, have a short treatment cycle and are relatively low in cost. However, dentures can negatively impact a patient's quality of life as he or she cannot eat many foods and may have speech impediments resulting from the dentures. In addition, the lack of teeth underlying the denture results in the deterioration of the underlying jaw bone resulting in undesirable facial aesthetic changes. In addition, dentures must periodically be realigned and replaced and the patient must purchase daily consumables, such as cleaners and adhesives, both of which increase the long-term cost of dentures. The illustrations below provide a computer generated rendition of facial changes over time due to dentures.

Profile of Healthy Jaw	Profile of Facial Change Due to Dentures	Profile of Facial Change Due to Bone Loss Post-Dentures

Bridgework

Bridgework, also known as a fixed partial denture or a bridge, fills a gap created by a missing tooth or teeth by joining a series of crowns to the two teeth adjacent to the missing tooth or teeth. A crown is a replacement tooth or cap that is placed over a tooth to restore its shape and size or used to fill in the space created by a lost tooth or teeth. In a typical bridge procedure, a single missing tooth is replaced by grinding the two adjacent teeth and placing a 3-unit bridge over the teeth thereby covering the space created by the missing tooth. Bridgework has moderate upfront costs and positive aesthetic outcomes. Bridgework, however, is not a viable treatment option for edentulous patients, is more expensive than dentures, does not prevent bone loss and permanently damages otherwise healthy teeth. In addition, this makes teeth more prone to tooth decay and periodontal disease, which can diminish support for the bridgework and may also result in increased complications over time.

Dental Implants

Dental implants are artificial teeth usually consisting of three main components: the implant, the abutment and the crown. Generally, dental implant companies, such as BioHorizons, manufacture and sell implants and abutments, while dental laboratories custom manufacture and sell crowns.

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    Implant.  The implant is typically made from titanium or titanium alloy and is secured into the jaw bone and acts as an artificial tooth root to provide a stable foundation for the replacement tooth.

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    Abutment.  The abutment is customarily made from titanium, ceramic or gold and is attached to the top of the implant to support a prosthetic device, such as a crown.

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    Crown.  The crown is usually made of porcelain, ceramic and/or metal and is a replacement tooth that is secured to the top of the abutment.

Dental implants can be used to replace individual or multiple teeth and are highly effective in restoring function for the patient. The dental professional may apply a tissue regeneration substitute, or biologic, before or during the dental implant procedure to maintain bone and soft tissue growth around the implant. iData estimates that in 2009 approximately 47% of dental implant procedures in North America were performed using biologics. The complete placement of conventional dental implants can take up to six months and multiple visits with a dental professional. Newer implant technologies, however, allow for immediate load, or same-day, procedures, enabling the patient to receive a full replacement tooth at the time of the initial surgical procedure. Dental implants can enhance clinical outcomes compared to dentures and bridgework, and do not damage the adjacent healthy teeth. Bone and soft tissue loss after placement of conventional dental implants, however, remain common problems that can lead to long-term complications and inferior aesthetic outcomes. As a result, although we believe conventional dental implants can provide long-term therapy for patients, there is an opportunity for new, innovative implant technologies. According to the American Association of Oral and Maxillofacial Surgeons, dentures and bridgework usually need to be replaced every 15 years, while dental implants can last a lifetime.

According to iData, globally:

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    the dental implant market, including implants, final abutments and biologics, was $3.7 billion in 2009 and is expected to grow to $7.9 billion by 2015, which represents a CAGR of 13%;

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    the market for implants was $2.2 billion in 2009 and is expected to grow to $4.6 billion by 2015, which represents a CAGR of 13%;

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    the market for final abutments was $961.1 million in 2009 and is expected to grow to $2.1 billion by 2015, which represents a CAGR of 14%; and

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    the market for dental biologics was $528.2 million in 2009 and is expected to grow to $1.2 billion by 2015, which represents a CAGR of 14%.

In addition, according to iData, in North America:

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    the dental implant market, including implants, final abutments and biologics, was $1.0 billion in 2009 and is expected to grow to $2.1 billion by 2015, which represents a CAGR of 13%;

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    the market for implants was $560.6 million in 2009 and is expected to grow to $1.1 billion by 2015, which represents a CAGR of 12%;

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    the market for final abutments was $245.1 million in 2009 and is expected to grow to $517.6 million by 2015, which represents a CAGR of 13%; and

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    the market for dental biologics was $198.8 million in 2009 and is expected to grow to $418.3 million by 2015, which represents a CAGR of 13%.

iData defines the North American market as the United States and Canada.

In the United States, general dentists typically recommend whether or not their patients are treated with dental implants and in many cases suggest the brand of dental implant to use, but generally do not perform the entire implant procedure. In the majority of dental implant cases in the United States, the general dentist refers the patient to an oral surgeon, periodontist or prosthodontist, whom we refer to as dental specialists, for the surgical placement of the implant into the jaw bone, and the general dentist performs only the restorative phase of implant therapy. During the restorative phase, the tooth replacement process is completed by attaching the abutment to the surgically placed implant and securing the crown to the abutment. We estimate that there are over 7,000 oral surgeons and over 5,000 periodontists in the United States, who place implants. The vast majority of the approximately 4,000 prosthodontists in the United States are placing and/or restoring dental implants. According to the ADA, there are over 130,000 general dentists in the United States, of whom we believe only a small percentage are placing implants. Outside of the United States, we believe general dentists tend to perform a greater percentage of the dental implant procedures.

Worldwide, dental implant therapies are predominantly elective procedures for which the patient pays most or the entire cost. We believe a private pay model has less exposure to the increased downward pressure on costs as seen in reimbursement models. There is no indication that insurance coverage for dental implants will become widespread in the near term.

According to iData, many of our targeted geographies, including North America, are underpenetrated. For example, in the United States there are only 61 implants placed per 10,000 people as compared to Sweden which has 260 implants placed per 10,000 people. This implies that the penetration of dental implants in Sweden is four times the penetration of dental implants in the United States. The chart below shows the number of implants sold per 10,000 inhabitants in certain leading dental implant markets.

Therefore, we believe a large opportunity exists in the U.S. and worldwide dental implant markets where we sell our products and that the demand for dental implants and penetration rates will increase as a result of:

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    an aging population;

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    increased patient awareness of the benefits of dental implants;

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    the expansion of the number of dental professionals placing dental implants resulting from continuing education and training programs of dental professionals and dental students;

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    the economic incentives for dental professionals to perform dental implant procedures;

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    the long-term cost effectiveness of dental implants for the patient;

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    the increasing demand for improved aesthetics;

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    the technological innovation, clinical evidence and improved functionality offered by dental implants; and

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    the long-term improvement in economic conditions and corresponding increase in disposable income.

Our Solution

Our comprehensive line of dental implant and biologics products enables dental professionals to provide permanent tooth replacement solutions using clinically-proven technologies to achieve superior functional and aesthetic outcomes compared to dentures, bridges and conventional implants, and in shorter treatment cycles compared to conventional implants. We believe we can increase our sales in the worldwide tooth replacement market as a result of our:

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    Broad and Comprehensive Product Portfolio.  We provide an extensive line of implants for the replacement of individual or multiple teeth. Our implant product line is designed to address substantially all of the dental implant market and includes one- and two-piece implants, bone and tissue level implants and tapered and straight-walled implants with internal or external connections. We offer a broad line of implants that can be used in immediate loading procedures. We also offer a complete line of abutments, biologics, implant tools and specialty instruments, as well as VIP computer-guided surgical software and surgical guides to assist in reconstruction procedures.

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    Proprietary Laser-Lok Platform Technology.  Laser-Lok microchannels are a series of precision-engineered, laser-machined grooves on the collar of the implant and the bottom portion of the abutment. We believe that our proprietary Laser-Lok platform technology is the only technology on the market today for which there is clinical data that supports reduced bone and soft tissue loss, which are frequent complications associated with conventional dental implant procedures. The technological characteristics of our Laser-Lok platform technology cleared by the FDA were described as having a tissue connection that: (1) is functionally oriented, (2) inhibits epithelial cell downgrowth and (3) enables crestal bone adjacent to the implant to attach and be retained. Consequently, we believe that our proprietary Laser-Lok platform technology is unique in the dental implant industry, addresses the complications associated with conventional dental implants and makes our implant and abutment offerings more attractive to dental professionals and their patients as they become increasingly concerned with the aesthetic outcomes of implant dentistry. Our Internal, Tapered Internal and Single Stage Implants and Simple Solutions Abutments incorporate our proprietary Laser-Lok microchanneled surface.

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    Innovative Thread Design and Immediate Load Capabilities.  Our implants have innovative thread designs that have been clinically shown to effectively support the immediate loading of the crown onto our implants on the same day the implant is surgically placed into the jaw bone. As a result, our dental implants can satisfy the increasing patient demand for implants that can be placed and restored in one surgical visit.

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    Education and Training Programs and Customer Support.  We offer extensive education and training programs and have affiliations with leading private and public dental educational centers to educate and train dental professionals and dental students and to increase awareness of the benefits of our comprehensive product solutions. In 2010, we participated in over 550 domestic education and training events and expect to participate in approximately 600 events in 2011. We also provide extensive customer care through our global network of professional representatives and highly trained customer support teams. In addition, we offer a lifetime warranty in direct markets for all of our implant and abutment products.

Our Strategy

Our mission is to improve the quality of life for patients with missing teeth by providing dental professionals with innovative, evidence-based dental implants and biologics products. To achieve our mission and become the leading dental implant company, we intend to build on our broad and clinically-proven product offerings, expand our global distribution network and increase our education and training programs. We believe we can increase the demand for our products, increase our net sales and generate stockholder value by pursuing the following strategies:

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    Expand our Direct Sales Organization.  We intend to increase our direct sales capabilities through the hiring of additional sales representatives and support staff across a number of geographic markets. We intend to double our global direct sales force over the next four years through new hires.

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    Enhance our Global Distribution Capabilities.  Our products are sold through a global network of distributors in those markets where we do not have a direct sales force. We expect to add distributors in many areas of the world including Scandinavia and Asia Pacific over the next few years. We are waiting for regulatory clearance in several new markets, including Brazil and China, before we can actively sell our products in these markets. In addition, while we have recently received regulatory approval in Japan to sell some of our products, we are waiting for additional regulatory approvals to sell other products in this market. We intend to increase marketing, education and training in international markets to assist our distributors.

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    Expand Awareness of our Proprietary Laser-Lok Platform Technology.  We intend to leverage our proprietary Laser-Lok platform technology to increase our market share in the existing dental implant market. We intend to continue to invest in post-market clinical studies in order to provide published peer reviewed articles that support the clinical benefits of our products incorporating our proprietary Laser-Lok platform technology over the products of our competitors. We plan to continue our marketing, education and training efforts in order to promote clinical data supporting our proprietary Laser-Lok platform technology and to educate dental professionals and dental students on the clinically demonstrated functionality and aesthetic benefits of our products incorporating our proprietary Laser-Lok platform technology.

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    Continue to Advance and Launch Dental Implant Technology Backed by Clinical Data. We plan to build on our existing comprehensive product solutions and to launch new implants and abutments based on our clinically-proven, innovative designs and proprietary Laser-Lok platform technology. We intend to continue to concentrate our research and development efforts on improving the ability of our products to be used to replace lost teeth in a single surgical procedure and to improve the functionality and aesthetic outcomes as compared to alternative implant designs. Our research and development efforts include conducting post-market clinical studies designed to demonstrate the clinical and aesthetic benefits of our products.

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    Increase and Expand our Education and Training of Dental Professionals and Dental Students. We have affiliations with leading private and public dental educational centers. Through these affiliations, we participate in education and training programs to dental professionals and dental students worldwide to promote the benefits of dental implants over alternative treatments, educate dental professionals on the further benefits of our products over those of our competitors and train dental professionals and dental students on the use of our products. We intend to continue to expand our educational affiliations globally in an effort to create additional demand for our dental implant products and increase the number of dental professionals that perform dental implant therapy.

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    Continue to Focus on Vertical Integration to Improve Operational Efficiencies. Historically, we have outsourced the manufacturing of our products. We are in the process of expanding our internal manufacturing capabilities which we believe will lead to more efficient research and development, improved margins and reduced lead times. In addition, we believe that by investing in supply chain optimization and vertical integration there is considerable opportunity to improve margins and we intend to invest in these areas in the future.

Our Comprehensive Product Solutions

Our comprehensive product solutions consist of a broad line of innovative, evidence-based dental implants, as well as biologics products for the replacement of missing teeth. Our dental implant product portfolio is designed to address substantially all of the dental implant market. We provide an extensive line of implants that can be used in immediate loading procedures. We also offer a complete line of abutments, biologics, implant tools and specialty instruments, as well as VIP computer-guided surgical software and surgical guides to assist in reconstruction procedures.

Our Proprietary Laser-Lok Platform Technology

Laser-Lok microchannels are a series of precision-engineered micron sized grooves on the collar of the implant and the bottom portion of the abutment. We believe that our proprietary Laser-Lok platform technology is the only technology on the market today for which there is clinical data that supports reduced bone and soft tissue loss. Post-market clinical studies and published clinical data have shown that Laser-Lok implants are more effective than conventional implant designs in reducing bone loss. In addition, we believe that we are the only dental implant company whose FDA 510(k) clearance summary recognized the tissue connection properties of its implants.

Laser-Lok microchannels are the result of over 15 years of research and documented in-vitro, animal and human studies conducted to (1) understand how bone and soft tissue cells react to various types of surface geometries and (2) evaluate how specific surface microgeometries affect crestal bone and the biologic width around implants. We believe that the properties of our proprietary Laser-Lok platform technology are unique to the dental implant industry because (1) the tissue connection to our Laser-Lok surface is functionally oriented, (2) it inhibits epithelial cell downgrowth and (3) it enables crestal bone adjacent to the implant to attach and be retained. Consequently, we believe that our proprietary Laser-Lok platform technology addresses the complications associated with conventional dental implants and makes our implant and abutment offerings more attractive to dental professionals and their patients as they become increasingly concerned with the aesthetic outcomes of implant dentistry. Our Internal, Tapered Internal and Single Stage Implants and Simple Solutions Abutments are available with our proprietary Laser-Lok microchanneled surface.

Our Implant Products

Our comprehensive line of implants and abutments is designed to address substantially all of the dental implant market. We offer both traditional two-piece implant designs as well as one-piece designs and offer bone and tissue level implants, tapered and straight-walled implants and internal or external connection implants. A broad line of our implants may be used in immediate loading procedures. Several of the implant lines we offer are shown below:

Tapered Internal
Our Tapered Internal Implants feature reverse buttress threads on anatomically tapered implant body with an internal hex connection. This implant is offered in a range of diameters and lengths. We believe this implant design results in higher primary stability for enhanced immediate loading results as compared to conventional dental implant designs.
Internal
Our Internal Implants combine a modified square thread design with an internal hex connection. This thread design has increased surface area, providing higher implant-to-bone contact and reverse torque values when compared to competitive designs. We believe this thread design also promotes superior advantageous compressive load transfer to peri-implant bone as compared to traditional implant designs.
Single Stage
Our Single Stage Implants feature a modified square thread design and are placed at the level of the tissue rather than the bone. This internal hex connection implant is offered in three different diameter platforms, each of which has two options for implant body diameter to maximize the use of available bone.
External	Our External Implants feature a modified square thread design with an external hex connection for superior stability and strength.
Laser-Lok 3.0
Our Laser-Lok 3.0 is a small-diameter (3.0 mm thread diameter) implant launched in May 2010 featuring a modified square thread design with an internal hex connection that is used to treat missing maxillary laterals and mandibular incisors.

Other Implant Products

Abutments.    We offer a complete line of abutments to address virtually any clinical prosthetic situation. These include single, multi-unit, cement-retained, screw-retained, overdentures and fixed-removable. We also provide prosthetic solutions for custom abutment fabrication, as well as one-stage restorations.

Our Biologic Products

Through distribution arrangements with third parties, we market and sell a portfolio of products which are used in soft and hard oral tissue regeneration procedures. These products offer options that support implant procedures and help to rescue teeth in the treatment of periodontal disease.

AlloDerm® Tissue Matrix is used to increase the amount of attached gum tissue supporting the teeth and dental implants as an alternative to autologous connective tissue grafts excised from the roof of the patient's mouth and then transplanted to the gum.

Grafton® DBM is a bone graft used to provide stimulation and structure for the remodeling and growing of hard tissue in order to provide sufficient bone height and width for the placement of a dental implant.

MinerOss is a bone graft used to augment hard tissue for dental implant site development. MinerOss provides structure during the hard tissue remodeling phase.

Mem-Lok is resorbable collagen membrane which serves as a barrier to protect bone graft material from soft tissue ingrowth allowing for vital bone growth.

Other Products

Tools and Instruments.    We offer a comprehensive line of distributed and manufactured surgical tools used in the placement of our implants, as well as specialty instruments for tissue regeneration procedures. Our tools and instruments have been specifically selected to support our core implant and biologics products.

Software and Surgical Guides.    Our VIP computer-guided surgical software and surgical guides provide uniformity and simplify the placement of dental implants. Our VIP computer-guided surgical software is able to interface with standard CT scan machine software to allow the dental professional to virtually place dental implants based on available bone and the desired occlusal scheme. Furthermore, we generate surgical guides to simplify the dental implant process and increase the accuracy of dental implant placement. Our VIP computer-guided surgical software is an open platform that can be used with any dental implant.

Our Clinical Data

We support many of our product initiatives with post-market clinical studies and other published clinical data. We are actively conducting post-market clinical studies regarding the performance of our products. Consistent with industry practices, we engage independent third parties to conduct these studies and pay all costs associated with conducting the studies. Several of the most significant post-market clinical studies and other published clinical data regarding our products that have been published, or are pending publication, in peer-reviewed industry journals are described below.

Implants and Abutments

Our proprietary Laser-Lok platform technology is the result of over 15 years of research and documented studies at universities in the United States and numerous other countries. As part of that research, numerous in vitro, animal and human studies were conducted to (1) understand how bone and soft tissue cells react to various types of surface geometries and (2) evaluate how specific surface microgeometries affect crestal bone and the biologic width around implants. These studies have shown that our implants and abutments incorporating the innovative laser surface created by our proprietary Laser-Lok platform technology reduce crestal bone loss, allow tissue attachment to the implant and help to retain both hard and soft tissue.

Our implants feature a biomechanically-designed thread to achieve proper load transfer to the surrounding bone. These thread designs have been shown to achieve favorable results in numerous post-market clinical studies involving immediate, or same day, loading.

Below are selected post-market clinical studies that relate to implants and abutments incorporating our proprietary Laser-Lok platform technology and our innovative thread designs:

Publication	Title	Study Summary	Study Type/Size	Results
Pending The International Journal of Oral and Maxillofacial Implants	A Tissue-engineered Modification of the Collar Implant Enhances Hard and Soft Tissue Stability	Study of laser microtextured and machined collar implants to compare crestal bone height	Human study of 60 implants in 15 subjects	Laser-Lok implants showed significantly smaller probing depths and reduced bone loss compared to competitive implants
2010 The International Journal of Periodontics & Restorative Dentistry	Histologic Evidence of a Connective Tissue Attachment to Laser Microgrooved Abutments: A Canine Study	Prospective study using abutments with laser-ablated microgrooves to evaluate bone and soft tissue healing attachment	Canine study of 36 implants and abutments placed in 6 subjects	Abutments with laser-ablated microgrooves showed improvement in peri-implant hard and soft tissue healing compared to traditional machined abutment surfaces
2010 The International Journal of Periodontics and Restorative Dentistry	Radiographic Analysis of Crestal Bone Levels Around Laser-Lok Collar Dental Implants	Retrospective study of Laser-Lok implants to evaluate the biologic seal of connective tissue fibers	Human study of 49 Laser-Lok implants placed in 41 subjects	All bone loss was contained within the height of the Laser-Lok implant collar, with no bone loss evident to the level of the implant threads
2010 Journal of Oral and Maxillofacial Surgery	Influence of Thin Mucosal Tissues on Crestal Bone Stability Around Implants With Platform Switching: A 1-year Pilot Study	Study of platform switching implants versus BioHorizons Internal RBT implants in thin mucosa patients	Human study of 12 implants in four subjects	No statistically significant difference was found on bone levels between control and test implants either mesially or distally.
2009 Clinical Implant Dentistry and Related Research	Comparative Analysis of Immediate Functional Loading and Immediate Non-functional Loading to Traditional Healing Periods: A 5-year Follow-up of 550 Dental Implants	Comparison of square thread implants with either an immediate loading protocol or a two staged-loading protocol	Human study of 550 square thread implants placed in 155 subjects
Immediately loaded implants had an overall 98.8% five-year survival rate, with all failures occurring in posterior mandibular sites of the same patient, compared to a 100% five-year survival rate for implants loaded in two stages
2008 The International Journal of Periodontics & Restorative Dentistry	Human Histologic Evidence of a Connective Tissue Attachment to a Dental Implant	Study of Laser-Lok implants harvested at six months for histologic observation	Human study of 24 implants placed in four subjects	Laser-Lok implants were found to be osseointegrated, with histologic evidence of direct bone contact and no signs of inflammation
2008 Implant Dentistry	A Prospective Multicenter Clinical Investigation of a Bone Quality-Based Dental Implant System	Prospective study of bone loss in subjects following placement of BioHorizons implants	Human study of 495 implants placed in 151 subjects	Cumulative 99.5% success rate and a mean bone loss of 0.06 mm at one year and bone gain of 0.04 mm at two years following prosthesis loading
2008 The International Journal of Oral and Maxillofacial Implants	Initial Clinical Efficacy of 3-mm Implants Immediately Placed into Function in Conditions of Limited Spacing	Study to determine function and aesthetic changes following implant placement	Human study of 31 implants placed in 17 subjects	Cumulative success rate of 96.7% and a mean bone loss of 0.58 mm at six months and an additional mean bone loss of 0.12 mm at one year
2005 Journal of Periodontology	Histologic and Histo-morphometric Findings from Retrieved, Immediately Occlusally Loaded Implants in Humans	Study of various implant designs and surfaces to evaluate immediate load	Human study of 29 implants (BioHorizons—3) placed in eight subjects	A bone-to-implant percentage of 66.8% was found in retrieved implants (BioHorizons — 80.6%), with some marginal bone resorption observed in the crestal part of the implants
2003 Journal of Periodontology	Immediate Functional and Non-functional Loading of Dental Implants: A 2- to 60-month Follow-up Study of 646 Titanium Implants	Study of immediate functional loading and immediate non-functional loading implants	Human study of 646 implants (BioHorizons—242) placed in 152 subjects
Successful osseointegration and satisfactory functionality found in 98.6% (BioHorizons — 100%) of immediate functional loading implants and 99.1% (BioHorizons — 100%) of immediate non-functional loading implants

Biologics

Our portfolio of biologic products are used in oral tissue regeneration and offer treatment options that support implant procedures or help to rescue teeth in the treatment of periodontal disease. Below are selected post-market clinical studies that relate to the efficacy of our biologics products:

Publication	Title	Study Summary	Study Type/Size	Results
2006 Journal of Periodontology	Postoperative Complications Following Gingival Augmentation Procedures	Study to compare post-operative complications between connective tissue and acellular dermal matrix	Human study in 228 subjects	Application of acellular dermal matrix as donor tissue instead of autogenous tissue significantly reduced the probability of swelling or bleeding following gingival augmentation procedures
2006 The International Journal of Periodontics & Restorative Dentistry	Histologic and Clinical Evaluation of an Allogeneic Bone Matrix for the Treatment of Periodontal Osseous Defects	Study of subjects with chronic periodontitis evaluated for periodontal regeneration	Human study in four subjects	After six months, two of the three teeth treated demonstrated regeneration of new bone, cementum and periodontal ligament
2005 Journal of Periodontology	Histologic Evaluation of Autogenous Connective Tissue and Acellular Dermal Matrix Grafts in Humans	Study of subjects receiving connective tissue or acellular dermal matrix in order to compare histological results	Human study in three subjects
Both the autogenous connective tissue and acellular dermal matrix grafts were well incorporated within the recipient tissues, with no effect on the keratinization or connective tissue organization of the overlying alveolar muscosa evident in either graft
2001 Journal of Periodontology	Clinical Evaluation of Acellular Allograft Dermis for the Treatment of Human Gingival Recession	Study to evaluate acellular dermal matrix as an alternative to connective tissue	Human study in 22 subjects	No significant differences between treatments were observed for any parameter, but global assessments by clinicians and patients suggested favorable aesthetic results with acellular dermal matrix

Sales and Distribution

We sell our products to dental professionals and dental laboratories through a direct sales force of over 80 sales representatives in North America and through our sales offices in Australia, Chile, Germany, Spain and the United Kingdom. We also maintain a complementary network of over 50 third-party distributors outside of the United States, substantially all of which market our products on an exclusive basis. Through our direct sales force and our distribution network, we market our products in more than 80 countries worldwide. We intend to double our global direct sales force over the next four years through new hires and to expand our network of distributors in several key areas of the world where we currently do not sell our products. We expect to add distributors in many areas of the world including Scandinavia and Asia Pacific over the next few years. We are also waiting for regulatory clearance in several new markets, including Brazil and China, before we can actively sell our products in these markets. In addition, while we have recently received regulatory approval in Japan to sell some of our products, we are waiting for additional regulatory approvals to sell other products in this market.

Our sales representatives and distributors focus their marketing efforts on reaching a broad range of key dental professionals and dental institutions. Dental professionals include general dentists, who in the United States generally determine the type of treatment their patients receive and in the case of dental implants, perform only restorative work, and dental specialists, who in the United States generally place most implants.

North America

We maintain a direct sales force to sell our products in the United States and Canada. As of December 31, 2010, our North American direct sales force consisted of 56 sales representatives and four regional sales directors. Our North American sales force is maturing, with more than 86% of our representatives having in excess of two years of dental industry experience. The four regional sales directors have a combined 31 years experience in the dental industry.

Europe

We sell our products in Europe through a combination of our sales offices located in Spain, the United Kingdom and Germany, which together have an aggregate of 19 direct sales representatives, and a network of four third-party distributors.

Asia Pacific

We sell our products in Asia through a network of third-party distributors, with Taiwan and South Korea being our top markets.

Rest of World

We sell our products throughout the rest of the world, including Eastern Europe, the Middle East and Latin America, through a combination of our sales offices located in Australia and Chile and a network of third-party distributors.

Marketing

We have internal marketing capabilities that we leverage to create a unified brand that highlights the innovation of our products across all markets in which we sell our products. Our marketing efforts are coordinated through our corporate headquarters in Birmingham, Alabama and are based on input received from our direct sales representatives and distributors. We market our products through sponsorship of education and training programs targeted at the dental professionals, attendance at industry trade shows, articles in industry trade publications and print and web site advertisements. These marketing efforts are designed to increase the exposure of our products to dental professionals as well as to increase the awareness of dental professionals and the general public of the benefits of dental implants and our other products over alternative treatment options. We also participate in education and training programs to dental students so that they are educated on the benefits of dental implants and our products when they become dental professionals.

Our education and training programs leverage our affiliations with leading private and public dental educational centers. For example, we have affiliations with the Misch Institute, the Pikos Implant Institute, the Center for Advanced Dental Education, Implant Educators and several major universities. We have entered into agreements with the Misch Institute, the Pikos Implant Institute, the Center for Advanced Dental Education and Implant Educators pursuant to which we (1) are the exclusive exhibitor of certain of our implant, biologics and related products, (2) provide free products to such institutions for use in their courses and sessions and (3) have our sales representatives attend such courses and sessions. Through these and other affiliations, we offer education and training programs to dental professionals and dental students worldwide. For example, we participate in study clubs, which typically include one or more of our sales representatives or one of our distributors and a dental specialist and his or her referring general dentists. Our education and training programs promote the benefits of dental implants and our other products generally, educate people on the further benefits of our products over those of our competitors and train dental professionals and dental students on the use of our products. In 2010, we participated in over 550 domestic education and training events and expect to participate in approximately 600 events in 2011. We also intend to increase marketing, education and training in international markets to assist our distributors.

Agreement with Dr. Carl E. Misch and Affiliated Entities

On September 1, 2010, effective as of January 1, 2010, we entered into a second amended and restated consulting agreement, or the Misch Agreement, with Carl E. Misch, D.D.S., Carl E. Misch, D.D.S. PC and the Misch Institute, which are collectively referred to as the Misch Parties. Dr. Misch is a leader in the field of implant dentistry and the founder of the Misch Institute. Dr. Misch offers professional services relating to lecturing, teaching and consulting in his individual capacity and through the Misch Institute. In addition to being our Chief Dental Director, Dr. Misch is one of the founders of BIS, a former board member of BIS and a stockholder of the Company.

Under the Misch Agreement, we have engaged Dr. Misch as a consultant and he has agreed to prepare and deliver scientific and educational lectures at our request that highlight our product offerings to dental professionals and dental students. We are required to pay Dr. Misch an honorarium per lecture given in the United States and we have agreed to negotiate fees for lectures outside of the United States, all of which are subject to an annual minimum amount to be paid to Dr. Misch. As part of the consulting arrangement, Dr. Misch will provide advice, guidance and assistance to us in developing strategic and business plans, budgets and projections, contacts, customer and prospect lists, strategic alliances and other matters as reasonably requested by us from time to time. The Misch Parties are entitled to discounts on certain of our products.

Pursuant to the Misch Agreement, for a per session fee and subject to annual maximum amount, we are entitled to be the exclusive exhibitor for dental implants, biologics and related products for all surgical sessions of the Misch Institute and we are entitled to have our sales representatives at such sessions. We are also entitled to designate dental students to attend such sessions for a per person fee, subject to an annual maximum amount.

We have agreed to provide Dr. Misch and the Misch Institute a paid-up, royalty-free license to use our trademarks and promotional materials in connection with implant dentistry activities and Dr. Misch has granted us a paid-up, royalty-free, perpetual license to use his name and likeness in connection with implant dentistry, subject to Dr. Misch retaining these rights in certain instances. Additionally, Dr. Misch has granted us a royalty-bearing exclusive worldwide license under certain patents to make, use and sell certain products during the life of such patents. The royalty is calculated based on our net sales of such licensed products, subject to a maximum royalty amount per year. We also hold a right of first negotiation to obtain commercial rights for any developments, concepts, ideas, inventions, processes or methods in the fields of implant technology, dentistry and oral health conceived or developed by Dr. Misch after the effective date and during the term of the agreement.

The term of the Misch Agreement expires on December 31, 2015. Both parties are entitled to terminate the agreement only upon the occurrence of certain events that would constitute a breach under the agreement. We are also entitled to terminate certain portions of the agreement if the Misch Institute ceases operations or ceases to be controlled by Dr. Misch. Dr. Misch has agreed that he will not compete with us during the term of the agreement and for a period of two years following the termination of the agreement.

Research and Product Development

We believe that our ongoing research and development efforts are essential to our success. We currently employ four engineers in our research and development department, and two members of our management team have advanced engineering degrees and assist our engineers in the design of our products. In addition to our extensive internal testing capabilities, we also work closely with the clinical research group at a leading university's school of dentistry to review and test new technologies and product designs that we develop.

We also consult regularly with our Scientific Advisory Board, or SAB, which is an informal body that does not hold regular meetings and is currently comprised of six highly respected individuals in the dental industry. We typically consult with the members on specific products or issues from time to time and as needed. The SAB members are appointed by our Chief Executive Officer in consultation with our Chief Operating Officer and Vice President of Research and Development. Historically, we have entered into consulting agreements with the SAB members and they have generally been compensated based on the level of time commitment with a combination of a small equity grant, cash payments and/or discounted products. Each member of the SAB is currently party to a consulting agreement. Our current SAB members have served for periods ranging from one year to 15 years. The terms of the members' appointments to the SAB vary from individual projects to multi-year agreements.

Our implants incorporate innovative technologies we developed or acquired, including our proprietary Laser-Lok platform technology and our enhanced biomechanically-engineered threads, which are designed to increase bone and tissue growth around the implant to improve clinical outcomes. We also have innovative designs in our prosthetic lines and surgical instrumentation to allow for safer and more efficient clinical procedures. Our research and development efforts focus primarily on continuing to refine our existing technologies and develop new, innovative technologies to expand our product portfolio.

Manufacturing

We utilize third-party vendors to manufacture our products to minimize our capital investment, control costs and take advantage of the expertise of these third parties in the large scale production of dental implant devices. All of our key manufacturers and suppliers have experience working with medical devices, generally, and dental implants, specifically, and are subject to regular audits by us. Our key manufacturers and suppliers have a demonstrated record of compliance with U.S. and international regulatory requirements. All of our suppliers must comply with our internal requirements to be on our approved supplier list.

Prior to 2009, all the elements of our dental implant devices were manufactured by outside vendors according to our proprietary specifications. Beginning in 2009, we established limited manufacturing operations in our facility in Birmingham, Alabama. We believe internalizing a portion of our manufacturing needs will lead to more efficient research and development, improved margins and reduced lead times. Our facility has the capability to make most of our implant designs and related prosthetics. As of December 31, 2010, we had nine employees in our manufacturing operations and 4,200 square feet of our manufacturing facility was dedicated as an ISO 13485 certified manufacturing area. We purchase raw materials and other components of the products we manufacture at our facility from external suppliers. We added a second production shift at this facility in November 2010 and expect to increase the manufacturing capabilities of this facility in 2011 through equipment upgrades and the hiring of additional manufacturing personnel.

We have a thorough system of quality control measures in place to ensure that our products are of the highest quality and fully comply with all FDA and foreign regulatory requirements. We inspect all raw materials and components before they are introduced into our manufacturing process.

In some instances, we purchase our products, components, materials and final assemblies of our products from single sources to maintain high quality and improved costs or to comply with regulatory requirements. Resonetics is our exclusive supplier incorporating our proprietary Laser-Lok platform technology into our products. See "Risk Factors — We depend on third party suppliers and manufacturers for most of our products and their components and are in the process of transitioning certain manufacturing operations in-house, which will expose us to additional business risks."

Intellectual Property

We rely on a combination of patent, trademark, copyright, trade secret and other intellectual property laws, as well as confidentiality, nondisclosure, license and other contractual agreements to protect our intellectual property rights. We believe that in order to have a competitive advantage, we must develop and maintain the proprietary aspects of our technologies.

As of December 31, 2010, we owned or licensed a total of 29 issued U.S. patents, one pending U.S. patent application, seven foreign patents, six pending foreign patent applications. We also owned or exclusively licensed nine issued U.S. trademarks and three foreign trademarks as of December 31, 2010. The subject matter of the issued patents and pending patent applications generally relate to, among other things, various aspects of implants, dental implants and methods, implant tools and bone and biologics. The U.S. and foreign patents that we own or license with respect to our Laser-Lok platform technology begin to expire in 2013. Although we have patent applications with respect to our Laser-Lok platform technology currently pending in certain foreign jurisdictions that, if issued, would expire in 2021, there can be no assurance that any such patents will ultimately issue, or if issued, that they will adequately protect our Laser-Lok platform technology.

We have exclusively licensed from the Hospital for Joint Diseases Orthopedic Institute, or HJD, at the New York University Langone Medical Center, certain patents and patent applications related to our proprietary Laser-Lok platform technology. The HJD license agreement is an exclusive license, with the right to sub-license, and is non-transferable, except upon the written consent of HJD. Under the HJD license agreement, we are required to pay a continuing royalty on dental and medical products and services covered by the agreement. The license agreement also requires us to pay certain minimum annual royalties on such products. The term of the license agreement extends on a country-by-country basis until 15 years from the date of first commercial sale in such country or until the expiration date of the last to expire of the patents which come under the agreement, whichever is later. HJD can terminate the license for cause, which includes our material breach or default in the performance or observance of any provisions of the agreement that has not been cured within 60 days after receipt of notification, our failure to make the minimum royalty payments required under the license agreement that has not been cured within 30 days after receipt of notification, or our becoming insolvent.

We have also exclusively licensed from UAB Research Foundation, or UABRF, certain patents and patent applications related to, among other things, methods of designing dental implants and resulting dental implant designs. The UABRF license agreement is an exclusive license, with right to sub-license, and is non-transferable, except upon the written consent of UABRF or in connection with the sale of all or substantially all of the business to which the UABRF license agreement relates. Under the UABRF license agreement, we are required to pay a continuing royalty on certain of our products, as well as certain minimum annual royalties on such products. The term of the license agreement extends until the expiration date of the last to expire patent of the patent rights coming under the agreement, or the abandonment of the last patent application that does not have a patent issued thereon. UABRF can terminate the license if we fail to perform any material term or covenant of the license that has not been cured within 90 days after receipt of notification.

We also expect to rely on trade secrets, know-how, continuing technological innovation and in-licensing opportunities to develop and maintain our intellectual property position. However, trade secrets are difficult to protect. We seek to protect the trade secrets in our proprietary technology and processes, in part, by entering into confidentiality agreements with commercial partners, collaborators, employees, consultants, scientific advisors and other contractors and into invention assignment agreements with our employees and some of our commercial partners and consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of the technologies that are developed.

We own or exclusively license nine U.S. trademark registrations corresponding to the following marks: Autotac, Bio-cera, BIOHORIZONS, BIOHORIZONS (with design), Laser-Lok, Lok-Screw, Mem-Lok, MinerOss and Osseo-Lok. We also own three foreign trademark registrations corresponding to the BioHorizons mark.

Competition

We believe that the principal competitive factors in our markets include:

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    having a sufficient number of sales representatives and distribution channels to address customer needs;

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    meaningful product differentiation that improves clinical outcomes;

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    designing simple and easy to use products that achieve predictable outcomes;

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    affiliations with public and private dental educational centers to educate and train dental professionals and dental students;

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    product price;

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    technical leadership and superiority;

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    effective marketing and distribution;

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    speed to market; and

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    manufacturing capabilities.

Our currently marketed products are, and any future products we commercialize will be, subject to intense competition. A small group of large diversified companies account for a significant portion of the dental implant market. These companies and many of our other competitors and potential competitors have substantially greater financial, technical and marketing resources than we do, and they may succeed in developing products that would render our products obsolete or noncompetitive. In addition, many of these competitors have significantly longer operating histories and established reputations than we do in their respective fields. In addition, due to the relatively low costs and regulatory barriers of entering our markets, there are an increasing number of smaller companies that sell only a limited number of dental implant products. Therefore, the size and number of our competitors vary by type of product and from one sales region to another. Our ability to compete successfully will depend on our ability to make available to our customers competitively priced, proprietary products that reach the market in a timely manner that address clinical and aesthetic needs better than competing products in the dental implant industry. Because of the size and growth characteristics of our markets, we anticipate that companies will continue to dedicate significant resources to developing competing products. In addition, we need to continue to educate dental professionals, dental students and the general public on the benefits of dental implants over alternative treatments in order to increase the penetration rate of dental implants into the tooth replacement market.

Our sale of dental implant technologies, which includes our line of implants, abutments and associated tools, primarily competes with the products offered by Nobel Biocare Holding AG, Straumann Holding AG, Biomet 3i (a subsidiary of Biomet, Inc.), Astra Tech AB (a subsidiary of AstraZeneca Group), Zimmer Holdings, Inc. and DENTSPLY International Inc. These companies all offer a wide range of dental implant solutions and all of them have larger sales channels and financial resources than we do.

Our sale of regenerative solutions, which includes our AlloDerm® Tissue Matrix products and regenerative specialty instruments, primarily competes with the products offered by Straumann Holding AG, Zimmer Holdings, Inc., Osteohealth Company (a division of Luitpold Pharmaceuticals, Inc., which is a group company of Daiichi Sankyo Co., Ltd.) and DENTSPLY International Inc. These companies all offer a wide range of regenerative solutions and some of them have larger sales channels and financial resources than we do.

Government Regulation

Governmental authorities in the United States, at the federal, state and local levels, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. Failure to obtain approval to market our products under development and to meet the ongoing requirements of these regulatory authorities could prevent us from marketing and continuing to market our products.

United States

In the United States, before a new medical device can be marketed, its manufacturer must either obtain marketing clearance through a premarket notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act or marketing approval of a premarket approval application, or PMA. User fees, which increase each year and which are specific for the type of submission that is made, must be paid to the FDA at the time that the 510(k) or PMA is submitted. The information that must be submitted to the FDA in order to obtain clearance or approval to market a new medical device varies depending on how the medical device is classified by the FDA. Medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls, including labeling, premarket notification and adherence to the quality systems regulation, or QSR, which sets forth device-specific good manufacturing practices. Class II devices are subject to general controls and special controls, including performance standards and post-market surveillance. Class III devices are subject to most of the previously identified requirements as well as to premarket approval.

A 510(k) premarket notification must demonstrate that the device in question is substantially equivalent to another legally marketed device, or predicate device, that does not require premarket approval. In evaluating the 510(k), the FDA must determine that (1) the device has the same intended use as the predicate device and (2) has the same technological characteristics as the predicate device, or (a) has different technological characteristics, (b) the data submitted establishes that the device is substantially equivalent and contains information, including clinical data if deemed necessary by the FDA, that demonstrates that the device is as safe and as effective as a legally marketed device and (c) the device does not raise different questions of safety and effectiveness than the predicate device. Most 510(k)s do not require clinical data for clearance, but a minority do require clinical data support. The FDA is supposed to issue a decision letter within 90 days if it has no additional questions or send a first action letter requesting additional information within 75 days; however, the FDA does not always meet the applicable performance goal review time. In addition, requests for additional data, including clinical data, will increase the time necessary to review the notice. Most Class I devices and many Class II devices are exempt from the 510(k) requirement. If the FDA does not agree that the new device is substantially equivalent to the predicate device, the new device will be classified in Class III, and the manufacturer must submit a PMA or may, depending on the nature of the device, petition the FDA to make a risk-based determination of the new device and reclassify the new device in Class I or II. Modifications to a 510(k)-cleared medical device may require the submission of another 510(k) or a PMA if the changes could significantly affect the safety or effectiveness or constitute a major change in the intended use of the device.

Modifications to a 510(k)-cleared device frequently require the submission of a traditional 510(k), but modifications meeting certain conditions may be candidates for FDA review under a Special 510(k). If a device modification requires the submission of a 510(k), but the modification does not affect the intended use of the device or alter the fundamental scientific technology of the device, then summary information that results from the design control process associated with the cleared device can serve as the basis for clearing the application. A Special 510(k) allows a manufacturer to declare conformance to design controls without providing new data. When the modification involves a change in material, the nature of the "new" material will determine whether a traditional or Special 510(k) is necessary. However, if the "new" material is a type that has been used in other legally marketed devices within the same classification for the same intended use, a Special 510(k) is appropriate. Special 510(k)s are typically processed within 30 days of receipt.

The PMA process is more complex, costly and time consuming than the 510(k) clearance procedure. A PMA must be supported by more detailed scientific evidence than a 510(k) notice, including clinical data to demonstrate the safety and efficacy of the device. If the device is determined to present a "significant risk," the manufacturer may not begin a clinical trial until it submits an investigational device exemption, or IDE, to the FDA and obtains approval from the FDA. Such clinical trials are also subject to the review, approval and oversight of an institutional review board, or IRB, at each institution at which the clinical trial will be performed. The clinical trials must be conducted in accordance with applicable regulations, including but not limited to the FDA's IDE regulations. Upon completion of the clinical trials, and assuming that the results indicate that the product is safe and effective for its intended use, the manufacturer will then submit a PMA. The FDA has 45 days after a PMA is submitted to determine whether it is sufficiently complete to permit a substantive review. If the PMA is complete, the FDA will file the PMA. The FDA is subject to performance goal review times for PMAs and may issue a decision letter as a first action on a PMA within 180 days of filing, but if it has questions, it will likely issue a first major deficiency letter within 150 days. It may also refer the PMA to an FDA advisory committee for additional review, and will conduct a preapproval inspection of the manufacturing facility to ensure compliance with the QSR, either of which could extend the 180 day target for a response. The FDA may also inspect the investigational sites to ensure compliance with the IDE and other applicable regulations governing the conduct of the trial. While the FDA's ability to meet its performance goals has generally improved during the past few years, it may not meet these goals in the future. A PMA can take several years to complete and there is no assurance that any submitted PMA will ever be approved. Even when approved, the FDA may limit the indication for which the medical device may be marketed or to whom it may be sold. In addition, the FDA may request additional information or request the performance of additional clinical studies as a condition of approval or after the PMA is approved. Changes to the device or its manufacturing process may require the prior approval of a supplemental PMA.

Continuing FDA Regulation

After a device is placed on the market, numerous regulatory requirements apply. These include:

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    compliance with the QSR, which require manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

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    labeling regulations, which prohibit the promotion of products for unapproved or "off-label" uses and impose other restrictions on labeling; and

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    medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

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    warning letters, fines, injunctions, consent decrees, civil penalties and criminal prosecutions;

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    repair, replacement, refunds, recall or seizure of our products;

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    issuing an import alert to block entry of products the FDA has reason to believe violate applicable regulatory requirements;

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    operating restrictions or partial suspension or total shutdown of production;

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    refusing our requests for 510(k) clearance or PMA approval of new products, new intended uses, or modifications to existing products;

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    refusing our requests for Certificates to Foreign Governments that are necessary for registration of our products in some markets; and

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    withdrawing clearances or approvals that have already been granted.

To ensure compliance with regulatory requirements, medical device manufacturers are subject to market surveillance and periodic, pre-scheduled or unannounced inspections by the FDA, and these inspections may include the manufacturing facilities of our subcontractors.

Foreign Regulation

International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ.

Canada.    In Canada, medical devices must be approved and issued a device license by Health Canada-Santé Canada, or HC, prior to importation and commercial sale in Canada. In addition, the medical device manufacturer must have a CAN/CSA-ISO 13485:03 quality management system registration with an HC-approved registrar. HC evaluates device license applications for compliance with safety and efficacy requirements under Canadian regulations, which are generally in line with those in the United States and the European Union and similarly based upon classifications according to risk

(Class I being the lowest risk, Class IV the highest). Review periods for device license applications are also generally in line with those in the United States, but also as in the United States registration time can be considerably extended in certain circumstances. We typically apply for a new device license in Canada subsequent to obtaining 501(k) clearance from the FDA in order to respond to and resolve any FDA review delays. This is in anticipation of related delays that would likely be raised during the HC review because of the similarities in the regulatory schemes in Canada and the United States.

The EU Notified Body used by us, Intertek-AMTAC, is also an HC-approved registrar for CAN/CSA-ISO 13485:03 quality management system registration and so serves in that capacity for us in Canada. Intertek-AMTAC conducts an annual on-site audit of our quality management system concurrent with the annual audit for EU registration compliance discussed below.

Europe.    In the European Economic Area, or EEA, which is composed of the 27 Member States of the European Union, or E.U., plus Liechtenstein, Norway and Iceland, our medical devices must comply with the essential requirements of the E.U. Medical Devices Directive, or MDD, which sets out the basic regulatory framework applicable to medical devices in the EEA. In addition, the E.U. has adopted other directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. There are national bodies known as Competent Authorities in each member state that oversee the implementation of the MDD and other relevant directives within their jurisdiction.

A device that complies with the requirements of a relevant directive will be entitled to a certificate of Conformité Européenne, or CE mark, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout the EEA, although actual implementation of these directives may vary on a country-by-country basis. The method for satisfying the requirements for a CE mark vary according to the nature of the device, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a "Notified Body." Devices are classified in accordance with their perceived risks, similarly to the U.S. system. The class of a product determines the requirements to be fulfilled before a CE mark can be placed on a product. Conformity assessments for our products are carried out as required by the MDD. Each member state can appoint Notified Bodies within its jurisdiction. If a Notified Body of one member state has issued a Certificat de Conformite, the device can be sold throughout the EEA without further conformance tests being required in other member states. We use the EU Notified Body Intertek-AMTAC, to assess our products.

Other International Regulation.    International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. For example, the primary regulatory authority with respect to medical devices in Europe is that of the European Union. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. The European Union has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear CE conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout the European Union, although actual implementation of these directives may vary on a country-by-country basis. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a "Notified Body." This third-party assessment may consist of an audit of the manufacturer's quality system and specific testing of the manufacturer's product. An assessment by a Notified Body in one country within the European

Union is required in order for a manufacturer to distribute the product commercially throughout the European Union.

Regulation of Our Biologics Products

In the United States, some of our biologics products, including Grafton DBM and Mem-Lok, are regulated by the FDA as medical devices while other tissue-based products are regulated by the FDA as human tissue-based products under section 361 of the Public Health Service Act. Tissue banking activities and tissue-based and other products are regulated in virtually all countries in which we operate. The regulatory schemes and specific requirements for tissue-based products and tissue banking activities vary from country to country. There are no common or harmonized regulatory approvals or programs for these products and activities.

In addition, suppliers and processors of allograft bone tissue, which is used in some of the biologics products that we sell as a distributor for third parties must comply with GTPs, which govern the methods used in and the facilities and controls used for the recovery and processing of human cell tissue and cellular and tissue-based products, record-keeping and the establishment of a quality program.

In the United States, the procurement and transplantation of human tissue is subject to federal law pursuant to NOTA, which prohibits the purchase and sale of human organs used in human transplantation, including bone and related tissue, for "valuable consideration." NOTA permits reasonable payments associated with the removal, transportation, processing, preservation, quality control, implantation and storage of human tissue. The procurement of human tissue is also subject to state anatomical gift acts and some states have statutes similar to NOTA. In addition, some states require that tissue processors be licensed by that state. While we do not harvest or process human tissue, nor do we contract with tissue banks to do so, some of the biologics products that we sell as a distributor for third parties include harvested human tissue, and therefore certain of our suppliers of biologics products must abide by the terms of NOTA and provide by the rules and licensing requirements of certain states.

Health Insurance Portability and Accountability Act of 1996 and other Privacy Laws

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, establishes privacy and security standards for the protection of health information that is used and disclosed by certain healthcare organizations, or "Covered Entities." Covered Entities are health plans, health care clearing houses and health care providers who conduct certain health care transactions electronically. On February 17, 2009, Congress enacted Subtitle D of the Health Information Technology for Economic and Clinical Health Act, or HITECH, provisions of the American Recovery and Reinvestment Act of 2009. HITECH amends HIPAA and, among other things, expands and strengthens HIPAA enforcement, imposes new penalties for noncompliance and establishes new breach notification requirements for Covered Entities and their "business associates." "Business associates" are third parties that require protected health information, or PHI, in order to provide services to Covered Entities. Under HITECH, business associates are responsible for compliance with all of HIPAA's security standards and portions of the HIPAA privacy rule.

Many states have patient confidentiality and data breach laws that are more restrictive than HIPAA and that could impose additional obligations on our customers and also on our company with regard to the use and disclosure of patient information and personal data.

We may, from time to time, receive PHI or personal data in the course of operating our business. Accordingly, we have made, and will continue to make, a good faith effort to ensure that we comply with applicable law, and that we operate in such a way that permits our customers to comply with law. There can be no assurance that we will be able to conform all of our operations to such requirements in a timely manner, or at all. The failure to do so could subject us to penalties and damages, as well as civil liability and criminal sanctions. We also face significant reputational harm in the event that we are responsible for a breach of PHI or personal data that is publicly reported under the law. In addition, any failure to deliver services in a way that permits HIPAA or state privacy law compliance for our current and prospective customers could put us at a significant disadvantage in the marketplace. Accordingly, our business could be materially harmed by our failure to operate in a manner that facilitates compliance with any applicable HIPAA and state privacy law provisions.

Compliance with State and Federal Fraud and Abuse Laws

We are subject to state and federal laws, rules and regulations pertaining to health care fraud and abuse, including prohibitions on giving and receiving kickbacks. Violations of these laws are punishable by criminal and civil sanctions, including fines and imprisonment, and violation of the federal Anti-Kickback Statute can result in exclusion from any federal health care program in which we participate, such as the Veterans Administration's health benefits program. We review our practices in an effort to ensure that they comply with these laws, rules and regulations, but these authorities are both broad and vague, and it is often difficult or impossible to determine precisely how they apply. Accordingly, there can be no assurance that we would be determined by a particular state agency or court to be in full compliance with such laws. Further, because of the far-reaching nature and wide discretion in enforcement of these laws, there can be no assurance that we would not be required to alter one or more of our practices to be deemed to be in compliance with these laws. There also can be no assurance that the occurrence of one or more violations of these laws, rules, or regulations would not result in a material adverse effect on our business, financial condition or results of operations.

Anti-Kickback Statute.    The federal Anti-Kickback Statute prohibits persons from knowingly, willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, recommending or arranging for a good or service, for which payment may be made under a federal health care program, such as Medicare, Medicaid and the Veterans Administration's health benefits program. The definition of "remuneration" has been broadly interpreted to include anything of value, including such items as gifts, discounts, waiver of payments and providing anything at less than its fair market value.

The Anti-Kickback Statue is broad and prohibits many arrangements and practices that are lawful in businesses outside of the health care industry. Because the Anti-Kickback Statute is so broadly written and can be read to encompass well-accepted and beneficial business practices in the health care industry, Congress directed the Secretary of Health and Human Services to promulgate safe harbor regulations specifying those payment practices that will be immune from enforcement activities. These safe harbors set forth certain provisions that, if fully met, provide immunity from prosecution under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the Anti-Kickback Statute will be pursued. However, conduct and business arrangements that do not fully comply with at least one safe harbor may result in increased scrutiny by government enforcement authorities such as the Office of Inspector General for the Department of Health and Human Services.

In addition to the Federal Anti-Kickback Statute, many states have their own kickback laws. Often, these laws closely follow the language of the federal law, although they do not always have the same scope, exceptions or safe harbors. In some states, these anti-kickback laws apply not only to payment made by a federal health care program but also with respect to other payers, including commercial insurance companies.

False Claims Laws.    The federal False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false claim or knowingly making, or causing to made, a false statement to obtain payment from the federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,000 and $10,000 for each separate false claim and/or exclusion from participation in Medicare, Medicaid and other government health programs. Actions filed under the False Claims Act can be brought by any individual on behalf of the government, a "qui tam" action, and such individual, known as a "relator" or, more commonly, as a "whistleblower," may share in any amounts paid by the entity to the government in fines or settlement.

In addition, certain states have enacted laws modeled after the federal False Claims Act. Many of these state laws apply where a claim is submitted to any third-party payor and not merely a federal health care program. Actions filed under such state laws typically can be brought by any individual on behalf of the government, and such an individual usually may share in any amounts paid by the entity to the government in fines or settlement. Violations of such state laws can result in the imposition of substantial financial penalties.

HIPAA created two new federal crimes: health care fraud and false statements relating to health care matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including private third-party payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

State Self-Referral Bans.    Many states impose a ban on self-referrals by physicians, which may include dental professionals. These laws, which vary from state to state, generally prohibit a physician from making a referral to a health care provider or supplier in which the physician or an immediate family member has an investment or other financial interest, although, in some states, physicians may avoid a violation by disclosing the investment or other financial interest to patients prior to ordering the items or services. Violation can result in disciplinary action against the physician, up to including revocation of licensure, as well as fines and imprisonment for both the physician and the health care provider or supplier. We review our practices to ensure compliance with applicable state self-referral bans, but these laws are both broad and vague, and it is often difficult or impossible to determine precisely how these laws will be enforced, or even if they apply to the health care provider or supplier that receives the referral. Accordingly, there can be no assurance that we would be determined by a particular state agency or court to be in full compliance with such laws.

State Reporting Laws.    In recent years, several states have enacted legislation requiring pharmaceutical and medical device companies to establish marketing compliance programs with respect to interactions with health care providers and/or make reports to a designated state agency or otherwise publicly disclose information related to, among other things, transfers of value to health care providers. Many of these requirements are new and uncertain, and the penalties for failure to comply are unclear.

Third-Party Coverage and Reimbursement

Because we do not submit claims for our products to third-party payors in the United States, our U.S. operations are typically not affected by third-party coverage and reimbursement.

In international markets, reimbursement and healthcare payment systems vary significantly by country. There can be no assurance that our products will be considered cost-effective by third-party payors, that reimbursement will continue to be available or, if available, that the third-party payors' reimbursement policies will not adversely affect our ability to sell our products profitably.

Employees

As of December 31, 2010, we had approximately 260 full-time employees employed by BIS. We believe that our relations with our employees are good.

Facilities

We lease approximately 44,000 square feet of manufacturing, laboratory and office space in Birmingham, Alabama. This lease expires in November 2014.

Legal Proceedings

From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. Except as described below, no legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business or financial condition.

Other than as set forth below, there are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to us.

In October 2009, a complaint was filed against us by Jack T. Krauser in the Circuit Court of the 15th Judicial Circuit for Palm Beach County, Florida. In April 2010, the complaint was removed to the U.S. Federal District Court for the Southern District of Florida, where it remains pending. In the complaint, Dr. Krauser alleges that we are in default under a settlement agreement entered into by our Bio-Lok subsidiary and Dr. Krauser for, among other things, failing to make certain royalty payments due to Dr. Krauser under the settlement agreement. The settlement agreement expired on February 11, 2007. Dr. Krauser is seeking a declaratory judgment that, among other things, we are in default under the settlement agreement and that Dr. Krauser is an owner of certain of our patents and our tapered internal implants and corresponding 510(k) applications. On May 6, 2010, we filed a motion to dismiss the complaint on multiple grounds and on May 24, 2010 Dr. Krauser submitted a Memorandum of Law in opposition to our motion to dismiss. On June 14, 2010, we filed a Reply Memorandum. On September 1, 2010, our motion to dismiss was granted in part to previously withdrawn claims and denied in part. We believe that the allegations contained in the complaint are false, and we plan to vigorously defend ourselves in this action.

On October 5, 2010, three former shareholders of Implant Logic Systems, Ltd. filed a lawsuit in the Supreme Court of the State of New York, County of New York against us, HealthpointCapital and certain of our former and current officers and directors. After agreeing to dismiss without prejudice the individual claims initially asserted against certain former and current officers and directors, a first amended complaint was filed on January 3, 2011, which added an additional twenty-nine plaintiffs, all of whom are also former shareholders of Implant Logic Systems, Ltd. We acquired Implant Logic

Systems, Ltd. on April 11, 2008 pursuant to a merger agreement, dated November 9, 2007, by and among us, ILS Merger Corp., which was our wholly-owned subsidiary, and Implant Logic Systems, Ltd., and for which we paid $7 million in cash and 131,558 shares of our Class B common stock. In connection with the acquisition, we and HealthpointCapital also entered into a stockholders agreement with the former shareholders of Implant Logic Systems, Ltd. which sets forth certain rights and obligations of the parties thereto with respect to, among other things, the sale and transfer of shares of our capital stock held by HealthpointCapital and the former shareholders of Implant Logic Systems, Ltd. The plaintiffs allege that as a result of our issuance of shares of Class B common stock to the plaintiffs in the acquisition and the potential cancellation of such shares of Class B common stock in the Conversion Transaction described below under the section titled "Description of Capital Stock — Conversion Transaction" we breached the terms of the merger agreement and a partial frustration of the parties' purposes and intent, there has been a partial failure of the consideration of the merger agreement, HealthpointCapital violated its fiduciary duty to the plaintiffs and HealthpointCapital violated the provisions of the stockholders agreement. The plaintiffs claim that as a result of these actions they are entitled to $5.5 million in damages plus their costs, disbursements and attorney's fees. We intend to vigorously defend against the plaintiffs' allegations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information concerning our executive officers and directors of BioHorizons, Inc. as of December 31, 2010:

Name	Age	Position
Executive Officers
R. Steven Boggan	46	President, Chief Executive Officer and Director
David A. Wall	52	Executive Vice President and Chief Financial Officer
Kendyl D. Lowe	39	Senior Vice President and Chief Accounting Officer
J. Todd Strong	43	Executive Vice President and Chief Operating Officer
Clark M. Barousse	45	Senior Vice President, Global Sales and Marketing
David P. Dutil	42	Senior Vice President and General Counsel
Non-Employee Directors
Mortimer Berkowitz III(3)	57	Chairman of the Board
John J. Chopack, Jr.(1)(2)	35	Director
Tom C. Davis(1)(2)(3)	62	Director
John H. Foster	68	Director
David J. Hogan(1)	71	Director
Siri S. Marshall(2)(3)	62	Director

(1)
Member of our Audit Committee. Mr. Hogan is the chair of the committee.

(2)
Member of our Compensation Committee. Mr. Davis is the chair of the committee.

(3)
Member of our Nominating and Governance Committee. Ms. Marshall is the chair of the committee.

The biographies of each of the directors below contain information regarding each person's service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the board of directors to conclude that the person should serve as a director of BioHorizons, Inc. as of the date of this prospectus.

R. Steven Boggan joined BIS in 1995 as an engineer and was promoted to the position of President in 1997 and President and Chief Executive Officer in 1999. He has been the President, Chief Executive Officer and has served on the board of directors of BioHorizons, Inc. since February 2007 and the board of directors of BIS since 1999. Mr. Boggan was employed in the Research and Development Department of Dow Corning Wright and Wright Medical Technology from 1989 until 1995. Mr. Boggan received a B.S. in Biological Engineering from Mississippi State University, an M.S. in Biomedical Engineering from the University of Alabama at Birmingham and an M.B.A. from the University of Memphis in 1995. Mr. Boggan was named one of the 100 most notable people in the medical device industry by Medical Device & Diagnostic Industry magazine in 2008.

Our board of directors concluded that Mr. Boggan should serve as a director of BioHorizons, Inc. as of the date of this prospectus because of his experience in the medical technology industry and his leadership experience, skill and familiarity with our business gained from 15 years of service with us. In addition to his experience leading our company, and Mr. Boggan brings an in-depth knowledge of the issues facing our company and our industry as a result of his experience and engineering background.

David A. Wall has been the Executive Vice President and Chief Financial Officer of BioHorizons, Inc. and BIS since June 2010. From January 2009 to December 2009, Mr. Wall was interim Chief Financial Officer for Harlan Laboratories, Inc., a provider of pre-clinical products and services in the life sciences industry. From October 2008 to January 2009, he served as interim Chief Financial Officer of Voice Construction Ltd., a civil construction company. From January 2005 to December 2007, Mr. Wall was the Chief Financial Officer and Vice President, Finance of Altra Holdings, an international manufacturer of power transmission products. Voice Construction Ltd., Harlan Laboratories, Inc. and Altra Holdings are current or former portfolio companies of Genstar Capital L.P. From 2000 to 2004, Mr. Wall was the Chief Financial Officer of Berman Industries, a manufacturer and distributor of portable lighting products. From 1994 to 2000, Mr. Wall was the Chief Financial Officer of DoALL Company, a manufacturer and distributor of machine tools and industrial supplies. Mr. Wall is a Certified Public Accountant and holds a B.S. in Accounting from the University of Illinois and an M.B.A. in Finance from the University of Chicago.

Kendyl D. Lowe has been the Senior Vice President and Chief Accounting Officer of BioHorizons, Inc. and BIS since June 2010. Prior to that, she served as Executive Vice President and Chief Financial Officer of BioHorizons, Inc. and BIS since March 2009, Vice President of Finance and Accounting of BioHorizons, Inc. and BIS from March 2008 to March 2009 and Controller of BIS from November 2004 to March 2008. Her experience includes financial software implementations and conversions for acquired entities, corporate cash and debt management, and centralizing foreign subsidiary accounting functions while optimizing internal controls. Before joining us, Ms. Lowe served in controller and other financial management positions of increasing responsibility with Southern Biotechnology Associates, NCP Solutions and HealthPartners Southeast. She began her career at Coopers & Lybrand (now PriceWaterhouseCoopers), spending three years in both staff and senior audit roles. Ms. Lowe received her B.S. in Accounting from Samford University and a Masters of Accountancy (M.Acc.) from the University of Alabama. She is a Certified Public Accountant (inactive).

J. Todd Strong has been the Executive Vice President and Chief Operating Officer of BIS since September 2006 and has been the Chief Operating Officer of BioHorizons, Inc. since August 2006. Prior to that, Mr. Strong was the Executive Vice President of BIS from August 2005 to September 2006, the Vice President, Research and Development of BIS from August 2002 to August 2005, the Director, Research and Development of BIS from March 2000 to August 2002 and the Director, Engineering of BIS from January 1997 to March 2000. He has 17 years experience in the dental implant industry. Mr. Strong has led us in our original design efforts and continues to be a vital contributor to our research and development team with his years of experience. He is responsible for nine of the key patents that are currently owned by or licensed to us. He currently runs our worldwide operations along with manufacturing, information technology and customer care. Mr. Strong received his B.S. in Mechanical Engineering from Auburn University, and an M.S. in Biomedical Engineering from the University of Alabama at Birmingham.

Clark M. Barousse joined BIS in June 2008 as the Senior Vice President, Global Marketing and was named Senior Vice President of Global Sales and Marketing of BIS in December 2009. From June 2006 to June 2008, Mr. Barousse served as Vice President of Global Marketing at Smith & Nephew, an orthopedics company, and from June 2002 to June 2006, he served in a number of roles, including as Vice President of Research & Development, at Johnson & Johnson. Mr. Barousse's 20 plus years of experience brought him from a career in the banking and financial services industry to sales with American Express, then sales, marketing and product development in the medical device industry with Deknatel Snowden Pencer, Genzyme, Johnson & Johnson and Smith & Nephew. His industry experience includes biotechnology, biologics and medical device (dental, cardiovascular, thoracic, plastic, general, neuro, and orthopedic surgeries). His concentration in sales and sales management domestically and internationally in marketing and business development lends a record of accelerated sales and profit growth, market and product development, licensing, acquisitions, divestitures and business integration as well as branding and product positioning, M&A, market segmentation, strategy development and execution and distributor network development. Mr. Barousse received his B. A. from Hampden-Sydney College with a double major in economics and Spanish and an M.B.A. from Georgia State University.

David P. Dutil has been the Senior Vice President and General Counsel of BIS since February 2010. From February 2005 to February 2010, Mr. Dutil was Of Counsel and then a Member in the Corporate Department in the Washington, D.C. office of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. While at Mintz Levin, Mr. Dutil provided counsel to a variety of private equity investors and companies. Mr. Dutil is admitted to practice law in the State of New York and the District of Columbia. Mr. Dutil received a B.A. from the University of Vermont and a J.D. from Fordham University School of Law where he was an Associate Editor of the Law Review.

Mortimer Berkowitz III has served as Chairman of the board of directors of BioHorizons, Inc. since March 2010, and also served as Chairman from August 2006 to June 2007. He has been a director of BioHorizons, Inc. since 2006. Mr. Berkowitz has served as a director of BIS since August 2006. Mr. Berkowitz is a founder of HealthpointCapital and is currently a managing member of HGP, LLC and HGP II, LLC, which are the general partners of HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P., respectively, and President, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. He has held the positions with HGP, LLC since its formation in August 2002 and with HGP II, LLC since its formation in October 2005. Mr. Berkowitz has held the positions of managing director and member of the Board of Managers of HealthpointCapital, LLC since its formation in July 2002 and the position of President of HealthpointCapital, LLC since February 2005. Prior to joining HealthpointCapital, LLC, Mr. Berkowitz was managing director and co-founder of BPI Capital Partners, LLC, a private equity firm founded in 1990. Prior to 1990, Mr. Berkowitz spent 11 years in the investment banking industry with Goldman, Sachs & Co., Lehman Brothers Incorporated and Merrill Lynch & Co. He has been Chairman of the board of directors of Alphatec Holdings, Inc. since 2007, a Director of DTI, Inc. and on the Leadership Council of the Harvard School of Public Health. He received a B.A. from Harvard College and an M.B.A. from the Columbia Graduate School of Business.

Our board of directors concluded that Mr. Berkowitz should serve as a director of BioHorizons, Inc. and be Chairman of the board of directors of BioHorizons, Inc. as of the date of this prospectus because his investment and financial expertise, his experience as a director of both public and private companies and his experience in the medical device industry contribute to the breadth of knowledge of our board.

John J. Chopack, Jr. has served on the board of directors of BioHorizons, Inc. and BIS since February 2008. Mr. Chopack is currently a managing member of HGP, LLC and HGP II, LLC, which are the general partners of HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P., respectively, and a managing director of HealthpointCapital, LLC. He has held the positions with HGP, LLC since April 2005 and HGP II, LLC since its formation in October 2005. Mr. Chopack has held various positions with HealthpointCapital, LLC since its formation in July 2002. Mr. Chopack is an experienced professional in the orthopedic device industry. In addition to his private equity investment experience at HealthpointCapital, his direct orthopedic industry experience includes being a Sales Associate in orthopedic products for an independent distributor representing Wright Medical Group and Encore Medical. Prior to joining HealthpointCapital, Mr. Chopack worked on Wall Street as an associate medical device analyst focused on the orthopedic sector. Mr. Chopack was a primary team member of HealthpointCapital's Nexa Orthopedics Inc. investment. Mr. Chopack received a B.A. from Lafayette College and an M.B.A. from Fordham University.

Our board of directors concluded that Mr. Chopack should serve as a director of BioHorizons, Inc. as of the date of this prospectus because he has substantial financial expertise in the orthopedic device industry and experience as a director of other private company boards. Our board of directors values Mr. Chopack's financial and orthopedic industry experience.

Tom C. Davis has served on the board of directors of BioHorizons, Inc. and BIS since February 2008. Mr. Davis has served as Co-Managing Partner for Crescent Special Situations Fund since July 2005. He also serves as Chief Executive Officer of The Concorde Group, a private investment firm, and has done so since March 2001. In that capacity, Mr. Davis has made equity investments in a variety of small and mid-cap companies. Mr. Davis was previously the Managing Partner and head of Credit Suisse First Boston's (formerly Donaldson, Lufkin & Jenrette) investment banking and corporate finance activities in the Southwest from March 1984 to February 2001. Mr. Davis was responsible for the merger and acquisition activity as well as the equity and leverage finance activity which the firm undertook in the Southwest. In this capacity, Mr. Davis worked with several large private equity firms as clients, in addition to a variety of public and private companies in the Southwest. Mr. Davis serves as a director of the following companies, each of which is publicly traded: Deans Foods Company, Westwood Holdings Group, Inc. and Affirmative Insurance Holdings, Inc. Mr. Davis received a B.A.E. in Aerospace Engineering from Georgia Institute of Technology and an M.B.A. from Harvard Business School.

Our board of directors concluded that Mr. Davis should serve as a director of BioHorizons, Inc. as of the date of this prospectus because of his expertise within the financial services industry as well as his experience with public and private company oversight through his other directorships. Our board of directors believes his experience brings invaluable strategic insight into the area of finance.

John H. Foster has served on the board of directors of BioHorizons, Inc. and BIS since December 2006. Mr. Foster is currently a managing member of HGP, LLC and HGP II, LLC, which are the general partners of HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P., respectively, and Chairman, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. He has held the positions with HGP, LLC since its formation in August 2002 and HGP II, LLC since its formation in October 2005. Mr. Foster has held the positions of Chairman, managing director and member of the Board of Managers of HealthpointCapital, LLC since its formation in July 2002. Mr. Foster is a 35 year veteran of private equity investing. As a successful entrepreneur and executive, Mr. Foster founded two private equity firms: Foster Management Company in 1972 and HealthpointCapital in 2002. From 1980 to 1997, he served as Chairman and chief executive officer of Novacare, Inc. of Foster Medical Corporation. He is currently a member of the board of directors of Alphatec Holdings, Inc. and Chairman of the Board of DTI, Inc. Mr. Foster is on the Dean's Council at the Harvard School of Public Health, a Trustee of the Burke Rehabilitation Hospital and formerly a board member of Avon, Inc. and Corning Incorporated. Mr. Foster received a B.A. from Williams College and an M.B.A. from Amos Tuck School at Dartmouth.

Our board of directors concluded that Mr. Foster should serve as a director of BioHorizons, Inc. as of the date of this prospectus because of his investment and financial expertise, as well as his entrepreneurial experience of founding and building successful businesses. His role as the chief executive of a successful healthcare company also demonstrated Mr. Foster's leadership and business acumen.

David J. Hogan has served on the board of directors of BioHorizons, Inc. and BIS since August 2007. Mr. Hogan is the Senior Managing Director at Mannheim LLC, and has served as such since September 2001. Previously, he was employed at Bluestone Capital Partners from 1996 to 2001, The Gefinor Group from 1992 to 1996, Saudi International Bank, an affiliate of JP Morgan, from 1983 to

1992, and Citigroup from 1976 to 1983. Mr. Hogan has over 30 years experience as a principal and as an advisor in the financial markets, including private equity, mergers and acquisitions, and leveraged buyouts. He is a member of the board of directors of Alger Associates, Inc. and a member of the Board of Managers of Springer Publishing LLC and Demos Medical Publishing LLC. Mr. Hogan is a member of the Limited Partners Advisory Committee at HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P. He is also a member of the Limited Partners Committee of Telegraph Hill Partners. Mr. Hogan is a member of the board of directors of the Friends of the Heidelberg University Center for American Studies and is a member of the Board of Trustees of Juniata College where he chairs the Investment Committee. He holds a B.A. degree in Economics from Juniata College.

Our board of directors concluded that Mr. Hogan should serve as a director of BioHorizons, Inc. as of the date of this prospectus because he has over 30 years of experience in the financial services industry as well as experience as a director of other private company boards. Our board of directors values Mr. Hogan's extensive financial expertise.

Siri S. Marshall has served on the board of directors of BioHorizons, Inc. and BIS since April 2010. Ms. Marshall is the former Senior Vice President, General Counsel and Secretary and Chief Governance and Compliance Officer at General Mills, Inc., having retired from those positions in January 2008. Prior to joining General Mills in 1994, Ms. Marshall was Senior Vice President, General Counsel and Secretary of Avon Products, Inc. In the past five years, Ms. Marshall has served as a director of the following companies, each of which is publicly traded: Alphatec Holdings, Inc., Ameriprise Financial, Inc. (Presiding Director) and Equifax, Inc. Ms. Marshall is also a director of the Yale Center for the Study of Corporate Law, a Distinguished Advisor to the Strauss Institute for Dispute Resolution and a Trustee of the Minneapolis Institute of Arts. She has also served as a member of The New York Stock Exchange Legal Advisory Committee. Ms. Marshall received her B.A. from Harvard College and her J.D. from Yale University.

Our board of directors concluded that Ms. Marshall should serve as a director of BioHorizons, Inc. as of the date of this prospectus because her experiences as a senior executive, General Counsel and director of publicly traded companies, and her regulatory and governance expertise bring valued insight to our board's strategic decisions and governance. In addition, as a new member of our board of directors, Ms. Marshall brings a fresh perspective regarding our company.

Board Composition

Our restated certificate of incorporation and restated bylaws, each of which will become effective completion of this offering, provide that the authorized number of directors may be changed only by resolution of the board of directors. We currently have seven directors.

Controlled Company and Director Independence

Upon completion of this offering, HealthpointCapital will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a "controlled company" under The NASDAQ Stock Market corporate governance standards. As a controlled company, we do not have to comply with certain corporate governance requirements of The NASDAQ Stock Market, including the requirements:

    •
    that a majority of our board of directors consists of "independent directors," as defined by the applicable rules and regulations of The NASDAQ Stock Market;

    •
    that the compensation of our executive officers be determined, or recommended to the board of directors for determination, by independent directors constituting a majority of the independent directors of the board in a vote in which only independent directors participate or by a compensation committee comprised solely of independent directors; and

    •
    that director nominees be selected, or recommended to the board of directors for selection, by independent directors constituting a majority of the independent directors of the board in a vote in which only independent directors participate or by a nomination committee comprised solely of independent directors.

Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of The NASDAQ Stock Market. In the event that we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in the applicable rules and regulations of The NASDAQ Stock Market.

As a controlled company, however, we will not be exempt from the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act and The NASDAQ Stock Market rules with respect to our audit committee within the applicable time frame.

Committees of the Board of Directors

Upon completion of this offering, our board of directors will have an audit committee, a compensation committee and a nominating and governance committee. The composition and function of each of these committees are described below.

Audit Committee.    Upon the completion of this offering, our audit committee will be comprised of David J. Hogan (chair), Tom C. Davis and John J. Chopack, Jr. Mr. Chopack is not independent as defined in Rule 10A-3(b)(1) under the Exchange Act. Our board of directors has determined that Mr. Hogan is an audit committee financial expert, as defined by the rules of the SEC. Our audit committee is authorized to:

    •
    approve and retain the independent auditors to conduct the annual audit of our financial statements;

    •
    review the proposed scope and results of the audit;

    •
    review and pre-approve audit and non-audit fees and services;

    •
    review accounting and financial controls with the independent auditors and our financial and accounting staff;

    •
    review and approve transactions between us and our directors, officers and affiliates;

    •
    recognize and prevent prohibited non-audit services; and

    •
    establish procedures for complaints received by us regarding accounting matters; oversee internal audit functions, if any.

The applicable rules and regulations of the SEC and The NASDAQ Stock Market require us to have one independent audit committee member upon the listing of our common stock on The NASDAQ

Global Market, a majority of independent directors within 90 days of the date of the completion of this offering and all independent audit committee members within one year of the date of the completion of this offering.

Compensation Committee.    Upon completion of this offering, our compensation committee will be comprised of Tom C. Davis (chair), Siri S. Marshall and John J. Chopack, Jr. Our compensation committee is authorized to:

    •
    review and determine the compensation arrangements for management;

    •
    establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

    •
    administer our stock incentive and purchase plans; and

    •
    oversee the evaluation of the board of directors and management.

Nominating and Governance Committee.    Upon completion of this offering, our nominating and governance committee will be comprised of Siri S. Marshall (chair), Mortimer Berkowitz III and Tom C. Davis. Our nominating and governance committee is authorized to:

    •
    identify and nominate candidates for election to the board of directors; and

    •
    develop and recommend to the board of directors a set of corporate governance principles applicable to our company.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of our board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

During the fiscal year ended December 31, 2010, members of our compensation committee included Tom C. Davis, Siri S. Marshall, Mortimer Berkowitz III and John J. Chopack, Jr. During the same period, we entered into certain transactions with HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P., two of our principal stockholders, which are identified below under the section titled "Certain Relationships and Related Party Transactions." Messrs. Berkowitz and Chopack are managing members of HGP, LLC and HGP II, LLC, which are the general partners of HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P., respectively. Mr. Berkowitz is the President, a member of the Board of Managers and a managing director of HealthpointCapital, LLC, which has an ownership interest in HGP, LLC and HGP II, LLC. Mr. Chopack is also a managing director of HealthpointCapital, LLC.

Code of Business Conduct and Ethics

Prior to the completion of the offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our web site at www.biohorizons.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our web site.

Limitation of Directors' and Officers' Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our existing certificate of incorporation and the restated certificate of incorporation to be effective upon the completion of this offering limits the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. Our restated certificate of incorporation and restated bylaws to be effective upon the completion of this offering also provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, fines, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

We intend to enter into agreements to indemnify our non-employee directors. These agreements will provide that we will, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion and analysis of compensation arrangements of our named executive officers identified below for fiscal year ended December 31, 2010 should be read together with the compensation tables and related disclosures set forth below.

The primary objectives of the compensation committee of our board of directors with respect to its recommendations to our board of directors regarding executive compensation and our board of directors' review and approval of the compensation committee's recommendations are to:

    •
    attract and retain the best possible executive talent,

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    motivate our executive officers to enhance our growth and profitability and increase stockholder value,

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    reward superior performance and contributions to the achievement of corporate and individual objectives,

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    establish a direct link between sustained corporate performance and individual rewards, and

    •
    provide ownership opportunity to our executive officers.

Our focus is to tie short term cash and long-term equity incentives to the achievement of measurable corporate and individual performance goals and to align executives' incentives with stockholder value creation. To achieve these objectives, the compensation committee has developed and maintains a compensation plan that ties a substantial portion of our executives' overall compensation to financial and operational performance.

We seek to foster a performance-oriented culture, where individual performance is aligned with corporate objectives. Thus, company performance is the primary measure of success upon which we structure our compensation programs. We evaluate and reward our executive officers based on their contribution to the achievement of short and longer-term corporate goals. Individual and departmental performance is factored into compensation decisions as well for all of our named executive officers other than our Chief Executive Officer, Mr. Boggan.

Our compensation committee does not have formal policies for allocating compensation among salary, bonus, long-term incentives and other benefits. However, the compensation of our executive officers is based in part on the terms of employment agreements and offer letters we entered into with each of our executive officers, which set forth the initial base salaries and initial equity grants for our executive officers.

Compensation for our named executive officers is reviewed at least annually at the beginning of each fiscal year, and adjustments are made to reflect performance-based factors. The discussion below includes a review of compensation decisions for the year ended December 31, 2010 and through the date of this prospectus. During fiscal 2010, our named executive officers were Messrs. Boggan, Wall, Strong, Barousse and Dutil and Mme. Lowe. All of these employees remained employed by us as executive officers at the end of fiscal 2010.

Role of Our Compensation Committee

Our board of directors, based on the input and recommendations of the compensation committee:

    •
    Discharges responsibilities relating to compensation of our executive officers;

    •
    Administers our stock plans and any other equity incentive plans we adopt; and

    •
    Provides disinterested administration of any employee benefit plans in which our named executive officers are eligible to participate.

Our compensation committee is appointed by our board of directors. The purpose of our compensation committee is to review our compensation practices and make recommendations to our board of directors with respect to compensation related decisions. The members of the compensation committee during 2010 were Mortimer Berkowitz III and John C. Chopack, Jr. until July 2010, and Tom C. Davis, Siri S. Marshall and John C. Chopack, Jr. thereafter.

The compensation committee considers recommendations from Mr. Boggan, our Chief Executive Officer, in determining executive compensation for all of our executive officers. Mr. Boggan meets with the compensation committee and presents his recommendations for compensation changes. While Mr. Boggan's recommendations are given significant weight, the compensation committee makes the final determination as to what will be presented to the full board of directors for their review and approval. Mr. Boggan does not participate in determining his own compensation. In making his recommendations, Mr. Boggan receives input from our Human Resources Department and has access to third-party compensation surveys and compensation data of publicly-traded companies obtained from SEC filings. This information is also available to our compensation committee. However, because of the uniqueness of certain aspects of our business and management team, we do not benchmark against other companies, but certain public company data was used as one resource in determining executive compensation for 2010 and not as a standalone tool. None of our other executive officers participate in the compensation committee's discussions regarding executive compensation.

Our compensation committee has taken the following steps to ensure our approach to executive compensation and benefits and its recommendations to the board of directors are consistent with both our compensation philosophy and corporate governance guidelines:

    •
    Evaluated our compensation practices and assisted in developing and implementing the executive compensation philosophy;

    •
    Developed recommendations with regard to executive compensation structures that were reviewed and approved by the compensation committee and board of directors;

    •
    Established a practice of prospectively reviewing the performance and determining the compensation earned, paid or awarded to our chief executive officer independent of input from him; and

    •
    Established a policy to review on an annual basis the performance of our other executive officers with assistance from our chief executive officer and determining what we believe to be appropriate total compensation.

In the future, our compensation committee may engage a compensation consulting firm to provide executive compensation advisory services. The committee would actively work with such firm to perform a peer group analysis, reviewing executive compensation arrangements primarily of publicly-traded medical device companies that are similarly situated, and produce a report and recommendations for the compensation committee's consideration.

Our board of directors makes final determinations with respect to compensation related matters based upon the input and recommendation of the compensation committee.

Compensation Components

Compensation for our executive officers consists of the following:

    •
    Base salary;

    •
    Annual cash bonuses;

    •
    Equity-based incentives;

    •
    Severance and termination protection; and

    •
    Other benefits.

We chose to build our executive compensation approach around these elements because we believe they have been and will continue to be effective in achieving our overall objective of motivating and rewarding our key executives. It is our belief that in addition to base salaries and bonuses, equity-based awards are the primary compensation-related motivators in attracting and retaining qualified employees.

Base salary.    Base salary is typically used to recognize the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. When hiring executives, we consider the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join our company. In addition, we consider the competitive market for corresponding positions within comparable geographic areas and industries.

The base salaries of our named executives are reviewed on an annual basis and adjustments are made to reflect performance-based factors, as well as competitive conditions.

Annual Cash Bonuses.    Our Annual Cash Bonus Plan, or Bonus Plan, is designed to motivate and reward eligible employees for their contributions by making a portion of their cash compensation dependent upon performance. The Bonus Plan establishes the terms under which annual cash bonus compensation will be paid to our eligible employees, including all our named executive officers other than our Chief Executive Officer, Mr. Boggan. Cash bonuses effectively link individual contributions to overall business performance and encourage executives to increase stockholder value in both the short-term and long-term. The amount of cash incentive bonus payments to be awarded to all employees, including our named executive officers other than Mr. Boggan, depends upon the achievement of corporate and individual performance objectives. Our bonus plan is reviewed and approved by the board of directors based upon the recommendation of the compensation committee annually. It is designed to reward employees at a level commensurate with their ability to impact set targets.

Mr. Boggan's compensation is based upon his employment agreement which was initially entered into in 2006, prior to the adoption of our current bonus plan. With the exception of his salary, the terms of that agreement have not changed with respect his bonus arrangement. It has been our practice not to pay him more than 100% of his base salary in accordance with the terms of his employment agreement.

Equity-Based Incentives.    Salaries and bonuses are intended to compensate our executive officers for short-term performance. In addition, we have adopted an equity-based incentive approach intended to reward longer-term performance and to help align the interests of our executive officers with those of our stockholders. We believe that our corporate long-term performance is supported by the use of stock-based awards. Our equity compensation goals for our executive officers are based upon the following principles:

    •
    Stockholder and executive interests should be aligned;

    •
    Stock award programs should be structured to provide meaningful retention incentives to participants; and

    •
    Actual awards should be tailored to reflect individual performance and attraction/retention goals.

We believe long-term performance is achieved through an ownership culture that rewards performance by our executive officers through the use of equity incentives. Our equity incentive plans have been established to provide our employees, including our executive officers, with incentives to help align those employees' interests with the interests of our stockholders. Our equity incentive plans have provided the principal method for our executive officers to acquire equity interests in our company.

Since 2007, we have only granted restricted stock and not options to our employees. Generally, grants of stock to all of our newly hired employees, including named executive officers, vest over a three-year period with one-third (1/3) vesting on each anniversary of the grant date. The size and initial stock grant made to each executive officer upon joining us is primarily based on competitive conditions applicable to the executive officer's specific position and is set forth in the executive officer's employment agreement or offer letter from us. In addition, the compensation committee considers the number of shares owned by other executives in comparable positions within our company when making its recommendations to the board of directors.

Severance and Termination Benefits.    Our board of directors, based on the recommendation of the compensation committee, agreed to severance packages for our named executive officers as part of the negotiations with each of these executive officers to secure his or her services. Our compensation committee recommended and the board of directors approved the severance packages based on their experience serving on boards of directors and compensation committees of companies of a similar size and stage of development to us and their familiarity with severance packages offered to executive officers of such companies. Based on this knowledge, experience and information, we believe that the respective severance periods and provision of medical and similar benefit programs during such severance periods are both reasonable and generally in line with severance packages negotiated with executive officers of similarly situated companies. In addition, pursuant to our restricted stock agreements with our executive officers, including our named executive officers, in the event of a change in control, as defined in our 2007 Executive, Director and Consultant Stock Plan and our Amended and Restated 2010 Employee, Director and Consultant Stock Plan, the vesting of outstanding restricted stock grants will accelerate in connection with a change in control, without regard to whether the executive officer terminates employment in connection with or following the change in control.

Other Benefits.    We have a 401(k) plan in which substantially all of our employees are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. The plan permits us to make matching contributions if we choose. Given the difficult economic conditions in 2009, in February 2009 we discontinued our 401(k) matching contribution at 100% of up to three percent of a participant's salary and at 50% of up to the next two percent of a participant's salary. In January 2010, we reinstated our matching contribution at 100% of up to three percent of a participant's salary.

We provide medical, dental, vision and life insurance, employee assistance plans and both short- and long-term disability, accidental death and dismemberment benefits to all full-time employees, including our executive officers. These benefits are available to all employees, subject to applicable laws. We believe these benefits are consistent with companies with which we compete for employees.

In order to attract executive officers and certain other employees to move to the Birmingham, Alabama metropolitan area, we have in the past reimbursed such executive officers and certain other employees for their relocation expenses.

Compensation of Named Executive Officers

Salary.    Base salaries for 2009 did not change from 2008, given the downturn in the economy, with the exception of Ms. Lowe. Upon her appointment to chief financial officer in March 2009, Ms. Lowe received a base salary increase from $130,000 to $190,000. Beginning April 1, 2009, employees, including named executive officers, received a salary reduction for the final three quarters of 2009. The salary reduction for each named executive officer was in excess of ten percent (10%) of base salary. Earnback of the salary reduction was based upon the company achieving significant improvements to earnings before interest, taxes, depreciation and amortization, or EBITDA, in an amount sufficient to generate positive cash flow which was calculated as cash flow from operations less capital expenditures (free cash flow). As we achieved these metrics in 2009, during the first quarter of 2010 our compensation committee recommended and our board of directors approved restoring the salary of each employee, including our named executive officers, to pre-reduction levels. In addition, the compensation committee recommended and our board of directors approved a payment to each of our employees, including our named executive officers, of the previously withheld salary reduction amount to make each employee whole for 2009.

Our compensation committee reviewed the base salaries of our named executive officers hired prior to 2010 to determine whether any increases were appropriate for 2010. Our compensation committee took a number of factors into account, including the executive's seniority, position and functional role and level of responsibility. Effective January 1, 2010, compensation for such named executive officers was adjusted as follows:

R. Steven Boggan — Mr. Boggan did not receive an increase in his base salary in 2010, which salary remained at $350,000.

Kendyl D. Lowe — Ms. Lowe received an 8% increase from $190,000 to $205,000.

J. Todd Strong — Mr. Strong received a 2.7% increase from $275,000 to $282,500.

Clark M. Barousse — Mr. Barousse received a 2.7% increase from $275,000 to $282,500.

The compensation committee determined that Mr. Boggan should not receive a salary increase based upon their collective experience in determining the salaries of chief executive officers of other public companies and a general review of third party compensation surveys. They also confirmed that their information was generally correct by reviewing salaries of certain chief executive officers of publicly traded companies based on information contained in SEC filings and determined that based on this collective information no salary increase was warranted. Mr. Boggan recommended to the compensation committee that Messrs. Strong and Barousse receive only cost of living increases and that Ms. Lowe receive a larger increase to bring her base salary in line with what we have historically paid the chief financial officer. He based his recommendation upon information obtained from publicly available compensation data from national and regional companies of similar size and growth potential. The compensation committee, based on their collective experience in determining executive officer salaries, agreed with Mr. Boggan's recommendation.

In February 2010, Mr. Dutil was hired as our Senior Vice President and General Counsel with a base salary of $240,000.

In June 2010, Mr. Wall was hired as our Executive Vice President and Chief Financial Officer with a base salary of $275,000.

Named Executive Officers Hired in 2010

In connection with Mr. Dutil's employment, we agreed to issue to Mr. Dutil on the closing date of the offering under our Amended and Restated 2010 Employee, Director and Consultant Stock Plan 31,250 restricted shares of our common stock, based on an assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus. The stock will vest in three equal installments on February 1, 2011, 2012 and 2013, respectively, provided that Mr. Dutil is then employed by us and will become fully vested upon a change in control of our company. Pursuant to the terms of an amended and restated severance agreement entered into with Mr. Dutil, dated August 6, 2010, in the event we terminate his employment without cause or he resigns for good reason, Mr. Dutil will receive severance in the amount equal to his base salary then in effect in the form of salary continuation and COBRA benefits for six months. Pursuant to the terms of his severance agreement, Mr. Dutil has agreed not to compete with us during his employment and for a period of one year after the termination of his employment. In addition, Mr. Dutil has agreed that during his employment and for a period of one year after the termination of his employment, he will not solicit our employees to terminate their employment with us and will not solicit the business or patronage of any of our current or prospective clients or customers. Mr. Dutil also has agreed to refrain from disclosing any of our proprietary information received during the course of employment.

In connection with Mr. Wall's employment, we agreed to issue to Mr. Wall on the closing date of the offering under our Amended and Restated 2010 Employee, Director and Consultant Stock Plan 62,500 restricted shares of our common stock based on an assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus. The stock will vest in three equal installments on June 14, 2011, 2012 and 2013, respectively, provided that Mr. Wall is then employed by us and will become fully vested upon a change in control of our company. Mr. Wall replaced Ms. Lowe as Chief Financial Officer and Ms. Lowe became our Senior Vice President and Chief Accounting Officer.

Bonus Plan.    Under the Bonus Plan, our named executive officers, other than Mr. Boggan, were eligible to receive an annual cash bonus for 2010 based on our achievement of certain financial targets established by our board of directors based upon the recommendation of our compensation committee as well as individual goals set by management. Individual goals for Mr. Wall, Ms. Lowe, Mr. Strong, Mr. Barousse and Mr. Dutil were established by our chief executive officer, Mr. Boggan, and agreed upon by each of them.

The target bonus percentages under the Bonus Plan for Mr. Wall, Ms. Lowe, Mr. Strong, Mr. Barousse and Mr. Dutil for 2010 were:

Name	2010 Target Bonus
David A. Wall	50% of Base Salary
Kendyl D. Lowe	50% of Base Salary
J. Todd Strong	50% of Base Salary
Clark M. Barousse	50% of Base Salary
David P. Dutil	35% of Base Salary

In 2010, 75% of the cash bonus target amount was tied to our corporate objectives. Twenty-five percent was tied to individual performance metrics which are job specific. There were five potential ratings for job performance and each had a corresponding percentage ranging from 0 to 125.

Rating	Percent
5 — Exceptional	125
4 — Distinguished	115
3 — Successful	100
2 — Needs Improvement	25
1 — Unacceptable	0

An employee who receives an Exceptional rating (5) exceeds all objectives and is extremely capable and versatile in adjusting priorities to current needs. An employee who receives a Distinguished rating (4) consistently meets and often exceeds objectives with performance well above the competent level. An employee who receives a Successful rating (3) consistently meets and occasionally exceeds objectives. An employee who receives a Needs Improvement (2) usually meets objectives and has significant areas for improvement noted in his or her appraisal. An employee who receives an Unacceptable rating (1) does not meet the objectives and falls short of required performance.

For 2010, our corporate objectives were to achieve three financial targets that shared equal weight. The targets were revenue growth, operating income and free cash flow. Achievement of these targets has not been determined.

For 2010, the individual goals for our named executive officers were as follows:

R. Steven Boggan — As written in Mr. Boggan's employment agreement, during each year of his employment he is eligible to be paid a cash bonus in an amount up to 100% of his annual base salary based upon achievement of performance objectives approved from time to time by the board of directors. In 2010, Mr. Boggan's performance objectives were solely tied to the corporate performance objectives cited above. As such, 100% of his bonus is based upon the corporate objectives under our Bonus Plan.

David A. Wall — Mr. Wall was hired in June 2010 as our Chief Financial Officer. His individual performance goals included evaluating and improving our current accounting systems and financial performance measurements, as needed; ensuring information in this prospectus is accurate and deadlines are met; and preparing the accounting department for meeting SEC deadlines and Sarbanes-Oxley compliance in anticipation of the completion of this offering.

Kendyl D. Lowe — Ms. Lowe's individual performance goals included adding a cost accountant and tax function to our finance department, managing the spin-off of DTI and preparing the financial information for this prospectus.

J. Todd Strong — Mr. Strong's individual performance goals included management of research and development including the timely introduction of new products and inventory management. Additionally, Mr. Strong was responsible for management of the information technology, customer care and operations functions as well as the effective integration of our acquisitions.

Clark M. Barousse — Mr. Barousse's individual performance goals included management of the marketing function including product positioning, brand awareness, customer analysis and segmenting, domestic and international pricing, competitive assessment and execution of overall marketing strategy. Additionally, he was responsible for the management of domestic and international sales including channel development, sales training, development of sales management, customer interaction and sales tools.

David P. Dutil — Mr. Dutil was hired in February 2010 as our Senior Vice President and General Counsel. His individual performance goals included review of existing and development of new international distributor agreements, reviewing legal status of our subsidiaries and assuming responsibility for intellectual property and trademark work. He was also responsible for managing the legal aspects of this offering.

2010 Equity Grants

We did not make any equity grants in 2010.

Employment and Severance Arrangements

We entered into new agreements with certain of our executive officers prior to this initial public offering to provide consistency in the executives' severance arrangements so that each executive will receive severance payments if we terminate the executive's employment without cause or he or she resigns for good reason. We did not materially change the terms or amounts of severance payments in any of the agreements.

Employee Equity Grants

We plan to issue on the closing date of this offering to each person who is then an employee and held immediately prior to the offering shares of Class C common stock an aggregate of 494,004 shares of our common stock, based on an assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, as additional equity compensation for their services. These issuances will be made under our Amended and Restated 2010 Employee, Director and Consultant Stock Plan. The number of shares to be granted to each employee shall be determined by multiplying the aggregate number of shares to be issued to all employees by the following proportion: the total number of shares of Class A common stock and Class B common stock held by each eligible employee divided by the total number of shares of Class A common stock and Class B common stock held by all eligible employees. If at the time of grant any of the Class A common stock or Class B common stock is still subject to a lapsing repurchase right, then shares of common stock to be issued upon the closing of this offering shall continue to be subject to a lapsing repurchase right in the same proportion and on the same schedule. Each eligible employee shall also be granted an additional number of shares of common stock equal to 20% of the value of the common stock granted to him or her as described above divided by the initial public offering price. These additional shares are included in the 494,004 shares described above. As a result of the Employee Equity Grants, we will recognize a compensation charge of approximately $8.0 million on the closing date of the offering and an additional $1.4 million in subsequent quarters as the lapsing repurchase rights expire. These grants and the grants to Messrs. Dutil and Wall described above in "—Named Executive Officers Hired in 2010" are collectively referred to as the "Employee Equity Grants."

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the fiscal years ended December 31, 2010 and 2009 to (1) our chief executive officer, (2) our chief financial officer, (3) our former chief financial officer and (4) our three additional executive officers who were employed by us on December 31, 2010. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)		Total ($)
R. Steven Boggan	2010	$350,000	—	(3)	$10,500	(4)	$360,500
President and Chief	2009	$349,865	—	$350,000	$1,680		$701,545
Executive Officer
David A. Wall	2010	$151,074	—	(3)	$53,209	(5)	$204,283
Executive Vice President and
Chief Financial Officer
Kendyl D. Lowe	2010	$205,000	—	(3)	$5,381		$210,381
Senior Vice President and	2009	$178,750	$10,000	$98,563	$509		$287,822
Chief Accounting Officer(6)
J. Todd Strong	2010	$282,500	—	(3)	$7,063		$289,563
Executive Vice	2009	$275,000	—	$142,656	$1,639		$419,295
President and Chief
Operating Officer
Clark M. Barousse	2010	$282,500	—	(3)	$8,278	(7)	$292,578
Senior Vice President,	2009	$275,000	—	$142,656	$20,941	(8)	$438,597
Global Sales &
Marketing
David P. Dutil	2010	$220,000	—	(3)	60,564	(9)	$280,564
Senior Vice President and
General Counsel

(1)
Amounts listed reflect the aggregate grant date fair values of the stock awards granted to our named executive officers in 2009 computed in accordance with FASB ASC Topic 718. The methodology used to determine the grant date fair value are described in Note 9 to our consolidated financial statements appearing elsewhere in this prospectus.

(2)
Includes matching contributions made under our 401(k) plan and other fringe benefits as further described in the footnotes below.

(3)
The amount of the non-equity incentive plan compensation earned in 2010 has not been determined as of the date of this prospectus. We anticipate that these amounts will be determined by March 15, 2011.

(4)
Includes matching contributions made under our 401(k) plan.

(5)
Includes $52,177 of relocation related expenses.

(6)
Ms. Lowe is currently our Senior Vice President and Chief Accounting Officer and served as our Executive Vice President and Chief Financial Officer from March 2009 to June 2010.

(7)
Includes $7,200 for a car allowance.

(8)
Includes $12,500 for a housing allowance and $7,200 for a car allowance.

(9)
Includes $56,664 of relocation related expenses.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to our named executive officers during 2010.

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)
R. Steven Boggan	$350,000
President and Chief
Executive Officer
David A. Wall	$68,750
Executive Vice President
and Chief Financial Officer
Kendyl D. Lowe	$102,500
Senior Vice President and
Chief Accounting Officer
J. Todd Strong	$141,250
Executive Vice
President and
Chief Operating Officer
Clark M. Barousse	$141,250
Senior Vice President,
Global Sales &
Marketing
David Dutil	$77,000
Senior Vice President
and General Counsel

(1)
Represents the target amount payable to each named executive officer under our Bonus Plan. See also our discussion of our Bonus Plan under "Compensation Discussion and Analysis." The amounts for Messrs. Wall and Dutil are prorated based on when they commenced employment with us in 2010.

Employment Arrangements with Our Named Executive Officers

R. Steven Boggan.    We entered into an employment agreement with Mr. Boggan on September 24, 2010 for a three-year term effective as of June 23, 2010. The agreement automatically renews for an additional 12 month period unless we or Mr. Boggan delivers notice at least 60 days prior to June 23, 2013 of its non-renewal. Mr. Boggan's annual base salary is $350,000. Pursuant to the agreement, Mr. Boggan has the opportunity to earn an annual performance bonus of up to 100% of his annual base salary, based on the achievement of performance objectives approved from time to time by our board of directors.

Pursuant to the agreement, Mr. Boggan has agreed not to compete with us during his employment and for a period of one year after the termination of his employment. In addition, Mr. Boggan has agreed that during his employment and for a period of 12 months after the termination of his employment, not to solicit our employees to terminate their employment with us and not to solicit the business or patronage of any of our current or prospective clients or customers. Mr. Boggan also has agreed to refrain from disclosing, either during or after his employment, any of our proprietary information received during the course of employment.

Mr. Boggan is entitled to certain benefits in connection with a termination of his employment or a change of control discussed below under "— Severance Benefits and Change of Control Arrangements."

David A. Wall.    We entered into an employment agreement with Mr. Wall on January 13, 2011 for a three-year term effective as of June 14, 2010. The agreement automatically renews for an additional 12 month period unless we or Mr. Wall delivers notice at least 30 days prior to June 14, 2013, or each anniversary of such date thereafter, of its non-renewal. Pursuant to the agreement, Mr. Wall's annual base salary is $275,000 and he has the opportunity to earn an annual performance bonus of up to 50% of his annual base salary in accordance with our bonus plan. The amount of Mr. Wall's 2010 bonus is to be prorated based on the number of days worked during the 2010 calendar year. We agreed to reimburse Mr. Wall for the reasonable costs of his relocation to the Birmingham, Alabama metropolitan area including up to $5,000 for travel costs prior to the relocation, the cost of six months of temporary housing in Birmingham, costs associated with moving Mr. Wall's family and possessions to Birmingham and closing costs in connection with the sale of Mr. Wall's primary residence in an amount not to exceed $50,000.

Pursuant to the agreement, Mr. Wall has agreed not to compete with us during his employment and for a period of one year after the termination of his employment. In addition, Mr. Wall has agreed that during his employment and for a period of 12 months after the termination of his employment, not to solicit our employees to terminate their employment with us and not to solicit the business or patronage of any of our current or prospective clients or customers. Mr. Wall also has agreed to refrain from disclosing, either during or after employment, any of our proprietary information received during the course of employment.

Mr. Wall is entitled to certain benefits in connection with a termination of his employment or a change of control discussed below under " — Severance Benefits and Change of Control Arrangements."

Kendyl D. Lowe.    We entered into an employment agreement with Ms. Lowe on June 26, 2009 for a three-year term expiring on March 1, 2012 in connection with her becoming employed as our Executive Vice President and Chief Financial Officer on March 1, 2009. Ms. Lowe served as our Executive Vice President and Chief Financial Officer until June 2010, and currently serves as our Senior Vice President and Chief Accounting Officer. The agreement automatically renews each year for an additional 12 months unless we or Ms. Lowe delivers notice at least 30 days prior to the anniversary date of its non-renewal. Pursuant to the terms of the agreement, Ms. Lowe's annual base salary was $190,000 in 2009.

Pursuant to the agreement, Ms. Lowe has agreed not to compete with us during her employment and for a period of six months after the termination of her employment. In addition, Ms. Lowe has agreed that during her employment and for a period of six months after the termination of her employment, not to solicit our employees to terminate their employment with us and not to solicit the business or patronage of any of our current or prospective clients or customers. Ms. Lowe also has agreed to refrain from disclosing any of our proprietary information received during the course of employment.

In January 2011, we terminated Ms. Lowe's employment agreement and entered into a severance agreement with substantially similiar terms as her employment agreement and in conformity with the other agreements recently entered into with our other named executive officers.

Ms. Lowe is entitled to certain benefits in connection with a termination of her employment or a change of control discussed below under "— Severance Benefits and Change of Control Arrangements."

J. Todd Strong.    We entered into a severance agreement with Mr. Strong on August 30, 2010 and an amendment to such agreement on January 14, 2011. Pursuant to this agreement, Mr. Strong has agreed not to compete with us during his employment and for a period of one year after the termination of his employment. In addition, Mr. Strong has agreed that during his employment and for a period of one year after the termination of his employment, not to solicit our employees that were employees during the one-year period prior to his termination to terminate their employment with us and not to solicit the business or patronage of any of our current or prospective clients or customers. Mr. Strong has also agreed to refrain from disclosing, either during or after his employment, any of our proprietary information received during the course of employment.

Mr. Strong is entitled to certain benefits in connection with a termination of his employment or a change of control discussed below under "— Severance Benefits and Change of Control Arrangements."

Clark M. Barousse.    We entered into a severance agreement with Mr. Barousse on September 1, 2010. Pursuant to this agreement, Mr. Barousse has agreed not to compete with us during his employment and for a period of one year after the termination of his employment. In addition, Mr. Barousse has agreed that during his employment and for a period of one year after the termination of his employment, not to solicit our employees that were employees during the one-year period prior to his termination to terminate their employment with us and not to solicit the business or patronage of any of our current or prospective clients or customers. Mr. Barousse has also agreed to refrain from disclosing, either during or after his employment, any of our proprietary information received during the course of employment.

Mr. Barousse is entitled to certain benefits in connection with a termination of his employment or a change of control discussed below under "— Severance Benefits and Change of Control Arrangements."

David P. Dutil.    We entered into an amended and restated severance agreement with Mr. Dutil on August 6, 2010. Pursuant to this agreement, Mr. Dutil has agreed not to compete with us during his employment and for a period of one year after the termination of his employment. In addition, Mr. Dutil has agreed that during his employment and for a period of one year after the termination of his employment, not to solicit our employees that were employee during the one-year period prior to his termination to terminate their employment with us and not to solicit the business or patronage of any of our current or prospective clients or customers. Mr. Dutil has also agreed to refrain from disclosing, either during or after his employment, any of our proprietary information received during the course of employment.

2010 Cash Bonus Plan

All of our named executive officers, with the exception of Mr. Boggan, were eligible to participate in our Bonus Plan for our 2010 fiscal year which pays bonuses to our employees upon the achievement of corporate financial targets and individual performance objectives. The target amount of the bonus is a target percentage of each executive's base salary but can be greater or less than the target percentage based upon overachievement or underachievement of the performance goals, as determined by our compensation committee and recommended to and approved by our board of directors for approval as discussed above under "Compensation Discussion and Analysis." The target bonus percentages for our named executive officers for 2010 were:

Name	2010 Target Bonus
David A. Wall	50% of Base Salary
Kendyl D. Lowe	50% of Base Salary
J. Todd Strong	50% of Base Salary
Clark M. Barousse	50% of Base Salary
David P. Dutil	35% of Base Salary

Pursuant to Mr. Boggan's employment agreement, he is eligible to be paid a cash bonus in an amount up to 100% of his base salary based upon achievement of performance objectives approved by the board of directors as further discussed above under "Compensation Discussion and Analysis."

Pension Plan and Other Benefits

We have a defined contribution retirement plan in which all employees are eligible to participate. Our plan is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions by employees and by us to our plan and income earned on plan contributions are not taxable to employees until withdrawn or distributed from the plan, and so that contributions, including employee salary deferral contributions, will be deductible by us when made. In February 2009 we discontinued our 401(k) matching contribution at 100% of up to three percent of a participant's compensation and at 50% of up to the next two percent of a participant's compensation. In January 2010, we reinstated our matching contribution at 100% of up to three percent of a participant's compensation. We also contribute to medical, disability and other standard insurance for our employees.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
R. Steven Boggan	—		—	—	—		—
President and Chief
Executive Officer
David A. Wall	—		—	—	—		—
Executive Vice President
and Chief Financial Officer
Kendyl D. Lowe	5,000	(2)	$2.25	12/15/2014	3,333 Class B	(4)	$0
Senior Vice	2,500	(3)	$3.10	9/21/2015	13,333 Class B	(5)	$0
President and Chief					3,169 Class C		$20,599
Accounting Officer
J. Todd Strong	—		—	—	25,000 Class B	(6)	$0
Executive Vice					4,753 Class C		$30,895
President and Chief
Operating Officer
Clark M. Barousse	—		—	—	—		—
Senior Vice President,
Global Sales &
Marketing
David P. Dutil	—		—	—	—		—
Senior Vice President
and General Counsel

(1)
The market value of our Class B common stock awards is based on the fair market value of our Class B common stock on December 31, 2010 of $0. The market value of our Class C common stock awards is based on the fair market value of our Class C common stock on December 31, 2010 of $6.50. The market value of the Class B and Class C common stock was determined based on the Conversion Transaction. See "Description of Capital Stock — Conversion Transaction."

(2)
This option is fully vested and is exercisable for shares of common stock of BIS. In January 2011, this option was converted into an option to purchase 5,840 shares of our Rolling common stock as a result of the BIS Merger Transaction.

(3)
This option is fully vested and is exercisable for shares of common stock of BIS. In January 2011, this option was converted into an option to purchase 2,920 shares of our Rolling common stock as a result of the BIS Merger Transaction.

footnotes continued on following page

(4)
Represents a restricted stock award granted on April 15, 2008 which vests annually in equal installments over a three-year period.

(5)
Represents a restricted stock award granted on February 4, 2009 which vests annually in equal installments over a three-year period.

(6)
Represents a restricted stock award granted on April 15, 2008 which vests annually in equal installments over a three-year period.

Option Exercises and Stock Vested

The following table shows information regarding option exercises and the vesting of stock awards held by each named executive officer during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
R. Steven Boggan	—	—	—	—
President and
Chief Executive Officer
David A. Wall	—	—	—	—
Executive Vice President
and Chief Financial Officer
Kendyl D. Lowe	—	—	10,000 Class B	$0
Senior Vice President and			1,901 Class C	$12,357
Chief Accounting Officer
J. Todd Strong	—	—	25,000 Class B	$0
Executive Vice President and Chief			4,753 Class C	$30,895
Operating Officer
Clark M. Barousse	—	—	10,000 Class B	$0
Senior Vice			1,901 Class C	$12,357
President, Global Sales &
Marketing
David P. Dutil	—	—	—	—
Senior Vice President
and General Counsel

(1)
The market value of our Class B common stock awards is based on the fair market value of our Class B common stock on December 31, 2010 of $0. The market value of our Class C common stock awards is based on the fair market value of our Class C common stock on December 31, 2010 of $6.50. The market value of the Class B and Class C common stock was determined based on the Conversion Transaction. See "Description of Capital Stock — Conversion Transaction."

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plan.

Severance Benefits and Change of Control Arrangements

We have agreed to provide severance benefits and change of control arrangements to our named executive officers, as described below.

R. Steven Boggan.    Pursuant to the terms of Mr. Boggan's employment agreement, should we terminate Mr. Boggan's employment without cause or if he resigns for good reason, Mr. Boggan will receive severance in the amount equal to 12 months of his base salary then in effect and the payment of accrued but untaken vacation days. Mr. Boggan also has the right to continuation of COBRA and other fringe benefits then in effect for a period of 12 months following the triggering event and is eligible for bonuses for such 12-month period; provided, however, that in the event he is terminated by us without cause or if his employment is terminated for good reason, his bonus will be paid upon termination and will be equal to 100% of this target bonus for such fiscal year, prorated by multiplying the target bonus by the number of full or partial weeks he was employed during such fiscal year divided by 52. Assuming that Mr. Boggan's employment was terminated at December 31, 2010, he would have received approximately $740,771 in severance benefits as follows: $350,000 in salary, $350,000 in bonus, $26,923 of accrued vacation and $13,848 in COBRA payments.

In the event Mr. Boggan's employment is terminated due to death or because of disability, we will pay to his estate or to Mr. Boggan, as the case may be, his annual base salary which would otherwise be payable to him through the end of the month in which such termination occurs, and payment for any accrued but untaken vacation days. Mr. Boggan or his estate is also eligible to receive any benefits which he or would be entitled to receive under our benefit plans for the six months following his death or disability. At December 31, 2010, assuming the death or determination of disability of Mr. Boggan, he or his estate would have received approximately $33,847 as follows: $26,923 of accrued vacation and $6,924 in COBRA payments.

In addition, under Mr. Boggan's restricted stock agreements, all shares shall fully vest upon a change in control. However, under these agreements, Mr. Boggan did not have any unvested equity at December 31, 2010.

David A. Wall.    Pursuant to the terms of Mr. Wall's employment agreement, should we terminate Mr. Wall's employment without cause, or if he resigns for good reason, Mr. Wall will receive severance in the amount equal to (i) 12 months of his base salary then in effect if he has been employed by us for less than one year or nine months of his base salary then in effect if he has been employed by us for more than one year and (ii) a prorated portion of the target amount of his annual bonus to which he would have been entitled to had he remained employed by us during the year and met all eligibility requirements for such bonus. Mr. Wall also has the right to continuation of COBRA benefits then in effect for a period of 12 months following the triggering event if he has been employed by us for less than one year or nine months if he has been employed by us for more than one year. Additionally, Mr. Wall is entitled to receive a cash transaction bonus of $500,000 in the event of a change in control prior to this initial public offering. Assuming that Mr. Wall's employment agreement was in effect and he was terminated at December 31, 2010, he would have received approximately $357,598 in severance benefits as follows: $275,000 in salary, $68,750 in bonus payments and $13,848 in COBRA payments.

Mr. Wall did not hold equity as of December 31, 2010.

Kendyl D. Lowe.    Pursuant to the terms of Ms. Lowe's employment agreement in effect as of December 31, 2010, should we terminate Ms. Lowe's employment without cause, or if her employment is terminated within six months prior to or after a change in control, or if she resigns for good reason, Ms. Lowe will receive severance in the amount equal to her base salary then in effect in the form of salary continuation for six months, and the payment of accrued but untaken vacation days. Ms. Lowe also has the right to continuation of benefits then in effect for a period of six months following the triggering event. Assuming that Ms. Lowe's employment was terminated at December 31, 2010, she would have received approximately $121,736 in severance benefits as follows: $102,500 in salary, $12,312 of accrued vacation and $6,924 in COBRA payments.

In the event Ms. Lowe's employment is terminated due to death or because of disability, we will pay to her estate or to Ms. Lowe, as the case may be, her annual base salary which would otherwise be payable to her through the end of the month in which such termination occurs, and payment for any accrued but untaken vacation days. Ms. Lowe or her estate is also eligible to receive any benefits which she or it would be entitled to receive under our benefit plans for the six months following her death or disability. At December 31, 2010, assuming the death or determination of disability of Ms. Lowe, she or her estate would have received approximately $19,236 as follows: $12,312 of accrued vacation and $6,924 in COBRA payments.

All outstanding shares of unvested restricted stock held by Ms. Lowe shall fully vest upon a change in control. The value of Ms. Lowe's unvested shares of restricted Class B common stock at December 31, 2010 was $0 based upon a fair market value of $0. The value of Ms. Lowe's unvested shares of restricted Class C common stock at December 31, 2010 was approximately $20,599 based upon a fair market value of $6.50.

J. Todd Strong.    Pursuant to the terms of Mr. Strong's severance agreement, as amended, should we terminate Mr. Strong's employment without cause or if he resigns for good reason, Mr. Strong will receive severance in the amount equal to (i) nine months of his base salary then in effect and (ii) an amount equal to 100% of the target amount of his annual bonus then in effect, prorated by the amount of full or partial weeks Mr. Strong was employed by us during the year the triggering event occurred. Mr. Strong also has the right to continuation of COBRA benefits then in effect for a period of nine months following the triggering event. Assuming that Mr. Strong was terminated at December 31, 2010 and that the amendment to his severance agreement was then in effect, he would have received approximately $363,511 in severance benefits as follows: $211,875 in salary, $141,250 in target bonus payments and $10,386 in COBRA payments.

All outstanding shares of unvested restricted stock held by Mr. Strong shall fully vest upon a change in control. The value of Mr. Strong's unvested shares of restricted Class B common stock at December 31, 2010 was $0 based upon a fair market value of $0. The value of Mr. Strong's unvested shares of restricted Class C common stock at December 31, 2010 was approximately $30,895 based upon a fair market value of $6.50.

Clark M. Barousse.    Pursuant to the terms of Mr. Barousse's severance agreement, should we terminate Mr. Barousse's employment without cause or if he resigns for good reason, Mr. Barousse will receive severance in the amount equal to 12 months of his base salary then in effect. Mr. Barousse also has the right to continuation of COBRA benefits then in effect for a period of 12 months following the triggering event. Assuming that Mr. Barousse was terminated at December 31, 2010, he would have received approximately $296,348 in severance benefits as follows: $282,500 in salary and $13,848 in COBRA payments.

In addition, under Mr. Barousse's restricted stock agreements, all shares shall fully vest upon a change in control. However, under these agreements, Mr. Barousse did not have any unvested equity at December 31, 2010.

David P. Dutil.    Pursuant to the terms of Mr. Dutil's severance agreement, should we terminate Mr. Dutil's employment without cause or if he resigns for good reason, Mr. Dutil will receive severance in the amount equal to six months of his base salary then in effect. Mr. Dutil also has the right to continuation of COBRA benefits then in effect for a period of six months following the triggering event. Assuming that Mr. Dutil was terminated at December 31, 2010, he would have received approximately $126,924 in severance benefits as follows: $120,000 in salary and $6,924 in COBRA payments.

Mr. Dutil did not hold equity as of December 31, 2010.

"Cause" is defined under the employment agreements with Mr. Boggan and Ms. Lowe as (a) a good faith finding by our board that the executive has engaged in dishonesty, gross negligence or gross misconduct which, if curable, has not been cured by the executive within 30 days after he or she shall have received written notice from us stating with reasonable specificity the nature of such conduct; (b) a good faith finding by our board that the executive has engaged in conduct that materially injures us, whether such harm is economic or non-economic, such as injury to our business or reputation; (c) the executive's conviction or plea of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement; or (d) a good faith determination by our board that the executive has committed a material breach of his or her employment agreement, including but not limited to, a breach relating to proprietary information and noncompetition and nonsolicitation, which, if curable, has not been cured by the executive within 30 days after he or she shall have received written notice from us stating with reasonable specificity the nature of such breach.

"Cause" is defined under the employment agreement with Mr. Wall and the severance agreements with Messrs. Barousse, Dutil and Strong as (a) a good faith finding by our board that the executive has engaged in dishonesty, gross negligence or gross misconduct which, if curable, has not been cured by the executive within 30 days after he or she shall have received written notice from us stating with reasonable specificity the nature of such conduct; (b) willful misconduct by the executive that materially injures us, whether such harm is economic or non-economic, including, but not limited to, injury to our business or reputation; (c) the executive's conviction or plea of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement; (d) the executive's failure to perform the functions assigned to him by his direct supervisor, or our chief executive officer or our board of directors; or (e) the material breach of the executive's employment agreement, including but not limited to, a breach relating to proprietary information and noncompetition and nonsolicitation.

"Good Reason" is defined under employment agreements with Mr. Boggan and Ms. Lowe as at the election of the executive, if we have materially breached our obligations to the executive under the agreement (including, but not limited to, any material change in the duties and responsibilities of the executive specified under the agreement that is not expressly consented to by the executive) and such breach, if curable, has not been cured by us within 30 days after the executive shall have provided written notice to us stating with reasonable specificity the nature of such breach.

"Good Reason" is defined under the employment agreement with Mr. Wall and the severance agreements with Messrs. Barousse, Dutil and Strong, as the following: (a) if we materially diminish the executive's base salary; (b) if we materially diminish the executive's authority, duties or responsibilities that existed as of the date of the agreement; or (c) if we require the executive to permanently relocate to an office more than 50 miles from our offices at which the executive performed services as of the date he commenced employment with us. The events above shall not constitute good reason unless we have failed to cure the acts or omissions giving rise to the executive's intended resignation for good reason within 30 days after the executive shall have provided written notice to us within 90 days after the acts or omissions giving rise to the resignation for good reason stating his intent to resign and providing, with reasonable specificity, the nature of such acts or omissions.

Under our 2007 Executive, Director and Consultant Stock Plan, Amended and Restated 2010 Employee, Director and Consultant Stock Plan and restricted stock award agreements, restricted stock accelerates upon a "change in control" as follows: (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities (excluding for this purpose any such voting securities held by us or our affiliates or by any employee benefit plan) pursuant to a transaction or a series of related transactions which our board does not approve; or (2) (A) a merger or consolidation of us whether or not approved by our board, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by our voting securities or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) our stockholders approve an agreement for the sale or disposition by us of all or substantially all of our assets.

Director Compensation

We did not pay any compensation to our directors during the fiscal year ended December 31, 2010.

In January 2011, our board of directors adopted a Director Compensation Policy for our directors that will become effective following the completion of this offering. The policy is designed to ensure that the compensation aligns our directors' interests with the long-term interests of the stockholders, that the structure of the compensation is simple, transparent and easy for stockholders to understand and that our directors are fairly compensated.

Under the policy, upon initial election or appointment to the board of directors, new independent directors receive a non-qualified stock option to purchase 15,000 shares of our common stock at an exercise price equal to the fair market value on the date of grant that vests annually over a three year period from the date of grant. On the date of each annual meeting, provided the individual has been an independent director for at least six months, such director will receive a non-qualified stock option to purchase 7,500 shares of our common stock at an exercise price equal to the fair market value on the date of grant that vests annually over a three year period from the date of grant. The options become fully vested and exercisable upon a change of control as defined in the Amended and Restated 2010 Employee, Director and Consultant Stock Plan.

In addition, upon initial election or appointment to the board of directors, new independent directors receive a cash payment of $10,000 paid quarterly in arrears over the first year of service. Each independent director will be paid $2,000 for each board meeting attended in person and $1,000 for each board meeting attended by telephonic conference. Independent directors that are committee chairs will receive an additional annual retainer of $10,000 and independent directors that are committee members will receive $1,500 for each committee meeting in which they participate. Independent directors are also entitled to reimbursement of expenses incurred in connection with their attending Board or committee meetings or in connection with other Board related business.

Our non-employee directors do not receive pension, retirement or similar benefits from us.

Equity Incentive Plans

BioHorizons Implant Systems, Inc. 2000 Stock Grant and Option Plan, BioHorizons Implant Systems, Inc. 2003 Long-Term Incentive Plan and Non-Qualified Stock Options Issued Outside of these Plans

Our BioHorizons Implant Systems, Inc. 2000 Stock Grant and Option Plan, or the 2000 Plan, was adopted by the board of directors of BIS and approved by the BIS stockholders in 2000 and our BioHorizons Implant Systems, Inc. 2003 Long-Term Incentive Plan, or the 2003 Plan, was adopted by the board of directors of BIS and approved by the BIS stockholders in 2003. In August 2006, in connection with the merger of BIS and BioHorizons, or the 2006 BIS merger, we discontinued granting equity under the 2000 Stock Plan and the 2003 Plan. Pursuant to the terms of the 2006 BIS merger, BIS option holders generally received cash consideration, however some BIS option holders elected not to exercise their options in the 2006 BIS merger and those options remain outstanding pursuant to their current terms. At the time of the 2006 BIS merger, we amended those stock option agreements to provide that at any time after the exercise of the options for shares of BIS common stock the BIS shares of common stock are puttable by the optionee or callable by us for cash or for shares of our Rolling common stock at the election of the other party. As of January 15, 2011, 138,934 options remain outstanding which are exercisable for an equivalent number of shares of Rolling common stock after the BIS Merger Transaction, and upon completion of this offering, will be exercisable for 91,233 shares of our common stock. See "Description of Capital Stock — BIS Merger Transaction."

Under the 2000 Plan, if BIS is consolidated with or acquired by another entity in a merger, sale of all or substantially all of BIS's assets or otherwise, the administrator or the board of directors of the acquiring entity will as to outstanding options either (i) provide that the options will continue by substituting on an equitable basis for the shares underlying the options either the consideration payable on the outstanding BIS shares in the acquisition or securities of the acquiring entity; (ii) provide that all options must be exercised (either to the extent then exercisable or, at the administrator's discretion, all options being made fully exercisable) during a period at the end of which the options will terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to the option (either to the extent then exercisable or, at the administrator's discretion, all options being made fully exercisable) over the exercise price of the options.

Under the 2003 Plan, in the event of a change in control of BIS the administrator may take any of the following actions with respect to the options: (i) provide that outstanding options that were exercisable immediately prior to the change in control and that are not exercised shall be assumed by, or replaced with comparable options by the surviving corporation; (ii) require that option holders surrender their outstanding options in exchange for a payment in cash or stock in an amount equal to the amount by which the then fair market value of the unexercised options exceeds the exercise price of the options; (iii) provide option holders with an opportunity to exercise their outstanding options and then terminate any or all unexercised options at such time as the administrator deems appropriate.

Under the non-qualified option agreements, if BIS is consolidated with or acquired by another entity in a merger, sale of all or substantially all of BIS's assets or otherwise, the board of directors of BIS or the board of directors of the acquiring entity will either (i) provide that the options will continue by substituting on an equitable basis for the shares underlying the options either the consideration payable on the outstanding BIS shares in the acquisition or securities of the acquiring entity, (ii) provide that the options must be exercised during a period at the end of which the options will terminate, or (iii) terminate the options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to the options over the exercise price of the options.

2007 Executive, Director and Consultant Stock Plan

Our 2007 Executive, Director and Consultant Stock Plan, or the 2007 Stock Plan, was approved by our board of directors in April 2007. The 2007 Stock Plan will terminate upon the completion of this offering. Under this plan we may grant non-qualified stock options, restricted and unrestricted stock awards and other stock based awards. As of January 15, 2011, a total of 1,765,000 shares of common stock had been reserved for issuance under this plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under the 2007 Stock Plan also will be available for future awards.

As of January 15, 2011, no shares have been issued pursuant to options granted under this plan, no shares are subject to outstanding options and 66,571 shares are available for future grant. As of January 15, 2011, 1,199,753 shares have been issued as Class A common stock, of which 35,592 shares have been cancelled or forfeited and 5,500 shares are subject to a lapsing repurchase right. As of January 15, 2011, 612,720 shares have been issued as Class B common stock, of which 296,030 shares have been cancelled or forfeited and 69,666 shares are subject to a lapsing repurchase right.

Upon completion of this offering, the Class A common stock and Class B common stock will be cancelled. See "Description of Capital Stock — Conversion Transaction."

Our board of directors may amend or discontinue the 2007 Stock Plan at any time and may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder's consent. Following this offering, our board of directors does not intend to grant any further awards under the 2007 Stock Plan.

Amended and Restated 2010 Employee, Director and Consultant Stock Plan

In January 2011, our board of directors and our stockholders approved the Amended and Restated 2010 Employee, Director and Consultant Stock Plan, or the 2010 Stock Plan. The 2010 Stock Plan will expire in March 2020. Under our 2010 Stock Plan, we may grant incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock based awards.

As of December 31, 2010, a total of 217,578 shares of common stock had been reserved for issuance under this plan, of which 217,557 have been issued as Class C common stock, of which 196 shares have been forfeited and 14,110 shares are subject to a lapsing repurchase right. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under the 2010 Stock Plan also will be available for future awards. Upon completion of this offering, the Class C common stock outstanding will be converted into 88,164 shares of our common stock based on the assumed initial public offering price of $16.00, the midpoint of the range set forth on the cover page of this prospectus. See "Description of Capital Stock — Conversion Transaction."

In January 2011, our board of directors and stockholders approved the Amended and Restated 2010 Employee, Director and Consultant Stock Plan which reserved a total of 2,000,000 shares of our common stock for issuance under the 2010 Stock Plan, of which 675,918 shares will be outstanding at the completion of this offering. Of these shares, 587,754 will be issued as Employee Equity Grants and 88,164 will be outstanding as a result of the Conversion Transaction.

In addition, the plan contains an "evergreen provision" which allows for an increase on the first day of each fiscal year beginning with fiscal year 2012. The increase in the number of shares shall be equal to the lesser of:

    •
    1,000,000 shares, subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization;

    •
    5% of the number of outstanding shares of our common stock on such date; and

    •
    an amount determined by our board of directors.

However, the number of shares available for issuance under this plan will not be increased to the extent such increase, in addition to other increases in the number of shares available for issuance under all other employee or director stock plans, including our employee stock purchase plan, would result in the total number of shares then available for issuance under all employee and director stock plans exceeding 25% of our outstanding shares on the first day of the applicable fiscal year.

Our board of directors may amend or discontinue the 2010 Stock Plan at any time and may amend or cancel any outstanding award. No such amendment may adversely affect the rights under any outstanding award without the holder's consent.

Upon completion of this offering, this plan will be administered by our compensation committee. The compensation committee will have full power and authority to determine the terms of awards granted pursuant to this plan, including:

    •
    which employees, directors and consultants shall be granted options and other awards;

    •
    the number of shares of our common stock subject to options and other awards subject to a maximum of 1,000,000 with respect to which a participant may be granted options and other stock awards in any fiscal year;

    •
    the exercise price of each option, which generally shall not be less than fair market value on the date of grant;

    •
    the schedule upon which options become exercisable;

    •
    the termination or cancellation provisions applicable to options;

    •
    the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

    •
    all other terms and conditions upon which each award may be granted in accordance with our plan.

In addition, our board of directors or any committee to which the board of directors delegates authority may, with the consent of the affected plan participants, reprice or otherwise amend outstanding awards consistent with the terms of our plan.

If we are acquired, the compensation committee will provide that outstanding options under this plan shall be: (1) assumed by the successor or acquiring company; (2) exercised within a specified number of days or the options will terminate; or (3) terminated in exchange for a cash payment equal to the value of the option at the time we are acquired. If the transaction constitutes a change in control, then all options outstanding on the date of the transaction will become immediately and fully vested. With respect to outstanding stock grants the compensation committee shall provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or terminated in exchange for a cash payment equal to the value of the stock grant. In addition, restrictions applicable to an award will lapse, in whole or in part, prior to or upon the transaction.

2011 Employee Stock Purchase Plan

In January 2011, our board of directors and our stockholders approved the 2011 Employee Stock Purchase Plan. The plan will become effective on the date the registration statement for this offering is declared effective. The plan provides our employees with an opportunity to purchase our common stock. There will be 100,000 shares of our common stock reserved for issuance under the plan. In addition, the plan contains an "evergreen provision" which allows for an increase on the first day of each fiscal year beginning with fiscal year 2012. The increase in the number of shares shall be equal to the lesser of:

    •
    50,000 shares;

    •
    One percent of the shares of our common stock outstanding on the last day of the immediately preceding fiscal year; or

    •
    such lesser number of shares as determined by our board of directors.

The plan will be implemented as a series of six-month offering periods, with new offering periods commencing on January 1 and July 1 of each year or the first business day thereafter (or at such other time as our board of directors determines) and shall end on June 30 and December 31 of that year or the first business day thereafter. The first offering period shall be determined by the compensation committee.

Any person who is an employee in active service of our company or our participating subsidiaries on the applicable subscription deadline, which shall be a number of days prior to the commencement of a given offering period, shall be eligible to participate in such offering period under the plan; provided that no employee will be granted an option under the plan:

    •
    if such employee's customary employment is less than 20 hours per week and less than 5 months per year;

    •
    if, immediately after a purchase of shares under the plan, such employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary of the Company;

    •
    which permits such employee's rights to purchase stock under all of our or our parent's or subsidiaries' stock purchase plans to accrue at a rate which exceeds $25,000 of fair market value of such stock as defined in the plan for each calendar year in which such option is outstanding at any time; or

    •
    to purchase more than 5,000 shares of common stock.

Our compensation committee will supervise and administer the plan and will have full power to adopt, amend and rescind any rules under the plan, to construe, interpret and otherwise administer the plan.

Each employee will have the option to elect to have payroll deductions made on each pay date during the offering period in an amount not less than 1% and not more than 10% of such participant's compensation on each such pay date. Once an employee makes an election, it will remain in effect unless amended or terminated, and upon the expiration of an offering period the participants in that offering will be automatically enrolled in the new offering.

On each purchase date, the amount of the account of each participant will be applied to the purchase of shares by such participant. The purchase price will be an amount equal to the lower of 85% of the fair market value of the common stock on the first day of the offering period or the last day of the offering period. Each participant will have the option of decreasing, but not increasing, the rate of his or her contributions once during the offering period, but may increase or decrease his or her contributions effective for the first paycheck of a new offering period.

A participant may terminate his or her participation in the plan by notifying us a number of days prior to the purchase date. Once a participant terminates participation with respect to a particular offering, the participant may not reinstate his or her participation with respect to that offering. Upon termination of a participant's participation in the plan, all contributions credited to his or her account under the plan and not previously used to purchase shares under the plan shall be returned to him or her and his or her option will be automatically terminated.

In the event of our proposed dissolution or liquidation, an offering period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by our board of directors. In the event of a proposed sale of all or substantially all of our assets or our merger, consolidation or other capital reorganization with or into another corporation, the successor corporation will assume each option outstanding under the plan or offer an equivalent substitution, unless our board of directors determines to shorten the offering period then in progress by setting a new purchase date, in lieu of such assumption or substitution.

Our board of directors has the authority to make any adjustments to the number of shares reserved for the plan or to the price per share of common stock covered by outstanding options, as may be necessary, in the event of a merger or consolidation, or a reorganization, recapitalization, rights offering or other increase or reduction of shares of our outstanding common stock.

Our board of directors may at any time terminate or amend the plan. The plan will terminate 20 years after its effective date.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock and the shares beneficially owned by all selling stockholders as of January 15, 2011, and as adjusted to reflect the sale of our common stock offered by this prospectus by:

    •
    the executive officers named in the summary compensation table;

    •
    each of our directors;

    •
    all of our current directors and executive officers as a group;

    •
    each stockholder known by us to own beneficially more than five percent of our common stock; and

    •
    all selling stockholders.

The number of shares beneficially owned gives effect to the BIS Merger Transaction, the Conversion Transaction in which we will redeem all of our preferred stock for, and convert all of our common stock into, an aggregate of 14,407,433 shares of common stock upon the completion of this offering (see "Conversion Transaction" below) and the Employee Equity Grants in which we will issue an aggregate of 587,754 shares of our common stock to our employees upon completion of this offering (see "Employee Equity Grants" above). Percentage of ownership prior to this offering is based on 14,995,187 shares of common stock outstanding on January 15, 2011, adjusted to reflect the shares issued in the Conversion Transaction. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of January 15, 2011, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders.

	Shares Beneficially Owned Prior to this Offering		Shares Being Sold in this Offering	Shares Beneficially Owned After this Offering		Shares Being Sold if Over-Allotment Option Exercised in Full(1)	Shares Beneficially Owned After Offering if Over-Allotment Option Exercised in Full(1)
Beneficial Owner	Number	Percent		Number	Percent		Number	Percent
Directors and Executive Officers
R. Steven Boggan(2)	300,409	2.0%	—	300,409	1.5%	—	300,409	1.5%
David A. Wall(3)	62,500	*	—	62,500	*	—	62,500	*
Kendyl D. Lowe(4)	26,310	*	—	26,310	*	—	26,310	*
J. Todd Strong(5)	97,618	*	—	97,618	*	—	97,618	*
Clark M. Barousse(6)	15,418	*	—	15,418	*	—	15,418	*
David P. Dutil(7)	31,250	*	—	31,250	*	—	31,250	*
Mortimer Berkowitz III(8)	13,583,267	89.9	937,500	12,645,767	63.9	843,750	11,802,017	59.6
John J. Chopack, Jr.(9)	13,583,267	89.9	937,500	12,645,767	63.9	843,750	11,802,017	59.6
Tom C. Davis	—	—	—	—	—	—	—	—
John H. Foster(10)	13,583,267 —	89.9 —	937,500 —	12,645,767 —	63.9 —	843,750 —	11,802,017 —	59.6 —
David J. Hogan	—	—	—	—	—	—	—	—
Siri S. Marshall	—	—	—	—	—	—	—	—
All current directors and executive officers as a group (12 persons)(11)	14,116,772	93.4%	937,500	13,179,272	66.6%	843,750	12,335,522	62.3%
Five Percent Stockholders
Funds affiliated with HealthpointCapital, LLC(12) 505 Park Avenue, 12th Floor New York, New York 10022	13,583,267	89.9%	937,500	12,645,767	63.9%	843,750	11,802,017	59.6%

*Indicates
beneficial ownership of less than 1% of the total outstanding common stock.

(1)
Assumes exercise of the underwriters' over-allotment option in full which additional shares of our common stock will be purchased solely from the selling stockholders.

(2)
Consists of 81,760 shares of Rolling common stock, 480,000 shares of Class A common stock and 91,253 shares of Class C common stock. Upon completion of this offering, the Rolling common stock will convert into an aggregate of 53,697 shares of our common stock, the Class A common stock will convert into an aggregate of 0 shares of our common stock and the Class C common stock will convert into an aggregate of 37,051 shares of our common stock. Also includes 209,661 shares of common stock to be issued upon the completion of this offering as a result of the Employee Equity Grants described above.

(3)
Includes 62,500 shares of common stock to be issued upon the completion of this offering as a result of the Employee Equity Grants described above.

(4)
Ms. Lowe is currently our Senior Vice President and Chief Accounting Officer and served as our Executive Vice President and Chief Financial Officer from March 2009 to June 2010. Consists of 10,000 shares of Class A common stock, 30,000 shares of restricted Class B common stock, 20,000 of which will have vested within 60 days as of January 15, 2011, 7,604 shares of restricted Class C common stock, 5,703 of which will have vested within 60 days as of January 15, 2011, 2010. Ms. Lowe also has options to purchase 8,760 shares of our Rolling common stock. Upon completion of this offering, the options to purchase Rolling common stock will convert into options to purchase an aggregate of 5,752 shares of our common stock, the Class A common stock will convert into an aggregate of 0 shares of our common stock, the restricted Class B common stock will convert into an aggregate of 0 shares of our common stock and the restricted Class C common stock will convert into an aggregate of 3,087 shares of our common stock. Also includes 17,471 shares of common stock to be issued upon the completion of this offering as a result of the Employee Equity Grants described above.

footnotes continued on following page

(5)
Consists of 11,680 shares of Rolling common stock, 100,000 shares of Class A common stock, 75,000 shares of restricted Class B common stock, 50,000 of which will have vested within 60 days as of January 15, 2011, 33,269 shares of restricted Class C common stock, 28,517 of which will have vested within 60 days as of January 15, 2011. Upon completion of this offering, the Rolling common stock will convert into an aggregate of 7,671 shares of our common stock, the Class A common stock will convert into an aggregate of 0 shares of our common stock and the restricted Class B common stock will convert into an aggregate of 0 shares of our common stock, the restricted Class C common stock will convert into an aggregate of 13,508 shares of our common stock. Also includes 76,439 shares of common stock to be issued upon the completion of this offering as a result of the Employee Equity Grants described above.

(6)
Consists of 30,000 shares of Class B common stock and 5,703 shares of Class C common stock. Upon completion of this offering, the restricted Class C common stock will convert into an aggregate of 2,315 shares of our common stock. Also includes 13,103 shares of common stock to be issued upon the completion of this offering as a result of the Employee Equity Grants described above.

(7)
Consists of shares of common stock to be issued upon completion of this offering as a result of the Employee Equity Grants described above.

(8)
Consists of the shares held by HealthpointCapital and described in footnote 12 below. Mortimer Berkowitz III is a managing member of HGP, LLC and HGP II, LLC, which are the general partners of HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P., respectively, and President, a member of the Board of Managers and a managing director of HealthpointCapital, LLC, which has an ownership interest in HGP, LLC, which exercises voting, investment and dispositive rights with respect to the shares of stock owned by HealthpointCapital. Mr. Berkowitz disclaims beneficial ownership of the shares identified in this footnote except as to his proportionate pecuniary interest in such shares.

(9)
Consists of the shares held by HealthpointCapital and described in footnote 12 below. John J. Chopack Jr. is a managing member of HGP, LLC and HGP II, LLC, which are the general partners of HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P., respectively, and a managing director of HealthpointCapital, LLC, which has an ownership interest in HGP, LLC, which exercises voting, investment and dispositive rights with respect to the shares of stock owned by HealthpointCapital. Mr. Chopack disclaims beneficial ownership of the shares identified in this footnote except as to his proportionate pecuniary interest in such shares.

(10)
Consists of the shares held by HealthpointCapital and described in footnote 12 below. John H. Foster is a managing member of HGP, LLC and HGP II, LLC, which are the general partners of HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P., respectively, and Chairman, a member of the Board of Managers and a managing director of HealthpointCapital, LLC, which has an ownership interest in HGP, LLC, which exercises voting, investment and dispositive rights with respect to the shares of stock owned by HealthpointCapital. Mr. Foster disclaims beneficial ownership of the shares identified in this footnote except as to his proportionate pecuniary interest in such shares.

(11)
See footnotes 2 through 10 above.

(12)
Consists of 40,000 shares of preferred stock and 3,349,502 shares of Class A common stock held by HealthpointCapital Partners, L.P. that will convert into 2,185,554 and 0 shares of our common stock, respectively, upon completion of this offering, 152,043 of which are being offered for sale pursuant to this registration statement; 196,641 shares of preferred stock, 7,009,700 shares of Class A common stock and 7,857,647 shares of Class B common stock held by HealthpointCapital Partners II, L.P. that will convert into 10,744,242, 0 and 0 shares of our common stock, respectively, upon completion of this offering, 747,447 of which are being offered for sale pursuant to this registration statement; and 10,000 shares of preferred stock, 481,057 shares of Class A common stock and 313,149 shares of Class B common stock held by HCP II Co-Invest Vehicle, L.P., of which HGP II, LLC is the general partner, that will convert into 546,388, 0 and 0 shares of our common stock, respectively, upon completion of this offering, 38,010 of which are being offered for pursuant to this registration statement. Also includes a currently exercisable warrant held by HealthpointCapital Partners II, L.P., which will be exercisable for 107,083 shares of our common stock upon completion of this offering. Mortimer Berkowitz III, our Chairman, is currently a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, L.P., a managing member of HGP II, LLC, which is the general partner of HCP II Co-Invest Vehicle, L.P. and HealthpointCapital Partners II, L.P., and President, a member of the Board of Managers and a managing director of HealthpointCapital, LLC, which is a managing member of HGP, LLC and HGP II, LLC. John H. Foster, one of our Directors, is currently a managing member of HGP, LLC, a managing member of HGP II, LLC and Chairman, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. John J. Chopack, Jr., one of our Directors, is currently a managing member of HGP, LLC, a managing member of HGP II, LLC and a managing director of HealthpointCapital, LLC. Messrs. Berkowitz, Foster and Chopack share voting and investment control over the shares held by HealthpointCapital Partners, L.P., HealthpointCapital Partners II, L.P. and HCP II Co-Invest Vehicle, L.P. Messrs. Berkowitz, Foster and Chopack each disclaim beneficial ownership of the shares held by HealthpointCapital Partners, L.P., HealthpointCapital Partners II, L.P. and HCP II Co-Invest Vehicle, L.P. except as to the extent of his pecuniary interest in such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Conversion Transaction

In connection with the consummation of this offering, we will complete the Conversion Transaction described under "Conversion Transaction" below. Our present and former directors, executive officers and security holders who beneficially own more than five percent of our voting securities that will receive common stock in the Conversion Transaction are as follows:

Shares of Common Stock
Executive Officers
R. Steven Boggan(1)	90,748
Kendyl D. Lowe(2)	3,087
J. Todd Strong(3)	21,179
Clark M. Barousse(4)	2,315
William H. Ross(5)	46,026
Non-Employee Directors
Mortimer Berkowitz III(6)	13,476,184
John J. Chopack Jr.(7)	13,476,184
John H. Foster(7)	13,476,184
Michael Rawlings(8)	27,319
Five Percent Stockholders
HealthpointCapital Partners, L.P.(9)	2,185,554
HealthpointCapital Partners II, L.P.(10)	11,290,630

(1)
President, Chief Executive Officer and Director.

(2)
Senior Vice President and Chief Accounting Officer. Excludes 5,752 options to purchase common stock.

(3)
Chief Operating Officer.

(4)
Senior Vice President, Sales & Marketing.

(5)
Former Chief Financial Officer.

(6)
Chairman of our Board of Directors. Consists of shares held by HealthpointCapital Partners, L.P., HealthpointCapital Partners II, L.P. and HCP II Co-Invest Vehicle, L.P. See footnotes 9 and 10 below.

(7)
Director. Consists of shares held by HealthpointCapital Partners, L.P., HealthpointCapital Partners II, L.P. and HCP II Co-Invest Vehicle, L.P. See footnotes 9 and 10 below.

(8)
Former Director.

(9)
Five percent stockholder. Mortimer Berkowitz III, our Chairman, is currently a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, L.P., and President, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. John J. Chopack, Jr., one of our Directors, is currently a managing member of HGP, LLC and a managing director of HealthpointCapital, LLC. John H. Foster, one of our Directors, is currently a managing member of HGP, LLC and Chairman, a member of the Board of Managers and a managing director of HealthpointCapital, LLC.

(10)
Five percent stockholder. Includes 10,744,242 shares of our common stock held by HCP II Co-Invest Vehicle, L.P. and 546,388 shares of our common stock held by HealthpointCapital Partners II, L.P. HGP II, LLC, is the general partner of HCP II Co-Invest Vehicle, L.P. and HealthpointCapital Partners II, L.P. Mortimer Berkowitz III, our Chairman, is currently a managing member of HGP II, LLC and President, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. John J. Chopack, Jr., one of our Directors, is currently a managing member of HGP II, LLC, and a managing director of HealthpointCapital, LLC. John H. Foster, one of our Directors, is currently a managing member of HGP II, LLC and Chairman, a member of the Board of Managers and a managing director of HealthpointCapital, LLC.

Issuances of Securities

Acquisition of DTI Holdings, Inc.

On February 5, 2008, in connection with our acquisition of DTI Holdings, we issued 65,186 shares of our preferred stock and 4,711,608 shares of our Class B common stock to the stockholders of DTI Holdings, representing an aggregate cash equivalent purchase price of approximately $65.2 million. Of these amounts, HealthpointCapital Partners II, L.P. received all of the shares of preferred stock and 4,536,645 shares of Class B common stock. In connection with our acquisition of DTI Holdings, we also issued 45,000 shares of our preferred stock and 3,131,793 shares of our Class B common stock to HealthpointCapital Partners II, L.P. in full satisfaction of the repayment of $45.0 million in principal amount of convertible promissory notes issued by DTI Holdings to HealthpointCapital Partners II, L.P. that were initially convertible into preferred and common stock of DTI Holdings.

Acquisition of Implant Logic Systems, Ltd.

On April 11, 2008, in connection with our acquisition of Implant Logic Systems, Ltd., we paid $7 million in cash and issued 131,558 shares of Class B common stock to the stockholders of Implant Logic Systems, Ltd. We refer to this transaction as the "Implant Logic Systems Acquisition." We funded the cash payment through the issuance and sale of 7,000 shares of our preferred stock and 502,357 shares of our Class B common stock to HealthpointCapital Partners II, L.P. for $7 million.

Spin-Off of DTI Holdings, Inc. and Related Transactions

On March 31, 2010, we distributed all 20 million of the issued and outstanding shares of common stock of our wholly-owned subsidiary, DTI Holdings, to all of the holders of our Rolling common stock, Class A common stock and Class B common stock. We refer to this transaction as the "Spin-Off." Recipients of the DTI Holdings shares included our directors, officers and holders of more than 5% of our common stock based on their ownership of our Rolling common stock, Class A common stock and Class B common stock at the time of the Spin-Off.

In connection with the Spin-Off, we also conducted an exchange offer with our employees and DTI Holdings conducted an exchange offer with its employees. Pursuant to our exchange offer, we offered our employees the right to exchange their right to receive DTI Holdings common stock in the Spin-Off for shares of our Class C common stock to be issued pursuant to our 2010 Stock Plan. We issued an aggregate of 217,557 shares of our Class C common stock as a result of this exchange offer. Pursuant to DTI Holdings' exchange offer with its employees, DTI Holdings offered its employees the right to exchange all of their shares of our Class B common stock that they had previously acquired by virtue of being our employees for Class B common stock of DTI Holdings to be issued pursuant to the DTI Holdings, Inc. 2010 Employee, Director and Consultant Stock Plan.

The following table sets forth the number of shares of DTI Holdings common stock and our Class C common stock issued in the Spin-Off and our subsequent exchange offer to our directors, executive officers and beneficial owners of more than 5% of our common stock:

Name	Number of Shares of DTI Common Stock		Number of Shares of BioHorizons Class C Common Stock
Executive Officers and Directors
R. Steven Boggan	73,449		91,253
Kendyl D. Lowe	—	(1)	7,604
J. Todd Strong	7,870		33,269
Clark M. Barousse	—		5,703
William H. Ross(2)	152,794		—
Thomas C. Davis	4,492		—
David J. Hogan	4,492		—
Timothy Foster(3)	8,984		—
Michael Rawlings(3)	32,236		—
5% Holders:
HealthpointCapital Partners, L.P.	3,009,084		—
HealthpointCapital Partners II, L.P.(4)	14,069,831		—

(1)
Ms. Lowe is entitled to 7,870 shares of DTI common stock after exercise of her outstanding stock options.

(2)
Former Chief Financial Officer.

(3)
Former Director.

(4)
Includes 695,099 shares of DTI common stock received and held by HCP II Co-Invest Vehicle, L.P. and 13,374,732 shares of DTI common stock held received and held by HealthpointCapital Partners II, L.P.

On March 31, 2010, in connection with the Spin-Off, we issued a warrant to HealthpointCapital Partners II, L.P. The warrant expires on July 1, 2011. If HealthpointCapital Partners II, L.P exercises the warrant prior to this offering, then the warrant is exercisable for 126,059 shares of our common stock at an exercise price of $13.59 per share. Assuming an initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, if HealthpointCapital Partners II, L.P. exercises the warrant in connection with, or after, this offering, the warrant will be exercisable for 107,083 shares of our common stock, which is calculated by dividing $1.7 million by the assumed initial public offering price per share.

Subordinated Convertible Promissory Notes Issued to HealthpointCapital Partners II, L.P.

On November 28, 2007 and December 28, 2007, we issued subordinated convertible promissory notes with a principal amount of $1.0 million and $2.0 million, respectively, to HealthpointCapital Partners II, L.P. The interest rate on both of these convertible promissory notes was 8.0%. On April 16, 2008, HealthpointCapital Partners II, L.P. converted the outstanding balance of these subordinated convertible promissory notes into 3,000 shares of our preferred stock and 251,213 shares of our Class A common stock.

On September 22, 2008, we signed a forbearance agreement with our former lender as a result of an event of default under our restated credit agreement then in effect. Under the forbearance agreement, HealthpointCapital Partners II, L.P. purchased a 100% participation interest in our term loan with our former lender and, on September 23, 2008, we issued a subordinated convertible promissory note with a principal amount of $13.6 million and an interest rate of 8.0% to HealthpointCapital Partners II, L.P.

On July 11, 2008, we issued a subordinated convertible promissory note with a principal amount of $10 million to HealthpointCapital Partners II, L.P. On December 22, 2008, we issued a subordinated convertible promissory note with a principal amount of $5.0 million to HealthpointCapital Partners II, L.P. On March 4, 2009, we issued a subordinated convertible promissory note with a principal amount of $5.0 million to HealthpointCapital Partners II, L.P. The interest rate on each of these subordinated convertible promissory notes was 8.0%. These subordinated convertible promissory notes were convertible into units consisting of shares of our common stock and preferred stock as would be issuable by valuing our then outstanding shares of common stock and preferred stock on a fully diluted and fully converted basis at $600 million. On March 23, 2009, we combined all of our outstanding indebtedness to HealthpointCapital Partners II, L.P. into one subordinated convertible promissory note with an aggregate principal amount of $33.6 million and an interest rate of 8.0%. On September 30, 2010, this amended and restated subordinated convertible note was further amended and restated. This amended and restated subordinated convertible promissory note has a principal amount of $36.9 million, an interest rate of 10.0% and matures upon the earlier to occur of (1) our initial public offering, (2) a merger, consolidation or similar transaction resulting in a change of control, a sale of all or substantially all of our assets, a sale of a majority of our capital stock, or any other change of control, in each case occurring in one transaction or a series of related transactions, or (3) upon demand by HealthpointCapital Partners II, L.P. at any time after April 1, 2012. This amended and restated subordinated convertible promissory note is convertible into units consisting of shares of our common stock and preferred stock as would be issuable by valuing our then outstanding shares of common stock and preferred stock on a fully diluted and fully converted basis at $500 million. As of September 30, 2010, the total outstanding principal and accrued interest on this amended and restated convertible promissory note was $39.6 million. We anticipate that this subordinated convertible promissory note will be repaid in connection with this offering.

Financial Advisory Services and Other Payments

In April 2008, we paid HealthpointCapital, LLC $0.5 million, as compensation for financial advisory services rendered by HealthpointCapital, LLC in connection with the Implant Logic Systems Acquisition. In connection with this transaction, we also reimbursed HealthpointCapital, LLC for services provided in connection with the transaction in the amount of $0.3 million.

We have also agreed to pay an aggregate of $2.0 million to HealthpointCapital, LLC, an affiliate of HealthpointCapital, for advisory fees and related expenses in connection with this offering pursuant to an oral arrangement with HealthpointCapital, LLC.

We expect to pay Foster Management Company between $0.1 million and $0.2 million for travel expenses related to the use of Foster Management Company's airplane in connection with this offering. Foster Management Company is an entity owned by John H. Foster, one of our Directors and a managing member of HGP, LLC and Chairman, a member of the Board of Managers and a managing director of Healthpoint Capital, LLC.

Agreements with Stockholders

We, HealthpointCapital Partners, L.P., HealthpointCapital Partners II, L.P. and other of our stockholders have entered into stockholders' agreements. The agreements grant the holders, or their permitted transferees, piggyback registration rights if at any time following this offering we propose to register our securities under the Securities Act. We are generally required to pay all expenses incurred in connection with registrations effected in connection with these piggyback registration rights, excluding underwriting discounts and commissions. See "Description of Capital Stock — Registration Rights." The agreements further provide for certain restrictions on transfer and tag-along and bring-along rights, all of which will terminate upon the completion of this offering.

Agreements with Directors and Executive Officers

Indemnification Agreements

We intend to enter into indemnification agreements with our non-employee directors. See "Management — Limitation of Directors' and Officers' Liability and Indemnification."

Policy for Approval of Related Person Transactions

Our board of directors has adopted a written statement of policy that will be effective upon completion of this offering regarding transactions with related persons, which we refer to as our "related person policy." Our related person policy requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any "related person transaction" (defined as any transaction that it is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will then promptly communicate that information to our audit committee or another independent body of our board of directors. No related person transaction will be executed without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest. Our related person policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our existing certificate of incorporation and bylaws and our certificate of incorporation and bylaws that will become effective upon completion of this offering are summaries and are qualified by reference to our existing certificate of incorporation and bylaws and the certificate of incorporation and the bylaws that will become effective upon the completion of this offering. Copies of these documents have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the completion of this offering.

Pursuant to our certificate of incorporation to be effective upon completion of this offering and after giving effect to the Employee Equity Grants discussed above and the Conversion Transaction and BIS Merger Transaction described below, we will be authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 14,995,187 will be issued and outstanding held by 209 stockholders of record, and 1,000,000 shares of preferred stock, $0.0001 par value per share, none of which will be designated, issued or outstanding. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

Common Stock

As of January 15, 2011, we had issued and outstanding:

    •
    1,242,137 shares of Rolling common stock, held by 53 stockholders of record;

    •
    12,004,420 shares of Class A common stock, held by 126 stockholders of record;

    •
    8,654,928 shares of Class B common stock, held by 172 stockholders of record; and

    •
    217,361 shares of Class C common stock, held by 154 stockholders of record.

Upon completion of this offering and pursuant to the Conversion Transaction described below, all of our issued and outstanding shares of Rolling common stock and Class C common stock will convert into an aggregate of 903,931 shares of our common stock, based on an assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus. No shares of our Rolling common stock, Class A common stock, Class B common stock or Class C common stock will be issued or outstanding immediately following completion of this offering. See "Conversion Transaction" below.

Pursuant to our certificate of incorporation to be effective upon completion of this offering, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

As of January 15, 2011, we had issued and outstanding 247,141 shares of preferred stock, held by 4 stockholders of record. Upon completion of this offering and pursuant to the Conversion Transaction described below, all of our issued and outstanding preferred stock will be redeemed through the issuance of an aggregate of 13,503,502 shares of our common stock, based on an assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus. Accordingly, no shares of our preferred stock will be issued or outstanding immediately following completion of this offering. See "Conversion Transaction" below.

Pursuant to our certificate of incorporation to be effective upon completion of this offering, our board of directors has the authority, without further stockholder authorization, to issue from time to time up to 1,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. Any preferred stock issued could have priority over common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Although we have no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Conversion Transaction

In connection with the consummation of this offering, we will make a series of redemption payments as specified in our existing certificate of incorporation and as set forth below to holders of our outstanding capital stock. All or a portion of such redemption payments may be paid in shares of our common stock, based on the priority distribution amounts set forth below, with the consent of at least 51% of the outstanding holders of preferred stock. HealthpointCapital, our majority stockholder, owns over 51% of our outstanding preferred stock and has consented to the payment of all such redemption payments in shares of our common stock. If the assets available for distribution, when valued as described in the next paragraph, exceed the total amount of the priority distributions, each share of Rolling common stock, Class A common stock, Class B common stock and Class C common stock will automatically be converted into one share of common stock and the remaining value in excess of the priority distributions shall be distributed ratably among all holders of common stock, including any common stock issued in lieu of cash with respect to the priority distributions. If the assets available for distributions do not exceed the amount of the priority distributions, all shares of Rolling common stock, Class A common stock, Class B common stock and Class C common stock will be cancelled and the holders will have no further rights with respect to such stock. We refer to these transactions, as described more fully below, as the "Conversion Transaction."

The assets available for distribution will be based on the pre-IPO market value of the Company as determined in good faith by our Board. If the assets available for distribution exceed the amount of the priority distributions, the pre-IPO per share fair market value of the common stock will be the pre-IPO per share fair market value of the Company as determined by the Board divided by the total number of shares of common stock outstanding after the redemption payments and conversion of the Rolling common stock, Class A common stock, Class B common stock and Class C common stock. If the assets available for distribution do not exceed the amount of priority distributions, then the redemption payments in common stock will be based on an assumed common stock value per share.

Priority Distributions

Upon the completion of an initial public offering, which this offering would constitute, pursuant to Article Fourth, Section 5(a) of our existing certificate of incorporation, the holders of the following classes or series of stock are entitled to the following priority distributions based on the aggregate valuation of the Company's assets just prior to completion of an initial public offering:

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    The holders of preferred stock are entitled to $1,000 per share, or the Preferred Liquidation Amount. At January 15, 2011, the aggregate Preferred Liquidation Amount was $247.1 million.

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    The holders of Rolling common stock are entitled to an amount equal to $11.94 per share, or the Rolling Common Liquidation Amount. At January 15, 2011, the aggregate Rolling Common Liquidation Amount was $14.8 million.

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    The holders of the Class A common stock and the holders of the Rolling common stock are together entitled to an amount equal to $35.4 million, or the Initial Common Preference Amount, apportioned between the holders of each class in proportion to the number of outstanding shares in each class. At January 15, 2011, the Class A common stockholders' proportionate share was 90.62%, or $32.1 million, and is referred to in this prospectus as the Class A Initial Common Preference Amount and the Rolling common stockholders' proportionate share was 9.38%, or $3.3 million, and is referred to in this prospectus as the Rolling Stockholders' Initial Common Preference Amount.

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    The holders of the Class C common stock are entitled to an aggregate amount equal to $5.3 million, or the Second Common Preference Amount.

Allocation of Priority Distributions

As of January 15, 2011, the aggregate amount of the foregoing priority distributions was approximately $304.3 million, which is reflected in the allocations below. If the valuation of the Company's assets just prior to completion of an initial public offering is less than the aggregate amount of the priority distributions set forth above, the Company will make the priority distributions, to be shared ratably among the applicable classes or series of stock, in the order of priority set forth in Article Fourth, Section 5(b) of the existing certificate of incorporation as follows:

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    The first $211.1 million of available assets shall be distributed 94.34% to the holders of preferred stock and 5.66% to the holders of Rolling common stock.

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    The next $52.5 million of available assets shall be distributed 87.06% to the holders of preferred stock, 5.66% to holders of Rolling common stock and 7.28% to holders of Class C common stock.

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    The next $4.1 million of available assets shall be distributed 9.38% to the holders of Rolling common stock, 83.34% to the holders of preferred stock and 7.28% to the holders of Class C common stock.

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    The next $15.6 million of available assets shall be distributed 2.47% to the holders of preferred stock and 7.28% to the holders of Class C common stock, in full satisfaction of their respective priority distributions, and 9.38% to the holders of Rolling common stock and 80.87% to the holders of Class A common stock.

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    The next $15.6 million of available assets shall be distributed 9.38% to the holders of Rolling common stock in full satisfaction of their portion of the Rolling Stockholders' Initial Common Preference Amount and 90.62% to the holders of Class A common stock in partial payment of their portion of the Class A Initial Common Preference Amount.

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    The next $5.2 million of available assets shall be distributed 100% to the holders of the Class A common stock in full satisfaction of their portion of the Initial Common Preference Amount.

Thereafter, all shares of Rolling common stock, Class A common stock, Class B common stock and Class C common stock will be cancelled and the holders will have no further rights with respect to such stock.

Assuming that in connection with this offering the value of assets available for distribution will be $230.5 million, upon the consummation of this offering we would issue the following shares in the Conversion Transaction:

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    54.639 shares of common stock per share of preferred stock outstanding to the holders of our preferred stock, for an aggregate of 13,503,502 shares of common stock, in satisfaction of the priority distributions described above;

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    0.657 shares of common stock per share of Rolling common stock outstanding to the holders of our Rolling common stock, for an aggregate of 815,767 shares of common stock, in satisfaction of the priority distributions described above; and

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    0.406 shares of common stock per share of Class C common stock outstanding to the holders of our Class C common stock, for an aggregate of 88,164 shares of common stock, in satisfaction of the priority distributions described above.

All shares of Rolling common stock, Class A common stock, Class B common stock and Class C common stock will be cancelled and the holders will have no further rights with respect to such stock.

BIS Merger Transaction

On January 13, 2011, in order to make BIS a wholly-owned subsidiary of the Company, we merged a wholly-owned subsidiary of the Company into BIS that resulted in each minority common stockholder of BIS becoming a holder of our Rolling common stock and each holder of an option to purchase BIS common stock becoming a holder of an option to purchase our Rolling common stock. We refer to this transaction as the "BIS Merger Transaction." As a result of the BIS Merger Transaction, options to purchase 118,953 shares of BIS common stock, or the BIS Options, were converted into options to purchase 138,934 shares of our Rolling common stock. Upon completion of the Conversion Transaction referred to above, these holders of options to purchase our Rolling common stock are entitled to receive, upon exercise of such options, such number of shares of our common stock as they would have been entitled to receive had they exercised their BIS Options and received our Rolling common stock prior to the Conversion Transaction. Based on an assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and the Conversion Transaction set forth above, upon completion of this offering, these options to purchase Rolling common stock will be exercisable for an aggregate of 91,233 shares of our common stock with a weighted average exercise price of $3.23 per share. These options are our only outstanding options as of the date of this prospectus.

Warrant

As of January 15, 2011, we had one warrant issued to HealthpointCapital Partners II, L.P. outstanding for 126,059 shares of our common stock. The warrant expires on July 1, 2011. The warrant entitles the holder to purchase shares of our common stock at the specified exercise price at any time prior to the expiration date. If this warrant is exercised prior to the completion of this offering, it will be exercisable for 126,059 shares of our common stock at an exercise price of $13.59 per share. Assuming an initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, if HealthpointCapital Partners II, L.P. exercises the warrant in connection with, or after, this offering, the warrant will be exercisable for 107,083 shares of our common stock, which is calculated by dividing $1.7 million by the initial public offering price per share. The warrant also has net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares of our common stock based on the fair market value of the underlying shares of our common stock at the time of exercise of the warrant, after deduction of the aggregate exercise price.

Stock Options

As of January 15, 2011, following the BIS Merger Transaction, we had outstanding options to purchase 138,934 shares of our Rolling common stock. Upon consummation of this offering and the payment of the redemption payment for the Rolling common stock and the conversion of the Rolling common stock into our common stock, these options will be exercisable for 91,233 shares of our common stock. See "— BIS Merger Transaction" above.

Registration Rights

Upon consummation of this offering, the holders, or their permitted transferees, of an aggregate of 13,770,068 shares of our common stock are entitled to certain registration rights with respect to these securities as set forth in a stockholders' agreement between us and the holders of these securities. If at any time following this initial public offering we propose to register our securities under the Securities Act, whether for sale for our account or for the account of any holder of our securities, we are generally required to include in such registration all of the shares of common stock described in the previous sentence that are not then immediately distributable pursuant to Rule 144 or another exemption under the Securities Act. These registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of our common stock included in any such registration under certain circumstances. We are generally required to pay all expenses incurred in connection with registrations effected in connection with these rights, excluding underwriting discounts and commissions. We have also agreed to indemnify holders whose shares are registered pursuant to such registration rights against liabilities under the Securities Act.

Anti-Takeover Provisions of Delaware Law, Our Restated Certificate of Incorporation and Our Restated Bylaws

Certain provisions of our certificate of incorporation and bylaws that will be effective upon the completion of this offering could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Creation of New Directorships; Appointment of Directors to Fill Vacancies.    Our certificate of incorporation and bylaws provide that, upon completion of this offering, our board of directors is authorized to create new directorships and to fill such positions so created. Our board of directors, or its remaining members, even if less than a quorum, will also be empowered to fill vacancies on our board of directors occurring for any reason for the remainder of the term of the directorship for which the vacancy occurred.

Authorization of Blank Check Preferred Stock.    Our certificate of incorporation provides that, upon completion of this offering, our board of directors will be authorized to issue, without stockholder approval, blank check preferred stock. Blank check preferred stock can operate as a "poison pill" to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.    Our bylaws provide that, upon completion of this offering, for nominations to our board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year's annual meeting. For a special meeting, the notice must generally be delivered not earlier than the 90th day prior to the meeting and not later than the later of (1) the 60th day prior to the meeting or (2) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in our bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders.    Our certificate of incorporation and bylaws provide that, upon completion of this offering, special meetings of our stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent.    Our certificate of incorporation and bylaws provide that, upon the completion of this offering, our stockholders will not be permitted to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be BNY Mellon Investor Services.

Stock Exchange

We have applied for the listing of our common stock on The NASDAQ Global Market under the symbol "BHZN."

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market existed for our common stock. Market sales of shares of our common stock after this offering and from time to time, and the availability of shares for future sale, may reduce the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities.

Based on the number of shares of common stock outstanding as of January 15, 2011, upon completion of this offering, 19,682,687 shares of common stock will be outstanding, assuming no exercise of the outstanding warrant or the outstanding options prior to the completion of this offering. All of the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless held by our affiliates as that term is defined under Rule 144 under the Securities Act. Assuming no exercise of the underwriters' over-allotment option, the remaining 14,057,687 shares of common stock outstanding upon the closing of this offering are restricted securities as defined under Rule 144 of the Securities Act. Restricted securities may be sold in the U.S. public market only if registered or if they qualify for an exemption from registration, including by reason of Rule 144 or 701 under the Securities Act, which rules are summarized below. These remaining shares will generally become available for sale in the public market as follows:

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    approximately 306,149 restricted shares will be eligible for sale in the public market upon completion of this offering under Rule 144;

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    approximately 398,207 restricted shares will be eligible for sale in the public market 90 days after the date of this prospectus, subject to the volume, manner of sale and other limitations under Rule 144 and Rule 701; and

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    approximately 13,353,331 restricted shares will be eligible for sale in the public market upon expiration of lock-up agreements 180 days after the date of this prospectus, which date may be extended in specified circumstances, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144 and Rule 701.

All of the shares of common stock issuable upon exercise of the warrant outstanding as of January 15, 2011, will be vested and may become eligible for sale beginning 180 days after the date of this prospectus.

Rule 144

In general, under Rule 144 under the Securities Act, as in effect on the date of this prospectus, beginning 90 days after the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock to be sold for at least six months, would be entitled to sell an unlimited number of shares of our common stock, provided current public information about us is available. In addition, under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares of our common stock to be sold for at least one year, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

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    one percent of the number of shares of our common stock then outstanding, which will equal approximately 196,826 shares immediately after this offering; and

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    the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, or if no such notice is required, the date of receipt of the order to execute the sale.

Sales of restricted shares under Rule 144 by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, holders of 13,326,012 of our restricted shares have entered into lock-up agreements as described below and under "Underwriting" and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements, subject to any exceptions set forth in the lock-up agreement or waivers by the underwriters.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with some of the restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract, such as the shares issued under our 2007 Stock Plan and 2010 Stock Plan, may be entitled to rely on the resale provisions of Rule 701, subject to any vesting conditions, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares under Rule 701.

Lock-up Agreements

Pursuant to certain "lock-up" agreements, we and each of our officers and directors, and substantially all of our stockholders have agreed, subject to certain limited exceptions, not to, for a period from the execution of such agreement through and including the 180th day after the date of this prospectus, without the prior written consent of Piper Jaffray & Co. and Jefferies & Company, Inc., offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or to enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership, or engage in any short selling of any shares of our common stock that transfers, in whole or in part, the economic consequences of ownership. The parties to the lock-up agreement also agree not to make any demand for or exercise any right with respect to filing of any registration statement under the Securities Act with respect to such securities. The 180-day restricted period will be automatically extended if (1) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the date that is 18 calendar days after the issuance of the earnings release or the material news or material event occurs, unless Piper Jaffray and Jefferies & Company, Inc. waive the extension in writing. These lock-up restrictions apply to shares of our common stock and to securities convertible into or exchangeable or exercisable for shares of our common stock, shares that may be deemed to be beneficially owned pursuant to the rules and regulations of the SEC and to shares owned now or acquired later by the person executing the agreement. The lock-up restrictions will not apply under certain circumstances to transactions relating to shares of common stock sold pursuant to the underwriting agreement, acquired in open market transactions following this offering or in connection with the sale of the Company. The lock-up restrictions also will not apply to certain transfers not involving a disposition for value, provided that the recipient agrees to be bound by these lock-up restrictions, certain transfers back to us to cover tax withholding obligations, the exercise or conversion of securities, including in connection with the Conversion Transaction, or the establishment of certain Rule10b5-1(c)(1)(i)(B) trading plans.

Registration Rights

Upon completion of the offering and after giving effect to the Conversion Transaction (see "Conversion Transaction" above), the holders, or their transferees, of an aggregate of 13,770,068 shares of our common stock, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares held by affiliates. For additional information regarding these registration rights, see "Description of Capital Stock — Registration Rights."

Stock Options

As of January 15, 2011, following the BIS Merger Transaction, we had outstanding options to purchase 138,934 shares of our Rolling common stock. Upon consummation of this offering and the payment of the redemption payment for the Rolling common stock and the conversion of the Rolling common stock into our common stock, these options will be exercisable for 91,233 shares of our common stock. See "Description of Capital Stock — BIS Merger Transaction." Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock subject to awards issuable pursuant to our stock plans. Please see "Executive Compensation — Equity Incentive Plans" for additional information regarding these plans. Accordingly, shares of our common stock registered under that registration statement will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, and subject to any vesting restrictions, immediately after the 180-day lock-up period expires.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income tax considerations relating to ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

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    an individual who is a citizen or resident of the United States, including the District of Columbia;

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    a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including the District of Columbia;

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    an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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    a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations.

An individual may be treated as a resident instead of a nonresident of the United States in any calendar year for U.S. federal income tax purposes if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder purchased shares of our common stock in this offering and holds such shares as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

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    insurance companies;

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    tax-exempt organizations;

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    financial institutions;

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    brokers or dealers in securities;

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    regulated investment companies;

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    pension plans;

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    controlled foreign corporations;

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    passive foreign investment companies;

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    owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

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    certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities which are transparent for U.S. federal income tax purposes. A partner in a partnership or other transparent entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other transparent entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non -U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Dividends

If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading "Gain on Disposition of Common Stock."

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If we determine, at a time reasonably close to the date of payment of a distribution on our common stock, that the distribution (or portion thereof) will not constitute a dividend because we do not anticipate having sufficient current or accumulated earnings and profits, we intend not to withhold any U.S. federal income tax on the distribution (or portion thereof) as permitted by U.S. Treasury Regulations.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits and subject to the provisions of any applicable income tax treaty, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder's country of residence generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. Non-U.S holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

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    the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

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    the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and some other requirements are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by certain capital losses; or

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    we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter) a "U.S. real property holding corporation" unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 28%, with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8 or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. Piper Jaffray & Co. and Jefferies & Company, Inc. are acting as joint book running managers for this offering and representatives of the underwriters. Canaccord Genuity Inc. and Cowen and Company, LLC are acting as co-managers for this offering. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

Underwriters	Number of Shares
Piper Jaffray & Co.
Jefferies & Company, Inc.
Canaccord Genuity Inc.
Cowen and Company, LLC

Total	5,625,000

The underwriters have advised us that they propose to offer the shares to the public at $             per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $             per share. The underwriters may allow and the dealers may reallow a concession of not more than $             per share on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriters.

The selling stockholders have granted the underwriters an option to purchase up to 843,750 additional shares of common stock from the selling stockholders at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus to cover over-allotments, if any. To the extent any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above.

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We estimate that the total fees and expenses of the offering, excluding estimated underwriting discounts, will be approximately $6.5 million, including an aggregate of $2.0 million to be paid to HealthpointCapital, LLC, an affiliate of HealthpointCapital, for advisory fees and related expenses.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each selling stockholder will pay all taxes incurred by such selling stockholder on the transfer and sale of their securities, fees for such selling stockholder's accounting, legal or advisory services and such selling stockholder's proportionate share of certain costs and expenses incurred by us in effecting the registration of the shares covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, blue sky registration and filing fees, and fees and expenses of our counsel and accountants.

The underwriters have informed us that they will not make sales of the common shares offered by this prospectus to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

We and each of our directors, executive officers and substantially all of our stockholders are subject to lock-up agreements that prohibit us and them from offering, pledging, announcing the intention to sell, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, making any short sale or otherwise transferring or disposing of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our common stock or entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, for a period of at least 180 days following the date of this prospectus without the prior written consent of Piper Jaffray & Co. and Jefferies & Company, Inc. The lock-up restrictions will not apply under certain circumstances to transactions relating to shares of common stock sold pursuant to the underwriting agreement, acquired in open market transactions following this offering or in connection with the sale of the Company. The lock-up restrictions also will not apply to certain transfers not involving a disposition for value, provided that the recipient agrees to be bound by these lock-up restrictions, certain transfers back to us to cover tax withholding obligations, the exercise or conversion of securities, including in connection with the Conversion Transaction, or the establishment of certain Rule10b5-1(c)(1)(i)(B) trading plans.

The 180-day lock-up period in all of the lock-up agreements is subject to extension if (1) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the sixteen-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Piper Jaffray & Co. and Jefferies & Company, Inc. waive the extension in writing.

We have applied to list the shares of our common stock to be sold in this offering on The NASDAQ Global Market. Prior to this offering, there has been no established trading market for our common stock. The initial public offering price for the shares of common stock offered by this prospectus was negotiated by us and the underwriters. The factors considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering and other relevant factors. There can be no assurance that the initial public offering price of our common stock will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active public market for our common stock will develop and continue after this offering.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we have sold to them. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

Some underwriters may also engage in passive market making transactions in our common shares. Passive market making consists of displaying bids on The NASDAQ Global Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

From time to time in the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates may engage in commercial banking or investment banking transactions with us and our affiliates.

This prospectus may be made available on the web sites maintained by the underwriters and the underwriters may distribute prospectuses electronically.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement on Form S-1 of which this prospectus forms a part, reference is made to the exhibit for a more complete description of the matters involved. When we complete this offering, we will also be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our web site at www.biohorizons.com as soon as practicable after filing such documents with the SEC.

You may read and copy any document that we file at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, this registration statement and our future filings filed electronically with the SEC are publicly available through its web site at www.sec.gov.

LEGAL MATTERS

The validity of the shares of common stock we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Latham & Watkins LLP, New York, New York, is counsel to the underwriters in connection with the offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, except for the statements of operations, equity and cash flows of DTI Holdings Inc. for the year ended December 31, 2007, as set forth in their report appearing herein and elsewhere in the Registration Statement. The 2007 consolidated statements of operations, equity and cash flows of DTI Holdings Inc. (combined with those of the Company and not presented separately herein), have been audited by Deloitte & Touche LLP, as stated in their report included herein. Such financial statements of the Company and its consolidated subsidiaries are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Each of the foregoing firms are independent registered public accounting firms.

BIOHORIZONS, INC.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
BioHorizons, Inc.

We have audited the accompanying consolidated balance sheets of BioHorizons, Inc. (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 2007 financial statements of DTI Holdings, Inc., a consolidated subsidiary, which statements reflect total revenues of $79,080,000 (presented in discontinued operations) for the year ended December 31, 2007. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for DTI Holdings, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BioHorizons, Inc. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
June 23, 2010
Birmingham, Alabama

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Board of Directors and Shareholders of
DTI Holdings, Inc.
(formerly DTI Dental Technologies, Inc.)

We have audited the consolidated statements of operations, equity and cash flows of DTI Holdings, Inc. for the year ended December 31, 2007 (which are not included herein). These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversights Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations of the company and its cash flows for the year ended December 31, 2007 in compliance with generally accepted accounting principles in the United States of America.

/s/ Deloitte & Touche LLP

Vancouver, Canada

September 18, 2008 except for the effects of the restatements discussed in Note 3 to the consolidated financial statements of DTI Holdings, Inc. for which the date is May 28, 2010

BIOHORIZONS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31
	2009	2008
Assets
Current assets:
Cash	$4,939	$2,022
Accounts receivable, net	13,110	12,046
Inventories, net	10,509	14,728
Prepaid expenses and other current assets	1,876	3,568
Deferred tax assets	2,534	1,454
Current assets — discontinued operations	12,191	14,038

Total current assets	45,159	47,856
Property and equipment, net	3,000	3,922
Goodwill	87,554	87,554
Other intangible assets, net	36,498	43,463
Other assets	638	455
Non-current assets — discontinued operations	112,292	114,589

Total assets	$285,141	$297,839

Liabilities and equity
Current liabilities:
Accounts payable	$6,219	$7,217
Accrued expenses	6,330	6,908
Current portion of notes payable and capital leases	59	104
Line of credit	13,976	16,096
Current liabilities — discontinued operations	5,952	8,140

Total current liabilities	32,536	38,465
Non-current liabilities:
Notes payable	—	13,301
Subordinated convertible notes payable	36,870	15,000
Capital leases	88	146
Deferred income taxes	5,055	6,705
Non-current liabilities — discontinued operations	3,681	7,182

Total liabilities	78,230	80,799
Equity:
Preferred stock, $.0001 par value; $1,000 stated value; 300,000 shares authorized; 247,141 shares issued and outstanding at December 31, 2009 and 2008	—	—
Rolling Common stock, $.0001 par value; 1,400,000 shares authorized; 994,838 shares issued and outstanding at December 31, 2009 and 2008	—	—
Common stock Class A, $.0001 par value; 13,400,000 shares authorized; 12,004,803 and 12,028,537 shares issued and outstanding at December 31, 2009 and 2008, respectively	—	—
Common stock Class B, $.0001 par value; 8,800,000 shares authorized; 8,872,889 and 8,677,123 shares issued and outstanding at December 31, 2009 and 2008, respectively	—	—
Additional paid-in capital	263,748	263,409
Accumulated other comprehensive loss	(593)	(4,587)
Accumulated deficit	(56,506)	(42,033)

Total shareholders' equity	206,649	216,789
Non-controlling interests	262	251

Total equity	206,911	217,040

Total liabilities and equity	$285,141	$297,839

See accompanying notes to consolidated financial statements.

BIOHORIZONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31
	2009	2008	2007
Net sales	$69,038	$68,644	$56,432
Cost of goods sold	22,669	22,740	21,282

Gross profit	46,369	45,904	35,150
Operating costs and expenses:
Sales and marketing	28,557	34,460	26,291
General and administrative	22,271	23,700	22,595
Research and development	1,238	1,591	3,073

Total operating costs and expenses	52,066	59,751	51,959

Loss from operations	(5,697)	(13,847)	(16,809)
Other income (expense):
Interest income	3	12	55
Interest expense	(2,193)	(2,101)	(692)
Loss on debt extinguishment	(709)	—	—
Other (expense), net	(131)	(771)	(843)

Total other income (expense)	(3,030)	(2,860)	(1,480)

Loss from continuing operations before income taxes	(8,727)	(16,707)	(18,289)
Income tax benefit	2,685	5,465	6,619

Loss from continuing operations	(6,042)	(11,242)	(11,670)
Discontinued operations (Note 12)
Loss from operations of discontinued business	(12,418)	(11,847)	(10,969)
Income tax benefit	3,987	4,448	4,662

Loss on discontinued operations	(8,431)	(7,399)	(6,307)

Net loss	$(14,473)	$(18,641)	$(17,977)

Loss per share of common stock:
Loss from continuing operations	$(0.28)	$(0.55)	$(0.74)
Loss on discontinued operations — net of tax	(0.40)	(0.36)	(0.40)

Net loss	$(0.68)	$(0.91)	$(1.14)

Weighted-average shares used in computing loss per share	21,302	20,529	15,762

See accompanying notes to consolidated financial statements.

BIOHORIZONS, INC.
CONSOLIDATED STATEMENTS OF EQUITY
Years Ended December 31, 2009, 2008 and 2007
(Dollars in thousands)

	Number of Shares
								Accumulated Other Comprehensive Income
	Preferred Stock	Rolling Common Stock	Class A Common Stock	Class B Common Stock	DTI Capital	Additional Paid-in Capital	Non- Controlling Interests		Accumulated Deficit	Total Equity
Balance at January 1, 2007	126,455	994,838	10,589,046		$23,723	$142,303	$229	$242	$(5,128)	$161,369
Issuance of restricted stock (net)			1,110,617							—
Issuance of stock					39,779					39,779
Options of BIS exercised							17			17
Comprehensive loss:										—
Net loss					(6,307)				(11,670)	(17,977)
Foreign currency translation					1,253			623		1,876

Total comprehensive loss										(16,101)
Stock-based compensation expense						117				117

Balance at December 31, 2007	126,455	994,838	11,699,663	—	58,448	142,420	246	865	(16,798)	185,181
Effect of combination with DTI Holdings, Inc(1)	65,186	—		4,711,608	(58,448)	65,186		(143)	(6,594)	—
Convertible notes converted to equity (DTI)	45,000			3,131,793		45,000				45,000
Convertible notes converted to equity (BIS)	3,000		251,213			3,000				3,000
HealthpointCapital interest on converted notes						79				79
Shares issued	7,000			633,915		7,000				7,000
Purchase of Mexico treasury shares						(5)				(5)
Additional issuances of preferred and common stock	500			35,883		500				500
Options of BIS exercised							5			5
Issuance of restricted stock (net)	—		77,661	163,924		—				—
Comprehensive loss:
Net loss									(18,641)	(18,641)
Foreign currency translation								(5,309)		(5,309)

Total comprehensive loss										(23,950)
Stock-based compensation expense						229				229

Balance at December 31, 2008	247,141	994,838	12,028,537	8,677,123	—	263,409	251	(4,587)	(42,033)	217,040
Issuance of restricted stock (net)			(23,734)	195,766						—
Options of BIS exercised							11			11
Comprehensive loss:
Net loss									(14,473)	(14,473)
Foreign currency translation								3,994		3,994

Total comprehensive loss										(10,479)
Stock-based compensation expense						339				339

Balance at December 31, 2009	247,141	994,838	12,004,803	8,872,889	$—	$263,748	$262	$(593)	$(56,506)	$206,911

(1)
Includes restricted stock of 174,962 shares granted as a result of combination with DTI Holdings, Inc.

See accompanying notes to consolidated financial statements.

BIOHORIZONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Dollars in thousands)

	Years Ended December 31
	2009	2008	2007
Cash Flows — Operating Activities
Net loss	$(14,473)	$(18,641)	$(17,977)
Loss from discontinued operations	8,431	7,399	6,307
Adjustments to reconcile net loss to net cash from (used for) operating activities:
Depreciation and amortization	8,097	8,250	7,911
Paid-in-kind interest on subordinated convertible note payable	1,136	401	—
Provision for deferred taxes	(2,784)	(5,557)	(6,619)
Provision for (recoveries of) uncollectible accounts, net	939	(409)	1,444
Provision for obsolete inventories	993	754	1,135
Stock-based compensation expense	325	229	117
Loss on debt extinguishment	709	—	—
Loss on disposal of assets	131	—	—
Changes in operating assets and liabilities, net of effects of business acquisition	4,939	(2,462)	(2,767)

Cash from (used for) operating activities	8,443	(10,036)	(10,449)

Cash Flows — Investing Activities
Acquisitions, net of cash acquired	(1,500)	(7,700)	—
Purchases of property and equipment	(423)	(1,584)	(1,072)
Investments in and advances to discontinued operations	(5,227)	(21,674)	—

Cash used for investing activities	(7,150)	(30,958)	(1,072)

Cash Flows — Financing Activities
Principal payments on capital leases	(67)	(218)	(162)
Proceeds from the exercise of options to acquire stock of subsidiary	11	5	17
Proceeds from the issuance of preferred and common stock	—	7,495	1
Net line of credit borrowings	10,733	6,751	7,292
Retirement of GE line of credit (including fees and penalties of $709)	(13,563)	—	—
Debt modification and financing costs paid	(651)	(521)	(225)
Proceeds from issuance of subordinated convertible notes payable	5,000	15,000	3,000
Net proceeds from (payments on) other debt	—	13,345	(664)

Cash from financing activities	1,463	41,857	9,259

Increase (decrease) in cash — continuing operations	2,756	863	(2,262)
Cash from (used for) operating activities — discontinued operations	(7,300)	(5,609)	1,411
Cash used for investing activities — discontinued operations	(214)	(1,995)	(39,984)
Cash from (used for) financing activities — discontinued operations	6,984	(7,163)	54,321

Cash from (used for) discontinued operations	(530)	(14,767)	15,748

Effect of exchange rate changes on cash	161	(162)	(223)

Increase (decrease) in cash	2,387	(14,066)	13,263
Cash at beginning of year	3,551	17,617	4,354
Less cash of discontinued operations at end of year	(999)	(1,529)	(16,286)

Cash of continuing operations at end of year	$4,939	$2,022	$1,331

See accompanying notes to consolidated financial statements.

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009

1. Description of the Business and Significant Accounting Policies

The Company

BioHorizons, Inc. (the Company) (formerly HealthpointCapital Dental Holdings, Inc., BioHorizons Holdings, Inc. and BH Holdings I, Inc.) was incorporated in the state of Delaware in May 2006 for the purpose of acquiring BioHorizons Implant Systems, Inc. (BIS), a company that develops, acquires, manufactures, markets, sells and distributes dental implants and related products. BIS is the Company's principal operating subsidiary and was incorporated in the state of Delaware in November 1995. The Company sells its products to dental professionals and dental laboratories located in the United States and in foreign countries.

Basis of Presentation

Effective January 1, 2008, the Company acquired DTI Holdings, Inc. (DTI) (formerly DTI Dental Technologies, Inc.), a dental laboratory business based in Vancouver, British Columbia, in a merger of entities under common control. The merger of DTI with the Company was accounted for in a manner similar to the pooling of interests method. Accordingly, the Company's financial statements for the period from August 23, 2006 (date of acquisition of DTI's principal operations and date common control was established) to December 31, 2007 have been combined with DTI, and are consolidated with DTI since January 1, 2008. Effective March 31, 2010, DTI was spun-off from the Company (see Note 12). DTI is presented as discontinued operations for all periods reported herein.

The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries, BIS, DTI (as discontinued operations — see Note 12), BioLok Acquisition Corporation and Implant Logic Systems, Ltd. (ILS). BIS' wholly-owned subsidiaries include BioHorizons Iberica S.R.L., BioHorizons GmbH, and BioHorizons Australia Pty Ltd. BioLok Acquisition Corporation owns BioLok International, Inc. (BioLok). BioLok's wholly- and majority-owned subsidiaries include Orthogen Corporation, BioHorizons Mexico S.A. de C.V., Bio-Lok Int'l Pty Inc. and BioHorizons Chile, S.A. (which is 51% owned).

Significant inter-company balances and transactions have been eliminated in consolidation.

Accounting Standards Codification

The Financial Accounting Standards Board (FASB) has made the Accounting Standards Codification (ASC) effective for financial statements issued for interim and annual periods ending after September 15, 2009. The ASC combines all previously issued authoritative U.S. generally accepted accounting principles (GAAP) into one codified set of guidance organized by subject area. In these financial statements, references to previously issued accounting standards have been replaced with the relevant ASC references. Subsequent revisions to GAAP by the FASB will be incorporated into the ASC through issuance of Accounting Standards Updates (ASU).

Revenue Recognition

The Company recognizes revenue when products are shipped. For the Company's software product, the value of maintenance bundled with software is deferred using the residual method and recognized over the maintenance and support period. The Company generally does not require collateral when

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

1. Description of the Business and Significant Accounting Policies (Continued)

making a sale. Shipping and handling costs are included in cost of goods sold. Taxes collected from customers and remitted to governmental authorities are excluded from revenue. The Company's implant and abutment products carry a lifetime warranty, which covers any failure of product, and the Company's implant tools, specialty instruments and software carry limited warranties. Customers may also return any product within sixty days of purchase for full credit. A reserve for product returns has been established based on the Company's implant and abutment historical product return experience. No warranty reserves are recorded because historical warranty claims have been immaterial.

Inventories

Inventories are recorded at the lower of cost or market under the first-in first-out method of accounting. Included in the cost of inventory are purchased raw materials, third party processing costs, labor and manufacturing overhead. Inventories consist of implants, dental tools and instruments, biologics, educational videos and abutments held for sale.

Consolidated Statement of Cash Flows

The effect of noncash transactions are excluded from the consolidated statement of cash flows. During 2008 and 2007, approximately $105,000 and $158,000, respectively, of assets were obtained under capital leases. Noncash transactions also included the conversion of $48,000,000 of subordinated convertible notes into equity in 2008 (see Note 6). Interest paid totaled approximately $1,318,000, $1,963,000 and $648,000 for the years ended December 31, 2009, 2008 and 2007, respectively. Income taxes paid amounted to $70,000, $113,000 and $37,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Changes in operating assets and liabilities of continuing operations, net of effects of a business acquisition in 2008, were as follows for the years ended December 31 (in thousands):

	2009	2008	2007
Accounts receivable	$(2,003)	$(399)	$(4,312)
Inventories	3,226	(2,791)	(1,177)
Prepaid expenses and other current assets	1,693	(1,755)	(409)
Other assets	432	417	(209)
Accounts payable and accrued expenses	955	2,281	2,861
Other	636	(215)	479

Total	$4,939	$(2,462)	$(2,767)

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of property and equipment capitalized under capital lease obligations is recorded using a straight-line method over the useful life of the assets, and is included as depreciation and amortization in the consolidated statements of

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

1. Description of the Business and Significant Accounting Policies (Continued)

operations. Estimated useful lives are seven years for machinery and equipment, five to seven years for furniture and fixtures and 3 years for computer software.

Property and equipment consist of the following (in thousands):

	December 31
	2009	2008
Machinery and equipment	$3,077	$3,048
Furniture, fixtures and other	2,877	2,835
Computer software	969	887

	6,923	6,770
Less accumulated depreciation	(3,923)	(2,848)

Property and equipment, net	$3,000	$3,922

Depreciation expense for the years ended December 31, 2009, 2008 and 2007 was approximately $1,132,000, $1,006,000 and $724,000, respectively.

Foreign Currency Translation and Transactions

The Company's primary functional and reporting currency is the U.S. dollar, while the functional currency of the Company's Australian, Chilean, Spanish, Canadian, Mexican, German and British subsidiaries is the Australian dollar, the Chilean peso, the Euro, the Canadian dollar, the Mexican peso, the Euro and the British pound, respectively. Assets and liabilities denominated in foreign currencies are translated at the rate of exchange on the balance sheet date. Net sales and expenses are translated using the average exchange rate for the period. Translation gains and losses resulting from translation of subsidiaries' financial statements from the functional currency into U.S. dollars are included as a component of accumulated other comprehensive income or loss in the consolidated balance sheets. Transaction gains and losses on foreign currency transactions are recognized as incurred, and amounted to $57,000, ($72,000) and $52,000 in 2009, 2008 and 2007, respectively.

Cash

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2009 or 2008.

Stock-Based Compensation

The Company's stock-based compensation plans are accounted for under the recognition and measurement provisions of ASC 718, Compensation — Stock Compensation. ASC 718 requires the grant-date fair value of all share-based payment awards to be recognized as employee compensation expense over the requisite service period. Stock-based compensation expense for awards with graded vesting is recognized on a straight-line basis.

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

1. Description of the Business and Significant Accounting Policies (Continued)

Income Taxes

The Company accounts for income taxes under the provisions of ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured at the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recognized for deferred tax assets attributable to net operating loss carryforwards and other deductible temporary differences when it is determined that, based on available evidence, there is uncertainty whether some, or all, of the deferred tax assets will be realized.

Additionally, ASC 740 sets out a consistent framework for preparers to use to determine the appropriate level of tax reserves to maintain for uncertain tax positions. ASC 740 uses a two-step approach wherein a tax benefit is recognized if a position is more likely than not to be sustained. The amount of the benefit to be recognized is the largest amount that has a greater than 50 percent likelihood of being ultimately sustained. The Company adopted these provisions of ASC 740 effective January 1, 2009. There was no significant impact from adoption of the new rules for uncertain tax positions. (see Note 8). Penalties and interest related to the resolution of tax uncertainties are charged to income tax expense.

Accounts Receivable

The Company reports trade receivables at net realizable value. Allowances for doubtful accounts are estimated based on historical write-off percentages and management's assessment of specific past due or delinquent customer accounts. The delinquency status of customers is determined by reference to contractual terms. Doubtful accounts are written off against the allowance for doubtful accounts after collection efforts have been exhausted and are recorded as recoveries of bad debts if subsequently collected. The allowance for doubtful accounts amounted to approximately $2,490,000 and $1,888,000 at December 31, 2009 and 2008, respectively. The Company had outstanding trade receivables due from international customers totaling approximately $10,750,000 and $10,547,000, at December 31, 2009 and 2008, respectively. These balances represented approximately 82% and 88% of the total outstanding trade receivable balance at December 31, 2009 and 2008, respectively. The Company does not require collateral or any other form of security from customers.

Changes in the allowance for doubtful accounts were as follows for the years ended December 31 (in thousands):

	2009	2008	2007
Balance at beginning of year	$1,888	$2,414	$1,013
Exchange rate effect	63	(117)	—
Provision (recoveries), net	939	(409)	1,444
Write-offs	(400)	—	(43)

Balance at end of year	$2,490	$1,888	$2,414

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

1. Description of the Business and Significant Accounting Policies (Continued)

Uses of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an on-going basis, the Company evaluates its estimates, including those related to inventories, bad debts and intangibles. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Accumulated Other Comprehensive Income (Loss)

Comprehensive income or loss includes net income or loss and all other changes in equity not attributable to transactions with owners. At December 31, 2009, 2008 and 2007, accumulated other comprehensive income (loss) consisted solely of cumulative translation adjustments attributable to foreign subsidiaries that use a foreign currency as their functional currency.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the net acquisition cost over the estimated fair value of net assets acquired from purchased companies. Under ASC 350, Intangibles — Goodwill and Other, intangible assets considered to have indefinite lives, such as goodwill, are not amortized to expense but are periodically evaluated for impairment at the reporting unit level. Intangible assets with finite lives continue to be amortized to expense over their useful lives. The Company's identified intangible assets consist of distributor agreements, developed product technology and patents, trade names, customer base and non-compete agreements.

Under ASC 350, goodwill and other intangible assets with indefinite lives are subject to an annual impairment test, as well as an interim test if an event occurs or circumstances change between annual tests indicating that the asset might be impaired. The Company tests the goodwill of each of its reporting units, consisting of the implant business (continuing operations) and the discontinued laboratory business, annually as of December 31 and more frequently if impairment indicators exist. Beginning in fiscal year 2010, the Company intends to change the annual goodwill impairment testing date to the first day of the fourth quarter. The goodwill impairment test is a two-step process. First, the fair value of each of the Company's reporting units is compared to the carrying value of the reporting unit's assets less liabilities. If the fair value is less than the carrying value, a second step is performed. In the second step, an implied goodwill value is determined by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit. If the implied fair value of the goodwill, as calculated, is less than the carrying amount of the goodwill, an impairment charge is recorded for the difference. For purposes of estimating the fair value of a reporting unit, the Company uses a weighted average of the income approach and the market approach.

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

1. Description of the Business and Significant Accounting Policies (Continued)

Distributor agreements represent contracts providing significant distribution resources across a broad geographic market. The distributor agreements are being amortized over seven to ten years.

Developed product technology and patents represent proprietary technology that is technologically feasible and includes all fully functioning products. The Company has developed or acquired developed product technology and patents for numerous dental implant devices. The developed product technology and patents are being amortized over a weighted average useful life of eight to ten years.

The BioHorizons trade names are being amortized over a useful life of fifteen years and the BioLok trade names are amortized over a useful life of eight years. Customer base intangible assets are amortized over useful lives of eight to ten years.

Non-compete agreements are being amortized over the periods covered by the related agreements, which range from two to four years.

The Company records costs related to obtaining renewal or extensions of recognized intangible assets as expenses in the period such costs are incurred.

Fair Value of Financial Instruments

The Company determines the fair value of financial instruments under the provisions of ASC 820, Fair Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. The fair value of cash, trade accounts receivable, accounts payable and notes payable approximate their carrying values in the balance sheet. The fair value of outstanding borrowings on the Company's line of credit also approximate the carrying amount reported in the balance sheet due to the length of the remaining term of the line and because interest is at floating market rates.

The Company concluded that it was not practical to estimate the fair value of the subordinated convertible notes payable to HealthpointCapital Partners II, L.P. (HealthpointCapital) because of the related party nature of the notes and the optional forms of settlement. Refer to Note 6 for information pertinent to estimating the fair value of the subordinated convertible notes.

Loss per Share

Basic loss per share is calculated by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period and the weighted average number of dilutive common stock equivalents, if any, outstanding for the period. Common stock equivalents having an anti-dilutive impact and convertible debt securities that are anti-dilutive under the "if converted" method are not included in diluted loss per share.

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

1. Description of the Business and Significant Accounting Policies (Continued)

Loss per common share is calculated as follows (in thousands, except per share data):

	Year Ended December 31
	2009	2008	2007
Numerator:
Loss from continuing operations	$(6,042)	$(11,242)	$(11,670)
Loss on discontinued operations	(8,431)	(7,399)	(6,307)

Net loss	$(14,473)	$(18,641)	$(17,977)

Denominator:
Weighted average common shares outstanding — basic and diluted	21,302	20,529	15,762

Loss per Share:
Loss from continuing operations per common share — basic and diluted	$(0.28)	$(0.55)	$(0.74)
Loss on discontinued operations per common share — basic and diluted	(0.40)	(0.36)	(0.40)

Net loss per common share — basic and diluted	$(0.68)	$(0.91)	$(1.14)

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

1. Description of the Business and Significant Accounting Policies (Continued)

Anti-dilutive securities not included in diluted net loss per share were as follows (in thousands):

	Year Ended December 31
	2009	2008	2007
Non-vested restricted stock	361	652	777
BIS common stock and options	386	386	386
Subordinated convertible notes payable	4,083	3,214	—

Total anti-dilutive securities	4,830	4,252	1,163

Subsequent Events

In May 2009, the FASB issued ASC 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued. In February 2010, the FASB issued ASU No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. In accordance with ASU 2010-09, the Company evaluated all events and transactions that occurred after December 31, 2009, through the date these financial statements were issued and has disclosed certain events and transactions as required by ASC 855 (see Note 15).

Research and Development

Research and development costs are expensed as incurred.

Advertising

Advertising costs are expensed as incurred and totaled approximately $882,000, $1,010,000 and $975,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Recent Accounting Pronouncements

ASC 805, Business Combinations, requires that, upon a business combination, the acquired assets, assumed liabilities, contractual contingencies and contingent liabilities be recognized and measured at their fair value at the acquisition date. ASC 805 also requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred; previously these costs were treated as costs of the acquisition. In addition, ASC 805 requires that acquired-in-process research and development be measured at fair value and capitalized as an indefinite-lived intangible asset, and it is therefore not subject to amortization until the project is completed or abandoned; previously these costs were expensed at the time of the acquisition. ASC 805 also requires changes in deferred tax asset valuation allowances and acquired income tax uncertainties that are recognized after the measurement period be recognized in income tax expense; previously such changes were considered to be subsequent changes in consideration and were recorded as decreases in goodwill. ASC 805 requires contingent consideration to be recorded at fair value as an element of the purchase price with subsequent adjustments recognized in operations; previously contingent consideration was accounted for as a

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

1. Description of the Business and Significant Accounting Policies (Continued)

subsequent adjustment of the purchase price. ASC 805 applies to business combinations consummated after December 31, 2008.

ASC 810, Consolidation, requires that non-controlling interests (previously referred to as minority interests) be clearly identified and presented as a component of equity, separate from the parent's equity. ASC 810 also requires that the amount of consolidated net income or loss attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of operations; that changes in ownership interest be accounted for as equity transactions; and that when a subsidiary is deconsolidated, any retained non-controlling equity investment in that subsidiary and the gain or loss on the deconsolidation of that subsidiary be measured at fair value. ASC 810 is to be applied prospectively, except for the presentation and disclosure requirements (which are to be applied retrospectively for all periods presented) and was effective for fiscal years beginning after December 15, 2008, which for the Company was calendar year 2009. The Company reclassified the non-controlling interests as a component of equity for all periods presented. However, since the non-controlling interests were inconsequential to the results of operations for all periods presented herein, these amounts have not been separately shown.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements, which addresses how to determine whether a revenue arrangement involving multiple deliverables contains more than one unit of account and how the arrangement consideration should be allocated among the separate units of accounting. The FASB concurrently issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements, which addresses accounting for revenue arrangements that contain tangible products and software. The pronouncements are applicable to the Company's 2011 fiscal year, but may be applied retrospectively or prospectively for new or materially modified arrangements. Additionally, early adoption is permitted, but requires retrospective application to the beginning of the fiscal year in which adopted.

The Company has determined these pronouncements will not affect the current residual method of accounting, as applied to the Company's software sales. Software is sold either as a standalone product or as part of a bundled package with other non-software products, such as implants. Deferred revenue consists of the annual software upgrade fee, inclusive of support services, which is recognized pro rata over the year of service.

2. Acquisition of ILS

On April 15, 2008, the Company acquired ILS. ILS operates in the fields of software technology and medical devices and developed the Company's Virtual Implant Placement (VIP) computer-guided surgical software. The results of operations of ILS have been included in the consolidated financial statements of the Company for the period beginning April 15, 2008.

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

2. Acquisition of ILS (Continued)

The consideration paid for and fair values allocated to the acquired assets and assumed liabilities are as follows (in thousands):

Cash consideration (including $1,500 paid April 2009)	$7,000
Direct acquisition costs	2,205

Total purchase price	$9,205

Purchase price allocation:
Current assets (including cash of $5)	$105
Patents	124
Goodwill	9,213
Current liabilities	(237)

$9,205

In connection with this transaction, the Company conducted a valuation of the acquired assets and assumed liabilities in order to allocate the purchase price. The fair value of the acquired tangible assets and assumed liabilities was determined to be equal to ILS' historical carrying value on April 15, 2008, the date of acquisition. The Company allocated the excess purchase price over the fair value of acquired net tangible and intangible assets to goodwill. The complementary nature of computer guided implant surgery to the Company's implant business and the opportunities to achieve synergies by bundling the Company's existing product lines with the acquired VIP computer-guided surgical software and surgical guides, were among the factors that contributed to a purchase price resulting in the recognition of goodwill. Goodwill and other intangibles recorded in the acquisition of ILS are not deductible for income tax purposes.

In order to fund this transaction, the Company issued 7,000 shares of preferred stock and 502,357 shares of Class B common stock to HealthpointCapital for aggregate cash proceeds of $7,000,000. The Company also issued 131,558 shares of Class B common stock to the stockholders of ILS in connection with the acquisition.

3. Inventories

Inventory consisted of the following as of December 31 (in thousands):

	2009	2008
Raw materials	$18	$23
Work-in-process	4,131	5,620
Finished goods	8,190	9,903
Less allowance for inventory obsolescence	(1,830)	(818)

	$10,509	$14,728

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

4. Goodwill

The following is a summary of the Company's goodwill activity for the years ended December 31 (in thousands):

	2009	2008
Carrying value, beginning of year	$87,554	$78,341
Goodwill recognized on ILS acquisition	—	9,213

Carrying value, end of year	$87,554	$87,554

5. Other Intangible Assets

As of December 31, 2009, other intangible assets consisted of the following (in thousands):

Asset	Cost	Accumulated Amortization	Net	Weighted Average Remaining Life in Years
Distributor agreements	$22,800	$9,421	$13,379	5
Developed product technology and patents	20,228	7,116	13,112	6
Trade names	8,100	2,060	6,040	11
Customer base	5,200	1,733	3,467	7
Non-compete agreements	3,600	3,100	500	1

	$59,928	$23,430	$36,498

As of December 31, 2008, other intangible assets consisted of the following (in thousands):

Asset	Cost	Accumulated Amortization	Net	Weighted Average Remaining Life in Years
Distributor agreements	$22,800	$6,550	$16,250	6
Developed product technology and patents	20,228	4,935	15,293	7
Trade names	8,100	1,433	6,667	12
Customer base	5,200	1,213	3,987	8
Non-compete agreements	3,600	2,334	1,266	2

	$59,928	$16,465	$43,463

Amortization expense for the years ended December 31, 2009, 2008 and 2007 was approximately $6,965,000, $7,244,000 and $7,187,000, respectively.

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

5. Other Intangible Assets (Continued)

The following is a schedule of future amortization expense for other intangible assets for years ending after December 31, 2009 (in thousands):

2010	$6,698
2011	6,198
2012	6,198
2013	5,541
2014	4,064
Thereafter	7,799

$36,498

6. Lines of Credit and Notes Payable

Lines of credit and notes payable consist of the following at December 31 (in thousands):

	2009	2008
Secured revolving credit lines:
GE Capital (GE)	$—	$16,096
MidCap Funding I, LLC	13,976	—
Term loan payable to GE Capital	—	13,301
Subordinated convertible notes payable to HealthpointCapital	36,870	15,000

	50,846	44,397
Less current portion	(13,976)	(16,096)

	$36,870	$28,301

GE Capital Secured Revolving Credit Line

During the year ended December 31, 2007, the Company entered into a secured revolving credit facility agreement with Merrill Lynch Capital that provided for borrowings on a revolving basis through the facility's scheduled maturity on April 18, 2010. The line had a maximum limit of $15,000,000, which was further limited to the sum of eligible accounts receivable and finished goods inventory plus a maximum of $3,000,000, and was secured by intellectual property of the Company. The agreement required certain usage levels and provided for commitment and prepayment fees. Interest on the line was variable at LIBOR plus 2.65%.

The Company entered into a restated credit agreement with Merrill Lynch Business Financial Services, Inc. dated February 7, 2008. The agreement provided for a term loan of $15,000,000 as well as a revolving loan with a maximum balance of $20,000,000. Interest on the outstanding balance of the line was computed at a rate equal to the one month LIBOR rate divided by the sum of one minus the daily average during the preceding month of the aggregate maximum reserve requirement then imposed under Regulation D of the Board of Governors of the Federal Reserve System for "Eurocurrency Liabilities" plus 2.90% for revolving loans and 4.0% for the term loan. There were numerous restrictive covenants in the agreement, which included certain required financial ratios and

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

6. Lines of Credit and Notes Payable (Continued)

limitations on the payment of dividends. Subsequent to the effective date of this agreement, Merrill Lynch Business Financial Services, Inc. was acquired by GE.

In August 2008, the Company reported an event of default as of the quarterly compliance reporting period ended June 30, 2008 to GE. The default was caused by failing to meet the financial covenant measurement of fixed charge coverage, due to the negative earnings of the Company in the applicable period.

On September 22, 2008, the Company signed a forbearance agreement with GE. Under the terms of this agreement, the interest rate on the term loan and revolving loans increased by 5 percentage points retroactive to the date of the default and the Company paid a $500,000 forbearance fee. HealthpointCapital purchased a 100% participation interest in the outstanding balance of the term loan of $13,301,000, the termination date of the restated credit agreement was changed to March 31, 2009 and GE agreed not to exercise its rights and remedies under the restated credit agreement as a result of the fixed charge coverage default.

The GE revolving loans and the term loan were paid off in March 2009 with the proceeds of a new secured revolving credit facility with MidCap Funding I, LLC (MidCap) and from additional financing provided by HealthpointCapital. The Company paid a penalty of $663,000 and incurred other costs of $46,000 upon extinguishment of the GE revolving credit line and term loan. The penalty is included in loss on debt extinguishment in the 2009 consolidated statement of operations.

MidCap Secured Revolving Credit Line

The Company entered into a secured revolving credit facility with MidCap for borrowings on a revolving basis through maturity of the facility on March 23, 2012. The line has a maximum limit of $20,000,000, which is limited to the sum of eligible accounts receivable and domestic inventory. The agreement requires certain usage levels and provides for commitment and prepayment fees. The line bears interest at an annual rate of reserve-adjusted, 30-day LIBOR (subject to a 2.75% floor) plus 575 basis points, reset monthly. The MidCap revolving credit line was supported by asset-based collateral, including both inventory and receivables, totaling $16,084,000 at December 31, 2009. The MidCap secured revolving credit facility requires the Company to maintain a lockbox control and custody account, and includes a subjective acceleration provision as an event of default. Accordingly, outstanding borrowings on the facility are classified as current in the consolidated balance sheet. The credit facility is secured by substantially all of the assets of the Company, including accounts receivable, inventories and property and equipment.

Term Loan Payable to GE

The term loan payable to GE provided for variable interest (as described above) through its original maturity in February 2013. However, pursuant to the forbearance agreement with GE, the maturity date was accelerated to March 31, 2009. As described above, the term loan was paid off in March 2009 in connection with obtaining a new revolving line of credit and additional financing from HealthpointCapital. Because the term loan was replaced with long-term financing from HealthpointCapital, the balance outstanding on the term loan at December 31, 2008, was classified as non-current in the balance sheet.

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

6. Lines of Credit and Notes Payable (Continued)

Subordinated Convertible Notes Payable to HealthpointCapital

During 2008, the Company issued an aggregate principal amount of $15,000,000 in subordinated convertible notes payable to its majority stockholder, HealthpointCapital. Additionally, in March 2009, the Company issued a $5,000,000 subordinated convertible note to HealthpointCapital. These notes were combined with HealthpointCapital's "last out" 100% participation in the $13,301,000 GE term loan outstanding at December 31, 2008, and $250,000 of accrued and unpaid interest and GE fees funded by HealthpointCapital into a single subordinated convertible note on March 23, 2009, with a total principal amount (before accrued interest) of $33,551,000, and bearing interest at 8% per year. HealthpointCapital's loans to the Company totaling $33,551,000 plus accrued interest of $3,319,000 as of December 31, 2009 were amended again on January 1, 2010. The new note bears interest at 10% per year and is due and payable on the earlier to occur of (i) a merger, consolidation or similar transaction resulting in a change of control of the Company, a sale of all or substantially all of the Company's assets, a sale of a majority of the Company's capital stock, or any other change in control of the Company, in each case occurring in one transaction or a series of related transactions; or (ii) upon demand by HealthpointCapital at any time after July 1, 2011. At any time prior to the full repayment of the notes, HealthpointCapital may, at its sole discretion, convert all or part of the then outstanding principal amount of the notes into shares of stock of the Company (or equivalent securities), as would be issuable valuing the Company's currently outstanding shares of common and preferred stock (on a fully diluted and fully converted basis) at $500,000,000. Based on the conversion terms of the amended and restated note, the subordinated convertible notes would be convertible into 4,083,036 shares of Class B common stock at December 31, 2009.

On March 31, 2010, in connection with the Company's spin-off of DTI, the Company issued a warrant to HealthpointCapital, which as of March 31, 2010 was exercisable for 126,059 shares of the Company's Class B common stock at an exercise price of $13.59 per share. Using a Black-Scholes option pricing formula, the warrant had a grant date fair value of $173,296. Key assumptions applied in the calculation include a duration of 1.25 years, volatility of 30%, expected dividend yield of 0% and a risk free rate of 0.71%. See Note 9 for a further description of the spin-off of DTI and the warrant.

In 2008, $45,000,000 convertible notes issued to HealthpointCapital in 2007 by DTI were converted to equity. Each $1,000 principal amount of notes was converted to one share of Series A preferred stock and 300 shares of common stock of DTI, resulting in the issuance of 45,000 shares of preferred stock and 13,500,000 shares of common stock of DTI. As a result of the merger, each share of preferred stock of DTI was converted into one share of preferred stock of the Company, and each share of common stock of DTI was converted into .231984679 shares of the Company's Class B common stock. Accordingly, the $45,000,000 DTI convertible notes were exchanged upon the merger for 45,000 shares of the Company's preferred stock and 3,131,793 shares of the Company's Class B common stock.

In 2008, a $3,000,000 subordinated convertible note issued by the Company in 2007 to HealthpointCapital was converted to equity. Each $1,000 in principal amount of the note was converted to one share of Series A preferred stock of the Company and 83.74 shares of Class A common stock of the Company, resulting in the issuance of 3,000 shares of preferred stock and 251,213 shares of Class A common stock of the Company.

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

7. Capital Leases

Capital leases as of December 31, 2009 and 2008 include leases for manufacturing equipment and office furniture and equipment totaling $147,000 and $215,000, respectively. Property recorded under capital lease obligations with a net carrying value of $182,000 and $261,000 at December 31, 2009 and 2008, respectively, is included in property and equipment in the accompanying consolidated balance sheets. The capital leases mature as follows in the fiscal years ending December 31 (in thousands):

2010	$65
2011	51
2012	31

$147

8. Income Taxes

The loss from continuing operations before income taxes for the years ended December 31 consists of the following (in thousands):

	2009	2008	2007
United States	$(7,938)	$(16,247)	$(18,133)
Foreign	(789)	(460)	(156)

Loss before income taxes	$(8,727)	$(16,707)	$(18,289)

The components of the income tax (benefit) provision for the years ended December 31 are as follows (in thousands):

	2009	2008	2007
Current:
Federal	$—	$—	$—
Foreign	—	—	—
State	99	92	(29)

	99	92	(29)
Deferred:
Federal	(2,390)	(4,724)	(5,602)
Foreign	(53)	—	—
State	(341)	(833)	(988)

	(2,784)	(5,557)	(6,590)

	$(2,685)	$(5,465)	$(6,619)

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

8. Income Taxes (Continued)

The provisions for (benefits from) income taxes attributable to continuing operations differ from the amounts computed using the statutory federal income tax rate of 35% for the following reasons for the years ended December 31 (in thousands):

	2009	2008	2007
Federal income tax at the statutory rate	$(3,056)	$(5,847)	$(6,401)
Tax effects of:
State income taxes	(157)	(482)	(681)
Permanent differences	262	506	174
Change in valuation allowance	202	51	—
Foreign rate differential	85	—	—
Other differences	(21)	307	289

	$(2,685)	$(5,465)	$(6,619)

Significant components of the Company's deferred tax liabilities and assets are as follows at December 31 (in thousands):

	2009	2008
Deferred tax liabilities:
Basis difference in intangibles	$(13,886)	$(16,022)
Property and equipment	(444)	(695)
Foreign currency	(55)	—

Total deferred tax liabilities	(14,385)	(16,717)
Deferred tax assets:
U.S. federal and state operating loss carryforwards	9,332	9,942
Foreign net operating loss carryforwards	194	51
Inventory reserves	706	287
Accrued expenses	221	428
Inventory capitalization	612	70
Contribution carryover	25	22
Allowance for doubtful accounts	1,027	717

Total deferred tax assets	12,117	11,517
Valuation allowance	(253)	(51)

Net deferred tax assets	11,864	11,466

Net deferred taxes	$(2,521)	$(5,251)

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

8. Income Taxes (Continued)

The components of net deferred income taxes are as follows at December 31 (in thousands):

	2009	2008
Net current deferred income tax assets	$2,534	$1,454
Net non-current deferred income tax liabilities	(5,055)	(6,705)

	$(2,521)	$(5,251)

Net federal, foreign and state operating loss carryforwards of approximately $24,400,000, $850,000 and $11,100,000, respectively, as of December 31, 2009, expire at various times through 2029. A valuation allowance of approximately $217,000 and $36,000 has been recorded against certain foreign and state net operating loss carryforwards as of December 31, 2009, but no valuation allowance has been provided for the deferred tax assets associated with the federal net operating loss carryforwards because the Company has sufficient taxable temporary differences that are scheduled to reverse prior to expiration of the carryforwards.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2006. The Internal Revenue Service (IRS) commenced an examination of the Company's U.S. income tax returns for 2007 through 2008 in the second quarter of 2009 that was completed in the first quarter of 2010. The IRS proposed certain adjustments which the Company agreed to make. The adjustments resulted in a reduction of the Company's net operating loss carryforward and are reflected in the accompanying consolidated financial statements. The Company has amended and re-filed the affected tax returns.

The Company has no reserves for uncertain tax positions and there are no unrecognized tax benefits attributable to continuing operations. No interest or penalties have been paid or incurred in 2007, 2008 or 2009.

9. Equity

Description of Equity Securities

As of December 31, 2009, the Company was authorized to issue (i) 25,000,000 shares of common stock, $0.0001 par value per share (the common stock), of which 13,400,000 shares were designated "Class A Common Stock" (the Class A common stock), 8,800,000 shares were designated "Class B Common Stock" (the Class B common stock), 1,400,000 shares were designated "Rolling Common Stock" (the Rolling common stock) and 1,400,000 shares were without designation; and (ii) 300,000 shares of preferred stock, $0.0001 par value per share, all of which are designated "Preferred Stock" (the preferred stock).

Effective March 31, 2010, the Company amended and restated its Certificate of Incorporation to, among other things, (i) increase the authorized number of shares of common stock to 28,000,000 shares, (ii) designate 217,578 shares of common stock as "Class C Common Stock" (the Class C common stock) and (iii) increase the number of shares of common stock without designation to 4,182,422 shares.

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

9. Equity (Continued)

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or an initial public offering (IPO) or deemed liquidation event, the holders of the following classes or series of stock of the Company are entitled to the following payments out of the assets available for distribution:

  (i)
  The holders of preferred stock are entitled to $1,000 per share (the Preferred Liquidation Amount). At March 31, 2010, the aggregate Preferred Liquidation Amount was $247,100,000;

  (ii)
  The holders of Rolling common stock are entitled to an amount equal to $11.94 per share (the Rolling Common Liquidation Amount). At March 31, 2010, the aggregate Rolling Common Liquidation Amount was $16,500,000;

  (iii)
  The holders of the Class A common stock and the holders of the Rolling common stock are together entitled to an amount equal to $35,400,000 (the Initial Common Preference Amount), apportioned between the holders of each class in proportion to the number of outstanding shares in each class; and

  (iv)
  The holders of the Class C common stock are entitled to an aggregate amount equal to $5,300,000 (the Second Common Preference Amount).

As of March 31, 2010, the aggregate amount of the forgoing liquidation preferences was approximately $304,300,000. If the assets of the Company that are available for such distribution are insufficient to pay the preferences in full, the Company will distribute the available assets in the order of priority set forth in the Certificate of Incorporation. After payment of the forgoing preference amounts, the holders of shares of undesignated common stock are entitled to be paid the remaining assets available for distribution. In an IPO, all or a portion of the foregoing preferences may be paid in undesignated common stock (valued at its fair market value per share determined in good faith by the Company's Board of Directors) with the consent of at least 51% of the outstanding preferred stock.

Dividends are payable on shares of preferred stock and common stock outstanding when and if declared by the Company's Board of Directors. No dividends have ever been declared. Each holder of shares of preferred stock is entitled to one vote for each share held. Unless required by law, all shares of common stock (including Class A common stock, Class B common stock, Class C common stock and Rolling common stock) are nonvoting.

Stock-based Compensation

Effective April 17, 2007, the Company adopted the 2007 Executive, Director and Consultant Stock Plan (the Plan). The Plan is intended to encourage ownership of shares by employees and directors of and certain consultants to the Company and its affiliates. The number of shares which may be issued pursuant to the Plan is 1,765,000, of which 64,804 remain available for future grants. Awards under the Plan normally vest over 36 months, however, some restricted stock awards vest over a shorter period.

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

9. Equity (Continued)

The following table summarizes information about nonvested restricted stock awards (in thousands of shares) for the years ended December 31, 2009, 2008 and 2007:

	Class A common stock		Class B common stock
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested awards at December 31, 2006	—		—
Granted	1,114	$0.51	—	$—
Forfeited	(3)	0.51	—	—
Vested	(333)	0.51	—	—

Nonvested awards at December 31, 2007	778	0.51	—	—
Converted upon DTI merger			175	0.04
Granted	86	1.30	197	0.04
Forfeited	(8)	0.51	(33)	0.04
Vested	(435)	0.63	(108)	0.04

Nonvested awards at December 31, 2008	421	0.55	231	0.04
Granted	—	—	240	0.50
Forfeited	(24)	0.59	(43)	0.11
Vested	(362)	0.52	(102)	0.17

Nonvested awards at December 31, 2009	35	0.78	326	0.33

The fair value of restricted stock that vested during 2009, 2008 and 2007 was $206,000, $278,000 and $170,000, respectively.

The grant date fair value per share is being recognized as compensation expense over the applicable vesting period. Stock-based compensation expense, together with the related tax benefits recognized were as follows for the years ended December 31 (in thousands):

	2009	2008	2007
Sales and marketing	$137	$—	$—
General and administrative	94	229	117
Research and development	12	—	—
Other expense	82	—	—

Total stock-based compensation	$325	$229	$117

Tax benefits recognized	$98	$74	$42

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

9. Equity (Continued)

Total unrecognized compensation expense of $107,000 at December 31, 2009, is expected to be recognized over the remaining vesting period, as follows: 2010 — $53,000; 2011 — $35,000; and 2012 — $19,000.

The fair value of the nonvested restricted stock was determined using the probability-weighted expected return method described in Chapter 10 of the AICPA Audit and Accounting Practice Aid, "Valuation of Privately-Held-Company Securities as Compensation." Under this method, management developed multiple potential exit values for the Company's equity securities and assigned probabilities to each potential outcome. The low end of the range of potential exit values was generally based on the amount required for HealthpointCapital to recover its investment or the sum of all liquidation preferences on the Company's capital stock. The upper end of the range was generally based on potential appreciation over a three year investment horizon of 58% to 73%. Each potential outcome was discounted to its present value using discount rates that approximated the Company's weighted average cost of capital, with varying probabilities assigned to each outcome (ranging from 5% to 50%). The Company generally applied the highest probability to the market equity value determined as of the end of the preceding year in connection with the annual goodwill impairment tests, with lower probabilities assigned to the upper and lower end of the potential outcomes. The liquidation preferences on the Company's preferred stock, Rolling common stock and Class A common stock were then deducted from the weighted average market value to derive a per share value for the Company's Class A common stock and Class B common stock granted in each period.

BIS Options

The BIS 2000 Stock Grant and Option Plan (the 2000 Stock Plan) was adopted by the board of directors of BIS and approved by the BIS stockholders in 2000 and the BIS 2003 Long-Term Incentive Plan (the 2003 Plan) was adopted by the board of directors of BIS and approved by the BIS stockholders in 2003. Additionally, BIS granted options that were not subject to the 2000 Plan or the 2003 Plan. In connection with the acquisition of BIS by the Company in August 2006 (the BIS merger), the Company discontinued granting equity under the 2000 Stock Plan and the 2003 Plan. Pursuant to the terms of the BIS merger, BIS option holders generally received cash consideration, however, some BIS option holders elected not to exercise their BIS options in the BIS merger and those BIS options remained outstanding. At the time of the BIS merger, the Company amended the terms of those BIS options to provide that at any time after the exercise of the BIS options for shares of BIS common stock, the shares of BIS common stock are putable by the optionee or callable by the Company for cash or for shares of the Company's Rolling common stock at the election of the other party. As of December 31, 2009, 145,000 shares of BIS common stock are outstanding as a result of the exercise of BIS options since the BIS merger. BIS received an aggregate of $262,000 from the exercise of these BIS options. These shares of BIS common stock represent the non-controlling interests reported on the accompanying consolidated balance sheets. The 145,000 shares of BIS common stock are putable or callable for 169,356 shares of Rolling common stock. In addition, as of December 31, 2009, 185,681 BIS options remain outstanding which are putable or callable for 216,873 shares of Rolling common stock.

Spin-Off of DTI, Exchange Offers and HealthpointCapital Warrant

On March 31, 2010, the Company spun-off DTI through a tax-free dividend to the holders of the Company's Rolling common stock, Class A common stock and Class B common stock, 100% of the

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

9. Equity (Continued)

20,418,775 outstanding shares of DTI common stock that were held by the Company (the Spin-Off). In connection with the Spin-Off, the Company also conducted an exchange offer with the Company's employees and DTI conducted an exchange offer with its employees. Pursuant to the Company's exchange offer, the Company offered its employees the right to exchange their right to receive DTI common stock in the Spin-Off for shares of the Company's Class C common stock to be issued pursuant to the Company's 2010 Employee, Director and Consultant Stock Plan. As a result of this exchange offer, the Company issued to its employees an aggregate of 217,557 shares of the Company's Class C common stock. Pursuant to DTI's exchange offer, DTI offered its employees the right to exchange all of their shares of the Company's Class B common stock that they had previously acquired by virtue of being employees of the Company for Class B common stock of DTI. As a result of the DTI exchange offer, 217,578 shares of the Company's Class B common stock (including nonvested shares) were exchanged by current DTI employees and are no longer outstanding.

On March 31, 2010, in connection with the Spin-Off, the Company issued a warrant to HealthpointCapital. The warrant expires on July 1, 2011. If the warrant is exercised prior to the Company's IPO, then the warrant is exercisable for 126,059 shares of the Company's Class B common stock at an exercise price of $13.59 per share. If the warrant is exercised in connection with or after the Company's IPO, the warrant will be exercisable for the number of shares of the Company's common stock equal to $1,700,000 divided by the price per share of the Company's common stock in its IPO. The warrant also has net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares of the Company's common stock based on the fair market value of the underlying shares of the Company's common stock at the time of exercise of the warrant, after deduction of the aggregate exercise price.

10. Commitments and Contingencies

License Arrangements

The Company has an exclusive worldwide license agreement with a university research foundation to manufacture and sell products, processes or methods covered under a patent for dental implants and implant systems. Under the terms of the agreement, the Company is required to reimburse patent application expenses incurred by the university research foundation in protecting this technology, as well as future costs associated with patents and licensed technology in any country, and is required to make minimum royalty payments. For the years ended December 31, 2009, 2008 and 2007, the Company recorded $85,000, $87,000 and $66,000, respectively, as royalty expense.

Pursuant to a license agreement with the Hospital for Joint Diseases Orthopedic Institute (HJD), the Company is obligated to make royalty payments for the grant of a license for a certain laser technology applied to dental products manufactured by the Company. The Company is required to pay a percentage of sales of products using the licensed technology. Licensing and royalties incurred under the HJD agreement were $278,000, $182,000 and $25,000 in 2009, 2008 and 2007, respectively.

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

10. Commitments and Contingencies (Continued)

Leases

The Company leases office space in the United States, Canada and overseas under operating leases which will expire on various dates through 2014. Future minimum rental payments required under these leases are as follows for the years ending December 31 (in thousands):

2010	$865
2011	690
2012	683
2013	639
2014	557

$3,434

Total rent expense for the years ended December 31, 2009, 2008 and 2007, was $859,000, $1,281,000 and $872,000, respectively.

Contingency

In October 2009, a complaint was filed against the Company by Jack T. Krauser in the Circuit Court of the 15th Judicial Circuit for Palm Beach County, Florida. In April 2010, the complaint was removed to the U.S. Federal District Court for Southern District of Florida, where it remains pending. In the complaint, Dr. Krauser alleges that the Company is in default under a settlement agreement entered into by a subsidiary and Dr. Krauser for, among other things, failing to make certain royalty payments due to Dr. Krauser under the settlement agreement. The settlement agreement expired on February 11, 2007. Dr. Krauser is seeking a declaratory judgment that, among other things, the subsidiary is in default under the settlement agreement and that Dr. Krauser is owner of certain patents including the Company's Tapered Internal Implant Systems and corresponding 510(k) applications. On May 6, 2010, the Company filed a motion to dismiss the complaint on multiple grounds, and on May 24, 2010 Dr. Krauser submitted a Memorandum of Law in opposition to the Company's motion to dismiss. On June 14, 2010, the Company filed a Reply Memorandum which is currently under consideration by the court. Management believes that the allegations contained in the complaint are false, and the Company plans to vigorously defend this action. The Company is unable to estimate a possible loss or range of loss related to this matter.

11. Defined Contribution Plan

The Company has a qualified 401(k) plan, which covers substantially all employees. The total matching contributions to the 401(k) plan for the years ended December 31, 2009, 2008 and 2007, were $28,000, $392,000 and $242,000, respectively. Matching contributions were suspended on February 1, 2009.

12. Discontinued Operations

On March 31, 2010, the Company completed the Spin-Off of DTI. The results of operations of DTI are reflected in the loss from discontinued operations, net of taxes, in the accompanying consolidated statements of operations and the assets and liabilities of DTI are classified as discontinued operations in the accompanying consolidated balance sheets in accordance with ASC subtopic 205-20 Presentation

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

12. Discontinued Operations (Continued)

of Financial Statements — Discontinued Operations. Summarized financial information for discontinued operations of DTI is as follows for the years ended December 31 (in thousands):

	2009	2008	2007
Revenues	$67,588	$80,299	$79,080

Loss from discontinued operations before provision for income taxes	$(12,418)	$(11,847)	$(10,969)
Income tax benefit	3,987	4,448	4,662

Loss from discontinued operations, net of taxes	$(8,431)	$(7,399)	$(6,307)

The assets and liabilities of discontinued operations of DTI included in the accompanying consolidated balance sheets as of December 31 were as follows (in thousands):

	2009	2008
Current assets — discontinued operations:
Cash	$999	$1,529
Accounts receivable, net	7,237	7,815
Inventories, net	1,827	1,779
Prepaid expenses	968	1,585
Deferred tax assets	1,160	1,330

Current assets — discontinued operations	$12,191	$14,038

Non-current assets — discontinued operations:
Net property and equipment	$4,509	$5,350
Goodwill	69,188	68,961
Other intangible assets, net	37,971	39,629
Other assets	624	649

Non-current assets — discontinued operations	$112,292	$114,589

Current liabilities — discontinued operations:
Accounts payable and accrued expenses	$5,816	$8,044
Other current liabilities	136	96

Current liabilities — discontinued operations	$5,952	$8,140

Non-current liabilities — discontinued operations:
Deferred income taxes	$2,408	$6,209
Other long term liabilities	1,273	973

Non-current liabilities — discontinued operations	$3,681	$7,182

For 2008 and 2009, the Company allocated interest expense to discontinued operations based on the ratio of net assets of DTI (less debt required to be repaid upon the Spin-Off) to the sum of total consolidated equity plus consolidated debt other than debt required to be repaid in connection with the Spin-Off in accordance with ASC 205-20-45-7. The amount of interest expense allocated to discontinued operations was $1,743,000 and $1,490,000 for the years ended December 31, 2009 and 2008, respectively. For 2007, interest expense of $5,251,000 in the loss on discontinued operations reflects the actual interest expense incurred by DTI prior to the merger with the Company. Accounting services will continue to be provided to DTI under a shared services agreement during the six months

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

12. Discontinued Operations (Continued)

transition period following the March 31, 2010 spin-off date. There will be no other remaining commitments, contractual obligations or shared activities following the Spin-Off.

13. Related Party Transactions

The Company had receivables from employees (included in other assets) of approximately $49,000 and $62,000 at December 31, 2009 and 2008 respectively.

In March 2007, the Company paid $1,000,000 to an affiliate of HealthpointCapital as compensation for financial advisory services in connection with the acquisition of BioLok and reimbursed the affiliate $710,000 for services provided in connection with the transaction. In March 2008, the Company paid the affiliate $500,000 as compensation for financial advisory services in connection with the acquisition of ILS (see Note 2) and reimbursed the affiliate $305,000 for services provided in connection with the transaction.

See Note 6 for related party borrowing arrangements with HealthpointCapital.

14. Enterprise-Wide Segment Disclosures

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company operates in two reportable business segments: the implant segment, which encompasses all of the Company's continuing operations, and the dental laboratory segment (reported in discontinued operations).

During the years ended December 31, 2009 and 2008, the Company operated in four geographic locations: North America, Europe, Asia Pacific and the rest of the world.

Net sales attributed to the geographic location of the customer (and excluding discontinued operations) for the years ended December 31, were as follows (in thousands):

	2009	2008	2007
North America	$44,102	$41,924	$34,788
Europe	11,366	13,642	10,371
Asia Pacific	4,090	4,063	4,355
Rest of the world	9,480	9,015	6,918

	$69,038	$68,644	$56,432

Long lived assets by region (excluding goodwill, intangible assets and discontinued operations) were as follows at December 31 (in thousands):

	2009	2008
North America	$3,443	$4,169
Europe	185	201
Asia Pacific	10	7
Rest of the world	—	—

	$3,638	$4,377

BIOHORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009

14. Enterprise-Wide Segment Disclosures (Continued)

Net assets by region (excluding discontinued operations) were as follows (in thousands):

	2009	2008
North America	$83,765	$95,825
Europe	5,379	5,550
Asia Pacific	1,169	1,213
Rest of the world	1,748	1,147

	$92,061	$103,735

15. Subsequent Events

Effective March 31, 2010, the Company spun off the dental laboratory business of DTI. The accompanying financial statements present DTI as discontinued operations for all periods reported (see Note 12).

As a result of the Spin-Off, effective March 31, 2010, the Company modified the existing loan agreement with MidCap (see Note 6) to provide for a new $12,500,000 revolving line of credit and a $5,000,000 term loan. The transaction resulted in a $94,500 loss on debt modification, representing a portion of the unamortized loan costs associated with the former revolving credit facility, related to the refinancing. In connection with the refinancing, the Company paid a $600,000 termination fee and incurred other costs amounting to $303,875. These costs were capitalized as debt issuance costs and will be amortized over the terms of the new MidCap revolving line of credit and term loan.

The new credit facility provides for borrowings on a revolving basis through March 31, 2012, the maturity date of the revolver. Borrowings under the revolver are limited to the sum of the eligible accounts receivable and domestic inventory, up to a maximum of $12,500,000. The revolver bears interest at an annual rate of reserve-adjusted, 30-day LIBOR (subject to a 2.75% floor) plus 575 basis points, reset monthly, and provides for commitment and prepayment fees. Interest is charged on a minimum of 80% of the amount available under the revolver or the outstanding balance, whichever is greater.

The new credit facility also provides for a $5,000,000 loan. Interest on the term loan is payable monthly at an annual rate of reserve-adjusted, 30-day LIBOR (subject to a 2.75% floor) plus 575 basis points, reset monthly, during the first six months after the initial issuance of the note. In all remaining months under the term of the note, interest is charged at the same rate plus 300 basis points. The term loan will mature upon the earlier of an IPO or June 30, 2011. A non-refundable exit fee of $450,000 is payable upon maturity.

In addition, as described in Notes 6 and 12, in connection with the Spin-Off, the Company:

  (i)
  distributed 100% of the capital stock of DTI to its stockholders;

  (ii)
  conducted an exchange offer with its employees with respect to their right to receive common stock of DTI in the Spin-Off;

  (iii)
  issued a warrant to HealthpointCapital to acquire 126,059 shares of the Company's Class B common stock at an exercise price of $13.59 per share; and

  (iv)
  executed a shared services agreement with DTI to provide transition accounting and administrative services to DTI for a period not to exceed six months from the date of the Spin-Off.

BIOHORIZONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except per share data)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash	$4,809	$4,939
Accounts receivable, net	14,374	13,110
Inventories, net	12,374	10,509
Prepaid expenses and other current assets	1,882	1,876
Deferred income tax assets	2,420	2,534
Current assets — discontinued operations	—	12,191

Total current assets	35,859	45,159
Property and equipment, net	2,299	3,000
Goodwill	87,554	87,554
Other intangible assets, net	31,349	36,498
Other assets	4,173	638
Non-current assets — discontinued operations	—	112,292

Total assets	$161,234	$285,141

Liabilities and Equity
Current liabilities:
Accounts payable	$5,799	$6,219
Accrued expenses	7,709	6,330
Current portion of capital leases	61	59
Line of credit	13,730	13,976
Current liabilities — discontinued operations	—	5,952

Total current liabilities	27,299	32,536
Non-current liabilities:
Subordinated convertible notes payable	39,541	36,870
Capital leases	38	88
Deferred income taxes	5,027	5,055
Non-current liabilities — discontinued operations	—	3,681

Total liabilities	71,905	78,230
Equity:
Preferred stock, $.0001 par value; $1,000 stated value: 300,000 shares authorized	—	—
Rolling Common stock, $.0001 par value; 1,400,000 shares authorized	—	—
Common stock Class A, $.0001 par value; 13,400,000 shares authorized	—	—
Common stock Class B, $.0001 par value; 8,800,000 shares authorized	—	—
Common stock Class C, $.0001 par value; 217,578 shares authorized	—	—
Additional paid-in capital	148,318	263,748
Accumulated other comprehensive income (loss)	1,115	(593)
Accumulated deficit	(60,451)	(56,506)

Total shareholders' equity	88,982	206,649
Non-controlling interests	347	262

Total equity	89,329	206,911

Total liabilities and equity	$161,234	$285,141

See accompanying notes to unaudited condensed consolidated financial statements.

BIOHORIZONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share data)

	Nine Months Ended September 30,
	2010	2009
Net sales	$58,772	$49,326
Cost of goods sold	17,620	15,456

Gross profit	41,152	33,870
Operating costs and expenses:
Sales and marketing	22,063	20,888
General and administrative	17,172	16,491
Research and development	1,141	857

Total operating costs and expenses	40,376	38,236

Income (loss) from operations	776	(4,366)
Other income (expense):
Interest income	2	5
Interest expense	(3,624)	(1,778)
Loss on debt modification and extinguishment	(95)	(709)
Other income (expense), net	1,970	(39)

Total other income (expense)	(1,747)	(2,521)

Loss from continuing operations before income taxes	(971)	(6,887)
Income tax (expense) benefit	(502)	2,056

Loss from continuing operations	(1,473)	(4,831)
Discontinued operations (Note 10):
Loss from operations of discontinued business	(3,826)	(7,958)
Income tax benefit	1,354	2,544

Loss from discontinued operations	(2,472)	(5,414)

Net loss	$(3,945)	$(10,245)

Loss per share of common stock:
Loss from continuing operations	$(0.07)	$(0.23)
Loss from discontinued operations	(0.11)	(0.25)

Net loss	$(0.18)	$(0.48)

Weighted-average shares used in computing net loss per share	21,641	21,235

See accompanying notes to unaudited condensed consolidated financial statements.

BIOHORIZONS, INC.

CONDENSED CONSOLIDATED STATEMENT OF EQUITY

(UNAUDITED)

(Dollars in thousands)

	Number of Shares
	Preferred Stock	Rolling Common Stock	Class A Common Stock	Class B Common Stock	Class C Common Stock	Additional Paid-in Capital	Non-Controlling Interests	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Equity
Balance at December 31, 2009	247,141	994,838	12,004,803	8,872,889	—	$263,748	$262	$(593)	$(56,506)	$206,911
Effect of spin-off of DTI Holdings, Inc.				(217,578)	217,557	(115,634)		1,476	—	(114,158)
Issuance of restricted stock (net)			(50)	(333)	(124)					—
Comprehensive loss:										—
Net loss									(3,945)	(3,945)
Foreign currency translation								232		232

Total comprehensive loss										(3,713)
Exercise of options in BIS common stock							85			85
Issuance of warrant						174				174
Stock-based compensation expense						30				30

Balance at September 30, 2010	247,141	994,838	12,004,753	8,654,978	217,433	$148,318	$347	$1,115	$(60,451)	$89,329

See accompanying notes to unaudited condensed consolidated financial statements.

BIOHORIZONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	Nine Months Ended September 30,
	2010	2009
Cash Flows — Operating Activities
Net loss	$(3,945)	$(10,245)
Loss from discontinued operations	2,472	5,414
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization and accretion	6,581	6,134
Paid-in-kind interest on subordinated convertible note payable	2,248	799
Provision for deferred taxes	86	(1,982)
Provision for uncollectible accounts, net	168	434
Provision for obsolete inventory	138	27
Stock-based compensation expense	30	253
Loss on debt modification and extinguishment	95	709
Loss on disposal of assets	172	14
Changes in operating assets and liabilities	(5,269)	4,201

Cash from operating activities	2,776	5,758

Cash Flows — Investing Activities
Acquisitions, net of cash acquired	—	(1,500)
Purchases of property and equipment	(176)	(319)
Proceeds from sale of property and equipment	8	81
Investments and advances to discontinued operations	(677)	(3,463)

Cash used for investing activities	(845)	(5,201)

Cash Flows — Financing Activities
Principal payments on capital leases	(47)	(64)
Proceeds from the exercise of options to acquire stock of subsidiary	85	11
Initial public offering (IPO) expenses paid	(955)	—
Net (payment of) proceeds from line of credit	(247)	9,443
Retirement of GE line of credit (includes fees and penalties of $709)	—	(13,563)
Debt modification and financing costs paid	(904)	(651)
Proceeds from other debt	—	5,000

Cash (used for) from financing activities	(2,068)	176

(Decrease) increase in cash	(137)	733
Cash used for operating activities — discontinued operations	(1,068)	(452)
Cash used for investing activities — discontinued operations	(96)	(178)
Cash from financing activities — discontinued operations	1,385	1,565

Cash from discontinued operations	221	935

Effect of exchange rate changes on cash	7	(176)

Increase in cash	91	1,492
Cash at beginning of period	5,938	3,551
Cash spun-off to discontinued operations	(1,220)	—
Less cash of discontinued operations at end of period	—	(2,464)

Cash of continuing operations at end of period	$4,809	$2,579

See accompanying notes to unaudited condensed consolidated financial statements.

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2010

1. Description of the Business and Significant Accounting Policies

The Company

BioHorizons, Inc. (the Company) was incorporated in the state of Delaware in May 2006 for the purpose of developing, acquiring, manufacturing, marketing, selling and distributing dental implants and related products. The Company sells its products to dental professionals and dental laboratories located in the United States and in foreign countries.

Effective January 1, 2008, the Company acquired DTI Holdings, Inc. (DTI), a dental laboratory business based in Vancouver, British Columbia, in a merger of entities under common control. Effective March 31, 2010, DTI was spun-off from the Company (see Note 10). DTI is presented as discontinued operations for all periods reported herein.

Basis of Presentation

The condensed consolidated financial statements of the Company include the accounts of the Company and its subsidiaries, BioHorizons Implant Systems, Inc. (BIS), DTI (as discontinued operations — See Note 10), BioLok Acquisition Corp. and Implant Logic Systems, Inc. (ILS). BIS' subsidiaries include BioHorizons Iberica S.R.L., BioHorizons GmbH and BioHorizons Australia Pty Ltd. BioLok Acquisition Corp. owns BioLok International, Inc. (BioLok). BioLok's wholly- and majority-owned subsidiaries include Orthogen Corporation, BioHorizons Mexico S.A. de C.V., Bio-Lok Int'l Pty Inc. and BioHorizons Chile, S.A. (which is 51% owned). The accompanying condensed consolidated balance sheet at December 31, 2009, has been derived from the Company's audited consolidated financial statements. The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) and the rules and regulations of the Securities and Exchange Commission (SEC) related to financial information. Certain information and disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations. Refer to the Company's annual consolidated financial statements and notes for additional information.

The accompanying condensed consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of operations for the periods presented. All such adjustments are of a normal and recurring nature, unless otherwise disclosed in these notes. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements.

Operating results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010, or any other future periods.

Significant inter-company balances and transactions have been eliminated in consolidation.

The Company's significant accounting policies are described in Note 1 of the 2009 audited consolidated financial statements. Differences between the accounting policies applied in the preparation of the Company's annual financial statements versus those applied in the accompanying condensed consolidated financial statements, and significant changes (if any) in the Company's accounting policies during the interim periods presented herein are summarized below.

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

1. Description of the Business and Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2009-13, Multiple-Deliverable Revenue Arrangements, which addresses how to determine whether a revenue arrangement involving multiple deliverables contains more than one unit of account and how the arrangement consideration should be allocated among the separate units of accounting. The FASB concurrently issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements, which addresses accounting for revenue arrangements that contain tangible products and software. The pronouncements are applicable to the Company's 2011 fiscal year, but may be applied retrospectively or prospectively for new or materially modified arrangements. Additionally, early adoption is permitted, but requires retrospective application to the beginning of the fiscal year in which adopted.

The Company has determined these pronouncements will not affect the current residual method of accounting, as applied to the Company's software sales. Software is sold either as a standalone product or as part of a bundled package with other non-software products, such as implants. Deferred revenue consists of the annual software upgrade fee, inclusive of support services, which is recognized pro rata over the year of service.

Condensed Consolidated Statement of Cash Flows

Changes in operating assets and liabilities of continuing operations were as follows (in thousands):

	Nine Months Ended September 30,
	2010	2009
Accounts receivable	$(1,432)	$(238)
Inventories	(2,080)	2,101
Prepaid expenses and other current assets	(8)	876
Other assets	(465)	509
Accounts payable and accrued expenses	(926)	216
Other	(358)	737

Total	$(5,269)	$4,201

Stock-Based Compensation

The Company's stock-based compensation plans are accounted for under the recognition and measurement provisions of Accounting Standards Codification (ASC) 718, Compensation — Stock Compensation. ASC 718 requires the grant-date fair value of all stock-based payment awards to be recognized as employee compensation expense over the requisite service period. Stock-based compensation expense for awards with graded vesting is recognized on a straight-line basis.

Income Taxes

The Company accounts for income taxes under the provisions of ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities are determined based upon differences between the

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

1. Description of the Business and Significant Accounting Policies (Continued)

financial reporting and tax bases of assets and liabilities and are measured at the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recognized for deferred tax assets attributable to net operating loss carryforwards and other deductible temporary differences when it is determined that, based on available evidence, there is uncertainty whether some, or all, of the deferred tax assets will be realized.

In interim periods, the tax expense or benefit is computed based on an estimate of the annual effective tax rate and the tax expense (or benefit) related to discreet items is separately computed and recognized when the items occur.

Subsequent Events

In accordance with ASC 855, Subsequent Events, as amended, the Company evaluated all events and transactions that occurred after September 30, 2010, through the date these financial statements were issued and has disclosed any events or transactions as required by ASC 855.

2. Accounts Receivable

Accounts receivable consisted of the following (in thousands):

	September 30, 2010	December 31, 2009
Accounts receivable	$17,033	$15,600
Allowance for doubtful accounts	(2,659)	(2,490)

Accounts receivable, net	$14,374	$13,110

The Company had outstanding trade receivables due from international customers totaling approximately $10,809,000 and $10,750,000, at September 30, 2010 and December 31, 2009, respectively. These balances represented approximately 75% and 82% of the total outstanding trade receivable balance at September 30, 2010 and December 31, 2009, respectively.

3. Inventories

Inventory consisted of the following (in thousands):

	September 30, 2010	December 31, 2009
Raw materials	$13	$18
Work-in-process	5,847	4,131
Finished goods	8,482	8,190
Less allowance for inventory obsolescence	(1,968)	(1,830)

Total	$12,374	$10,509

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

4. Comprehensive Loss

Comprehensive income or loss includes net income or loss and all other changes in equity not attributable to transactions with owners. The following table sets forth the computation of comprehensive loss (in thousands):

	Nine Months Ended September 30,
	2010	2009
Net loss, as reported	$(3,945)	$(10,245)
Foreign currency translation adjustment	232	3,020

Comprehensive loss	$(3,713)	$(7,225)

5. Lines of Credit and Notes Payable

Lines of credit and notes payable consist of the following (in thousands):

	September 30, 2010	December 31, 2009
MidCap Funding I, LLC Credit Agreements:
$12.5 million revolving line of credit	$8,730	$—
Term loan	5,000	—
$20 million revolving line of credit	—	13,976
Subordinated convertible notes payable	39,541	36,870

Total lines of credit and notes payable	53,271	50,846
Less current portion	(13,730)	(13,976)

Long-term notes payable, net of current portion	$39,541	$36,870

Lines of Credit

In March 2009, the Company entered into a new $20 million secured revolving credit facility with MidCap Financial, LLC (MidCap) and a subordinated convertible note with HealthpointCapital Partners II, L.P.(HealthpointCapital) to refinance its previously existing line of credit and term loan with GE Capital (GE). During the nine months ended September 30, 2009, the Company recorded a loss on debt extinguishment of $709,000 for termination of the GE line of credit.

The $20 million secured revolving credit facility with MidCap provided borrowings on a revolving basis through maturity of the facility on March 23, 2012 up to $20,000,000, limited to the sum of eligible accounts receivable and domestic inventory. The agreement required certain usage levels and also provided for commitment and prepayment fees. The line bore interest at an annual rate of reserve-adjusted, 30-day LIBOR (subject to a 2.75% floor) plus 575 basis points, reset monthly.

Effective March 31, 2010, the Company spun-off DTI. (See Note 10). In connection with the spin-off, the Company terminated the $20 million secured revolving credit facility with MidCap and entered into a new secured revolving credit facility and a term loan (see below) with MidCap. During the nine

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

5. Lines of Credit and Notes Payable (Continued)

months ended September 30, 2010, the Company recorded a $95,000 loss on debt modification, representing a portion of the unamortized loan costs associated with the terminated MidCap revolving line of credit. In connection with the refinancing, the Company paid a $600,000 termination fee and incurred other costs amounting to $754,000. These costs were capitalized as debt issuance costs, and will be amortized over the term of the new MidCap revolving line of credit and term loan.

The new credit facility provides for borrowings on a revolving basis through March 31, 2012, the maturity date of the revolver. Borrowings under the revolver are limited to the sum of the Company's eligible accounts receivable and domestic inventory, up to a maximum of $12.5 million. The revolver bears interest at an annual rate of reserve-adjusted, 30-day LIBOR (subject to a 2.75% floor) plus 575 basis points, reset monthly, and provides for commitment and prepayment fees. Interest is charged on a minimum of 80% of the amount available under the revolver or the outstanding balance, whichever is greater.

The new credit facility also provides a $5 million term loan. Interest on the term loan is payable monthly at an annual rate of reserve-adjusted, 30-day LIBOR (subject to a 2.75% floor) plus (1) 575 basis points through September 30, 2010 and (2) 875 basis points thereafter; reset monthly. The term loan will mature upon the earlier of an initial public offering (IPO) or June 30, 2011. A non-refundable exit fee of $450,000 is payable upon maturity. The new MidCap credit facility requires the Company to maintain a lock-box control and custody account, and includes subjective acceleration provisions as events of default. Accordingly, all outstanding borrowings on the MidCap revolving lines of credit and the term loan are classified as current in the condensed consolidated balance sheets.

Subordinated Convertible Note Payable to HealthpointCapital

In March 2009, the Company consolidated all previously outstanding loans to its majority stockholder, HealthpointCapital, into a single subordinated convertible note to HealthpointCapital, which was amended as of September 30, 2010. The balance outstanding of the subordinated convertible note at September 30, 2010, consists of the $36,870,000 principal note amount plus total accrued interest of $2,758,000 and has been reduced by an unamortized discount of $87,000 related to a warrant issued to HealthpointCapital on March 31, 2010 which is exercisable for 126,059 shares of the Company's Class B common stock (see Note 7). This note bore interest at 8% per year through December 31, 2009 and was amended on January 1, 2010 to bear interest of 10% per year thereafter. On September 30, 2010, this note was further amended and restated to revise the maturity date. The note is due and payable on the earlier to occur of (i) an IPO, (ii) a merger, consolidation or similar transaction resulting in a change of control, a sale of all or substantially all of the Company's assets, a sale of a majority of the Company's capital stock, or any other change of control of, in each case occurring in one transaction or a series of related transactions, or (iii) upon demand by HealthpointCapital at any time after April 1, 2012. At any time prior to the full repayment of the note, HealthpointCapital may, at its sole discretion, convert all or part of the then outstanding principal amount of the note into that number of units consisting of shares of common stock and preferred stock of the Company (or equivalent securities), as would be issuable valuing the Company's currently outstanding shares of common and preferred stock (on a fully diluted and fully converted basis) at $500 million. Based on the conversion terms of the amended and restated note, the

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

5. Lines of Credit and Notes Payable (Continued)

subordinated convertible note was convertible into 4,388,424 shares of Class B common stock at September 30, 2010.

6. Income Taxes

To calculate its interim tax provision, at the end of each interim period the Company estimates the annual effective tax rate and applies that to its ordinary quarterly earnings or loss. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in foreign jurisdictions, permanent and temporary differences between book and tax amounts and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained or as the tax environment changes.

Income tax expense from continuing operations for the nine months ended September 30, 2010 was $502,000 as compared to the expected tax benefit of $340,000 based on the statutory US federal tax rate. The differences between the expected benefit and the tax provision are primarily due to non-deductible (permanent) items, incremental foreign taxes, increases in valuation allowances related to current and prior period foreign operating losses and the effects of a reserve for uncertain tax positions (including interest expense and net of related US federal tax benefit) related to transfer pricing issues in prior periods.

Income tax benefit from continuing operations for the nine months ended September 30, 2009 was $2,056,000 as compared to the expected tax benefit of $2,410,000 computed at the statutory US federal tax rate. The tax benefit recognized for the nine months ended September 30, 2009 was less than the expected tax due to non-deductible (permanent) items and unrecognized tax benefits on 2009 foreign losses which were not assured of realization and other miscellaneous items.

The Canada Revenue Agency (CRA) commenced an international transactions audit of the Company's Canadian branch in the first quarter of 2010. On July 13, 2010, the CRA proposed certain adjustments to the Company's transfer pricing tax positions for the years 2005 through 2008. Management has reviewed the CRA's proposed adjustments and has submitted a response wherein the Company disagrees with certain aspects of CRA's proposed adjustments. The Company has provided a $165,000 reserve for the potential settlement of this controversy (includes taxes and interest through 2009 as well as the related US federal tax benefit) as a discrete item in the tax provision for the nine months ended September 30, 2010. The Company has also included incremental foreign taxes of approximately $194,000 of income tax expense in current period Canadian operations. However, the potential outcome is uncertain and the Company may be liable for additional income taxes, which would likely not be resolved until 2011. The Company intends to vigorously defend its position.

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

7. Equity

Description of Equity Securities

As of December 31, 2009, the Company was authorized to issue (i) 25,000,000 shares of common stock, $0.0001 par value per share (the common stock), of which 13,400,000 shares were designated "Class A Common Stock" (the Class A common stock), 8,800,000 shares were designated "Class B Common Stock" (the Class B common stock), 1,400,000 shares were designated "Rolling Common Stock" (the Rolling common stock) and 1,400,000 shares were without designation; and (ii) 300,000 shares of preferred stock, $0.0001 par value per share, all of which are designated "Preferred Stock" (the preferred stock).

Effective March 31, 2010, the Company amended and restated its Certificate of Incorporation to, among other things, (i) increase the authorized number of shares of common stock to 28,000,000 shares, (ii) designate 217,578 shares of common stock as "Class C Common Stock" (the Class C common stock) and (iii) increase the number of shares of common stock without designation to 4,182,422 shares.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or an IPO or deemed liquidation event, the holders of the following classes or series of stock of the Company are entitled to the following payments out of the assets available for distribution:

  (i)
  The holders of preferred stock are entitled to $1,000 per share (the Preferred Liquidation Amount). At September 30, 2010, the aggregate Preferred Liquidation Amount was $247.1 million;

  (ii)
  The holders of Rolling common stock are entitled to an amount equal to $11.94 per share (the Rolling Common Liquidation Amount). At September 30, 2010, the aggregate Rolling Common Liquidation Amount was $16.5 million;

  (iii)
  The holders of the Class A common stock and the holders of the Rolling common stock are together entitled to an amount equal to $35.4 million (the Initial Common Preference Amount), apportioned between the holders of each class in proportion to the number of outstanding shares in each class; and

  (iv)
  The holders of the Class C common stock are entitled to an amount equal to $5.3 million (the Second Common Preference Amount).

As of September 30, 2010, the aggregate amount of the forgoing liquidation preferences was approximately $304.3 million. If the assets of the Company that are available for such distribution are insufficient to pay the preferences in full, the Company will distribute the available assets in the order of priority set forth in the Certificate of Incorporation. After payment of the forgoing preference amounts, the holders of shares of undesignated common stock are entitled to be paid the remaining assets available for distribution. In an IPO, all or a portion of the foregoing preferences may be paid in undesignated common stock (valued at its fair market value per share determined in good faith by the Company's Board of Directors) with the consent of at least 51% of the outstanding preferred stock

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

7. Equity (Continued)

holders. Dividends are payable on shares of preferred stock and common stock outstanding when and if declared by the Company's Board of Directors. No dividends have ever been declared.

Each holder of shares of preferred stock is entitled to one vote for each share held. Unless required by law, all shares of common stock (including Class A common stock, Class B common stock, Class C common stock and Rolling common stock) are nonvoting.

Stock-Based Compensation

Effective April 17, 2007, the Company adopted the 2007 Executive, Director and Consultant Stock Plan (the Plan). The Plan is intended to encourage ownership of shares by employees and directors of and certain consultants to the Company and its affiliates. The number of shares which may be issued pursuant to the Plan is 1,765,000. Awards under the Plan normally vest over 36 months; however, some restricted stock awards vest over a shorter period.

During each three-month period ended below, the Company granted nonvested restricted stock for par value with weighted average grant date fair values as follows:

	Class B common stock
Grants Made During Quarter Ended:	Number of Shares Granted (000s)	Weighted Average Fair Value per Share
March 31, 2009	36	$0.50
June 30, 2009	2	0.50
September 30, 2009	199	0.50
December 31, 2009	3	0.50
March 31, 2010	1	2.89
June 30, 2010	0	N/A
September 30, 2010	0	N/A

The grant date fair value per share is being recognized as compensation expense over the applicable vesting period. For the nine months ended September 30, 2010 and 2009, the Company recorded stock-based compensation expense related to vesting of restricted stock of $30,000 and $253,000, respectively. Total unrecognized compensation expense of $18,000 at September 30, 2010, is expected to be recognized over the remaining vesting period, as follows: remainder of 2010 — $5,000; 2011 — $10,000; and 2012 — $3,000.

The fair value of the nonvested restricted stock was determined annually at the beginning of each fiscal year using the probability-weighted expected return method described in Chapter 10 of the American Institute of Certified Public Accountants (AICPA) Audit and Accounting Practice Aid, "Valuation of Privately-Held-Company Equity Securities as Compensation".

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

7. Equity (Continued)

BIS Options

The BIS 2000 Stock Grant and Option Plan (the 2000 Stock Plan) was adopted by the board of directors of BIS and approved by the BIS stockholders in 2000 and the BIS 2003 Long-Term Incentive Plan (the 2003 Plan) was adopted by the board of directors of BIS and approved by the BIS stockholders in 2003. Additionally, BIS granted options that were not subject to the 2000 Plan or the 2003 Plan. In connection with the acquisition of BIS by the Company in August 2006 (the BIS merger), the Company discontinued granting equity under the 2000 Stock Plan and the 2003 Plan. Pursuant to the terms of the BIS merger, BIS option holders generally received cash consideration, however, some BIS option holders elected not to exercise their BIS options in the BIS merger and those BIS options remained outstanding. At the time of the BIS merger, the Company amended the terms of those BIS options to provide that at any time after the exercise of the BIS options for shares of BIS common stock, the shares of BIS common stock are putable by the optionee or callable by the Company for cash or for shares of the Company's Rolling common stock at the election of the other party. As of September 30, 2010, 211,728 shares of BIS common stock are outstanding as a result of the exercise of BIS options since the BIS merger. BIS received an aggregate of $347,000 from the exercise of these BIS options. These shares of BIS common stock represent the non-controlling interests reported on the accompanying condensed consolidated balance sheets. The 211,728 shares of BIS common stock are putable or callable for 247,293 shares of Rolling common stock. In addition, as of September 30, 2010, 118,954 BIS options remain outstanding which are putable or callable for 138,935 shares of Rolling common stock.

Spin-Off of DTI, Exchange Offers and HealthpointCapital Warrant

On March 31, 2010, the Company spun-off DTI through a tax-free dividend to the holders of the Company's Rolling common stock, Class A common stock and Class B common stock, 100% of the 20,418,775 outstanding shares of DTI common stock that were held by the Company (the Spin-Off). In connection with the Spin-Off, the Company also conducted an exchange offer with the Company's employees and DTI conducted an exchange offer with its employees. Pursuant to the Company's exchange offer, the Company offered its employees the right to exchange their right to receive DTI common stock in the Spin-Off for shares of the Company's Class C common stock to be issued pursuant to the Company's 2010 Employee, Director and Consultant Stock Plan. As a result of this exchange offer, the Company issued to its employees an aggregate of 217,557 shares of the Company's Class C common stock. Pursuant to DTI's exchange offer, DTI offered its employees the right to exchange all of their shares of the Company's Class B common stock that they had previously acquired by virtue of being employees of the Company for Class B common stock of DTI. As a result of the DTI exchange offer, 217,578 shares of the Company's Class B common stock (including nonvested shares) were exchanged by current DTI employees and are no longer outstanding.

On March 31, 2010, in connection with the Spin-Off, the Company issued a warrant to HealthpointCapital. The warrant expires on July 1, 2011. If the warrant is exercised prior to the Company's IPO, then the warrant is exercisable for 126,059 shares of the Company's Class B common stock at an exercise price of $13.59 per share. If the warrant is exercised in connection with or after the Company's IPO the warrant will be exercisable for the number of shares of the Company's

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

7. Equity (Continued)

common stock equal to $1.7 million divided by the price per share of the Company's common stock in its IPO. The warrant also has net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares of the Company's common stock based on the fair market value of the underlying shares of the Company's common stock at the time of exercise of the warrant, after deduction of the aggregate exercise price. At the date of issuance, the warrants were valued at $174,000 using the Black-Scholes option pricing formula. Key assumptions applied in the calculation include a duration of 1.25 years, volatility of 30%, expected dividend yield of 0% and a risk free rate of 0.71%.

8. Net loss per Share

Basic loss per share is calculated by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted loss per share is computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding for the period and the weighted average number of dilutive common stock equivalents, if any, outstanding for the period. Common stock equivalents having an anti-dilutive impact and convertible debt securities that are anti-dilutive under the "if converted" method are not included in diluted loss per share.

Loss per common share is calculated as follows (in thousands, except per share data):

	Nine Months Ended September 30,
	2010	2009
Numerator:
Loss from continuing operations	$(1,473)	$(4,831)
Loss from discontinued operations	(2,472)	(5,414)

Net loss	$(3,945)	$(10,245)

Denominator — basic and diluted:
Weighted average common shares outstanding	21,641	21,235

Loss per share — basic and diluted:
Loss from continuing operations per common share	$(0.07)	$(0.23)
Loss from discontinued operations per common share	(0.11)	(0.25)

Net loss per common share	$(0.18)	$(0.48)

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

8. Net loss per Share (Continued)

Anti-dilutive securities not included in diluted net loss per share were as follows (in thousands):

	As of September 30,
	2010	2009
Non-vested restricted stock	93	389
BIS common stock and options	386	386
Subordinated convertible note payable	4,388	4,009
Warrants	126	—

Total anti-dilutive securities	4,993	4,784

9. Commitments and Contingencies

License Arrangements

The Company has an exclusive worldwide license agreement with a university research foundation to manufacture and sell products, processes or methods covered under a patent for dental implants and implant systems. Under the terms of the agreement, the Company is required to reimburse patent application expenses incurred by the university research foundation in protecting this technology, as well as future costs associated with patents and licensed technology in any country, and is required to make minimum royalty payments. For the nine months ended September 30, 2010 and 2009 the Company recognized expense of $68,000 and $62,000, respectively, as royalty expense.

Pursuant to a license agreement entered into with the Hospital for Joint Diseases Orthopedic Institute (HJD), the Company is obligated to make royalty payments for the grant of a license for a certain laser technology applied to dental products manufactured by the Company. The Company is required to pay a percentage of sales of products using the licensed technology. Licensing and royalties incurred under the HJD agreement were $319,000 and $184,000 for the nine months ended September 30, 2010 and 2009, respectively.

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

9. Commitments and Contingencies (Continued)

Leases

The Company leases office space in the United States, Canada and overseas under operating leases which will expire on various dates through 2014. Future minimum rental payments required under these leases are as follows (in thousands):

September 30, 2010
Remainder of 2010	$215
2011	691
2012	685
2013	639
2014	557

Total future minimum rental payments	$2,787

Total rent expense for the nine months ended September 30, 2010 and 2009 was $663,000 and $696,000, respectively.

Contingency

In March 2010, a complaint was filed against the Company by Jack T. Krauser in the Circuit Court of the 15th Judicial Circuit for Palm Beach County, Florida. In April 2010, the complaint was removed to the U.S. Federal District court for the Southern District of Florida, where it remains pending. In the complaint, Dr. Krauser alleges that the Company is in default under a settlement agreement entered into by a subsidiary and Dr. Krauser for, among other things, failing to make certain royalty payments due Dr. Krauser under the settlement agreement. The settlement agreement expired on February 11, 2007. Dr. Krauser is seeking a declaratory judgment that, among other things, the subsidiary is in default under the settlement agreement and Dr. Krauser is the owner of certain patents, including the Company's Tapered Internal Implant Systems and corresponding 510(k) applications. On or about May 6, 2010, the Company filed a motion to dismiss the complaint. In September 2010, the Company's motion to dismiss was granted in part with respect to previously withdrawn claims and denied in part.

Management believes the allegations contained in the complaint are false, and the Company plans to vigorously defend this action. The Company is unable to estimate a possible loss or range of loss related to this matter.

10. Discontinued Operations

On March 31, 2010 the Company completed the Spin-Off of DTI. The results of operations of DTI are reflected in the loss from discontinued operations, net of taxes, in the accompanying condensed consolidated financial statements in accordance with ASC subtopic 205-20 Presentation of Financial Statements — Discontinued Operations. Summarized financial information for discontinued operations

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

10. Discontinued Operations (Continued)

of DTI, which includes only three months of activity in 2010 prior to the date of the Spin-Off, is as follows (in thousands):

	Nine Months Ended September 30,
	2010	2009
Net sales	$15,750	$51,449

Loss from discontinued operations before provision for income taxes	(3,826)	(7,958)
Income tax benefit	1,354	2,544

Loss from discontinued operations, net of taxes	$(2,472)	$(5,414)

On the effective date of the Spin-Off, the remaining net equity of DTI of $114,158,000 was charged to additional paid-in capital and accumulated other comprehensive income.

The Company allocated interest expense to discontinued operations for periods prior to the Spin-Off based on the ratio of net assets of DTI (less debt required to be repaid upon the Spin-Off) to the sum of total consolidated equity plus consolidated debt other than debt required to be repaid in connection with the Spin-Off in accordance with ASC 205-20-45-7. The amount of interest expense allocated to discontinued operations was $772,000 and $1,486,000 for the nine months ended September 30, 2010 and 2009, respectively.

11. Related-Party Transactions

Effective with the spinoff of DTI on March 31, 2010, the Company entered into a shared services arrangement with DTI to provide accounting and related information technology services for a period of roughly six months. Fees of $597,000 for services provided during the nine months ended September 30, 2010 have offset the Company's general and administration expenses of providing such services. At September 30, 2010, $335,000 has been collected with the balance of $262,000 included in accounts receivable.

12. Enterprise-Wide Segment Disclosures

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Subsequent to the spin-off of the DTI laboratory business, which is reported as discontinued operations, the Company operates in one reportable business segment.

During the nine months ended September 30, 2010 and 2009, the Company operated in four geographic locations: North America, Europe, Asia Pacific and the rest of the world.

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

12. Enterprise-Wide Segment Disclosures (Continued)

Revenues attributed to the geographic location of the customer (and excluding discontinued operations) were as follows (in thousands):

	Nine Months Ended September 30,
	2010	2009
North America	$36,104	$31,901
Europe	9,079	8,054
Asia Pacific	3,883	2,662
Rest of world	9,706	6,709

	$58,772	$49,326

Long-lived assets by region (excluding goodwill, intangible assets and discontinued operations) were as follows (in thousands):

	September 30, 2010	December 31, 2009
North America	$2,213	$3,443
Europe	135	185
Asia Pacific	15	10
Rest of world	22	—

	$2,385	$3,638

Net assets by region (excluding discontinued operations) were as follows (in thousands):

	September 30, 2010	December 31, 2009
North America	$80,667	$83,765
Europe	5,163	5,379
Asia Pacific	1,567	1,169
Rest of world	1,932	1,748

	$89,329	$92,061

13. Insurance Settlement

In September 2010, the Company received $2 million in insurance proceeds as settlement of a representations and warranties claim made by the Company with respect to the 2006 acquisition of BioLok International, Inc. The settlement proceeds (net of direct expenses incurred) are classified as other (non-operating) income in the condensed consolidated statement of operations for the nine months ended September 30, 2010.

BIOHORIZONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

September 30, 2010

14. Subsequent Event

On October 5, 2010, three former shareholders of Implant Logic Systems, Ltd. filed a lawsuit in the Supreme Court of the State of New York, County of New York against the Company, HealthpointCapital and certain of the Company's former and current officers and directors. After agreeing to dismiss without prejudice the individual claims initially asserted against certain former and current officers and directors, a first amended complaint was filed on January 3, 2011, which added an additional twenty-nine plaintiffs, all of whom are also former shareholders of Implant Logic Systems, Ltd. The Company acquired Implant Logic Systems, Ltd. on April 11, 2008 pursuant to a merger agreement, dated November 9, 2007, by and among the Company, ILS Merger Corp., which was the Company's wholly-owned subsidiary, and Implant Logic Systems, Ltd., and for which the Company paid $7 million in cash and 131,558 shares of its Class B common stock. In connection with the acquisition, the Company and HealthpointCapital also entered into a stockholders agreement with the former shareholders of Implant Logic Systems, Ltd. which sets forth certain rights and obligations of the parties thereto with respect to, among other things, the sale and transfer of shares of the Company's capital stock held by HealthpointCapital and the former shareholders of Implant Logic Systems, Ltd. The plaintiffs allege that as a result of the Company's issuance of shares of Class B common stock to the plaintiffs in the acquisition and the potential cancellation of such shares of Class B common stock in connection with the Company's proposed initial public offering the Company breached the terms of the merger agreement, there has been a partial failure of the Company to pay all consideration due to the plaintiffs under the merger agreement and a partial frustration of the parties' purposes and intent, HealthpointCapital violated its fiduciary duty to the plaintiffs and HealthpointCapital violated the provisions of the stockholders' agreement. The plaintiffs claim that as a result of these actions they are entitled to $5.5 million in damages plus their costs, disbursements and attorney's fees. The Company plans to vigorously defend this action.

BIOHORIZONS®

Gum and bone heights maintained for optimal outcomes
Loss of bone and soft tissue resulting in compromised aesthetics
CONVENTIONAL IMPLANT TECHNOLOGY
LASER-LOK IMPLANT TECHNOLOGY

LASER-LOK

5,625,000 Shares

BioHorizons, Inc.

Common Stock

Prospectus

Piper Jaffray	Jefferies & Company

Canaccord Genuity	Cowen and Company

Through and including                           , 2011 (25 days after the date of this prospectus), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                           , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All of the amounts are estimated except the SEC registration fee, the FINRA filing fee and The NASDAQ Global Market listing fee.

Amount to be paid
SEC registration fee	$7,536
NASDAQ Global Market listing fee	125,000
FINRA filing fee	10,500
Printing and mailing	200,000
Legal fees and expenses	2,500,000
Accounting fees and expenses	900,000
Advisory fees and related expenses	2,500,000
Blue sky fees and expenses	25,000
Transfer agent and registrar	10,000
Miscellaneous	221,964

Total	$6,500,000

* To be provided by amendment.

Item 14.   Indemnification of Directors and Officers.

Our restated certificate of incorporation and restated bylaws that will be effective upon completion of the offering provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action (for example, one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article NINTH of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

    •
    from any breach of the director's duty of loyalty to us or our stockholders;

    •
    from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    •
    under Section 174 of the Delaware General Corporation Law; and

    •
    from any transaction from which the director derived an improper personal benefit.

The foregoing discussion of our certificate of incorporation, bylaws, indemnification agreements and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, indemnification agreements or law.

Reference is made to Item 17 of our undertakings with respect to liabilities arising under the Securities Act. Reference is also made to the form of underwriting agreement filed as Exhibit 1.1 to this registration statement for the indemnification agreements between us and the underwriters.

Item 15.    Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock and preferred stock issued, and restricted stock and warrants granted, by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a) Issuances of Securities

No underwriters were involved in the sales of securities described below. All purchasers of shares of convertible preferred stock, convertible notes and warrants described below represented to us in connection with their purchase that they were accredited investors and were acquiring the shares and notes for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(i) Original Issuances of Preferred Stock, Common Stock, Convertible Promissory Notes and Warrants.

1. On February 5, 2008, in connection with our merger with DTI Holdings, we issued an aggregate of 65,186 shares of preferred stock and 4,711,608 shares of Class B common stock to the stockholders of DTI Holdings, of which 174,962 shares were granted as restricted stock and are included in section (b) below. In connection with this transaction, we also issued 45,000 shares of preferred stock and 3,131,793 shares of Class B common stock as a result of the conversion of DTI Holdings convertible promissory notes issued to HealthpointCapital Partners II, L.P. with a principal amount of $45,000,000.

2. On April 11, 2008, in connection with our acquisition of all of the outstanding common stock of Implant Logic Systems, Ltd., we issued an aggregate of 131,558 shares of Class B common stock to 32 stockholders of Implant Logic Systems, Ltd. In connection with this transaction, HealthpointCapital Partners II, L.P. purchased and we issued 7,000 shares of preferred stock and 502,357 shares of Class B common stock for $7,000,000, which represented the cash payment we made as part of the acquisition consideration.

3. On April 15, 2008, one of our former directors, Michael Rawlings, purchased 500 shares of preferred stock and 35,883 shares of Class B common stock for an aggregate purchase price of $500,000.

4. On July 11, 2008, September 23, 2008, December 22, 2008 and March 4, 2009, we issued to HealthpointCapital Partners II, L.P. subordinated convertible promissory notes with a principal amount of $10,000,000, $13,550,885, $5,000,000 and $5,000,000, respectively. The convertible promissory notes were convertible into units consisting of shares of our common stock and preferred stock as would be issuable by valuing our then outstanding shares of common stock and preferred stock outstanding on a fully diluted and fully converted basis at $600,000,000. On December 31, 2009, these subordinated convertible promissory notes were combined with other outstanding indebtedness as described below in Item 5.

5. On March 23, 2009, we combined all of our outstanding indebtedness to HealthpointCapital Partners II, L.P. into one subordinated convertible promissory note with an aggregate principal amount of $33,551,000. On January 1, 2010, this amended and restated subordinated convertible note was further amended and restated to reflect a principal amount of $36,869,813, and on September 30, 2010, was further amended and restated to extend the maturity date to April 1, 2012. This subordinated convertible promissory note is convertible into units consisting of shares of our common stock and preferred stock as would be issuable by valuing our then outstanding shares of common stock and preferred stock outstanding on a fully diluted and fully converted basis at $500,000,000. We anticipate that this subordinated convertible promissory note will be repaid in connection with this initial public offering.

6. On March 31, 2010, in connection with our spin-off of our wholly-owned subsidiary, DTI Holdings, Inc., we conducted an exchange offer with our employees whereby our employees elected to exchange their right to receive DTI common stock for shares of our newly-created Class C common stock. We issued an aggregate of 217,557 shares of restricted Class C common stock subject to our lapsing repurchase right, of which 196 shares have been forfeited back to the Company as of January 15, 2011, pursuant to our 2010 Executive, Director and Consultant Stock Plan as a result of this exchange offer.

7. On March 31, 2010, in connection with the spin-off transaction described above in Item 8, we issued a warrant to HealthpointCapital Partners II, L.P. If this warrant is exercised prior to the completion of the initial public offering, it will be exercisable for 126,059 shares of our common stock at an exercise price of $13.59 per share. If the warrant is exercised in connection with, or after, the initial public offering, it will be exercisable for a certain amount of shares of our common stock calculated by dividing $1,713,342 by the initial public offering price per share at an exercise price per share equal to the initial public offering price per share.

8. On January 13, 2011, in connection with this offering, we converted all shares held by minority common stockholders of BIS into shares of our Rolling common stock. As a result of this transaction, we issued an aggregate of 247,299 shares of our Rolling common stock to 12 former holders of BIS common stock.

The securities described in this section (a)(i) of Item 15 were issued to a combination of foreign and U.S. investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act or Rule 701 promulgated thereunder, relative to sales by an issuer not involving any public offering.

(ii) Conversion of Convertible Promissory Notes.

See the discussion of the conversion of convertible promissory notes in section (a)(i) of Item 15.

The securities described in this section (a)(ii) of Item 15 were issued to a United States investor in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 3(a)(9) under the Securities Act, relative to an exchange of securities by an issuer with its existing security holders where no commission or other remuneration is paid for soliciting the exchange.

(b) Restricted Stock Grants

Since April 1, 2007, we have issued 1,199,753 shares of restricted Class A common stock and 612,720 shares of restricted Class B common stock under our 2007 Executive, Director and Consultant Stock Plan to certain of our employees, directors and consultants. As of January 15, 2011, 35,592 shares of restricted Class A common stock had been forfeited back to us and 296,030 shares of restricted Class B common had been cancelled or forfeited back to us, and 1,164,161 shares of restricted Class A common stock remain outstanding and 316,690 shares of restricted Class B common remain outstanding.

The issuance of restricted stock as described in this section (b) of Item 15 was issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 701 promulgated thereunder. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

The foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)
Financial Statement Schedules

All other schedules have been omitted because they are not applicable.

Financial Statement Schedules

All schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17.    Undertakings

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Amendment No. 5 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Birmingham, Alabama, on January 18, 2011.

BIOHORIZONS, INC.
By:	/s/ R. STEVEN BOGGAN
R. Steven Boggan President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. STEVEN BOGGAN R. Steven Boggan	President, Chief Executive Officer and Director (principal executive officer)	January 18, 2011
/s/ DAVID A. WALL David A. Wall	Executive Vice President and Chief Financial Officer (principal financial officer)	January 18, 2011
* Kendyl D. Lowe	Senior Vice President and Chief Accounting Officer (principal accounting officer)	January 18, 2011
* Mortimer Berkowitz III	Chairman of the Board of Directors	January 18, 2011
* John J. Chopack, Jr.	Director	January 18, 2011
* Tom C. Davis	Director	January 18, 2011
* John H. Foster	Director	January 18, 2011

Signature		Title	Date

* David J. Hogan		Director	January 18, 2011
* Siri S. Marshall		Director	January 18, 2011
*By:	/s/ DAVID A. WALL David A. Wall Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1**	Form of Underwriting Agreement.
3.1	Restated Certificate of Incorporation of the Registrant (replaces previously filed Exhibit 3.1).
3.2	Form of Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering.
3.3**	Bylaws of the Registrant.
3.4	Form of Amended and Restated Bylaws of the Registrant to be effective upon completion of this offering.
4.1**	Form of Common Stock Certificate.
4.2**	Amended and Restated Stockholders' Agreement dated as of June 21, 2010 by and among the Registrant and the stockholders of the Registrant named therein.
4.3**	Stockholders' Agreement dated as of April 15, 2008 by and among the Registrant and the stockholders of the Registrant named therein.
4.4**	Warrant to Purchase Capital Stock issued to HealthpointCapital Partners II, L.P. dated as of March 31, 2010.
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.
10.1**	The Registrant's 2007 Executive, Director and Consultant Stock Plan.
10.2	The Registrant's Amended and Restated 2010 Employee, Director and Consultant Stock Plan.
10.3	Form of Stock Option Agreement under the Registrant's 2010 Amended and Restated Employee, Director and Consultant Stock Plan.
10.4	Form of Restricted Stock Agreement under the Registrant's 2010 Amended and Restated Employee, Director and Consultant Stock Plan.
10.5	The Registrant's 2011 Employee Stock Purchase Plan.
10.6**	Lease Agreement dated as of April 12, 2007 by and between BioHorizons Implant Systems, Inc. and Colonial Realty Limited Partnership.
10.7**
Credit and Security Agreement dated as of March 31, 2010 by and among the Registrant, BioLok Acquisition Corp., BioHorizons Implant Systems, Inc., BioLok International Inc., Orthogen Corporation and Midcap Funding I, LLC, including the Revolving Loan Note and Term Loan Note issued thereunder.
10.8**	Amended and Restated Subordinated Convertible Note of the Registrant dated as of September 30, 2010 issued to HealthpointCapital Partners II, L.P.
10.9+**	Second Amended and Restated Agreement dated as of September 1, 2010 by and among BioHorizons Implant Systems, Inc., Carl E. Misch, Carl E. Misch, D.D.S., PC and Misch Implant Institute, Inc.
10.10+**	Distribution Agreement dated as of January 1, 2010 by and between BioHorizons Implant Systems, Inc. and Osteotech, Inc.
10.10.1**	Amendment No. 1 to Distribution Agreement dated as January 1, 2010 by and between BioHorizons Implant Systems, Inc. and Osteotech, Inc.

Exhibit Number	Description of Exhibit
10.11+**	Agreement dated as of January 1, 2010 by and between BioHorizons Implant Systems, Inc. and Osteotech, Inc.
10.12+**	License Agreement dated as of August 4, 1999 by and between Orthogen Corporation and Hospital for Joint Diseases Orthopaedic Institute.
10.13+**	License Agreement dated as of June 29, 1995 by and between BioHorizons Implant Systems, Inc. and the UAB Research Foundation, including Amendment to License Agreement dated as of March 12, 2007.
10.14+	Amended and Restated Service Contract dated as of January 1, 2011 by and between BioHorizons Implant Systems, Inc. and Quality Tech Services, Inc. (replaces previously filed Exhibit 10.14).
10.15**	Amended and Restated Employment Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and R. Steven Boggan.
10.16**	Restricted Stock Agreement with R. Steven Boggan.
10.17	Employment Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and David A. Wall.
10.18**	Amended and Restated Severance Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and David P. Dutil.
10.19	Severance Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and Kendyl D. Lowe.
10.20**	Restricted Stock Agreements with Kendyl D. Lowe.
10.21**	Severance Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and J. Todd Strong.
10.21.1	Amendment to Severance Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and J. Todd Strong.
10.22**	Restricted Stock Agreements with J. Todd Strong.
10.23**	Severance Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and Clark M. Barousse.
10.24**	Restricted Stock Agreements with Clark M. Barousse.
10.25**	Separation Letter Agreement dated as of February 27, 2009 by and between BioHorizons Implant Systems, Inc. and William H. Ross (previously filed as Exhibit 10.21).
10.26**	Restricted Stock Agreement with William H. Ross.
10.27	Form of Indemnification Agreement entered into with each of the Registrant's non-employee directors.
10.28**	Restricted Stock Agreement with Tom C. Davis.
10.29**	Restricted Stock Agreement with David J. Hogan.
10.30	Director Compensation Policy.
10.31+**	Manufacturing Services Agreement dated as of November 3, 2010 by and between the Registrant and Precision One Medical, Inc.
10.32	BioHorizons Implant Systems, Inc. Amended and Restated Year 2000 Stock Grant and Option Plan
10.33	BioHorizons Implant Systems, Inc. 2003 Long-Term Incentive Plan.
10.34+	Manufacturing Services Agreement dated as of February 15, 2010 by and between the Registrant and Resonetics LLC., as amended January 11, 2011.
21.1**	List of Subsidiaries.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).
24.1**	Powers of Attorney.

** Previously filed.

+   Confidential treatment has been requested for portions of this exhibit.